                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         DATA BROADCASTING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

     (5)  Total fee paid:
        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

     (3)  Filing Party:
        ------------------------------------------------------------------------

     (4)  Date Filed:
        ------------------------------------------------------------------------

                         DATA BROADCASTING CORPORATION
                              3490 CLUBHOUSE DRIVE
                             JACKSON, WYOMING 83014

To our Stockholders:

     You are cordially invited to attend the annual meeting of our stockholders to be held at the Continental Insurance Building, 180 Maiden Lane, New York, New York on February 23, 2000 at 10:00 a.m. New York City time. The meeting will take place in the Ricker Auditorium on the Mezzanine Level.

     At the annual meeting, you will be asked to consider and vote on several proposals relating to the merger of Interactive Data Corporation, a wholly owned subsidiary of Pearson Longman, Inc. and Data Broadcasting Corporation. As a result of the merger, we will become the owner of 100% of Interactive Data, and Pearson Longman will acquire approximately 60% of our stock. Pearson Longman is a wholly-owned subsidiary of Pearson plc, the international media company, which owns, among other well known brands, The Financial Times, one of the world's leading sources of financial information. You are being asked to approve the merger agreement, approve the related issuance of 56,423,949 shares of our common stock to Pearson Longman, approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock and elect 10 members to our board of directors. In addition, you are being asked to vote to approve our 2000 long-term incentive plan, to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending June 30, 2000 and to grant our board of directors discretionary authority to postpone or adjourn the annual meeting.

     The merger brings together our "pre-trade" expertise and Interactive Data's "post-trade" expertise to create one of the world's top providers of must-have, time-sensitive financial information. Our market-leading BondEdge and eSignal products are used by investors for research and analysis to help them determine which securities to trade and when to trade. Interactive Data's market-leading products are used by investors to value and track their securities every day after the trade. Together, our respective products can offer powerful end-to-end solutions for institutional and individual investors.

     From a financial point of view, we expect that the merger will triple our revenues and increase our cash flow by more than five times, while increasing our total outstanding shares by only 2.6 times. Accordingly, we expect that cash flow per share will almost double. We also believe the merger will give us size -- we expect annual revenues over $320 million and annual cash flow over $70 million -- and the financial power to accelerate product development, to accelerate our Internet incubation strategy, and to make strategic acquisitions. In addition, the merged company will have no long-term debt.

     From a market recognition point of view, we expect that we will stand out among the competition in the marketplace and the Wall Street investment community because of the strong brand recognition of us, Interactive Data and The Financial Times, and as a result of our relationships with Pearson plc, MarketWatch.com and CBS Broadcasting, as illustrated by the recently announced joint venture between MarketWatch.com and the Financial Times Group.

     The diagrams following this letter illustrate the steps that will take place in the merger and the ownership of our company after the merger.

     After careful consideration, your board of directors concluded that the merger is in the best interests of Data Broadcasting and its stockholders and approved the merger agreement and the related issuance of shares to Pearson Longman, the amendment to our certificate of incorporation to increase our authorized shares of common stock, and the other proposals noted above and described more fully in the proxy statement accompanying this letter. YOUR BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT, THE ISSUANCE OF SHARES TO PEARSON LONGMAN, THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AND THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

     Whether or not you plan to attend our annual meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the annual meeting. Additionally, this year, registered stockholders can vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient new services are set forth on the enclosed proxy card. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

     The proxy statement accompanying this letter provides you with detailed information about the merger proposal and matters related to the merger (including financial and business information about us and Interactive Data) and our 2000 long-term incentive plan. We encourage you to read the documents carefully.

     Thank you, and we look forward to seeing you at the annual meeting.

                                          Sincerely,

                                          /s/ Mark F. Imperiale
                                          Mark F. Imperiale
                                          Chief Executive Officer

Jackson, Wyoming
January 11, 2000

                             DIAGRAM OF THE MERGER

                       [DIAGRAM OF THE MERGER FLOW CHART]

                       DATA BROADCASTING'S OWNERSHIP UPON
                            COMPLETION OF THE MERGER

                   [DATA BROADCASTING'S OWNERSHIP FLOW CHART]

                         DATA BROADCASTING CORPORATION
                              3490 CLUBHOUSE DRIVE
                             JACKSON, WYOMING 83014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 23, 2000

To Our Stockholders:

     YOU ARE HEREBY NOTIFIED that the annual meeting of our stockholders will be held at the Continental Insurance Building, 180 Maiden Lane, New York, New York on February 23, 2000 at 10:00 a.m. New York City time, in the Ricker Auditorium on the Mezzanine Level, for the purpose of considering and voting on the following proposals:

     1. Approval of the Agreement and Plan of Merger, dated as of November 14, 1999, and amended as of January 10, 2000, among us, Interactive Data, Pearson Longman and Detective Merger-Sub, and the related issuance of 56,423,949 shares of our common stock to Pearson Longman in the merger.

     2. Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock to 200,000,000 shares.

     3. Election of 10 members to our board of directors, whose terms shall commence immediately upon the completion of the merger and who will serve until our next annual meeting or until their successors have been duly elected and qualified or their earlier death, resignation or removal.

     4. Granting to our board of directors discretionary authority to postpone or adjourn the annual meeting in order to solicit additional votes to approve any matters in paragraphs 1, 2 or 3.

     5. Approval of our 2000 long-term incentive plan.

     6. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending June 30, 2000.

     7. To transact any other business as may properly be brought before our annual meeting or any adjournment or postponement thereof.

     The merger agreement, the amendment to our certificate of incorporation, our 2000 long-term incentive plan and the other proposals listed above are described in the accompanying proxy statement which you are urged to read carefully and in its entirety. A copy of our Annual Report on Form 10-K for our fiscal year ended June 30, 1999 is attached as Appendix A to this proxy statement. A copy of the merger agreement, and its amendment, are attached as Appendix B. A copy of the option agreement entered into by us in connection with the merger agreement is attached as Appendix C. A copy of the opinion we received from our financial advisor in the merger, Hambrecht & Quist, is attached as Appendix D. A copy of the 2000 long-term incentive plan is attached as Appendix E. A copy of the amendment to our certificate of incorporation is attached as Appendix F.

     In the event that the merger agreement is not approved by our stockholders, our current board will continue to serve until a special meeting of our stockholders which will be held as soon as practicable, and our certificate of incorporation will not be amended. If sufficient votes are received to approve our 2000 long-term incentive plan or to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000, such proposal will be approved or ratified independently of the vote received on any other proposals before the stockholders.

     Our board of directors has fixed the close of business on January 10, 2000 as the record date for the determination of the holders of common stock entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A list of such stockholders will be available for review at our principal administrative offices located at 7050 Union Park Center, Suite 600, Midvale, Utah 84047 and at our offices at

498 Seventh Avenue, 19th floor, New York, New York 10018 during normal business hours for a period of 10 days prior to the meeting and will be available at the meeting.

                                          By Order of the Board of Directors

                                          LOGO
                                          Susan A. Mulligan, Secretary

Jackson, Wyoming
January 11, 2000

     YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

                         DATA BROADCASTING CORPORATION

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     We have agreed to a merger of our wholly owned subsidiary with Interactive Data Corporation, a Delaware corporation and wholly owned subsidiary of Pearson Longman, Inc., a Delaware corporation. Pearson Longman is a wholly-owned subsidiary of Pearson plc, a company organized under the laws of England and Wales. The merger is upon the terms and subject to the conditions contained in the Agreement and Plan of Merger, dated as of November 14, 1999, and amended as of January 10, 2000, among us, Interactive Data, Pearson Longman and Detective Merger-Sub, Inc., a Delaware corporation and our wholly owned subsidiary. Pursuant to the merger agreement, Detective Merger-Sub will be merged with and into Interactive Data, with Interactive Data being the surviving corporation and becoming our wholly owned subsidiary. At the closing of the merger, we will issue Pearson Longman 56,423,949 shares of our common stock, which will represent approximately 60% of our issued and outstanding common stock on a fully diluted basis.

     In order to complete the merger, our stockholders must (1) approve the merger agreement and the related issuance of 56,423,949 shares of our common stock to Pearson Longman, (2) approve an amendment to our certificate of incorporation to increase the number of shares of our common stock we are authorized to issue to 200,000,000 shares and (3) elect 10 members to our board of directors whose terms will commence immediately after the completion of the merger. In connection with the annual meeting, we are also asking stockholders to grant our board of directors discretionary authority to postpone or adjourn the annual meeting in order to solicit additional votes to approve any of the foregoing matters and discretionary authority to transact any other business as may properly be brought before our annual meeting, or any adjournment or postponement thereof. We also are seeking approval of our 2000 long-term incentive plan and ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000.

     Our board of directors has called the annual meeting of our stockholders to vote on the above matters. The meeting will be held on February 23, 2000. Our board of directors is soliciting proxies to be used at the meeting through this proxy statement. The above matters are discussed in detail in this proxy statement. We urge you to read and consider carefully this entire proxy statement.

     Our common stock is presently quoted on The NASDAQ National Market System. We intend to apply for inclusion of the newly issued securities on The NASDAQ National Market System. On January 10, 2000, the latest practicable trading day before the printing of this proxy statement, the closing price per share on The NASDAQ National Market System for our common stock was $9.

     A STOCKHOLDER MAY REVOKE ANY PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING BY MAILING OR DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO OUR SECRETARY; BY PROVIDING A PROXY PROPERLY SIGNED AND DATED SUBSEQUENT TO AN EARLIER PROXY; BY SUBMITTING A NEW PROXY VIA TELEPHONE OR THE INTERNET; OR BY REVOKING A WRITTEN PROXY IN PERSON AT THE ANNUAL MEETING OF STOCKHOLDERS. IF NOT SO REVOKED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

     In the event that the merger agreement is not approved by our stockholders, our current board will continue to serve until a special meeting of our stockholders which will be held as soon as practicable, and our certificate of incorporation will not be amended. If sufficient votes are received to approve our 2000 long-term incentive plan or to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000, such proposal will be approved or ratified independently of the vote received on any other proposals before the stockholders.

     We are bearing all costs of soliciting proxies, and expressly reserve the right to solicit proxies otherwise than by mail. The solicitation of proxies by mail may be followed by telephone or other personal solicitations of certain of our stockholders and brokers by one or more of our directors, by our officers or employees or by third parties contracted to do so on our behalf. We may reimburse banks and brokers or other similar agents or fiduciaries the expenses incurred by such agents or fiduciaries in mailing the proxy statement to beneficial owners of our common stock. We have retained Georgeson Shareholder Communications Inc. to assist us in soliciting proxies. We estimate that we will pay Georgeson $35,000 plus expenses for its services in connection with such solicitations.

     Only our stockholders of record as of the close of business on January 10, 2000 will be entitled to vote at the meeting. Representation of a majority of our shares of common stock outstanding on such date, either in person or by proxy, constitutes a quorum for the meeting. As of the record date, we had 34,509,210 shares of common stock issued and outstanding, with each share entitled to one vote. Provided a quorum is present at the meeting, in person or by proxy, the merger agreement, including the related issuance of 56,423,949 shares of our common stock, and the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, must be approved by the affirmative vote of over 50% of the outstanding shares of our common stock. You may cast for each directorship the number of votes equal to the number of our shares you hold. The nominees receiving the greatest number of votes, up to the number of directors to be elected, will be our new directors. For each other proposal, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval.

     This proxy statement, notice of the meeting, and proxy card are first being mailed on or about January 13, 2000 to our stockholders eligible to vote at the meeting. A copy of our 1999 Annual Report on Form 10-K is included as Appendix A.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    2
SUMMARY.....................................................    5
THE MARKET FOR OUR SECURITIES AND DIVIDEND INFORMATION......   11
  Dividend Policy...........................................   11
SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA
  COMBINED FINANCIAL DATA...................................   12
  Our Selected Consolidated Historical Financial
     Information............................................   12
  Selected Combined Historical Financial Information of
     Interactive Data.......................................   13
  Selected Unaudited Pro Forma Condensed Combined Financial
     Information............................................   14
FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT..........   15
THE ANNUAL MEETING..........................................   16
  Purpose...................................................   16
  Date, Time and Place......................................   16
  Record Date...............................................   16
  Stockholders Entitled to Vote.............................   16
  Votes Required; Voting at the Meeting.....................   16
  Voting of Proxies.........................................   17
  Solicitation of Proxies...................................   17
  Rights of Dissenting Stockholders.........................   17
  Recommendation of Our Board of Directors..................   18
THE MERGER..................................................   19
  General Description of the Merger.........................   19
  Background of the Merger..................................   20
  Opinion of Hambrecht & Quist..............................   21
  Our Relationship with Hambrecht & Quist...................   26
  Our Reasons for the Merger................................   27
  Recommendation of Our Board of Directors..................   27
  Accounting Treatment......................................   28
  Listing of Our Common Stock...............................   28
  Federal Securities Law Consequences.......................   28
  Regulatory Approvals......................................   28
  Material Federal Income Tax Consequences..................   29
  Interests of Certain Persons in the Merger................   29

                                                              PAGE
                                                              ----
THE MERGER AGREEMENT........................................   30
  The Merger................................................   30
  Reorganization of Interactive Data........................   30
  Representations and Warranties............................   31
  Conduct of Businesses Pending the Closing.................   33
  Additional Agreements.....................................   34
  No Solicitation of Other Transactions.....................   35
  Termination...............................................   36
  Termination Fee...........................................   37
  Director and Officer Indemnification......................   37
  Conditions to the Merger..................................   37
  Amendment and Waiver......................................   38
OTHER AGREEMENTS............................................   39
  Stock Option Agreement....................................   39
  Voting Agreements.........................................   39
  Registration Rights Agreement.............................   40
  Termination of Employment Agreements......................   40
INFORMATION ABOUT DATA BROADCASTING.........................   41
INFORMATION ABOUT INTERACTIVE DATA..........................   42
  Description of Interactive Data's Business................   42
  Interactive Data's Management Discussion and Analysis of
     Financial Condition and Results of Operations..........   47
ELECTION OF DIRECTORS.......................................   52
  Nominees..................................................   52
  Board Committees and Meetings.............................   54
  Security Ownership of Directors, Officers, Associates and
     Certain Other Persons..................................   55
  Directors and Executive Compensation......................   57
  Stock Option Grants.......................................   57
  Option Exercises and Fiscal Year-End Values...............   57
  Compensation of Directors.................................   58
  Employment Contracts and Termination of Employment and
     Change of Control Arrangements.........................   58
  Compensation Committee Interlocks and Insider
     Participation..........................................   59
  Compliance with Section 16(a) of the Exchange Act.........   60
  Compensation Committee Report on Executive Compensation...   60
  Stock Performance Graph...................................   61
  Stockholder Nomination of Directors.......................   61
PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO
  INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON
  STOCK TO 200,000,000......................................   62

                                                              PAGE
                                                              ----
PROPOSAL TO ADOPT OUR 2000 LONG-TERM INCENTIVE PLAN.........   63
  Description of the 2000 Long-Term Incentive Plan..........   63
  Federal Tax Consequences..................................   64
PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITOR...............   66
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................   67
DESCRIPTION OF OUR CAPITAL STOCK............................   75
  General...................................................   75
  Common Stock..............................................   75
  Registrar and Transfer Agent..............................   75
INDEPENDENT ACCOUNTANTS.....................................   76
STOCKHOLDER PROPOSALS.......................................   77
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........   78
INDEX TO COMBINED FINANCIAL STATEMENTS......................  F-1
  Appendices
     Appendix A  1999 Annual Report on Form 10-K
     Appendix B  Agreement and Plan of Merger
     Appendix C  Stock Option Agreement
     Appendix D  Hambrecht & Quist Opinion
     Appendix E  2000 Long-Term Incentive Plan
     Appendix F  Amendment to our Certificate of Incorporation


                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information may be inspected and copied at the offices of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC in Chicago, Illinois at Citicorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661-2511 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W.,Washington, D.C. 20549 at prescribed rates. The SEC maintains a site on the world wide web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). Our securities are listed on The NASDAQ National Market System and the reports, proxy statements and our other information described above may also be inspected at The NASDAQ Stock Market, Inc., 1735 K Street, Washington, D.C. 20006. A copy of our 1999 Annual Report on Form 10-K has been included with this proxy statement as Appendix A.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY AM I RECEIVING THESE MATERIALS?

A: We have agreed to merge with Interactive Data. As a result of the merger, Interactive Data will become our wholly owned subsidiary and we will issue 56,423,949 shares of our common stock to Pearson Longman. Those 56,423,949 shares will represent approximately 60% of our outstanding common stock on a fully diluted basis. Our board of directors has approved the merger agreement and the related transactions. To accomplish the merger, we need to obtain your approval.

Q:  WHO ARE PEARSON LONGMAN AND INTERACTIVE DATA?

A: Pearson Longman is a wholly owned, indirect subsidiary of Pearson plc, the international media company. Pearson also owns The Financial Times, which publishes one of the world's leading financial newspapers; Pearson Education, the world's largest educational publishing company, which includes Prentice Hall and Addison Wesley Longman; Pearson Television, one of the world's leading international independent television production companies; the Penguin group, one of the world's leading English-language publishers; and Recoletos, one of Spain's leading media companies.

    Pearson Longman owns Interactive Data. Interactive Data is part of Pearson plc's Financial Times Asset Management division, which also includes the companies listed on page 30 of this proxy statement. Prior to the closing of the merger, the Financial Times Asset Management companies will become wholly-owned subsidiaries of Interactive Data. References to Interactive Data in this proxy statement refer to the businesses we are acquiring (unless the context indicates otherwise).

    Interactive Data is a leading provider of financial data. It collects, maintains and models global data on over 3.5 million securities, including a wide range of equities, commodities, derivative instruments and fixed income securities that are traded in numerous national and international markets. Interactive Data delivers data to its customers, which include many of the world's leading financial services institutions, through a range of proprietary products and services designed to provide customers with customized data access that is convenient, timely and reliable. In 1998, Interactive Data generated pro forma revenues of approximately $200 million. See "Information About Interactive Data."

Q:  WHY ARE WE PROPOSING THE MERGER?

A: We believe that the merger represents a unique opportunity to create one of the world's leading providers of securities pricing and time-sensitive financial information. The merger brings together our "pre-trade" expertise and Interactive Data's "post-trade" expertise to create one of the world's top providers of must-have, time-sensitive financial information. Our market-leading BondEdge and eSignal products are used by investors for research and analysis to help them determine which securities to trade and when to trade. Interactive Data's market-leading products are used by investors to value and track their securities every day after the trade. Together, our respective products can offer powerful end-to-end solutions for institutional and individual investors.

    From a financial point of view, we expect that the merger will triple our revenues and increase our cash flow by more than five times, while increasing our total outstanding shares by only 2.6 times. We believe the merger will give us size -- we expect annual revenues over $320 million and annual cash flow over $70 million -- and the financial power to accelerate product development, to accelerate our Internet incubation strategy, and to make strategic acquisitions. In addition, the merged company will have no long-term debt.

    From a market recognition point of view, we expect that we will stand out among the competition in the marketplace and the Wall Street investment community because of the strong brand recognition of us, Interactive Data and The Financial Times, and our relationships with Pearson plc, MarketWatch.com and CBS Broadcasting, as illustrated by the recently announced joint venture between Marketwatch.com and the Financial Times Group. See "The Merger; Our Reasons for the Merger."

Q:  WHEN DO WE EXPECT THE MERGER TO BE COMPLETED?

A: We expect the merger to be completed shortly following approval by our stockholders at the annual meeting scheduled for February 23, 2000 and upon receipt of necessary governmental approvals and third party consents.

Q:  HOW WILL THE MERGER AFFECT MY OWNERSHIP OF SHARES OF OUR COMMON STOCK?

A: You will have the same number of shares of our common stock as you had before the merger, with the same rights you now hold. Our common stock will continue to be traded on The NASDAQ National Market System under the symbol "DBCC". In exchange for our acquiring Interactive Data and its subsidiaries, Pearson Longman will own approximately 60% of our common stock, on a fully diluted basis, which will permit Pearson Longman, among other things, to appoint members to our board of directors and control our strategic and operational direction. Thus, your same number of shares will represent a smaller percentage of our common stock after the merger. Although representing a smaller percentage, those shares will represent ownership in a significantly larger company, which we believe will be three times our current size in revenue with cash flow per share almost double today's and will have thousands of additional clients worldwide.

Q:  DOES OUR BOARD RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Our board of directors determined that the merger is fair to and in the best interests of our stockholders, and recommends that stockholders vote FOR the approval of the merger agreement and the related transactions.

Q:  WILL THE MERGER AFFECT OUR OWNERSHIP OF MARKETWATCH.COM?

A: No, we currently own 4.5 million shares of Marketwatch.com which the merger will not change.

Q:  HOW WILL THE MERGER AFFECT eSIGNAL?

A: We are continuing to evaluate our business and financial strategy with respect to eSignal, which may include a strategic partnership or an initial public offering.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:  There are no tax consequences to you as a result of the merger.

Q:  WHEN AND WHERE IS THE MEETING?

A: The meeting will be held at the Continental Insurance Building, 180 Maiden Lane, New York, New York, on February 23, 2000, at 10:00 a.m. New York City time, in the Ricker Auditorium on the Mezzanine Level.

Q:  WHO CAN VOTE ON THE PROPOSALS PRESENTED IN THIS PROXY?

A: Holders of our common stock at the close of business on January 10, 2000, the record date relating to the meeting, may vote.

Q:  WHAT WILL HAPPEN IF THE MERGER AGREEMENT IS NOT APPROVED BY OUR
    STOCKHOLDERS?

A: If the merger agreement is not approved by our stockholders, our current directors will continue to serve until a special meeting of our stockholders which will be held as soon as practicable, and our certificate of incorporation will not be amended.

Q:  WHAT VOTE IS REQUIRED?

A: The merger agreement, including the related issuance of 56,423,949 shares of our common stock, and the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, must be approved by the affirmative vote of over 50% of the outstanding shares of our common stock. For each directorship, you may cast a number of votes equal to the number of our shares you hold. The nominees receiving the greatest number of votes, up to the number of directors to be elected, will be our new directors. For each other proposal, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval. Our former co-chief executive officers and current co-chairmen of the board of directors have agreed to vote their shares in favor of the proposals set forth in this proxy statement. These stockholders own a total of 2,740,690 shares, or approximately 7.9%, of the total number of shares of our common stock outstanding on the record date. See "Other Agreements; Voting Agreements."

Q:  WHAT DO I NEED TO DO NOW?

A: Read this proxy statement and the attached appendices. Then, if you choose to vote by proxy, you can (i) complete your proxy card and indicate how you want to vote or (ii) vote your shares either by telephone or via the Internet, the instructions for which are set forth on the proxy card. Voting by telephone or via the Internet eliminates the need to return the proxy card. If you decide to vote by mail, sign and mail the proxy card in the enclosed return envelope as soon as possible. You should complete, sign and return your proxy card or vote by telephone or via the Internet even if you currently expect to attend the meeting and vote in person. Mailing in a proxy card or voting by telephone or Internet now will not prevent you from later canceling or "revoking" your proxy right up to the day of the meeting, and you will ensure that your shares get voted if you later find you are unable to attend. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval of the merger agreement, including the related issuance of shares of our common stock, FOR the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, FOR the election of the nominees to our board of directors, FOR the approval of our 2000 long-term incentive plan, FOR the ratification of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000, and FOR the grant of discretionary authority to our board of directors to postpone or adjourn the annual meeting. IF YOU DO NOT VOTE BY SENDING IN YOUR PROXY CARD, VOTING BY TELEPHONE, VOTING VIA THE INTERNET OR VOTING IN PERSON AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT, THE RELATED ISSUANCE OF SHARES OF OUR COMMON STOCK AND THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK. THIS IS WHY IT IS VERY IMPORTANT THAT YOU VOTE BY RETURNING YOUR PROXY CARD, OR BY TELEPHONE OR INTERNET, AS SOON AS POSSIBLE.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct the broker how to vote. To do so, follow the directions your broker provides. Without instructions, your broker will not vote your shares. However, your broker will not require instructions from you to vote for the election of directors or for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending June 30, 2000.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting by delivering a signed notice of revocation, by delivering a later dated signed proxy card to our corporate secretary, by submitting a new proxy by telephone or via the Internet or by attending the stockholder meeting and voting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. You will continue to own your shares of our common stock after the merger and should continue to hold your stock certificates.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT DATA BROADCASTING?

A: We file reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. The reports and information also are available at the Internet site the SEC maintains at http://www.sec.gov. You should review the appendices attached to this proxy statement which include our Annual Report on Form 10-K for our fiscal year ended June 30, 1999. You also can request copies of these documents from us at no charge to you.

Q:  WHO CAN I CALL WITH QUESTIONS?

A:  If you have questions, you should contact:

        Georgeson Shareholder Communications Inc.
        17 State Street
        New York, NY 10004
        1-800-223-2064

                                    SUMMARY

     This summary only highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger agreement, the amendment to our certificate of incorporation, our 2000 long-term incentive plan and the election of the directors to the board and for a description of the legal terms of the merger, you should read carefully this entire proxy statement, our 1999 Annual Report on Form 10-K which is included as Appendix A to this proxy and the other documents to which we have referred you. See "Where can I find more information about Data Broadcasting?" on page 4. The merger agreement is attached to this document as Appendix B and is incorporated in its entirety into this document by reference.

                                 THE COMPANIES

DATA BROADCASTING CORPORATION (SEE PAGE 41)

Data Broadcasting Corporation
7050 Union Park Center
Suite 600
Midvale, Utah 84047
801-562-2252
www.dbc.com

     We distribute real-time financial and business information on a subscription basis to a broad range of individual and professional investors and businesses. We specialize in meeting the needs of individual investors and professional traders by providing news, real-time streaming quote services, analytical tools and investment models. We operate in two business segments: (1) the Market Information segment and (2) the BondEdge segment. The principal services of Market Information are eSignal, BMI MarketCenter, Quotrek, InSite, BondVu, Global Treasury Information Services, Federal News Service and various sports services. Historically, this business included the agribusiness service of AgCast, which was sold on May 20, 1999. BondEdge is delivered by our Capital Management Sciences division which provides a comprehensive database of fixed income securities, analytical tools and models for institutional investors. In addition to these two groups, we own approximately 32% of the outstanding common stock of MarketWatch.com, Inc., (NASDAQ Trading Symbol "MKTW") which provides an Internet business information site for individual investors, business professionals and the general public.

PEARSON PLC

Pearson plc
3 Burlington Gardens
London W1X ILE
England
011-44-171-411-2000
www.pearson.com

     Pearson plc is an international media company which also owns The Financial Times, which publishes one of the world's leading financial newspapers; Pearson Education, the world's largest educational publishing company; Pearson Television, one of the world's leading international independent television production companies; the Penguin group, one of the world's leading English-language publishers; and Recoletos, one of Spain's leading media companies.

PEARSON LONGMAN, INC.

c/o Pearson Inc.
1330 Avenue of the Americas, 7th Floor
New York, NY 10019
212-641-2400

     Pearson Longman is an indirect wholly owned subsidiary of Pearson plc. Pearson Longman, Inc. owns Interactive Data.

INTERACTIVE DATA CORPORATION (SEE PAGE 42)

Interactive Data Corporation
22 Crosby Drive
Bedford, MA 01730
781-687-8800
www.interactivedata.com

     Interactive Data Corporation is a leading provider of financial data. It collects, maintains and models global data on over 3.5 million securities, including a wide range of equities, commodities, derivative instruments and fixed income securities that are traded in numerous national and international markets. Interactive Data delivers data to its customers, which include many of the world's leading financial services institutions, through a range of proprietary products and services designed to provide customers with customized data access that is convenient, timely and reliable. In 1998, Interactive Data generated pro forma revenues of approximately $200 million.

     Interactive Data is a member of Pearson plc's Financial Times Asset Management division. Prior to the completion of the merger, the business of Interactive Data will be reorganized to include the Financial Times Asset Management division companies as its wholly-owned subsidiaries and all references to Interactive Data in this proxy statement refer to the reorganized company including its subsidiaries (unless the context indicates otherwise). See "The Merger Agreement; Reorganization of Interactive Data."

DETECTIVE MERGER-SUB, INC.

c/o Data Broadcasting Corporation
7050 Union Park Center
Suite 600
Midvale, Utah 84047
801-562-2252

     Detective Merger-Sub is our wholly owned direct subsidiary and is a Delaware corporation formed expressly for use in the merger. This is the only purpose of Detective Merger-Sub.

THE REORGANIZATION OF INTERACTIVE DATA (SEE PAGE 30)

     On or prior to the effective time of the merger, Interactive Data will become the holder of 100% of the capital stock of each of the companies making up Pearson plc's Financial Times Asset Management division. References to Interactive Data in this proxy statement assume that the reorganization has already taken place (unless the context indicates otherwise).

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING (SEE PAGE 16)

     We, Interactive Data, Pearson Longman and Detective Merger-Sub have entered into an agreement to merge Detective Merger-Sub, our wholly owned subsidiary, into Interactive Data, with Interactive Data being the surviving company. Interactive Data will become our wholly owned subsidiary. In connection with the merger, we will issue 56,423,949 shares of our common stock to Pearson Longman, which represents approximately 60% of our outstanding common stock on a fully diluted basis. Our board has approved the merger agreement and the transactions contemplated by it.

     In order for us to accomplish the merger, our stockholders' must approve
(1) the merger agreement and the related issuance of 56,423,949 shares of our common stock to Pearson Longman, (2) the amendment to our certificate of incorporation to increase the number of shares of our common stock we are authorized to issue and (3) the election of 10 members to our board of directors having terms commencing immediately after the completion of the merger. We are also asking stockholders to grant our board of directors discretionary authority to postpone or adjourn the annual meeting in order to solicit additional votes to approve any of the foregoing matters and discretionary authority to transact any other business as may properly be brought before the meeting. We are also seeking approval for our 2000 long-term incentive plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000.

     In the event that the merger agreement is not approved by our stockholders, our current directors will continue to serve until a special meeting of our stockholders which will be held as soon as practicable, and our certificate of incorporation will not be amended. If sufficient votes are received to approve our 2000 long-term incentive plan or to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending June 30, 2000, such proposal will be approved or ratified independently of the vote received on any other proposals before the stockholders.

     We are sending you these materials to help you decide whether to approve the merger agreement and the other proposals discussed in this proxy statement.

DATE, TIME AND PLACE OF THE ANNUAL MEETING (SEE PAGE 16)

     The meeting will be held at the Continental Insurance Building, 180 Maiden Lane, New York, New York, on February 23, 2000, at 10:00 a.m. New York City time, in the Ricker Auditorium on the Mezzanine Level.

STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING; VOTE REQUIRED (SEE PAGE 16)

     The close of business on January 10, 2000 is the record date for the annual meeting. Only our stockholders on the record date are entitled to notice of, and to vote at, our annual meeting. On the record date, there were 34,509,210 shares of our common stock outstanding. Each share of our common stock will be entitled to vote on each matter to be acted upon at our annual meeting.

     The merger agreement, the related issuance of 56,423,949 shares of our common stock, and the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock must be approved by the affirmative vote of over 50% of the outstanding shares of our common stock. You may cast for each directorship the number of votes equal to the number of our shares you hold. The nominees receiving the greatest number of votes, up to the number of directors to be elected, will be our new directors. For each other proposal, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval.

THE MERGER (SEE PAGE 19)

     The merger agreement provides that we will acquire Interactive Data as a result of the merger of Detective Merger-Sub, Inc., our wholly owned subsidiary, into Interactive Data. Upon completion of the merger, Interactive Data will become our wholly owned subsidiary. In connection with the merger, we will issue to Pearson Longman 56,423,949 shares of our common stock which will represent approximately 60% of our issued and outstanding common stock on a fully diluted basis. As a result of the merger, Pearson Longman will own a controlling interest in us.

     We expect the merger to be completed shortly following approval by our stockholders at the meeting scheduled on February 23, 2000 and upon receipt of necessary governmental approvals and third party consents. We urge you to read carefully and in its entirety the merger agreement included as Appendix B to this proxy statement. It is the legal document that governs the merger.

BACKGROUND OF THE MERGER (SEE PAGE 20)

     For a description of the events leading to the approval of the merger agreement by our board of directors, see "The Merger; Background of the Merger."

RECOMMENDATION OF OUR BOARD OF DIRECTORS; REASONS FOR THE MERGER (SEE PAGE 27)

     Our board of directors has unanimously (with one abstention) determined that the terms and conditions of the merger are fair and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote FOR all of the proposals set forth in this proxy statement.

OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE 21)

     In deciding to approve the merger, our board of directors considered an opinion from our financial advisor, Hambrecht & Quist, that the merger consideration is fair, from a financial point of view, to our stockholders. The full text of this opinion is attached to this proxy statement as Appendix D and is incorporated by reference in this proxy statement in its entirety. We encourage you to read this opinion. The opinion sets forth assumptions made, matters considered and limitations of the review undertaken in connection with Hambrecht & Quist's opinion. The opinion is directed to our board of directors and does not constitute a recommendation to any of our stockholders as to how to vote their shares of our common stock.

ACCOUNTING TREATMENT (SEE PAGE 28)

     We expect the merger to be accounted for as a reverse acquisition in accordance with United States generally accepted accounting principles. Because Pearson Longman will own approximately 60% of our shares after the merger, the merger will be recorded as if Interactive Data had acquired our common stock on the closing date. Under this method of accounting, the purchase price will be based on the market value of our shares currently outstanding and will be allocated to our assets and liabilities based on their estimated fair values. The pro forma statement of stockholders' equity reflects the shares to be issued by us in connection with the closing of the merger. Our results of operations will be included in the consolidated financial results of operations of Interactive Data commencing on the closing date of the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements."

INTERESTS OF CERTAIN PERSONS (SEE PAGE 29)

     You should note that certain of our directors and executive officers may have different interests in approving the merger from your interests as stockholders. As of January 10, 2000, all of our executive officers and directors, as a group, beneficially owned approximately 11.63% of the shares of our common stock entitled to vote at our annual meeting.

CONDITIONS TO THE MERGER (SEE PAGE 37)

     Completion of the merger is subject to certain customary conditions, including, among others described in more detail in this proxy statement:

     - the approval of the merger agreement, which includes the related issuance of shares of our common stock to Pearson Longman, and the amendment to our certificate of incorporation to increase the number of our authorized shares of our common stock, and the election of the ten nominees to our board of directors;

     - the receipt of all necessary consents from U.S. and foreign government authorities, regulators and certain third parties;

     - the average closing price per share of our common stock for the 10-day period ending on the day prior to the closing date of the merger being not less than $6.50;

     - the capitalization and business of MarketWatch.com experiencing no material change;

     - the representations and warranties of the parties being true in all material respects at the closing; and

     - the expiration or termination of any applicable Hart-Scott-Rodino Act waiting period.

NO SOLICITATION (SEE PAGE 35)

     The merger agreement prevents us and our directors and officers from soliciting any proposals or offers for, or participating in any discussions with respect to, a merger, consolidation, or other business combination with a third party prior to the closing of the merger or termination of the merger agreement. However, if we receive an unsolicited offer for a merger, consolidation or other business combination that is superior to the proposed merger, we may participate in discussions regarding the offer in order to evaluate whether it is in the best interests of our stockholders to withdraw or modify the board's recommendation of the proposed merger (although the board cannot terminate the merger agreement in such circumstances).

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 36)

     We and Interactive Data can agree to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement if:

     - the merger is not completed by May 31, 2000, unless the terminating party failed to perform its obligations resulting in a delay of the closing date;

     - a government authority or court of competent jurisdiction permanently prohibits the merger;

     - our stockholders fail to approve the merger agreement and the proposals related to the merger in this proxy statement; or

     - the non-terminating party materially breaches any representation or warranty or any covenant in the merger agreement, and does not cure the breach.

In addition, Interactive Data may terminate the merger agreement if we breach our non-solicitation agreements or the board withdraws its recommendation of the merger.

     Upon termination, all costs and expenses will be paid by the party incurring them, without any liability or obligation of one party to another party, except that in certain circumstances we must pay Pearson Longman a $25.5 million termination fee. See "The Merger Agreement; Termination Fee" and "Other Agreements; Stock Option Agreement."

     Expenses related to this proxy statement will be paid by us.

TERMINATION FEE; STOCK OPTION AGREEMENT (SEE PAGES 37 AND 39)

     We will be required to pay Pearson Longman a $25.5 million termination fee following the termination of the merger under certain circumstances.

     In connection with the execution of the merger agreement, we granted Interactive Data an option to purchase up to 6,889,293.63 shares of our common stock at $7.65 per share. This share number represents 19.9% of the shares of our common stock outstanding on November 14, 1999.

     Interactive Data may exercise the option only under circumstances in which the termination fee is payable. Otherwise, the option will terminate and may not be exercised by Interactive Data. The option limits Interactive Data's potential profit from the sale of the shares underlying the option to $3.6 million.

     Interactive Data required us to grant the stock option as a prerequisite to entering into the merger agreement. The stock option, the termination fee and the non-solicitation provisions of the merger agreement may discourage third parties from seeking a significant stake in us and are intended by Interactive Data to increase the likelihood that the merger will be completed. A copy of the option agreement is attached to this proxy statement as Appendix C and is incorporated in its entirety into this proxy statement by reference.

REGULATORY APPROVALS (SEE PAGE 28)

     The merger is subject to the prior approval of the U.S. Department of Justice and the Federal Trade Commission under applicable antitrust laws and to certain filings with respect to the National Association of Securities Dealers, certain state securities departments and foreign regulatory authorities.

CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS (SEE PAGE 3)

     As a result of the merger, our stockholders will incur substantial dilution in their aggregate ownership in us. After the merger, our stockholders will own approximately 40% of the shares of our outstanding common stock. Those shares will represent ownership in a significantly larger company, which we believe will be three times our current size in revenue with per share cash flow almost double today's and will have thousands of additional clients worldwide. Our stockholders will not receive any additional shares or other consideration in connection with the merger.

NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 17)

     Under Delaware law, our stockholders have no dissenters' rights or appraisal rights with respect to the merger.

THE VOTING AND STANDSTILL AGREEMENTS (SEE PAGE 39)

     As a condition to the signing of the merger agreement, Interactive Data entered into separate Voting and Standstill Agreements with (i) ART/FGT Family Partners Ltd and the Tessler Family Trust and (ii) the Alan J. Hirschfield Living Trust, which, as of January 10, 2000, collectively own approximately 2,740,690 shares, or 7.9%, of our common stock. These stockholders have granted a proxy to Interactive Data to vote for the approval of the merger agreement, and the related issuance of shares of our common stock to Pearson Longman, and in favor of the other proposals described in this proxy statement.

     The granting of this proxy by these stockholders does not assure that the proposals described in this proxy statement will be approved by our stockholders.

             THE MARKET FOR OUR SECURITIES AND DIVIDEND INFORMATION

     We have two classes of authorized stock: 75,000,000 shares of common stock, $0.01 par value, of which 34,509,210 shares were outstanding as of January 10, 2000, and 5,000,000 shares of preferred stock, $0.01 par value, none of which have been issued.

     Our common stock trades on The Nasdaq National Market System under the symbol DBCC. We began trading under this symbol on June 29, 1992.

     The range of high and low bid quotations for our common stock as reported by The Nasdaq National Market System for each quarterly period during the fiscal years ended June 30, 1999 and June 30, 1998 is shown below.

                                                              HIGH          LOW
                                                              ----          ---
Fiscal Year 2000:
(in dollars)
  First Quarter (7/1/99 to 9/30/99).........................   11 7/16       6 1/8
  Second Quarter (10/1/99 to 12/31/99)......................   14 1/2        7
Fiscal Year 1999:
  (in dollars)
  First Quarter (7/1/98 to 9/30/98).........................    7 1/2        4
  Second Quarter (10/1/98 to 12/31/98)......................   18 9/16       2 9/16
  Third Quarter (1/1/99 to 3/31/99).........................   46 1/8       12 7/8
  Fourth Quarter (4/1/99 to 6/30/99)........................   22 3/8        8 3/4
Fiscal Year 1998:
  (in dollars)
  First Quarter (7/1/97 to 9/30/97).........................    7 1/4        4 3/4
  Second Quarter (10/1/97 to 12/31/97)......................    8 5/16       4 7/8
  Third Quarter (1/1/98 to 3/31/98).........................    6 5/8        4 1/4
  Fourth Quarter (4/1/98 to 6/30/98)........................    9 1/8        5

     As of November 12, 1999, the last trading day before the announcement of the proposed merger, the high and low bid quotations for our common stock were $14.375 and $13.25, respectively. On January 10, 2000, the latest practicable day before the printing of this proxy statement, our closing price per share was $9. Because the market price for our common stock is subject to fluctuation, the market value of our shares that Pearson Longman will receive in the merger may increase or decrease prior to and following the merger.

     There were approximately 2,150 holders of record and 40,000 beneficial owners of our common stock as of the record date.

DIVIDEND POLICY

     We have paid no dividends and do not anticipate paying dividends on our common stock in the foreseeable future.

                 SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

     The following tables show selected historical financial data for us and Interactive Data and pro forma information for the combined company. This information is only a summary and should be read in conjunction with the historical financial statements and related notes of us and Interactive Data included elsewhere in this proxy statement and incorporated by reference into this proxy statement.

OUR SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

     The following selected historical consolidated financial information, insofar as it relates to each of the years 1995 to 1999, has been derived from audited financial statements, including the consolidated balance sheets at June 30, 1995, 1996, 1997, 1998 and 1999 and the related consolidated statements of operations and of cash flows for the five years ended June 30, 1999 and notes thereto. The data for the three months ended September 30, 1998 and 1999 has been derived from unaudited financial statements from our Quarterly Report on Form 10-Q, incorporated by reference into this proxy statement, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. No cash dividends have been declared or paid on the common stock.

                                     THREE MONTHS ENDED
                                        SEPTEMBER 30,                       YEAR ENDED JUNE 30,
                                    ---------------------   ----------------------------------------------------
                                      1999        1998        1999       1998       1997       1996       1995
                                    UNAUDITED   UNAUDITED   AUDITED    AUDITED    AUDITED    AUDITED    AUDITED
                                    ---------   ---------   --------   --------   --------   --------   --------
                                       (IN THOUSANDS)                          (IN THOUSANDS)
Revenues (1)......................  $ 27,738    $ 25,670    $108,294   $102,613   $105,702   $ 94,164   $ 86,743
Income (Loss) From Operations.....       440         763      (1,016)     5,434      9,174     12,432      8,245
Equity in Losses of
  MarketWatch.com Inc. ...........    (5,643)       (923)     (6,500)      (576)        --         --         --
Income (Loss) From Continuing
  Operations (2)..................    (2,969)         71      (4,189)     2,993      5,396      9,088     16,365
Net Income (Loss).................    (2,969)         71      (4,189)    (4,763)   (18,279)     8,871     16,365
EBITDA (3)........................  $  3,625    $  4,804    $ 13,920   $ 20,980   $ 22,758   $ 23,003   $ 23,877
Basic Income (Loss) Per Share
  Income (Loss) From Continuing
    Operations....................  $   (.09)   $    .00    $   (.12)  $    .09   $    .17   $    .30   $    .73
  Net Income (Loss)...............  $   (.09)   $    .00    $   (.12)  $   (.15)  $   (.56)  $    .29   $    .73
Diluted Income (Loss) Per Share
  Income (Loss) From Continuing
    Operations....................  $   (.09)   $    .00    $   (.12)  $    .09   $    .16   $    .28   $    .67
  Net Income (Loss)...............  $   (.09)   $    .00    $   (.12)  $   (.14)  $   (.54)  $    .27   $    .67
Weighted Average Shares
    Basic.........................    34,579      32,967      33,902     32,841     32,526     30,599     22,497
    Diluted.......................    35,111      33,586      34,760     33,447     33,676     32,734     24,350
Total Assets......................  $183,886    $123,510    $188,492   $126,464   $134,183   $153,967   $163,020
Long Term Debt, Less Current
  Portion.........................        --         250          --        500      1,500      2,558      8,903
Stockholders' Equity..............  $149,395    $101,477    $154,158   $102,525   $105,853   $116,097   $ 96,715

---------------
(1) Exchange fees have been reclassified as revenues and expenses in all periods.

(2) Income (loss) from continuing operations includes equity in losses of MarketWatch.com, interest income (expense), gain on the sale in 1995 of Shark Information Services Corp. and other items.

(3) EBITDA represents earnings of the companies before interest, income taxes, depreciation, amortization expense, equity in losses of MarketWatch.com and proceeds from CNBC. We believe that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. You should not consider EBITDA in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We understand that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION OF INTERACTIVE DATA

     The following selected historical combined financial information, insofar as it relates to each of the years 1997 and 1998 and the nine months ended September 30, 1999, has been derived from audited financial statements, including the combined balance sheets at December 31, 1997 and 1998 and September 30, 1999 and the related combined statements of operations and Comprehensive Income and of cash flows for the nine months ended September 30, 1999 and each of the two years ended December 31, 1998 and 1997 and notes thereto included in this proxy statement. The data for the years ended December 31, 1995, and 1996 and the nine months ended September 30, 1998 has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,           YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                           --------------------   -------------------------------   ------------
                                             1999       1998        1998       1997       1996        1995(1)
                                           AUDITED    UNAUDITED   AUDITED    AUDITED    UNAUDITED    UNAUDITED
                                           --------   ---------   --------   --------   ---------   ------------
                                              (IN THOUSANDS)                      (IN THOUSANDS)
Revenues.................................  $132,811   $113,471    $156,437   $143,294   $133,968      $ 78,942
Net Income (Loss)........................     8,310     (4,952)     (3,215)    (6,944)    (5,178)           56
EBITDA(2)................................    42,531     25,218      36,160     30,750     30,830        20,828
Total Assets.............................   501,023    295,620     295,048    288,687    332,625       338,707
Long Term Debt, Less Current Portion.....        --     20,000      20,000     35,299     37,702        42,176
Stockholders' Equity.....................  $377,981   $213,004    $221,736   $214,695   $250,907      $251,460

---------------
(1) Certain operations of Interactive Data were acquired by Pearson plc in August 1995.

(2) EBITDA represents earnings of the companies before interest, income taxes, depreciation and amortization expense. We believe that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. You should not consider EBITDA in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We understand that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma condensed combined financial information presents our historical information and the historical information of Interactive Data adjusted to give effect to the assumed merger. The information presented below has been extracted from the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 which give effect to the assumed merger of Data Broadcasting and Interactive Data and the acquisition of Muller Data and the assets of Muniview and Valorinform by Interactive Data on July 29, 1999, as if each had occurred on January 1, 1998. The unaudited pro forma balance sheet information is presented as of September 30, 1999, as if the merger occurred on that date. This information is only a summary and should be read in conjunction with the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement (beginning at page 67).

                                                           NINE MONTHS          YEAR ENDED
                                                       ENDED SEPTEMBER 30,     DECEMBER 31,
                                                              1999                 1998
                                                       -------------------    --------------
                                                            UNAUDITED           UNAUDITED
                                                         (IN THOUSANDS)       (IN THOUSANDS)
Revenues.............................................      $  244,471            $306,878
Net loss.............................................         (51,461)            (73,568)
EBITDA(1)............................................      $   52,892            $ 63,296
Loss per share
  Basic and diluted..................................      $     (.56)           $   (.82)
Weighted average shares
  Basic and diluted..................................          91,246              89,319
Total assets.........................................      $1,025,500
Long term debt, less current portion.................              --
Stockholders' equity.................................      $  788,362

---------------
(1) EBITDA represents earnings of the companies before interest, income taxes, depreciation, amortization expenses and equity in losses of MarketWatch.com. We believe that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. You should not consider EBITDA in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We understand that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

               FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT

     This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our and Interactive Data's financial condition, results of operations and business, technological developments, business prospects and initiatives, research and development activities, new products and the expected impact of the merger on our and Interactive Data's financial performance and certain other matters. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions, indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our and Interactive Data's actual results to differ materially from the results contemplated by the forward-looking statements; including, among other things, the actions of competitors with greater financial resources or technological capacities, changes in technology which could affect the competitiveness of our products and services, the failure of customers or suppliers to have successfully completed their year 2000 projects, developments in the securities markets which might lower demand for our products, consolidation in the financial services industry, which could erode our customer base, the inability to retain key employees after the merger and the inherent possibility of events causing unanticipated technology performance interruptions.

                               THE ANNUAL MEETING

PURPOSE

     We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors. Our board of directors will use the proxies at the annual meeting of our stockholders to be held on February 23, 2000 and at any adjournment or postponement thereof for the purpose of considering and voting on the following proposals:

     - Approval of the Agreement and Plan of Merger, dated as of November 14, 1999, and amended as of January 10, 2000, among us, Interactive Data, Pearson Longman and Detective Merger-Sub and the related issuance of 56,423,949 shares of our common stock to Pearson Longman in the merger.

     - Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock to 200,000,000 shares.

     - Election of 10 members to our board of directors, whose terms shall commence immediately upon the completion of the merger and who will serve until our next annual meeting or until their successors have been duly elected and qualified or their earlier death, resignation or removal.

     - Granting our board of directors discretionary authority to postpone or adjourn the annual meeting in order to solicit additional votes to approve any matters set forth in the three proposals above.

     - Approval of our 2000 long-term incentive plan.

     - Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000.

     - Transacting any other business as may properly be brought before our annual meeting or any adjournment or postponement thereof.

DATE, PLACE AND TIME

     The annual meeting of our stockholders will be held on February 23, 2000, at the Continental Insurance Building, 180 Maiden Lane, New York, New York at 10:00 a.m. New York City time. The meeting will take place in the Ricker Auditorium on the Mezzanine Level.

RECORD DATE

     Our board of directors fixed the close of business on January 10, 2000 as the record date for the annual meeting. Accordingly, only holders of our common stock of record at the close of business on January 10, 2000, will be entitled to notice of, and to vote at, the annual meeting.

STOCKHOLDERS ENTITLED TO VOTE

     As of the close of business on January 10, 2000, there were 34,509,210 shares of our common stock outstanding, and such shares of common stock were held by approximately 2,150 holders of record and by 40,000 beneficial owners. Each share of our common stock entitles the holder thereof to one vote. As of January 10, 2000, directors and executive officers may be deemed to be beneficial owners of 11.63% of the outstanding shares of our common stock.

VOTE REQUIRED; VOTING AT THE MEETING

     Representation of a majority of our shares of common stock outstanding on the record date, either in person or by proxy, constitutes a quorum for the meeting. The proposals concerning the merger agreement, including the issuance of the shares of our common stock and an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, will require the affirmative vote of more than 50% of the outstanding shares of our common stock for approval. You may cast for each directorship the number of votes equal to the number of our shares you hold. The nominees receiving the greatest number of votes, up to the number of directors to be elected, will be elected as our new directors. For each other proposal, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal will be required for approval.

     In the event that the merger agreement is not approved by our stockholders, our current directors will continue to serve until a special meeting of our stockholders which will be held as soon as practicable, and our certificate of incorporation will not be amended. If sufficient votes are received to approve our 2000 long-term incentive plan or to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000, such proposal will be approved or ratified independently of the vote received on any other proposals before the stockholders.

     The Alan J. Hirschfield Living Trust, the ART/FGT Family Partners Ltd. and the Tessler Family Partnership, who, as of January 10, 2000, together own 7.9% of the outstanding shares of our common stock, have agreed to vote their shares in favor of the proposals set forth in this proxy statement.

VOTING OF PROXIES

     All properly executed proxies, and all proxies properly submitted by telephone or via the Internet, received before the vote at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies or indicated by telephone or Internet, as applicable. If no instructions are indicated on a returned proxy, such proxies will be voted FOR the approval of the merger agreement and the related issuance of 56,423,949 shares of our common stock, FOR the amendment of our certificate of incorporation to increase our authorized shares of common stock, FOR election of the nominated slate of directors, FOR the approval of our 2000 long-term incentive plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000, and FOR the grant of discretionary authority to our board of directors to adjourn or postpone the annual meeting.

     A stockholder who has given a proxy solicited by our board of directors may revoke it by

     - giving written notice of revocation to our Secretary;

     - delivering a later dated proxy to our Secretary;

     - submitting a new proxy by telephone or via the Internet; or

     - attending the annual meeting and voting in person.

     Any written notice of revocation or subsequent proxy must be sent to Data Broadcasting Corporation, 7050 Union Park Center, Suite 600, Midvale, Utah 84047, Attention: Joanne Douglas so as to be delivered at or before the taking of the vote at the annual meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from stockholders by telephone or in person. These persons will not receive additional compensation for soliciting proxies but may be reimbursed reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to our stockholders. We may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred. We have engaged Georgeson Shareholder Communications Inc. to represent us in connection with the solicitation of proxies at a cost of approximately $35,000, plus expenses.

     We will pay for all of the expenses of the solicitation of proxies for the annual meeting.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, our stockholders have no dissenters' rights or appraisal rights with respect to the merger.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has unanimously (with one abstention) determined that the terms of the merger are in our and our stockholders' best interests. Our board of directors recommends that our stockholders vote FOR the approval of the merger agreement and the related issuance of 56,423,949 shares of our common stock to Pearson Longman, FOR the amendment to our certificate of incorporation to increase our authorized shares of common stock, FOR the election of the nominated slate of directors, FOR the approval of our 2000 long-term incentive plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000, and FOR the grant of discretionary authority to our board of directors to adjourn or postpone the annual meeting.

                                   THE MERGER

     The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement, the Voting and Standstill Agreements between Interactive Data and the Alan J. Hirschfield Living Trust, ART/FGT Family Partners Ltd. and Tessler Family Limited Partnership, dated as of November 14, 1999, the Option Agreement between us and Interactive Data, dated as of November 14, 1999, and the letter agreements between us and Allan Tessler, Alan Hirschfield and Mark Imperiale, dated as of November 14, 1999 (collectively, these agreements and documents are referred to in this proxy statement as the ancillary agreements). This description is qualified in its entirety by the Appendices hereto, including the text of the merger agreement, which is attached as Appendix B to this proxy statement. You are also urged to read the Appendices in their entirety.

GENERAL DESCRIPTION OF THE MERGER

     Our board of directors has unanimously (with one abstention) approved the merger agreement, the ancillary agreements and the transactions contemplated by them. The merger agreement provides that Detective Merger-Sub, our wholly owned subsidiary created for the purpose of effecting the merger, will merge with Interactive Data, a wholly owned subsidiary of Pearson Longman, with Interactive Data as the surviving entity of the merger. As a result of the merger, Interactive Data will be our wholly owned subsidiary. In connection with the merger, we will issue 56,423,949 shares of our common stock to Pearson Longman, which represents approximately 60% of our issued and outstanding common stock on a fully diluted basis after the merger. In connection with the merger, Mr. Allan Tessler, Mr. Alan Hirschfield, Mr. Donald Greenberg and Mr. Carl Spielvogel will remain on our board of directors and six new board members will be designated by Pearson Longman. The following diagrams illustrate the steps that will take place in the merger and the ownership structure of the Company after the merger.

                             DIAGRAM OF THE MERGER

                       [DIAGRAM OF THE MERGER FLOW CHART]

                       DATA BROADCASTING'S OWNERSHIP UPON
                            COMPLETION OF THE MERGER

                   [DATA BROADCASTING'S OWNERSHIP FLOW CHART]

     In order to issue shares of our common stock to Pearson Longman and for other general corporate purposes, we need to amend our certificate of incorporation to authorize 200,000,000 shares of common stock for issuance, an increase of 125,000,000 shares over the existing number of shares currently authorized. Pursuant to the terms of the merger agreement, our stockholders must approve the amendment. In addition, under the rules and regulations of The NASDAQ National Market System, we are required to obtain stockholder approval of the issuance of the additional shares of our common stock to Pearson Longman.

  You Will Not Receive Any Common Stock as a Result of the Merger.

     We are issuing additional common stock to Pearson Longman as consideration for the acquisition of Interactive Data. You will not receive any payment in cash or securities for your shares of our common stock. However, after the merger, your shares will represent ownership in a significantly larger company, which we believe will be three times our current size in revenue with cash flow per share almost double today's and will have thousands of additional clients worldwide.

BACKGROUND OF THE MERGER

     In February 1999, at a strategic planning meeting of our board of directors, the idea of a potential transaction with Interactive Data was discussed. Mr. Spielvogel, a member of our board of directors, who also serves on The Financial Times outside advisory committee on business matters, arranged for an exploratory meeting in New York City, which was held on March 12, 1999, with our representatives, and representatives from Marketwatch.com and Interactive Data.

     On May 10, 1999, Stephen Hill of The Financial Times Group visited our offices in Hayward, California, and Marketwatch.com's offices in San Francisco, California. In July 1999, at a meeting in New York attended by Messrs. Tessler, Spielvogel and Imperiale, on our behalf, and Mr. Hill and Mr. John Davis of the Financial Times Group, on behalf of Interactive Data, a possible business combination was proposed. Shortly thereafter, a confidentiality agreement was executed, and selected descriptive and financial information with respect to each company was exchanged by the parties.

     On August 4, 1999, we discussed the possible transaction with representatives of Hambrecht & Quist. Also on that date, Messrs. Hill and Imperiale met in London to discuss their respective businesses. On September 3, 1999, Messrs. Tessler, Imperiale and Davis met to discuss a timetable for moving forward on a potential transaction. Additional terms were discussed at a meeting held in New York on September 21, 1999, attended by representatives of both companies. At such meeting, certain proposed terms of the transaction were orally, preliminarily agreed to in principle. We met with Hambrecht & Quist in Jackson, Wyoming on September 29, 1999 to further discuss our evaluation of the possible combination. On October 1, 1999, Mr. Davis visited us and Marketwatch.com.

     On October 4 and October 5, 1999, we met in New York with representatives of CBS to discuss the impact of a possible transaction on Marketwatch.com. On October 6, 1999, we and Interactive Data each gave general business presentations in New York, which were attended by senior level management of each company, as well as representatives of Goldman Sachs & Co., PricewaterhouseCoopers LLP and Morgan, Lewis & Bockius LLP, as advisors to Interactive Data, and Hambrecht & Quist, Camhy Karlinsky & Stein LLP, and PricewaterhouseCoopers LLP, as our advisors.

     On October 7, 1999, the parties met to outline a detailed due diligence schedule. During the week of October 12, 1999, Interactive Data and its advisors performed on site due diligence in Hayward, San Francisco, Salt Lake City, Los Angeles and New York. During the week of October 19, 1999, we and our advisors performed on site due diligence in Bedford, Waltham, Boston, New York and London. On October 26, 1999, a meeting was held in New York, which was attended by Messrs. Imperiale and Davis, Mr. Stuart Clark of Interactive Data and representatives of Goldman Sachs and Hambrecht & Quist, who each reported satisfactory results of on site due diligence reviews. At that meeting an understanding was reached that Interactive Data would direct its counsel to draft a merger agreement. From November 4 through November 11, 1999, the parties and their advisors negotiated the merger agreement and the related documents and prepared the applicable schedules.

     On November 7, 1999, our board of directors met in New York to discuss the proposed merger. At that meeting, a detailed presentation was given by our management and by Hambrecht & Quist. Our counsel reported on the significant terms of the transaction, including the structure, the non-solicitation provision, the conditions to closing, the break-up fees, the voting agreements, the option agreement and the applicable regulatory requirements. Our counsel also reported on the results of legal due diligence and advised the directors as to their duties in considering a transaction such as the one contemplated. Management reported on the results of business due diligence and Hambrecht & Quist began their detailed presentation regarding the transaction. The meeting reconvened on November 9, 1999, and Hambrecht & Quist continued their presentation and advised our board of directors that, subject to review of the final documentation, they were prepared to issue their opinion that the transaction was fair from a financial point of view to our stockholders. Our board of directors unanimously (with one abstention) approved the merger. Because of his role in arranging the introduction of the parties, and his compensation arrangement with us for doing so, Mr. Spielvogel did not vote.

     On November 11, 1999, the merger agreement was finalized pending final approval of our board and mutual approval of press releases. On November 12, 1999, our board of directors approved the final merger agreement. On November 14, 1999 the press releases were agreed to and the merger agreement was executed. On January 10, 2000, the merger agreement was amended as reflected in Appendix B.

OPINION OF HAMBRECHT & QUIST

     We engaged Hambrecht & Quist to act as our exclusive financial advisor in connection with the merger and to render an opinion that the issuance of our common stock to Pearson Longman in the merger was fair, from a financial point of view, to our stockholders. Hambrecht & Quist was selected by us based on Hambrecht & Quist's qualifications, expertise and reputation, as well as the past investment banking relationship and familiarity that certain employees of Hambrecht & Quist have with us. On November 14, 1999, Hambrecht & Quist rendered its oral opinion, subsequently confirmed in writing, to us that as of that date, the proposed transaction was fair, from a financial point of view, to our stockholders.

     The full text of the opinion delivered by Hambrecht & Quist to us, dated November 14, 1999 which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the scope of the review undertaken by Hambrecht & Quist in rendering its opinion, is attached as Appendix D to this proxy statement and is incorporated herein by reference. The Hambrecht & Quist opinion does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to the merger. The summary of the Hambrecht & Quist opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion. Our stockholders are urged to read the opinion carefully in its entirety.

     In reviewing the merger, and in arriving at its opinion, Hambrecht & Quist, among other things:

          (i) discussed the business, financial condition and prospects of Interactive Data and us with certain members of senior management of Interactive Data and us;

          (ii) reviewed our publicly available consolidated financial statements for recent years and interim periods to date and certain other relevant financial and operating data of Interactive Data and us made available to Hambrecht & Quist from published sources and from the internal records of Interactive Data and us;

          (iii) reviewed certain internal and financial operating information, including certain projections, relating to Interactive Data and us prepared by our management and the management of Interactive Data;

          (iv) reviewed the recent reported prices and trading activity for our common stock and compared such information and certain financial information for Interactive Data and us with similar information for certain other companies engaged in businesses with characteristics Hambrecht & Quist considered comparable;

          (v) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          (vi) reviewed the merger agreement and the related agreements; and

          (vii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     In addition, in rendering its opinion, Hambrecht & Quist assumed and relied on the accuracy and completeness of all of the information concerning Interactive Data and us it considered in connection with its review of the proposed transactions. Hambrecht & Quist did not assume any responsibility for independent verification of this information. Hambrecht & Quist did not prepare any independent valuation or appraisal of any of the assets or liabilities of Interactive Data or us, nor did it conduct a physical inspection of the properties and facilities of Interactive Data or us. Hambrecht & Quist assumed that the financial forecasts and projections made available to it and used in its analysis reflected the best currently available estimates and judgments of the expected future financial performance of Interactive Data and us. For purposes of its opinion, Hambrecht & Quist assumed that neither Interactive Data nor we were a party to any pending transactions, including external recapitalizations or material merger discussions, other than the proposed transactions and activities undertaken in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion is based on market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and any change in these conditions would require a reevaluation of the opinion. Hambrecht & Quist expressed no opinion as to the price at which our common stock will trade following the merger. Hambrecht & Quist assumed that the proposed transactions would be consummated substantially on the terms discussed in the merger agreement and related agreements, without any waiver of any material terms or conditions by any of the parties to the merger agreement and related agreements.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses below is not a complete description of the presentation by Hambrecht & Quist to us. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses. In performing its analyses, Hambrecht & Quist made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond Interactive Data's and our control. The analyses summarized below are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     No company or transaction used in the below analyses is identical to Interactive Data or us or the proposed transactions. Accordingly, an analysis of the results of the below analyses is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     Because the effect of the merger will be Pearson Longman's acquisition of a majority of our stock, Hambrecht & Quist evaluated the merger as a sale of Data Broadcasting, where the consideration to be received by our stockholders was the public market trading value of the combined company. Accordingly, Hambrecht & Quist applied a public market valuation analysis to us and Interactive Data assuming completion of the merger, and then compared this analysis to a public and private market analysis of us on a stand alone basis. These analyses were supplemented by an analysis of the effect on such valuations of an initial public offering (IPO) of eSignal.

     The following discussion summarizes financial analyses performed by Hambrecht & Quist in connection with its written opinion. The summary of financial analyses includes information presented in tables. You should read these tables together with the text of each summary.

Valuation Analysis of Us

     Public Market Analysis. Hambrecht & Quist compared both Interactive Data and our non-Internet businesses with selected financial information services companies. This analysis included three comparable companies in the financial information services industry as well as six other companies to consider in the financial information services industry.

TABLE A

          SELECTED FINANCIAL INFORMATION SERVICES COMPARABLE COMPANIES


- BARRA, Inc.                                 - Dialog Corporation plc
- Primark Corporation

   SELECTED OTHER COMPANIES TO CONSIDER IN THE FINANCIAL INFORMATION SERVICES
                                    INDUSTRY

- Advent Software, Inc.                       - Factset Research Systems
- Reuters Group plc                           - The Thomson Corporation
- Omega Research, Inc.                        - Value Line, Inc.

     In examining these companies, Hambrecht & Quist analyzed, among other things, the multiples of enterprise value (defined as the market value of a company's publicly traded equity plus debt less cash and cash equivalents) to estimated EBITDA for these companies for the calendar year period ending December 31, 2000.

     Hambrecht & Quist compared our MarketWatch.com holdings with selected Internet content companies. This analysis included eight comparable companies in the Internet content industry.

TABLE B

                      SELECTED INTERNET CONTENT COMPANIES


- CNET, Inc.                                  - EarthWeb Inc.
- Ivillage, Inc.                              - Dr.Koop.com, Inc.
- Launch Media, Inc.                          - TheStreet.com, Inc.
- SportsLine.com, Inc.
- ZDNet

     In examining these companies, Hambrecht & Quist analyzed, among other things, the multiples of market value (defined as the market value of a company's publicly traded equity) to estimated revenue for these companies for the calendar year period ending December 31, 2000.

     By applying the range of EBITDA multiples so obtained to the estimated EBITDA for the calendar year period ending December 31, 2000 for our non-Internet businesses, and by applying the revenue multiples so obtained to the estimated revenue for the calendar year period ending December 31, 2000 for our MarketWatch.com holdings, Hambrecht & Quist calculated a range of our equity value per share implied by this analysis of $5.49 to $11.41.

     Private Market Analysis. Hambrecht & Quist analyzed the estimated proceeds from selling our holdings in MarketWatch.com. This analysis included 24 follow-on offerings by companies in the Internet industry. In examining each of these offerings, Hambrecht & Quist examined the change in stock price from the initial filing of the registration statement to the public offer price. By applying these changes in stock price to the market value of our holdings in MarketWatch.com, Hambrecht & Quist calculated a range of equity value which might be received for selling our holdings in MarketWatch.com but without discounting this amount to take account of restrictions in the stockholder agreements relating to our holdings in MarketWatch.com.

     Hambrecht & Quist also compared the proposed transaction with selected mergers and acquisitions transactions. This analysis included fourteen transactions involving companies in the financial information services industry.

TABLE C

      SELECTED TRANSACTIONS IN THE FINANCIAL INFORMATION SERVICES INDUSTRY


- Pearson / TFSM                              - Bridge Information Systems / Dow Jones
- MAID plc / Knight-Ridder Info                   Markets
- Welsh Carson / KRF                          - Universal Stores / Experian Information
- Pearson / Interactive Data                  - THLC/Bain / Experian Information
- Welsh Carson / Bridge Info. Systems         - Primark Corp. / Disclosure, Inc.
- West Publishing / Info. America             - Reed Elsevier / Mead Data General
- Dow Jones / Telerate Inc.                   - HBO & Co. / IBAX Health Systems
                                              - Knight-Ridder / Dialog Information.
                                                  Services

     In examining these transactions, Hambrecht & Quist analyzed, among other things, the multiples of enterprise value to revenue and EBITDA for the last twelve-month period of the target companies preceding the relevant transactions. By applying these multiples to our estimated revenues and EBITDA for the year ending December 31, 1999 for our non-Internet businesses and adding these values to a range of values which might be received in a public offering of our MarketWatch.com holdings, Hambrecht & Quist calculated a range of our per share equity value implied by this analysis of $7.48 to $8.97.

Valuation Analysis of the Combined Company

     Public Market Analysis. Hambrecht & Quist also compared both Interactive Data and our non-Internet businesses with the selected financial information services companies listed in Table A. In examining these companies, Hambrecht & Quist analyzed, among other things, the multiples of enterprise value to estimated EBITDA for these companies for the calendar year period ending December 31, 2000 and the multiples of stock price to estimated "cash" earnings per share (defined as earnings excluding amortization and the losses due to MarketWatch.com) for these companies for the the calendar year period ending December 31, 2000.

     Hambrecht & Quist again compared our MarketWatch.com holdings with the selected Internet content companies listed in Table B. In examining these companies, Hambrecht & Quist analyzed, among other things, the multiples of market value to estimated revenue for these companies for the calendar year period ending December 31, 2000.

     By applying the EBITDA and price to cash earnings per share multiples so obtained to the estimated EBITDA and earnings per share for the calendar year period ending December 31, 2000 for Interactive Data and our non-Internet businesses following the merger, and by applying the revenue multiples to the estimated revenue for the calendar year period ending December 31, 2000 for our MarketWatch.com holdings, Hambrecht & Quist calculated the following range of our equity value per share implied by this analysis:


EBITDA multiple:                                               $8.33 to $11.72
Price / Cash earnings per share multiple:                      $9.48 to $15.16

Impact of a Possible IPO of eSignal

     Because we have been considering an IPO of a portion of the common stock of eSignal and have been taking measures to position eSignal for that purpose, Hambrecht & Quist also considered our value should such an IPO be successfully undertaken.

     Initial Public Offering Valuation Analysis. Using Hambrecht & Quist research and published Wall Street estimates, Hambrecht & Quist compared, among other things, the market values based on revenue multiples at the time of filing, at the time of offering and at current trading prices, of companies conducting their initial public offerings in the Internet financial services industry.

           SELECTED INTERNET FINANCIAL INFORMATION SERVICES COMPANIES


- AmeriTrade Holding Corp.                    - DLJ direct
- E*Trade Group, Inc.                         - EDGAR Online, Inc.
- Multex.com, Inc.

     Hambrecht & Quist determined the average revenue multiples at filing, at offering and at current trading prices of these companies. By applying these multiples to eSignal's projected calendar year 2000 revenues, Hambrecht & Quist calculated a range of equity values of eSignal implied by this analysis.

     In this analysis, Hambrecht & Quist also examined the requirements for a successful IPO of eSignal including the following: (i) the IPO market generally, and for Internet financial services companies specifically, must remain positive; (ii) investors must receive eSignal positively; (iii) eSignal's business must continue its rapid growth and maintain positive prospects; (iv) a management team (CEO and CFO) must be hired; and (v) investors must agree that eSignal is comparable to other Internet financial services companies selected above. Hambrecht & Quist also noted that these factors could change and were to a significant extent not within the control of us or the combined company following the merger with the result that there was inherent uncertainty as to the ability to realize the estimated value of an IPO of eSignal, which uncertainly could not readily be quantified.

     Public Market Analysis. By (i) applying the public market analysis described above with respect to our non-Internet businesses and our MarketWatch.com holdings and (ii) adding the potential equity value of our holdings in eSignal after a possible IPO, Hambrecht & Quist calculated a range of our equity value per share implied by this analysis of $9.07 to $16.03.

     Private Market Analysis. By (i) applying the private market analysis described above with respect to our non-Internet businesses and our MarketWatch.com holdings and (ii) adding the potential equity value of our holdings in eSignal after an IPO, Hambrecht & Quist calculated a range of our per share equity value implied by this analysis of $10.35 to $12.89.

     Hambrecht & Quist also reported that, again subject to the above-described uncertainties relating thereto, a possible IPO of eSignal following the merger could have a positive effect on the valuation of our business combined with Interactive Data, at that time.

Contribution Analysis

     Hambrecht & Quist analyzed the contributions of Interactive Data and us to the projected equity value of the combined company. Hambrecht & Quist compared the estimated equity value of us to the estimated equity value of Interactive Data as determined by the public market valuation and the private market valuation analyses. Hambrecht & Quist observed that based on the equity values of Interactive Data and us implied by these analyses, the following ranges of percentage of our contribution:

Private Market Valuation:                                        25.6% to 54.0%
Public Market Valuation:                                         25.2% to 47.3%

     No company or transaction used in the above analyses is identical to Interactive Data or us or the proposed transactions. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

OUR RELATIONSHIP WITH HAMBRECHT & QUIST

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     Hambrecht & Quist has acted as the exclusive financial advisor to us in connection with the proposed transaction.

     In an engagement letter dated November 5, 1999, we agreed to pay Hambrecht & Quist a fee of $350,000 in connection with the delivery of the fairness opinion given on November 14, 1999. We also agreed to pay Hambrecht & Quist, upon consummation of the proposed transaction, a fee of $1,500,000, less any fees previously paid. We also agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against specific liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as our financial advisor.

OUR REASONS FOR THE MERGER

     We believe the combination of our business with that of Interactive Data creates the opportunity for us to become a top-tier provider of financial information globally. The merger brings together our "pre-trade" expertise and Interactive Data's "post-trade" expertise to create one of the world's top providers of must-have, time-sensitive financial information. Our market leading BondEdge and eSignal products are used by investors for research and analysis to help them determine what securities to trade and when to trade them. Interactive Data's market leading products are used by investors to value and track their securities every day after the trade. Together, our respective products can offer powerful end-to-end solutions for institutional and individual investors. Some of the other key benefits we expect from the merger are as follows:

     - Interactive Data's existing client base consists of thousands of clients worldwide. We believe the existing client base provides an outstanding opportunity for cross-marketing our BondEdge, InSite and eSignal products to Interactive Data's clients.

     - For our fiscal year ended June 30, 1999, cash flow as measured by earnings before interest taxes, depreciation, amortization expense and equity in losses of Marketwatch.com was $14.1 million.

     - Interactive Data's existing presence in London, Melbourne, Singapore, Hong Kong, Edinburgh, Luxembourg, Dublin and other European cities will give us the opportunity to aggressively market our products on a global basis.

     - Interactive Data maintains databases on more than 3.5 million securities, including international securities, historical pricing, corporate action and dividend information which should give us significant competitive advantages when offering our products to our customers.

     - From a market recognition point of view, we expect that we will stand out among the competition in the marketplace and the Wall Street investment community because of the strong brand recognition of us, Interactive Data and The Financial Times.

     - We believe the merger will pave the way for greater cooperation among us, The Financial Times, MarketWatch.com, ft.com, Pearson plc, and CBS.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors believes that the terms of the merger with Interactive Data are fair from a financial point of view to, and in the best interests of, our stockholders. Our board of directors has unanimously (with one abstention) approved the merger, the merger agreement and the related issuance of 56,423,949 shares of our common stock to Pearson Longman in the merger, the amendment to the certificate of incorporation increasing our authorized shares of common stock, the election of the 10 persons nominated to serve on our board of directors after the completion of the merger and the grant of discretionary authority to the board to postpone or adjourn the meeting. Our board of directors has unanimously approved the 2000 long-term incentive plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending June 30, 2000.

     In reaching its determination to approve the merger agreement and the transactions contemplated by it, our board of directors considered the information presented to it by our management and our professional advisors. The principal factors considered by our board of directors are summarized below:

     - Structure of the merger; terms of the merger agreement. Our board considered the terms of the merger agreement and its legal, financial and tax implications, including the requirement that the merger be submitted to a vote of the stockholders and the board's inability to terminate the merger agreement to accept a competing proposal. They also considered the voting agreements entered into by certain of our stockholders, as well as the value of the stock being issued to Pearson Longman.

     - Value of the assets acquired. Our board considered the businesses of Interactive Data, the value of Interactive Data's businesses and the effect on us of owning the combined assets.

     - Increase in Size of the Combined Company. Our board considered the projected increases in revenue and cash flow of the combined companies together with their potential to expand product development and grow through strategic acquisitions.

     - Brand Recognition. Our board considered the opportunities to improve our market recognition on Wall Street and the brand recognition of our products as a result of our new relationship with Interactive Data, The Financial Times and Pearson plc.

     - Unique Strategic Fit. Our board considered the unique, strategic fit between our business and Interactive Data's business.

     - Opinion of financial advisor. Hambrecht & Quist, our financial advisor in the merger, delivered its written opinion to our board of directors, dated November 14, 1999, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be issued in the merger was fair to our stockholders from a financial point of view.

     - Countervailing considerations. Our board of directors also considered certain factors which may be characterized as countervailing considerations, including:

        - dilution of existing holders of our common stock by issuing Pearson Longman our common stock and the resulting change of control;

        - the risk that the potential benefits of the merger may not be realized, including integration issues and the potential loss of our customers and key personnel; and

        - the possibility that the market price of our common stock could decline.

     The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but is believed to include all material factors considered. In reaching its determination to approve the merger agreement and the transactions contemplated by it, our board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors.

ACCOUNTING TREATMENT

     We expect the merger to be accounted for as a reverse acquisition in accordance with United States generally accepted accounting principles. Because Pearson Longman will own approximately 60% of our shares after the merger, the merger will be recorded as if Interactive Data had acquired our common stock on the closing date. Under this method of accounting, the purchase price will be allocated to our assets and liabilities based on their estimated fair values. The pro forma statement of stockholders' equity reflects the shares to be issued by us in connection with the closing of the merger. Our results of operations will be included in the consolidated financial results of operations of Interactive Data commencing on the closing date of the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements."

LISTING OF OUR COMMON STOCK

     We are required, as a condition of the merger, to list our common stock to be issued to Pearson Longman on The NASDAQ National Market System.

FEDERAL SECURITIES LAW CONSEQUENCES

     All of the common stock received by Pearson Longman in the merger will be restricted, subject to the terms of a registration rights agreement.

REGULATORY APPROVALS

     Antitrust. Transactions such as our proposed merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger could not be consummated until such time as the applicable waiting period requirements of the HSR Act had been satisfied. The applicable filings were made following the signing of the merger agreement and the waiting periods satisfying the requirements of the HSR Act have either expired or have been granted early termination.

     NASD and State Filings. The National Association of Securities Dealers may require that we file a Form 1018 in connection with the change of control of DBC Securities, Inc., our wholly-owned subsidiary. In addition, we may be required to obtain approvals from certain state regulators.

     Foreign Filings. The transaction contemplated by the merger agreement may also require regulatory filings in certain foreign jurisdictions. We and Interactive Data are in the process of evaluating the need to make these filings. It is not expected that any such filings will materially affect the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     There are no tax consequences to the holders of our common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendation of our board of directors, our stockholders should be aware that certain of our officers and directors may have interests in the merger that differ from, or are in addition to, those of our stockholders. These interests were disclosed to our board of directors, which considered them when evaluating the merger.

     As of January 10, 2000, our executive officers and directors held options to purchase a total of 2,005,034 shares of our common stock, at exercise prices ranging from $1.218 to $8.625 per share. This includes 650,000 options to Mark
F. Imperiale, of which 616,667, with a weighted average price of $7.83, which are not vested. Mr. Imperiale's unvested options would vest in connection with the merger and the termination of his employment agreement within six-months of closing. In addition, in accordance with agreements with two other employees, 97,000 unvested options, with a weighted average price of $6.97, will vest in connection with the merger.

     As of January 10, 2000, all of our executive officers and directors, as a group, beneficially owned approximately 11.63% of the shares of our common stock entitled to vote at our annual meeting.

     Our board of directors has also authorized the issuance of 70,000 shares of our common stock to our director Carl Spielvogel as a fee for services he provided to us in connection with the merger. Mr. Spielvogel's fee is contingent upon closing the merger. Accordingly, Mr. Spielvogel abstained from voting on the merger. Mr. Spielvogel also serves on The Financial Times outside advisory committee on business matters.

                              THE MERGER AGREEMENT

     The following summarizes the material terms of the merger agreement, a copy of which is attached as Appendix B to this proxy statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     Following the approval of the merger agreement and the other proposals set forth in this proxy statement by our stockholders and the satisfaction of the other conditions to the merger, Detective Merger-Sub will be merged into Interactive Data, with Interactive Data being the surviving corporation and becoming our wholly owned subsidiary. In connection with the merger, we will issue 56,423,949 shares of our common stock to Pearson Longman, which represents approximately 60% of our issued and outstanding common stock on a fully diluted basis after the merger.

     If the merger is approved, the closing of the merger will take place as soon as practicable after all conditions to the closing have been satisfied or waived. On the date the merger closes, the parties will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is duly filed with the Secretary of State of Delaware (or at such later time as is agreed to by the parties and specified in the certificate of merger).

REORGANIZATION OF INTERACTIVE DATA

     Prior to the closing of the merger, Pearson Longman and Interactive Data will engage in a series of intercompany reorganizations, which will result in each of the companies making up Pearson plc's Financial Times Asset Management division becoming a wholly-owned subsidiary of Interactive Data. Specifically, prior to the closing of the merger, Interactive Data will hold all of the capital stock or issued share capital of each of the following companies:

     - Muller Data Corporation, a Delaware corporation;

     - Interactive Data Canada Inc., a company organized under the laws of the Province of Ontario, Canada;

     - Financial Times Information (H.K.) Limited, a company organized under the laws of Hong Kong;

     - Financial Times Information (Australia) Pty Limited, a company organized under the laws of Victoria, Australia;

     - Financial Times Information (Singapore) Pte Ltd., a company organized under the laws of Singapore;

     - FT Information (Ireland) Ltd, a company organized under the laws of Ireland;

     - Exshare Financial Limited, a company organized under the laws of England and Wales;

     - Exshare Computing Ltd., a company organized under the laws of England and Wales;

     - The Exchange Telegraph Company, a company organized under the laws of England and Wales;

     - Exshare Financial (US) Ltd., a company organized under the laws of England and Wales;

     - W&W Ltd, a company organized under the laws of England and Wales;

     - Exshare Statistical Services Ltd., a company organized under the laws of England and Wales; and

     - Exshare Financial Inc., a Delaware corporation.

     The merger agreement provides that certain assets and properties of the reorganized companies will not be transferred to Interactive Data and that the reorganization will be subject to our reasonable satisfaction. Interactive Data and those other companies will be transferred substantially cash free, and inter-company indebtedness with non-affiliates are required to be contributed to capital or eliminated (except for a $19,224,000 intercompany receivable from Rycade Capital Corporation to Interactive Data and a $20,000,000 intercompany payable from Interactive Data to Pearson plc). The historical financial statements included elsewhere in this proxy statement reflect the reorganization. The reorganized companies will enter into certain contracts to specify operating procedures and/or trade practices with certain affiliates of Pearson plc and Pearson Longman, which may provide for charges for goods and services.

     For the purposes of this proxy statement, we have assumed that the reorganization of these businesses into subsidiaries of Interactive Data has already taken place. All references to Interactive Data in this proxy statement refer to the reorganized company including its subsidiaries (unless the context indicates otherwise).

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by us, Interactive Data, Pearson Longman and Detective Merger-Sub regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger, which each company relied on when agreeing to the merger and will rely on when closing the merger. Pearson Longman's and Interactive Data's representations and warranties relate to the following topics:

     - the due authorization, execution, delivery and enforceability of the merger agreement, the ancillary agreements to the merger agreement and the transactions contemplated thereby;

     - Interactive Data's and its subsidiaries' organization, valid existence and qualification to do business, and their respective corporate power and authority to own, operate and lease their assets and to carry on their business as currently conducted;

     - the capital structure of Interactive Data and its subsidiaries, including the number of shares of capital stock authorized, issued and outstanding;

     - the merger agreement, the ancillary agreements and the transactions contemplated by these agreements do not conflict with charter documents, material contracts, or applicable licenses, or statutes or orders;

     - the required consents and approvals for the merger;

     - the accuracy of the financial statements of Interactive Data and it subsidiaries;

     - absence of material adverse events or changes;

     - absence of litigation;

     - compliance with laws;

     - government licenses and permits;

     - real and tangible personal properties;

     - intellectual property and Year 2000 issues;

     - employee benefit matters;

     - taxes and tax returns;

     - environmental matters;

     - material agreements, contracts and commitments;

     - brokers or finders;

     - absence of questionable payments;

     - no distributive intent with respect to our common stock; and

     - exclusivity of representations.

     The representations and warranties given by us and Detective Merger-Sub relate to the following topics:

     - the due authorization, execution, delivery and enforceability of the merger agreement and the ancillary agreements to the merger agreement by us and Detective Merger-Sub and the transactions contemplated by those agreements;

     - our organization, valid existence and qualification to do business, and our corporate power and authority to enter into the merger agreement and the ancillary agreements to the merger agreement;

     - the organization, valid existence and qualification to do business of our subsidiaries and their authority to conduct their businesses and use and lease their assets and properties;

     - our capital structure and the capital structure of our subsidiaries and MarketWatch.com, including the number of shares of capital stock authorized, issued and outstanding, free and clear of all liens, and the number of outstanding options, warrants and convertible securities obligating us and our subsidiaries to issue shares of their respective common stock;

     - the merger agreement, the ancillary agreements and the transactions contemplated by those agreements do not conflict with charter documents, material contracts or applicable licenses, statutes or orders;

     - the required consents and approvals for the merger;

     - the timeliness and accuracy of all of our documents and financial statements, and the documents and financial statements of our subsidiaries and of MarketWatch.com, filed or to be filed with the Securities and Exchange Commission;

     - absence of material adverse events or changes;

     - absence of litigation;

     - compliance with laws;

     - government licenses and permits;

     - real and tangible personal properties;

     - intellectual property and Year 2000 issues;

     - employee benefit matters;

     - taxes and tax returns;

     - environmental matters;

     - material agreements, contracts and commitments;

     - brokers or finders;

     - insurance;

     - registration rights;

     - NASD matters;

     - state anti-takeover statutes and anti-takeover defenses;

     - stockholder vote required to approve the merger agreement;

     - opinion of financial advisors;

     - absence of questionable payments;

     - certain representations as to MarketWatch.com; and

     - exclusivity of representations.

CONDUCT OF BUSINESSES PENDING THE CLOSING

     Unless otherwise agreed by us and Interactive Data or contemplated by the terms of the merger agreement, from the date of the execution of the merger agreement until the closing of the merger or the termination of the merger agreement, we and Interactive Data will and will cause our respective subsidiaries to, operate our respective businesses in the ordinary course, use commercially reasonable efforts to retain our respective employees, operate our respective businesses in compliance with law, and continue to pay our respective bills in the ordinary course of business. In addition to these covenants, and without limiting them, we and Interactive Data will not, and will cause our respective subsidiaries not to:

     - grant any liens (other than permitted liens);

     - establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees except for salary increases in the ordinary course of business or as may be required by law or an applicable employment agreement or a collective bargaining agreement;

     - enter into any employment agreement with any person whose annual compensation exceeds $75,000 or enter into any severance agreement outside of the ordinary course of business or as contemplated by the merger agreement;

     - sell, assign, transfer, lease or otherwise dispose of any assets, except in the ordinary course of business;

     - acquire any corporation, partnership or other business organization or division thereof or incur any indebtedness (other than certain intercompany debt by Interactive Data to an affiliate of Interactive
       Data) or make any loans, advances or distributions of cash or guarantee or otherwise become responsible for, the obligations of any person;

     - take any action with respect to accounting policies and procedures that are not consistent with past practice and in the ordinary course of business;

     - other than certain intercompany transfers between Interactive Data and its affiliates, pay, discharge or satisfy any material claim, liability or obligation, other than payments of liabilities as reflected in financial statements or arising in the ordinary course of business and consistent with past practice;

     - make any material state, local or foreign tax election or settle or compromise any material state, local or foreign tax liability;

     - issue or sell any additional shares of capital stock or other equity interests or securities convertible into capital stock or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of capital stock or other equity interests (other than as permitted by the merger agreement);

     - amend a certificate of incorporation, other constitutive documents or by-laws, other than as required by the merger agreement;

     - other than permitted dividends and distributions by Interactive Data or its affiliates to affiliates of Interactive Data, declare, set aside or pay any dividends on, or make any other distributions, split, combine or reclassify any capital stock or issue any other securities in respect of capital stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of their own respective capital stock or any rights, warrants or options related thereto (other than as permitted by the merger agreement);

     - make or agree to make any new capital expenditure or expenditures except in the ordinary cause of business consistent with past practice;

     - except as required by law or contemplated by the merger agreement, enter into, adopt or amend in any material respect or terminate any employee benefit plan, collective bargaining agreement, employment agreement, deferred compensation agreement, consulting agreement, severance agreement, termination agreement, indemnification agreement or any other agreement, plan or policy involving one or more of our respective current or former directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

     - transfer or license to any person or entity or otherwise extend, amend or modify any rights to intellectual property or licensed intellectual property other than in the ordinary course of business consistent with past practice;

     - enter into any material contract, agreement, obligation, commitment, arrangement or understanding with any affiliate;

     - take any action that would cause any condition relating to the exercisability or full enjoyment of any option or other award to purchase common stock to lapse in whole or in part;

     - take or agree or commit to take or agree or commit to omit any action that would make any representation or warranty in the merger agreement or the ancillary agreements to the merger agreement inaccurate in any material respect; or take any action or course of action inconsistent with compliance with their respective covenants or agreements under these agreements; or

     - authorize or commit or agree to take any of the foregoing actions.

     The merger agreement further requires us, our affiliates and Interactive Data to implement and remain in compliance with our respective Year 2000 plans and not to amend or modify those plans without the prior written consent of the other party. We and Interactive Data will provide each other with written progress reports as reasonably requested and shall permit each of our respective agents, representatives and advisors reasonable access in order to monitor the status of the Year 2000 plan and the progress made in addressing the Year 2000 problem.

     The merger agreement also provides that, from the date of the merger agreement until the closing of the merger, except as required by the merger agreement, we shall not call or hold any meeting of our stockholders other than in connection with the election of members of our board of directors or other routine matters in the ordinary course of business consistent with past practice.

ADDITIONAL AGREEMENTS

  Agreements by Us, Detective Merger-Sub and Interactive Data

     The merger agreement provides that we, Detective Merger-Sub and Interactive Data will:

     - give each party reasonable access to all of our respective offices, properties, books and records and financial operating data;

     - abide by the terms of a confidentiality agreement previously executed by the parties and not disclose any confidential information unless otherwise permitted by that agreement;

     - make appropriate filing under the HSR Act or any other filing required under any antitrust law or by an antitrust authority;

     - use commercially reasonable efforts to obtain all consents and approvals in connection with the merger agreement and ancillary agreements to the merger agreement;

     - pay our respective expenses associated with the merger, except in the event of a willful breach or if a termination fee is due to Pearson Longman;

     - on the closing date execute and deliver the certificate of merger and the registration rights agreement and, from and after the closing date, take such further actions as may be reasonably required to carry out the provisions of the merger agreement and the ancillary agreements;

     - develop a joint communications plan and use reasonable best efforts to ensure press releases and public statements with respect to the merger are consistent with the plan and to consult with each other prior to issuing press releases or other public statements concerning the merger;

     - use best efforts to qualify the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986; and

     - advise the other party of any representation or warranty becoming untrue or inaccurate in any material respect or of any material failure to comply with or satisfy any covenant, condition or agreement under the merger agreement or any of the ancillary agreements to the merger agreement and of any change or event having, or likely to have, a material adverse effect on the truth of any representations or warranties or the ability to satisfy any of the conditions contained in the merger agreement or any of the ancillary agreements.

  Our Agreements

     The merger agreement provides that we will:

     - use our commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all governmental authorities necessary for the performance of our obligations in connection with the merger agreement and the ancillary agreements to the merger agreement, and not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals;

     - promptly make a Section 1018 filing with the NASD, if necessary, and file any required notices with, and obtain any required approvals from, state securities regulators in connection with the change of control of our wholly-owned subsidiary, DBC Securities, Inc.;

     - promptly hold a stockholders meeting for the purpose of approving the merger and the issuance of the shares of our common stock and the other matters contemplated by the merger agreement, including, among others, the amendment to our certificate of incorporation, and the election of the post-closing directors to our board of directors;

     - prepare and file with the Securities and Exchange Commission and mail to our stockholders proxy materials to be used in connection with the stockholder meeting;

     - prior to the closing of the merger, cause our common stock issued in connection with the merger to be approved for listing on The Nasdaq National Market System;

     - use our best efforts to ensure that our board of directors is comprised of 10 members following the merger, consisting of Allan R. Tessler, Alan
       J. Hirschfield, Donald Greenberg and Carl Spielvogel, and six persons designated by Interactive Data;

     - obtain, at the request of Interactive Data, the resignations, effective at any time as of or after the effective time, of our representatives on the board of directors of MarketWatch.com; and

     - prior to the effective time of the merger, repay each of our outstanding obligations pursuant to our loan from Society National Bank and any other material loan.

NO SOLICITATION OF OTHER TRANSACTIONS

     Until the merger is consummated or the merger agreement has been terminated, we have agreed not to, directly or indirectly:

     - solicit, initiate, encourage (including by way of furnishing information) or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, a takeover proposal; or

     - participate in any discussions or negotiations (including by way of furnishing information) regarding any takeover proposal.

     A takeover proposal means:

        - any bona fide inquiry, proposal or offer to acquire 20% or more of the net revenues, net income or assets of us or our subsidiaries, taken as a whole, or any class of equity securities of us or any of our subsidiaries; or

        - any tender offer or exchange offer that would result in any person owning 20% or more of any class of equity securities of us or any of our subsidiaries; or

        - any merger, consolidation or other similar transaction not contemplated by the merger agreement.

     Our board also is prohibited from (i) withdrawing or modifying its recommendation or approval of the merger and the other transactions contemplated by the merger agreement except as required by law, and except that the board may, if it believes it is in the best interest of our stockholders, withdraw or modify such recommendation, and (ii) entering into any acquisition agreement in respect of a takeover proposal.

     Notwithstanding the foregoing, our board of directors is not prohibited from taking and disclosing to our stockholders a position with respect to a tender offer or exchange offer under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act not made in violation of the merger agreement. We have agreed to immediately advise Interactive Data of the details of any takeover proposal we receive. In addition, we may participate in discussions with respect to an unsolicited superior proposal to determine whether the board is required by law to withdraw or modify the board's recommendation of the merger and the other transactions contemplated by the merger agreement. The board cannot terminate the merger agreement in such circumstances and must submit it to a vote of our stockholders at the annual meeting.

     We have agreed to give notice and detailed information of any superior proposal we receive to Interactive Data no less than 48 hours prior to participating in any such discussions.

     A superior proposal means any offer not solicited by us made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in the third party owning more than 50% of our shares or all or substantially all of the assets of us and our subsidiaries, taken together, on terms which our board of directors determines in good faith to be reasonably likely to obtain our stockholder approval and to provide consideration to our stockholders with a greater value than the consideration to be exchanged pursuant to the merger agreement.

TERMINATION

     We and Interactive Data can agree to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement if:

     - the merger is not completed by May 31, 2000, unless the terminating party failed to perform its obligations resulting in a delay of the closing date;

     - a government authority or court of competent jurisdiction permanently prohibits the merger;

     - our stockholders fail to approve the merger agreement and the proposals related to the merger in this proxy statement; or

     - the non-terminating party materially breaches any representation or warranty or any covenant in the merger agreement, and does not cure the breach.

     In addition, Interactive Data may terminate the merger agreement if we breach our non-solicitation agreements or our board withdraws its recommendation of the merger.

TERMINATION FEE

     Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring them, except that we have agreed to pay Pearson Longman a $25.5 million fee under certain circumstances, which are as follows:

     - if we breach our non-solicitation agreements or our board withdraws its recommendation of the merger and Interactive Data terminates the merger agreement as a result (which it has the right to do), we are obligated to pay Pearson Longman the termination fee on the date of that termination;

     - if a takeover proposal has been made and the merger agreement is terminated because (i) the merger has not occurred by May 31, 2000, (ii) we were unable to obtain the approval of our stockholders or (iii) we breached or failed to perform in any material respect any of our agreements under the merger agreement or any ancillary documents (in each such case, Interactive Data has the right to terminate the merger agreement), then we are obligated to pay Pearson Longman the termination fee if we enter into an agreement with respect to, or if we consummate, any takeover proposal within 12 months of the date the merger is terminated.

Any circumstance obligating us to pay the termination fee would also give Interactive Data the ability to exercise its rights under the option agreement. See "Other Agreements; Stock Option Agreement."

DIRECTOR AND OFFICER INDEMNIFICATION

     The merger agreement provides that our current and former directors and officers and those of our subsidiaries will continue to receive all rights to indemnification for acts or omissions occurring at or prior to the merger, as provided in our and our subsidiaries' respective certificates of incorporation. Any indemnification agreements will also survive the merger and continue in full force and be maintained by us. In the event that we merge in the future and are not the surviving corporation or we sell all or substantially all of our assets, the merger agreement requires our successors or assigns to assume these indemnification obligations.

     Following the merger, we will maintain for six years our current policies of directors' and officers' liability insurance, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less favorable to the insured, with respect to claims arising from facts or events that occurred on or before the merger. We may also substitute policies of Pearson Longman or its subsidiaries with respect to policies no less favorable to our and our subsidiaries' directors or officers. In no event, however, will we be required to spend in any one year an amount more than 200% of the aggregate annual premiums currently paid by us for this insurance.

CONDITIONS TO THE MERGER

     The merger is subject to satisfaction or waiver of certain conditions. The following conditions must be satisfied or waived before any of the parties to the merger agreement or the ancillary agreements to the merger agreement is obligated to effect the merger:

     - the holders of a majority of the outstanding shares of our common stock shall approve the merger agreement and the issuance of our common stock in the merger, the amendment to our certificate of incorporation, and vote for the election of the 10 post-closing directors to our board;

     - any applicable Hart-Scott-Rodino Act waiting period shall have expired or been terminated and any necessary consents or approvals under any foreign antitrust laws shall have been obtained;

     - all consents and approvals by the National Association of Securities Dealers and the Securities and Exchange Commission shall have been obtained;

     - Interactive Data shall have received all consents and approvals required for the merger;

     - no court of competent jurisdiction, government entity or regulatory body shall have taken any action which has the effect of making the merger illegal or otherwise prohibits the merger and no action has been taken or threatened by a government entity or regulatory body which prevents the transactions contemplated by the merger agreement and the ancillary agreements, or is likely to have a material adverse effect on the business of Interactive Data, us, our subsidiaries or MarketWatch.com or its subsidiaries; and

     - the reorganization of Interactive Data, as contemplated by the merger agreement, will have taken place and all necessary tax clearances and consents will have been received.

     The obligation of Interactive Data to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     - our representations and warranties and the representations and warranties of Detective Merger-Sub set forth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing of the merger, except for representations and warranties with respect to MarketWatch.com, which shall be true and correct on the earlier of the date of the merger agreement or the date they are expressly made, and Interactive Data shall have received a certificate signed on our behalf by our chief executive officer to that effect;

     - we and Detective Merger-Sub shall have performed and complied with, in all material respects, all obligations required to be performed by us under the merger agreement and the ancillary agreements to the merger agreement at or prior to the closing of the merger, and Interactive Data shall have received a certificate signed on our behalf by our chief executive officer to that effect;

     - the shares of our common stock to be issued in the merger shall have been authorized for listing on The Nasdaq National Market System, subject to official notice of issuance;

     - the average daily closing price per share of our common stock for the 10-trading-day period preceding the closing date shall be equal to or greater than $6.50;

     - Interactive Data shall have received evidence, in a form reasonably satisfactory to Interactive Data, of our repayment of the loan from Society National Bank or any other material loan and the release of all liens in connection with such loans;

     - receipt by Interactive Data and Pearson Longman of an opinion from tax counsel that the merger will be treated as a "reorganization" under
       Section 368(a) of the Internal Revenue Code, in a form reasonably acceptable to them;

     - Without Interactive Data's prior consent, none of the following shall have occurred:

        - a change in the authorized or outstanding capital stock of MarketWatch.com since June 30, 1999 other than pursuant to common stock options, bonuses or awards to employees, consultants or directors in an amount not exceeding 3% of the outstanding common stock of MarketWatch.com as of June 30, 1999;

          - any material adverse effect (as defined in the merger agreement) with respect to MarketWatch.com since June 30, 1999;

          - any entry by MarketWatch.com into any new line of business; or

          - any acquisition by MarketWatch.com of any partnership or joint venture with any other party, in each case involving payments or contributions by MarketWatch.com in excess of $5 million.

AMENDMENT AND WAIVER

     The merger agreement may be amended by the parties at any time before the effective time of the merger to the extent permitted by applicable law. However, certain amendments may by law require further stockholder approval. Amendments must be in a written document signed by each of the parties.

                                OTHER AGREEMENTS

     The following summarizes the material terms of the material ancillary agreements to the merger, copies of which have been filed as exhibits in our filings on Form 8-K or Form 10-Q. Such summaries are qualified in their entirety by reference to such agreements.

STOCK OPTION AGREEMENT

     Interactive Data required us to enter into a stock option agreement as a prerequisite to entering into the merger agreement. Interactive Data did not pay any monetary consideration in exchange for the stock option agreement. A copy of the stock option agreement is attached as Appendix C to this proxy statement and is incorporated by reference in this proxy statement. The stock option agreement grants Interactive Data the irrevocable option to purchase up to 6,889,293.63 shares of our common stock, at an exercise price of $7.65 per share. This share number represents 19.9% of the shares of common stock outstanding on November 14, 1999. Interactive Data may exercise the option, in whole or in part, at any time during the 12-month period following the termination of the merger agreement in any of the circumstances that entitle Pearson Longman to the payment of the $25.5 million termination fee. If the merger agreement terminates and Pearson Longman is not then entitled to the termination fee, but could later be entitled to the termination fee upon the occurrence of specified events, then the exercise period of the option will be extended until the later of (i) 12 months following the time the termination fee becomes payable and (ii) the expiration of the period during which events could occur that would give rise to a termination fee.

     Interactive Data is restricted under the agreement to profits not exceeding $3.6 million (excluding the termination fee payable under the merger agreement). In the event its profits would exceed this amount, Interactive Data in its sole discretion, shall either:

     - reduce the number of shares of our common stock to be subject to the option;

     - pay cash to us;

     - deliver to us for cancellation shares of our common stock that Interactive Data previously purchased; or

     - take any combination of the above actions in order to limit its profits to $3.6 million in the aggregate.

     At any time while the option is exercisable, upon demand, Interactive Data is entitled to receive for each share of our common stock subject to the option, an amount equal to the difference between the 10-day average per-share closing price of our common stock during the period beginning on the 12th trading day preceding its exercise notice, less the exercise price of $7.65.

     Within two years of any exercise of its option, Interactive Data may by written notice to us request that we register under the Securities Act all or any part of Interactive Data's shares acquired under the stock option agreement, as long as Interactive Data intends to offer at least 10% of the shares underlying the option. Interactive Data may also include, during that same two-year period, shares of our common stock acquired by it under the option in any registration we make of our common stock to be sold for our account.

     The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time prior to the merger be interested in acquiring all or a significant interest in us or our assets before completion of the merger.

VOTING AGREEMENTS

     In connection with the merger, each of the Alan J. Hirschfield Living Trust, the ART/FGT Family Partners Ltd and the Tessler Family Limited Partnership have entered into a voting agreement with Interactive Data. The terms of the agreement provide that the stockholders will vote all shares of our common stock beneficially owned by them, or any new shares of our stock they may acquire, in favor of the matters presented in this proxy statement. The agreement also requires those stockholders to vote against any of the following:

     - any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving us or any of our subsidiaries;

     - a sale, lease or transfer of a material amount of our assets or of any of our subsidiaries or a reorganization, recapitalization, dissolution or liquidation of us or any of our subsidiaries;

     - any change in the majority of our board of directors (other than as contemplated by the merger agreement);

     - any change in our present capitalization or any amendment of our Certificate of Incorporation or by-laws (other than as contemplated by the merger agreement);

     - any other change in our corporate structure or business;

     - any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the merger or the transactions contemplated by the merger agreement or the related agreements; or

     - any action or agreement that would result in our breach of the merger agreement or any of the related agreements.

     In connection with the voting agreements, each of these stockholders has executed an irrevocable proxy to vote their shares in favor of the approval of the merger agreement and the issuance of the 56,423,949 shares of our common stock to Pearson Longman in connection with the merger, the amendment to our certificate of incorporation, the election of the slate of directors presented in this proxy statement, the approval of the 2000 long-term incentive plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for our fiscal year ending June 30, 2000. As of January 10, 2000, the stockholders who entered into the voting agreements collectively held 2,740,690 shares of our common stock which represented approximately 7.9% of our outstanding common stock. None of the stockholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

REGISTRATION RIGHTS AGREEMENT

     Our stock to be issued to Pearson Longman in connection with the merger will not be registered under federal or state securities laws. Accordingly, we have entered into a registration rights agreement with Pearson Longman. Under the registration rights agreement, Pearson Longman can require us to register under federal and applicable state securities laws the shares of our common stock issued to it in connection with the merger in certain circumstances.

TERMINATION OF EMPLOYMENT AGREEMENTS

     Interactive Data required us to terminate our existing employment agreements with Messrs. Hirschfield and Tessler and Mr. Mark F. Imperiale, our chief executive officer, as one of the conditions to the closing of the merger. We therefore entered into termination agreements, which take effect on the closing of the merger, with each of these executives. Each executive agreed to certain minor modifications with regard to the benefits he was already entitled to under his current contract, and each agreed to provide certain services to us after the merger.

     In connection with such termination, Messrs. Hirschfield and Tessler will each receive $1,125,000 (3 times 150% of their respective base salaries) over the three-year period commencing on the effective time. Each also has agreed to continue to serve on our board of directors after the merger and to provide consulting services to us during that three-year period for no additional fees.

     In accordance with the terms of his current contract, Mr. Imperiale will receive a payment of $2.7 million (3 times 150% of his base salary). This payment will be made on the earlier of November 30, 2000 or the six-month anniversary of the closing of the merger. Vesting of all of Mr. Imperiale's unvested options also will occur as of that time. Mr. Imperiale also has agreed to provide us with consulting services to assist in the management of our post-merger business until the earlier of November 30, 2000 or the six month anniversary of the closing of the merger, for $75,000 per month. Mr. Imperiale will also receive a pro-rated bonus for fiscal 2000 equal to 50% of his base salary paid through the closing of the merger and medical coverage for himself and his family until he attains age 65.

                      INFORMATION ABOUT DATA BROADCASTING

     The information contained in this section summarizes certain information about us contained in our 1999 Annual Report filed on Form 10-K which is included with this proxy statement. All information provided is qualified in its entirety by the information and financial statements (including notes thereto) appearing in our 1999 Annual Report on Form 10-K. We strongly encourage you to read the enclosed 1999 Annual Report on Form 10-K.

     We distribute real-time financial and business information, directly and through our subsidiaries on a subscription basis to a broad range of individual and professional investors and businesses. We operate in two business segments:
(1) the Market Information segment and (2) the BondEdge segment. The principal services of the market information segment are eSignal, BMI MarketCenter, Quotrek, InSite, BondVu, Global Treasury Information Services, Federal News Service and various sports services. Historically, this segment included the agribusiness service of AgCast, which was sold on May 20, 1999. BondEdge, which is delivered by our Capital Management Sciences division, provides a comprehensive database of fixed income securities, analytical tools and models for institutional investors. In addition to these two segments, we own approximately 32% of the outstanding common stock of MarketWatch.Com, Inc., which provides an Internet business information site for individual investors, business professionals and the general public.

     Market Information sells access to its networks which provide real-time financial market and sports information, primarily to individual investors. This includes stock and commodity market quotes, equity analytics, financial and sports news and information, access to historical databases, customizable portfolio tracking, exclusive news coverage and commentary and historical and technical charting. Market Information also provides government transcripts and foreign exchange data. BondEdge distributes fixed income portfolio analytics to a broad base of institutional investment managers including banks, insurance companies, brokerage firms and investment management companies for valuation and risk management purposes. We distribute our services via the Internet or communication devices that rely on FM subcarriers, satellite transmission, cable television systems or telephone lines. For our broadcast services, we provide subscribers with proprietary equipment and software needed to access our networks and databases. Subscribers to Internet-delivered services download the software directly to their computers without the need for proprietary equipment.

                       INFORMATION ABOUT INTERACTIVE DATA

DESCRIPTION OF INTERACTIVE DATA'S BUSINESS

     Interactive Data is a leading provider of financial data. It collects, maintains and models global data on over 3.5 million securities, including a wide range of equities, commodities, derivative instruments and fixed income securities that are traded in numerous national and international markets. Interactive Data delivers data to its customers, which include many of the world's leading financial services institutions, through a range of proprietary products and services designed to provide customers with customized data access that is convenient, timely and reliable.

     Interactive Data's customers are primarily large institutions that have leading positions in the financial services industry. There is strong demand for financial information in this industry, and these institutions use its data to support their businesses. For example, Interactive Data's proprietary databases and delivery systems:

     - provide customers with daily closing prices for numerous securities, enabling them to value their holdings and process securities trades more easily and perform day-to-day securities administration which includes collection of dividend income and the processing of bond redemptions;

     - include a wide range of current and historical securities pricing data, which underlies its customers' research activities and investment decisions; and

     - enable Interactive Data's customers to better pursue their specific investment objectives by providing customized analysis and configuration of large amounts of financial data.

     Thus, Interactive Data plays an important supporting role in many areas of the financial information market, including:

     - post-transaction portfolio evaluation where customers focus on valuing recently traded securities;

     - post-transaction back office functions, in which purchases and sales of securities are finalized and customers prepare account statements for themselves and their clients; and

     - product research, which helps customers determine when to buy and sell securities.

     Organization. Interactive Data's global business is managed from its worldwide headquarters in Bedford, Massachusetts, with regional headquarters in London, England and Melbourne, Australia. In order to best meet its customers' needs for comprehensive international service, Interactive Data operates in three main geographic regions: North America, Asia/Pacific and United Kingdom/Europe. As discussed earlier, upon consummation of the reorganization, the companies that comprise Pearson plc's Financial Times Asset Management division will become subsidiaries of Interactive Data. These companies fit within Interactive Data's three operating regions as follows:

     NORTH AMERICA:
        Interactive Data Corporation
        Muller Data Corporation
        Exshare Financial Inc.
        Interactive Data Canada, Inc.

     ASIA/PACIFIC:
        Financial Times Information (Australia) Pty Limited
        Financial Times Information (H.K.) Limited
        Financial Times Information (Singapore) Pte Ltd.

     UNITED KINGDOM/EUROPE:
          Exshare Financial Limited
        FT Information (Ireland) Ltd.
        Exshare Computing Ltd.
        The Exchange Telegraph Company
        Exshare Financial (US) Ltd.
        W & W Ltd
        Exshare Statistical Services Ltd.

     After the reorganization, Interactive Data will continue to operate primarily under the brand names Interactive Data and Muller Data in North America and Financial Times Information and Valorinform in United Kingdom/Europe and Asia/Pacific.

     As of September 30, 1999, Interactive Data had approximately 1,200 employees worldwide, with a breakdown by geographical operating group as follows: North America, approximately 750; Asia/Pacific, approximately 25; and United Kingdom/Europe, approximately 430. Data collection and production activities take place in Bedford; Edinburgh, Scotland; Dublin, Ireland; Melbourne; and New York, New York. Information is processed at data centers located in London; Melbourne and Waltham, Massachusetts. Customer service telephone centers are located in Bedford; London; New York; Singapore and Melbourne. Sales offices are located in Boston, Massachusetts; Chicago, Illinois; Hong Kong; London; Newport Beach, California; Luxembourg; Melbourne; New York and Singapore.

     Interactive Data's technological infrastructure is designed to service the needs of its customers. Mainframe processors located in Waltham and London are used to process securities history and daily pricing data. Fault-tolerant processors located in Waltham, London, Melbourne, and Hong Kong process real-time feeds from securities exchanges around the world. UNIX machines located in each data center are used to collect and deliver data. Also, at each data center, Interactive Data uses what it believes to be state-of-the-art disk storage devices that are configured to provide optimum speed and reliability.

     Market and Customer Base. As discussed above, Interactive Data's business focuses on collecting, reformatting, and delivering data to its customers. In particular, it concentrates on the post-transaction segment of the financial information market, where it believes it has established a leading position. In this area, customers use its proprietary databases and delivery systems to value securities, process trades and prepare account statements for themselves and their clients.

     Interactive Data believes that its strength in the post-trade segment of the financial information market is due in part to its ability to be a "full service provider" of data. Being a full service data provider allows Interactive Data to price most, if not all, securities that are central to its customers' businesses, not just one type of security or those that are widely traded. For example, it supplies data for both listed and non-listed domestic and international equity and fixed-income securities. With respect to fixed-income instruments, it also provides extensive data regarding U.S. taxable and tax exempt securities as well as non-U.S. taxable issues. Moreover, Interactive Data believes that its extensive network of market contacts and its proprietary valuation models allow it to provide its customers with qualitative data that they cannot receive from another source.

     Interactive Data believes that its position as a leading provider of financial data is also the result of its ability to supply timely, reliable data. And, importantly, Interactive Data strives to deliver, and believes it is perceived as providing, top-quality customer service while fulfilling its customers' varied data needs.

     Interactive Data supplies data to several thousand separate organizations including major banks, brokerage firms and investment management firms. Most of its customers purchase its data to support their own operational needs. In North America, these "end-user" data customers include: 49 of the top 50 North American banks, 49 of the top 50 U.S. brokerage firms, 40 of the top 50 fund sponsors, 43 of the top 50 U.S. insurance companies, 50 of the top 50 U.S. money management firms, and 50 of the top 50 U.S. mutual fund groups (each as measured by total assets under management). In Asia/Pacific, Interactive Data services approximately 250 customers, including leading banks, asset managers, custodians and insurance groups. In

Asia/Pacific "end user" data customers include 10 of the top 30 custodians and trustees and 42 of the top 60 fund managers. In Japan, the Company services leading fund managers, banks and insurance companies through its redistributor NTT Data Corporation. In the U.K. the Company services 29 of the top 30 fund managers and 28 of the top 30 investment managers.

     Interactive Data also delivers data to redistributors who extend its reach to smaller institutional and individual investors. Unlike the end-user customers described above, these redistributors use their delivery systems, or serve as the interface between their clients and Interactive Data's delivery systems, to redistribute Interactive Data's data to service the needs of their clients. In this manner, Interactive Data broadens its market from large institutional customers to smaller institutional and individual investors. As of December 1, 1999, Interactive Data had relationships with approximately 200 such redistributors.

     Interactive Data also operates within the securities research segment of the financial information market, providing securities index data to the global investment markets. Stockbrokers, trustees, fund managers and consultants use this data to conduct benchmarking, risk analysis, fund tracking, performance measurement and attribution and trading activities.

     Products and Services. As discussed above, Interactive Data compiles, delivers, models and analyzes a large volume of data on a daily basis in support of a wide range of customer activity within the financial information market. These services are sold to the same customer base. Specific services include:

  Data Compilation

     - Fixed-income valuation: Interactive Data is a leader in pricing taxable fixed-income securities including hard-to-price issues. With the recent acquisition of Muller Data and the assets of Muniview and Valorinform, its data products now include tax-exempt securities as well. Interactive Data believes that the inclusion of its valuations in important industry benchmark fixed-income securities indices is indicative of its strong position in this area. Daily valuations for active U.S. and Canadian corporate, government, and agency fixed-income instruments include: U.S. pass-through securities (Government National Mortgage Association, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Small Business Administration); U.S. structured finance securities (collateralized mortgage obligations and asset backed securities); and U.S. municipal issues. Interactive Data also uses proprietary models and methodologies, securities terms and conditions databases, broker quotes, extensive quality control programs and historical data to enable its customers to better evaluate the securities data it provides. To meet the needs of its customers, who are both investing and expanding their operations globally, it has expanded this product range to include daily valuations for actively traded international fixed-income securities (convertible securities, debentures, Eurobonds, government bonds, and corporate bonds) denominated in the Euro and in local currencies. Historical data is also maintained.

     - Global equities pricing: Interactive Data compiles daily closing prices for equity securities from U.S. and Canadian exchanges, plus major and emerging markets around the world. It collects, edits and maintains data on numerous securities, which it receives directly from various securities exchanges and other authoritative sources. In addition to securities prices, it collects descriptive data and corporate action data (e.g., stock dividends, stock splits and reorganization data). Historical data is also maintained.

     - Other global data: Interactive Data also collects on a daily basis other global data which includes foreign exchange rates, indices, futures & options and unitized fund values such as mutual fund net asset values. Historical data is also maintained.

  Delivery of Data

     Interactive Data provides data to customers using various delivery applications that include:

     - FundRun 2000(TM), which delivers a comprehensive range of North American, international, and global security pricing and announcement data services customized to meet the unique needs of mutual funds, fund custodians, and unit investment trusts. These services provide pricing and pricing-related data designed to meet NASD deadlines for net asset value calculations. Data is available online, via mainframe to mainframe transmission and via mainframe to PC download.

     - IDSI(TM), which bulk-delivers U.S. and Canadian securities pricing, valuations, and announcement data. Data includes North American exchange pricing, pricing for taxable and non-taxable debt instruments, and corporate actions data including dividend, called bond, and bond interest announcements. This data is used by large financial institutions, mainly to value their securities portfolios on a daily basis.

     - InteractiveData.com(TM), which is a web-based tool providing convenient desktop access to pricing, corporate action, news stories, and descriptive data. Fund accountants use this data to better understand the underlying information affecting their securities' valuations. It allows customers to view the latest pricing, pricing history, detailed descriptive data, earnings, shares, volatility, and corporate actions (with history), with cross referencing capability, for over 3.5 million global securities. In addition, customers can use InteractiveData.com to review domestic and international news stories related to specific securities, and to identify holidays for global markets.

     - MuniView(R), which is a fully automated method for delivering and updating descriptive information on more than 2.5 million municipal bonds. MuniView delivers this descriptive data in a customized, easily readable form that supports post-transaction asset setup, trade settlement, and accounting functions performed to meet regulatory and customer service requirements. For example, mutual funds, banks, insurance companies, and brokerage firms use this product to maintain and update their master securities portfolio files, which allows them to conduct daily accounting activities essential to their businesses. An interface developed between the Government Finance Officers' Association Mun-Ease software and MuniView allows customers to customize their own database of municipal bond information. SIRS(TM) (Securities Information Retrieval Service) performs the same function for a different set of securities. It covers a broad range of publicly traded, taxable securities.

     - RemotePlus(TM), which is a financial data server for Windows(R), UNIX(R), and DOS workstations, creates a direct connection between applications (e.g., Microsoft(R) Excel) and Interactive Data's systems, allowing its customers to look up and retrieve global financial and securities research data. This product makes it easy for customers to download data into their PC's and to perform customized data analysis. It thus provides desk top access to an enormous range of current and historical securities information including historical pricing, descriptive, and corporate action data.

     - EXSHARE(TM), which is a leading database of international securities market data used by financial institutions around the world. EXSHARE provides access to over 350,000 securities, delivering over 1000 daily updated data items including pricing, descriptive and corporate actions data. This data comes from 150 of the world's developed and emerging markets and covers a wide range of financial instruments, measurements and products including equities, indices, foreign exchange rates, international and domestic bonds, warrants, traded options and unit trusts.

     - FTS(TM), based on third party proprietary software that was developed in support of our proprietary EXSHARE database, provides an interface with the EXSHARE database's end-of-day data. In addition, FTS provides access to intra-day pricing and month-end history. Using FTS, customers can easily view online information, access value added reports and download data to their PC-based applications.

     Securities Research. Interactive Data also provides its customers with research resources with which to analyze financial data. These research resources include:

     - Interactive Data's Business Information Products unit, which produces specialist information for financial professionals. Products are divided into five main categories. Credit Ratings -- which provides credit ratings for more than 20,000 issuers located in 100 countries and 70 emerging markets. FINSTAT -- which is a comprehensive data feed delivering prices and related information direct from The Financial Times newspaper. FINSTAT is used by a wide range of organizations including investment banks, fund managers, independent financial advisers, solicitors, corporate and national newspaper groups. Securities & Taxation -- which provides information on U.K. based securities including dividends and capital events for use in calculating U.K. capital gains tax. The data is available either in hard copy or machine-readable formats, and London Stock Exchange publications. The Stock Exchange Daily Official List -- which summarizes all trading activity carried out through the London Stock Exchange on the previous day of business. The Stock Exchange Weekly Official Intelligence -- which provides an overview of all Stock Exchange announcements, including news and dividends.

     - Interactive Data's Portfolio Analytics unit, which is a leading provider of index and constituent data to the global investment markets. The indices are used by stockbrokers, trustees, fund managers and consultants and are used for benchmarking, risk analysis, fund tracking, performance measurement, attribution, and trading. Portfolio Analytics is independent of any index owner and supplies a wide range of indices. It provides data in one format and in just one data feed. Portfolio Analytics provides value-added data eliminating a customer's need to perform lengthy calculations.

     Current Initiatives. To grow Interactive Data's business, and to meet customers' changing needs, Interactive Data is currently focusing on several product development initiatives, which include:

     - Investment in Fixed Income Content: Interactive Data is investing in staff, systems and data sources to strengthen its position as the premier full service provider of fixed income valuations and supporting data. Interactive Data expects these investments to result in increased market share and an acceleration in its revenue growth.

     - Continental European Growth: Interactive Data plans to leverage its existing data, brand recognition and web-based delivery tools to expand its presence in continental Europe. Further promotion and expansion of its fixed income evaluation service in Europe will support this initiative. Due to the fragmented nature of the European marketplace, Interactive Data also intends to establish a series of local alliances in targeted countries to allow faster and deeper market penetration.

     - Internet Based Online Desktop Data Access: Online data access factors heavily in Interactive Data's growth plans. Interactive Data already employs three products (FTS, InteractiveData.com and ExpressNet) which use web-browser technology to deliver extensive data to the desktop computers employed by back-office personnel in conducting post-transaction activities. Interactive Data is currently expanding data content and data distribution capabilities in connection with its proprietary fixed income pricing data products to expand its desktop presence. Industry sources believe that financial institutions' top priorities for new investment are Internet technologies and Internet based products and services.

     - Information For Risk Management Applications: Risk management activities involve the analysis of financial data in order to maximize the risk-reward profile of customers' securities portfolios. In order to perform optimum risk management analyses, customers need high quality data that can be customized to work within their individual portfolio profiles. In approaching this market, Interactive Data plans to leverage its ability to price illiquid securities and its ability to provide historical data on specific securities. In the future, Interactive Data also plans to offer its risk management customers customized intra-day pricing information so that they can refine their individual risk-reward profiles throughout the trading day. The increasing amount of available financial data, linked with rising demand for positive investment returns and heightened regulation of investment activities globally, is fueling this growth.

     - Growth in Asia/Pacific: Through emphasis on a strong alliance with NTT Data Corporation, a leading market data corporation, Interactive Data plans to achieve growth gains in the Japanese market, which is currently undergoing significant deregulation. See "The Merger; Our Reasons for the Merger" for further discussion of possible post-merger initiatives.

INTERACTIVE DATA'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based upon and should be read in conjunction with the combined financial statements and the notes thereto of Interactive Data included elsewhere herein. The following table sets forth certain combined financial data of Interactive Data. This data is presented to reflect the comparative periods discussed in the following analysis.

                             RESULTS OF OPERATIONS

                            SELECTED FINANCIAL DATA
                                 ($ THOUSANDS)

                                                       YEAR ENDED          NINE MONTHS ENDED
                                                      DECEMBER 31             SEPTEMBER 30
                                                  --------------------    --------------------
                                                    1998        1997        1999        1998
                                                  --------    --------    --------    --------
REVENUES
North America...................................  $ 98,338    $ 89,024    $ 86,768    $ 71,074
UK/Europe.......................................    53,978      51,090      42,755      39,490
Asia/Pacific....................................     4,121       3,180       3,288       2,907
                                                  --------    --------    --------    --------
                                                   156,437     143,294     132,811     113,471
                                                  --------    --------    --------    --------
COSTS AND EXPENSES
Cost of services................................    47,992      44,403      37,963      34,917
Selling, general and administrative ("SG&A")....    68,421      63,705      52,263      50,493
                                                  --------    --------    --------    --------
Depreciation expense............................     5,293       5,066       4,301       4,033
Amortization expense............................    31,114      31,036      20,135      23,453
Restructuring expense...........................     3,647       4,457          --       2,753
                                                  --------    --------    --------    --------
Income (loss) from Operations...................  $    (30)   $ (5,373)   $ 18,149    $ (2,178)
                                                  ========    ========    ========    ========
Net income (loss)...............................  $ (3,215)   $ (6,944)   $  8,310    $ (4,952)
                                                  ========    ========    ========    ========
EBITDA(1).......................................  $ 36,160    $ 30,750    $ 42,531    $ 25,218
                                                  ========    ========    ========    ========

---------------
(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization expense. We believe that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. You should not consider EBITDA in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We understand that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

KEY BUSINESS METRICS

     In reviewing the ongoing performance of its business, Interactive Data focuses on revenue growth, cash generation and controlling expenses. The key metrics that Interactive Data reviews on a regular basis to measure its performance in these areas are revenue growth, EBITDA, the EBITDA margin (EBITDA/Revenues), and the ratio of the two key cost categories (cost of services and selling, general and administrative expenses) to revenue. The following table outlines these metrics:

                                    YEAR ENDED DECEMBER 31        NINE MONTHS ENDED SEPTEMBER 30
                                ------------------------------    ------------------------------
                                 1998       1997      % CHANGE     1999       1998      % CHANGE
                                -------    -------    --------    -------    -------    --------
Revenue ($000s)...............  156,437    143,294       9.2%     132,811    113,471      17.0%
EBITDA ($000s)................   36,160     30,750      17.6%      42,531     25,218      68.7%
EBITDA Margin.................     23.1%      21.5%      7.4%        32.0%      22.2%     44.1%
Cost of services to Revenue...     30.7%      31.0%     -1.0%        28.6%      30.8%     -7.1%
SG&A to Revenue...............     43.7%      44.5%     -1.8%        39.4%      44.5%    -11.5%

NINE MONTHS ENDED SEPTEMBER 30, 1999 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1998

  Revenue. Revenue for the nine months ended September 30, 1999 compared to revenue for the nine months ended September 30, 1998 grew by $19.3 million (17.0%) including $7.8 million representing two months from the 1999 acquisitions. Excluding revenues from the 1999 acquisitions, core revenues increased by $11.5 million (10.2%).

     North American revenues grew in total by $15.7 million (22.1%) of which $7.4 million related to the 1999 acquisitions. Excluding this, core revenue grew by 11.6%. UK/Europe revenues grew by $3.3 million (8.3%) over 1998 levels; while, Asia/Pacific revenues increased by $0.4 million (13.1%) over 1998 levels.

     The main drivers of core revenue growth across all three regions were new sales of data products to end users and redistributors, growth from existing redistributors and from volume related business where customers pay on a variable basis. This revenue growth was driven by both increased sales to current customers and new sales to new customers. Increased revenue was also driven by moderate price increases.

  Expenses. Cost of services increased by $3.0 million (8.7%), mainly as a result of the inclusion of two months of costs from the businesses acquired in 1999. Excluding costs for businesses acquired in 1999, costs increased by 1.3% over 1998, reflecting a firm control of cost growth during the year. This can also be seen from the decline in the percentage of revenues expended on cost of services from 30.7% in September 1998 to 28.6% in 1999. SG&A costs increased by $1.8 million (3.5%), but excluding the 1999 acquisitions, the costs decreased by $1.7 million (-3.4%), due mainly to the elimination of infrastructure related costs in the UK. This decrease can also be seen in the reduction in the proportion of revenues dedicated to SG&A from 44.5% of revenues in 1998 to 39.4% in 1999.

     Amortization declined by $3.3 million to $20.1 million, mainly as a result of the ending of amortization of certain non-compete contracts associated with the acquisition of the original Interactive Data Corporation in 1995. Amortization amounts also include goodwill associated with the acquisition of the Extel business in the UK in 1993, the acquisition of Information Express in Australia in 1994 and the 1995 Interactive Data acquisition. The 1999 decline was partially offset by increased amortization charges relating to goodwill and intangibles created in the 1999 acquisition of Muller Data and the assets of Muniview and Valorinform.

     Income from operations was $18.1 million compared with a loss of $2.2 million for the comparable period in 1998. EBITDA increased from $25.2 million in 1998 to $42.5 million in 1999.

     Interactive Data recognized income tax expense of $10.4 million for the nine months ended September 30, 1999 compared to an income tax expense of $3.0 million for the same period in 1998. The effective income tax rate for the nine months ended September 30, 1999 was 55.5%. The primary difference between the U.S. statutory tax rate and Interactive Data's effective tax rate in 1999 resulted from amortization deducted for financial reporting purposes but which is non-deductible for US federal and state tax purposes.

     As a result of the factors described above, the net income for the nine months ended September 30, 1999 compared to the nine months ended September 30, 1998 increased from a loss of $4.9 million to net income of $8.3 million.

YEAR ENDED DECEMBER 31, 1998 VERSUS YEAR ENDED DECEMBER, 31, 1997.

       Revenue.  Overall revenue in 1998 grew by $13.1 million (9.2%).

     North American revenues grew in total by $9.3 million (10.5%), UK/Europe revenues grew by $2.9 million (5.7%) and Asia/Pacific revenues increased by $0.9 million (29.6%).

     The principle generators of revenue growth across all three regions were new sales of data products to end users and redistributors, growth from existing redistributors and from volume related business where customers pay on a data packet basis, and from modest price increases.

       Expenses. Cost of services increased by $3.6 million (8.1%), although as a percentage of revenue the proportion expended dropped from 31% to 30.7%. SG&A increased by $4.7 million (7.4%). Again, the proportion of revenue spent in this cost category decreased from 44.5% in 1997 to 43.7% in 1998.

     Amortization was flat between the two years. Amortization relates to the acquisition of the Extel business in the UK in 1993, the acquisition of Information Express in Australia in 1994, and the acquisition of the original Interactive Data in the US in 1995.

     As a result of the improvement in expense margins, EBITDA increased from $30.8 million in 1997 to $36.2 million in 1998.

     Loss from operations was $30,000 compared with a loss of $5.4 million for the comparable period in 1997.

     Interactive Data recognized income tax expense of $3.6 million for 1998 compared to an income tax expense of $2 million for 1997. The primary difference between the U.S. statutory tax rate and Interactive Data's effective tax rate in 1998 and 1997 resulted from amortization deducted for financial reporting purposes but which was non-deductible for federal and state tax purposes.

     As a result of the factors discussed above, the net loss decreased from $6.9 million in 1997 to $3.2 million in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Interactive Data's treasury functions are managed centrally by its parent, Pearson plc. Pearson provides all lines of credit.

     Cash provided by operating activities was $35.1 million for the nine months ended September 30 1999, and $38.0 million and $24.2 million for the years ended 1998 and 1997 respectively. The increase in 1999 was primarily due to the generation of net income of $8.3 million for the nine-month period ended September 30, 1999 compared to a loss of $3.2 million in the prior fiscal year. The increase from 1997 to 1998 was due to a lower net loss and favorable changes among several working capital components.

     Interactive Data's capital expenditure needs have been fairly low and constant in 1997 and 1998. Capital expenditure requirements increased in 1999, and are expected to increase further as Interactive Data integrates the businesses acquired in 1999 and purchases capital assets to enable it to utilize a common technology across its entire operations.

     In 1999, Interactive Data acquired Muller Data and the assets of Valorinform and Muniview for $147.5 million which was funded by Pearson.

     Approximately 34.7%, 37.1%, and 37.9% of Interactive Data's revenues were derived from overseas operations in the nine months ended September 30, 1999 and each of the years ending December 31, 1998 and 1997. Interactive Data does not hedge its foreign currency exposure.

     Management believes that the cash generated by operating activities are sufficient to meet the short- and long-term needs of the current operations of Interactive Data.

INCOME TAXES

     Interactive Data's US operations are included in Pearson Inc.'s consolidated US federal income tax return and certain state income tax returns. For financial reporting purposes, Interactive Data calculates federal and state income taxes as if it files its income tax returns on a stand-alone basis and is required to pay to Pearson, Inc. that amount. Similarly, Interactive Data's foreign tax operations are responsible for their income taxes computed on a stand-alone basis.

     Deferred taxes are recorded for differences between the financial statements and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

INFLATION

     Inflation has not had a material effect on the results of Interactive Data's operations but there can be no assurances that results of operations will not be affected by inflation in the future.

YEAR 2000

     Interactive Data has substantially completed a comprehensive review of its products, information systems and critical suppliers to identify those that may have been affected by the Year 2000 issue. Interactive Data's Year 2000 status is as follows:

     - Interactive Data's products are Year 2000 ready. In some instances, new products were created while other products were "decommissioned" and clients were notified of migration paths to Year 2000 ready products. The majority of the Year 2000 effort at Interactive Data was completed by the end of 1998, with remaining efforts and client migration efforts continuing in 1999. Some Year 2000 effort was continuing at the businesses acquired by Interactive Data in 1999, but this activity has since been completed.

     - Interactive Data has sought Year 2000 readiness statements from each of its significant suppliers, most of which have provided positive assurances regarding their readiness.

     - Interactive Data's administrative systems have also been reviewed and, where necessary, made Year 2000 ready.

     Interactive Data has spent a total of approximately $6.4 million to date on ensuring that systems are Year 2000 ready, and this expense has been recorded in the income statement in the appropriate period.

     Based upon currently available information, Interactive Data's management believes that Interactive Data has met its readiness goals and does not anticipate that there will be any material impact on its financial condition, results of operations or liquidity.

FORWARD LOOKING STATEMENTS

     The foregoing description of Interactive Data's business contains forward-looking statements that are covered by the Private Securities Litigation Reform Act of 1995. See "Forward-Looking Statements in This Proxy Statement." The risks and uncertainties that may affect the operations, performance, development and results of Interactive Data's business include the following:

     - The presence of competitors with greater financial resources or technological capacities and their strategic response to Interactive Data's services which could result in Interactive Data's failure to grow its business as planned.

     - Changes in technology which could affect the competitiveness of Interactive Data's products and services.

     - Interactive Data's failure or the failure of material third parties to have successfully completed their year 2000 projects.

     - A decline in activity levels in the securities markets which could lower demand for Interactive Data's products and services.

     - Consolidation of financial services. This consolidation has two forms: consolidations within an industry (such as banking) and across industries (such as consolidations of insurance, banking and brokerage companies). Such consolidation could lower demand for Interactive Data's products and services.

     - Retention of key employees assigned to work associated with the integration of the recently acquired businesses with Interactive Data. Loss of these employees could result in a delay in integration work designed to provide operational synergies and product enhancements.

     - Prolonged outage at one of Interactive Data's data centers. While Interactive Data employs high reliability hardware at its London, Melbourne and Waltham data centers, a prolonged outage at either the London, Melbourne or Waltham data center could have a material impact on revenues.

                             ELECTION OF DIRECTORS

     At our annual meeting, 10 directors are to be elected, each to hold office (subject to our by-laws) commencing upon the completion of the merger until the next annual meeting of our stockholders and until a respective successor has been elected and qualified or until the respective director's earlier death, resignation or removal. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the board of directors prior to or at the annual meeting or, if no substitute is selected by the board of directors prior to or at the annual meeting, for a motion to reduce the membership of the board to the number of nominees available.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 10 nominees named below. Shares may not be voted cumulatively. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

     Pursuant to our by-laws, the 10 candidates receiving the greatest number of votes shall be elected as directors. Pursuant to our by-laws, any record stockholder who desires to nominate candidates for election to the board of directors must deliver written notice to our Secretary no later than 60 days in advance of our annual meeting or 10 days after the date on which notice of our annual meeting is given, whichever is later.

     In the event the merger is not approved by our stockholders, our current board of directors will continue to serve until our next meeting.

NOMINEES

     Our nominees for director following the merger are as follows:

NAME                                                     AGE(1)     OFFICE TO BE HELD
----                                                     ------     -----------------
Robert Berkley.........................................    40     Director
Stuart Clark...........................................    52     Director
John Fallon............................................    37     Director
Donald P. Greenberg....................................    65     Director
Stephen Hill...........................................    39     Chairman of the Board
Alan J. Hirschfield....................................    64     Director
Philip J. Hoffman......................................    41     Director
John Makinson..........................................    45     Director
Carl Spielvogel........................................    71     Director
Allan R. Tessler.......................................    63     Director

---------------
(1) As of December 31, 1999

     ROBERT BERKLEY has been nominated to serve as one of our directors. Since May 1999, Mr. Berkley has served as executive vice president and chief information officer of Pearson Technology Centre, a division of Pearson plc. From December 1998 until May 1999, Mr. Berkley was senior vice president and chief information officer for Pearson Technology Centre. From December 1997 to December 1998, Mr. Berkley was senior vice president -- advanced technology and operations of Simon & Schuster, Inc. and from November 1995 to December 1997 he was vice president -- architecture and advanced technology of Simon & Schuster, Inc. Prior thereto, Mr. Berkley was vice president -- technology strategic planning for Bankers Trust, Inc.

     STUART CLARK has been nominated to serve as one of our directors. Since 1998, Mr. Clark has been head of Financial Times Asset Management. Mr. Clark is also a member of the management board of Pearson plc's Financial Times Group. From 1995 to 1998, Mr. Clark was president of the original Interactive Data. Prior thereto, Mr. Clark was director for market data services of Financial Times Information.

     JOHN FALLON has been nominated to serve as one of our directors. He is communications director for Pearson plc. Mr. Fallon is responsible for that company's global investor relations, media relations, employee communications, and strategic positioning. He joined Pearson plc in October 1997 from PowerGen plc, an international energy group, where he served as communications director.

     DONALD P. GREENBERG has been a professor at Cornell University, Ithaca, New York, for the past 31 years. He is the Jacob Gould Sherman professor of computer graphics and the director of the computer graphics program at Cornell University. In 1987, Dr. Greenberg received the ACM SIGGRAPH Steven A. Coons award for outstanding creative contributions to computer graphics and in 1991 was named a member of the National Academy of Engineering. He is the founding director of the National Science Foundation's Science and Technology Center for Computer Graphics and Scientific Visualization. Dr. Greenberg currently serves on the board of directors of Chyron Corporation, a designer and manufacturer of digital equipment for the broadcast industry.

     STEPHEN HILL has been nominated to serve as one of our directors. Since 1998, he has served as chief executive officer of the Financial Times Group, and he is a member of the management board of Pearson plc. From 1996 to 1998, Mr. Hill was chief executive officer of The Financial Times, and from 1995 to 1996 was chief executive officer of the Westminster Press Ltd, a newspaper publishing subsidiary of Pearson plc. Mr. Hill joined Pearson plc in 1987 as head of strategy, and was heavily involved in Pearson's expansion into satellite television broadcasting.

     ALAN J. HIRSCHFIELD serves as co-chairman of the board and served as our co-chief executive officer during the last seven years until November 29, 1999. Prior to becoming our co-chief executive officer in June, 1992, Mr. Hirschfield served as managing director of Schroder Wertheim & Co. Inc. and as a consultant to the entertainment and media industry. He formerly served as chief executive officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the boards of MarketWatch.com, Cantel Industries, Inc., a distributor of medical and scientific equipment and Chyron Corporation, a designer and manufacturer of digital equipment for the broadcast industry.

     PHILIP J. HOFFMAN has been nominated to serve as one of our directors. Since January 1999, Mr. Hoffman has served as president of Pearson Inc. From January 1, 1997 to December 31, 1998, Mr. Hoffman was executive vice president, chief financial and administrative officer for The Penguin Group. Prior thereto, Mr. Hoffman held various executive positions at Pearson Inc., including vice president -- finance from June 1, 1995 to December 31, 1996, and prior thereto, as vice president, company secretary and director of taxation from January 1, 1995.

     JOHN MAKINSON has been nominated to serve as one of our directors. Since April 1996, Mr. Makinson has been the Pearson plc group finance director. Prior thereto, Mr. Makinson was the managing director of The Financial Times. Mr. Makinson currently also serves as a non-executive director of George Weston Limited in Canada.

     CARL SPIELVOGEL is chairman and chief executive officer of Carl Spielvogel Associates, Inc. and also served as the chairman and chief executive officer of the United Auto Group, Inc., a publicly traded operator of multiple-franchise auto dealerships until April 1997. Mr. Spielvogel was associated with Backer Spielvogel Bates Worldwide, Inc., an advertising and marketing communications company, from July 1987 until January 1, 1994. He served in various positions with Backer Spielvogel Bates Worldwide, including chairman and chief executive officer. He was vice chairman and a member of the board of directors of Interpublic Group of Companies, Inc. for approximately 20 years. Mr. Spielvogel is a member of the boards of directors of Hasbro, Inc., a designer and manufacturer of toys, and Barney's, Inc., a clothing retailer. Mr. Spielvogel also serves on The Financial Times outside advisory committee on business matters.

     ALLAN R. TESSLER serves as co-chairman of the board and served as our co-chief executive officer during the last seven years until November 29, 1999. In addition to serving as co-chief executive officer since June 1992, Mr. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also chairman of the board of Enhance Financial

Services Group Inc., a municipal bond reinsurer, and Jackpot Enterprises, Inc., a gaming machine route operator. From 1989 to 1996 he was chairman of the board of Great Dane Holdings, Inc., a diversified holding company. Since January 1997, Mr. Tessler has also served as chairman of Checker Holdings Corp. IV, a private holding company. From December 1991 through September 1993 Mr. Tessler was chairman of the board and chief executive officer of Ameriscribe Inc., a national provider of facilities management services. Mr. Tessler also serves on the boards of MarketWatch.com, The Limited, Inc., a specialty retailer, and Allis-Chalmers Corporation, a machine repair business.

     There are no family relationships among our directors or executive officers. Information regarding our executive officers is located under the heading "Executive Officers of the Registrant" included in Part I of our 1999 Annual Report on Form 10-K and is incorporated by reference into this proxy statement.

     These individuals will be placed in nomination for election to the board of directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The shares represented by the proxy cards returned will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1999, our board of directors held four meetings and took one action by written consent. Our board of directors has an audit committee, a compensation committee and a stock option committee. Our board of directors does not have a nominating committee, such matters are discussed by our board as a whole. All of the current nominees who were directors attended the meetings of the board of directors and of the committees of the board of directors on which they served during the fiscal year ended June 30, 1999.

     The audit committee may take any and all actions which may be taken by our board of directors to review and supervise our financial controls, including recommending to our board of directors the selection of our independent auditor, reviewing our financial statements, reviewing the scope and results of external audits, acting upon recommendations of the auditor, reviewing our proposed budgets, reporting to our board of directors any considerations or recommendations the audit committee may have with respect to such matters and taking such further actions as the committee deems necessary. During the fiscal year ended June 30, 1999, the audit committee, composed of Charles M. Diker, David R. Markin and Herbert S. Schlosser, met once.

     The compensation committee may take any and all actions which may be taken by our board of directors to review and approve executive and senior management compensation. During the fiscal year ended June 30, 1999, the compensation committee, composed of Charles M. Diker, David R. Markin and Herbert S. Schlosser, met once and its actions were subsequently ratified by the full board of directors. However, Mr. Schlosser excluded himself from certain actions because he was serving as a consultant to us during a portion of such period.

     The stock option committee was established to serve as administrator of our stock option plan, however, with respect to actions related to executive officers the stock option committee only acted at the direction of the compensation committee. As plan administrator, the stock option committee has full and final authority to select employees to be granted options and to determine the number of shares and terms of any options granted. The stock option committee also considers and recommends to our board of directors whether grants to officers, directors and employees, other than pursuant to the long-term incentive plan, should be made. The stock option committee, composed of Alan J. Hirschfield and Allan R. Tessler through January 1999, met two times during the fiscal year ended June 30, 1999, and took two actions by written consent.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, ASSOCIATES AND CERTAIN OTHER
PERSONS(1)

     The following table sets forth as of January 10, 2000, certain information regarding the shares of our common stock beneficially owned by (i) each beneficial holder of more than 5% of the outstanding shares of our common stock,
(ii) each named director, (iii) each named director nominee (iv) each named executive and (v) all of our directors, nominees for director and executive officers as a group.

                                                                     BENEFICIAL OWNERSHIP
                                                           ----------------------------------------
                                                              AMOUNT AND NATURE OF       PERCENT OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP        TOTAL(2)
----------------                                           --------------------------    ----------
Robert Berkley...........................................                           0          *
  Director Nominee
Stuart Clark.............................................                           0          *
  Director Nominee
Charles M. Diker.........................................    220,900   -- Direct(3)            *
  Director                                                    45,500   -- Indirect(4)
Dwight H. Egan...........................................     25,330   -- Direct(5)            *
  Director
  Executive Vice President -- Sales and Marketing
John Fallon..............................................                           0          *
  Director Nominee
Financial Times Television Limited.......................        107   -- Direct(6)            *
  Affiliate of Interactive Data and Pearson Longman
Donald P. Greenberg......................................     35,000   -- Direct(7)            *
  Director
Stephen Hill.............................................                           0          *
  Director Nominee
Alan J. Hirschfield......................................  1,487,145   -- Indirect(8)       4.28%
  Co-Chairman of the Board
Philip J. Hoffman........................................                           0          *
  Director Nominee
Mark F. Imperiale........................................     49,999   -- Direct(7)            *
  President and Chief Executive Officer
James A. Kaplan..........................................      5,667   -- Direct(9)            *
  Director
  Vice Chairman of the Board
John Makinson............................................                           0          *
  Director Nominee
David R. Markin..........................................    210,000   -- Direct(7)         1.14%
  Director                                                   185,000   -- Indirect(10)
Herbert S. Schlosser.....................................     45,070   -- Direct(11)           *
  Director
Carl Spielvogel..........................................     23,000   -- Direct(12)           *
  Director
Allan R. Tessler(13).....................................  1,803,545   -- Indirect(14)      5.18%
  Co-Chairman of the Board
All current directors, nominees and executive officers as
  a group (16 persons)...................................  4,136,156(15)                   11.63%

---------------
  *  Less than 1%

 (1) The table in this section is based upon information supplied by officers, directors, director nominees and principal stockholders of the Company and information set forth on any statements filed with the Securities and Exchange Commission, pursuant to Sections 13(d) or 13(g) of the Exchange Act. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

 (2) Applicable percentage of ownership for the officers and directors is based on 34,509,210 shares of common stock (37,490,560 shares of common stock, which were outstanding on January 10, 2000, less 2,981,350 treasury shares).

 (3) Includes 110,000 shares which may be acquired upon exercise of presently exercisable options. See "Director and Executive Compensation; Compensation of Directors."

 (4) Includes 34,500 shares in investment accounts managed by Mr. Diker, over which he exercises shared investment power. Includes 11,000 shares in an investment account held by Mr. Diker's wife, over which he exercises shared investment power.

 (5) Includes 25,000 shares which may be acquired upon exercise of presently exercisable options. See "Election of Directors; Compensation of Directors."

 (6) Excludes 2,740,690 shares, voting power in respect of which has been granted to Interactive Data, an affiliate of Financial Times Television Limited, subject to the voting agreements referenced in notes 8 and 14 below.

 (7) Represents shares which may be acquired upon exercise of presently exercisable options. See "Election of Directors; Compensation of Directors."

 (8) Held of record directly by Alan J. Hirschfield Living Trust. Includes 275,000 shares which may be acquired upon exercise of presently exercisable options. Voting power in respect of these shares has been granted to Interactive Data. See "Other Agreements; Voting Agreements."

 (9) Includes 667 shares which may be acquired upon exercise of presently exercisable options. See "Election of Directors; Compensation of Directors."

(10) Includes 180,000 shares held by Sophie Limited Partnership, an entity in which Mr. Markin has shared voting control, and 5,000 shares in an investment account held by Mr. Markin's wife, over which he exercises shared investment power.

(11) Includes 40,000 shares which may be acquired upon exercise of presently exercisable options. See "Executive Compensation and Other Information; Compensation to Directors."

(12) Includes 20,000 shares which may be acquired upon exercise of presently exercisable options. See "Election of Directors; Stock Option Grants," and "The Merger; Interests of Certain Persons in the Merger". Excludes 70,000 shares to be issued upon completion of the contemplated merger.

(13) Owner's address is in care of Karla Tessler, 4020 Moose-Wilson Road, P. O. Box 11749, Jackson, Wyoming 83002.

(14) Includes 983,545 shares held by ART/FGT Family Partners Ltd. and 545,000 shares held by Tessler Family Limited Partnership. Includes 275,000 shares which may be acquired upon exercise of presently exercisable options. Voting power in respect of these shares has been granted to Interactive Data. See "Other Agreements; Voting Agreements."

(15) Includes 1,040,666 shares which may be acquired upon exercise of presently exercisable options or options which may be exercised within 60 days of the effective date of this table. See "Executive Compensation and Other Information -- Stock Option Grants" and "Executive Compensation and Other Information -- Compensation of Directors".

DIRECTOR AND EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid or accrued to or on behalf of our co-chief executive officers and our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal years ended June 30, 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                   COMPENSATION
                                           ANNUAL COMPENSATION        AWARDS
                                FISCAL    ---------------------    ------------        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)(1)
---------------------------     ------    ---------    --------    ------------    ------------------
Alan J. Hirschfield...........   1999     $375,000     $500,000           --                 --
Co-Chairman of the Board and     1998     $337,500           --           --                 --
  Co-Chief Executive Officer     1997     $324,000           --      125,000                 --
Allan R. Tessler..............   1999     $375,000     $500,000           --                 --
  Co-Chairman of the Board and   1998     $337,500           --           --                 --
  Co-Chief Executive Officer     1997     $324,000           --      125,000                 --
James A. Kaplan...............   1999     $475,008           --           --             $3,300
  President -- CMS               1998     $475,008           --      100,000             $3,300
  Vice-Chairman of the Board     1997     $454,168           --           --             $3,135
Mark F. Imperiale.............   1999     $312,500     $375,000           --             $3,300
  President, Chief Operating
  Officer and                    1998     $287,508     $175,000       50,000             $3,300
  Chief Financial Officer        1997     $261,470     $125,000      100,000             $3,135
Dwight H. Egan................   1999     $240,576           --           --             $3,300
  Director, Executive Vice       1998     $230,715           --           --             $3,300
  President -- Sales &
     Marketing                   1997     $229,392           --           --             $3,135

---------------
(1) Matching contribution to our 401(k) plan.

STOCK OPTION GRANTS

     There were no stock options granted to executive officers for the fiscal year ended June 30, 1999.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year by the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                             NUMBER OF                  DOLLAR VALUE OF
                                                            UNEXERCISED            UNEXERCISED IN-THE-MONEY
                            SHARES       DOLLAR          OPTIONS AT FY-END             OPTIONS AT FY-END
                           ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                      OR EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   ---------   -----------   -------------   -----------   -------------
Alan J. Hirschfield.....          0             0     233,333        41,667        1,418,616       132,709
Allan R. Tessler........          0             0     233,333        41,667        1,418,616       132,709
Dwight H. Egan..........    339,858     6,892,308      25,000             0          100,000             0
James A. Kaplan.........     66,000       930,561         667        33,333            3,168       158,332
Mark F. Imperiale.......    233,333     4,931,022           0        66,667                0       279,002

     The value of unexercised options at fiscal year-end is the difference between the option exercise price and the average of the high ask and low bid price for our common stock as reported by The NASDAQ National Market System for June 30, 1999, which was $10 1/8. These amounts have not been, and may never be, realized.

Actual amounts realized will depend on the value of our common stock if and when options become exercisable and are exercised.

COMPENSATION OF DIRECTORS

     Effective February 1, 1999, the annual fee for directors was raised to $12,000, with the chairmen of the audit and compensation committees receiving a $3,000 premium. During fiscal year 1999, all of our non-employee directors received fees of $7,500 and reimbursement for travel expenses for service to the board of directors. The chairmen of the audit and compensation committees received an additional $1,250 during fiscal year 1999. No employee director received compensation for service to the board of directors.

     Each of our non-employee directors holding such position on the third business day after we publicly announce our summary fiscal year-end statement of sales and earnings shall, at the discretion of the stock option committee, receive an option to acquire 10,000 shares of common stock with an exercise price equal to the fair market value of the stock on such date. On September 13, 1999, each non-employee director was granted options for 10,000 shares of our common stock at an exercise price of $8.625, which become exercisable on the date of grant. Each option terminates, to the extent not exercised prior thereto, upon the earlier of (i) the tenth anniversary of the grant or (ii) the first anniversary of the cessation of the optionee's service as a director.

     Effective September 15, 1996, we entered into a consulting agreement with Mr. Herbert S. Schlosser, one of our directors. The consulting agreement provides for: (i) a three-year term; (ii) payment for consulting services of $250,000 payable in installments of approximately $21,000 per quarter; and (iii) the grant of options to purchase 25,000 shares of our common stock. Our aggregate consulting fee payments during the fiscal year ended June 30, 1999 were $83,333.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     We entered into employment agreements with Messrs. Hirschfield and Tessler effective as of October 1, 1999 which continue until October 31, 2003 and are renewable for successive one-year terms. Each agreement provides for a base salary of $250,000 and a performance based bonus of up to 100% of the base salary as determined by the compensation committee upon an evaluation of our performance and the performance of the executive during the previous fiscal year. In the event of certain involuntary terminations or in the event of a change of control wherein we or our successor exercise our right to terminate the agreement, the executive will receive a lump sum payment equal to 150% of base salary for a period of three years. In the event the executive exercises his right to terminate the agreement upon a change of control, the executive will receive a lump sum payment equal to 150% of his base salary for a period of one year. In each case, (i) the executive's issued but unvested options will vest immediately and may be exercised over a period equal to the lesser of the option expiration date or three years, and (ii) the period under which the executive is subject to a covenant not to compete with us will be reduced to one year.

     Our board of directors approved the election of Mark Imperiale as president and chief executive officer effective July 1, 1999 at its meeting in February 1999. By mutual agreement such election was deferred until Mr. Imperiale's replacement as chief financial officer joined us. Accordingly, we executed an employment agreement with Mr. Imperiale effective October 1, 1999. The agreement provides for a four-year term automatically renewable for four successive one-year terms, a base salary of $600,000 with scheduled increases in future years and a performance-based bonus of up to 100% of the base salary as determined by the compensation committee upon an evaluation of our performance and the performance of the executive during the previous fiscal year. In addition, the executive was granted 600,000 options to purchase our common stock, 300,000 of which are contingent upon approval by our stockholders of the 2000 long-term incentive plan. If stockholder approval is not obtained, the executive will receive additional compensation equal to the appreciation of the 300,000 shares underlying the contingent options. In the event of certain involuntary terminations or in the event of a change of control wherein we or our successor exercise our right to terminate the agreement, (i) the executive will receive a lump sum payment equal to 150% of base salary for the greater of a period of three years or the remainder of his employment term, (ii) all of the executive's issued but unvested options will vest immediately and may be exercised over a period equal to the lesser of the option expiration date or three years, and (iii) the period under which the executive is subject to a covenant not to compete with us will be reduced to one year. Under Mr. Imperiale's employment agreement he may borrow up to $1,000,000 for open market purchases of our common stock, secured by the stock, at the prime rate of interest, payable no later than five years from the date of the loan. In the event the executive exercises his right to terminate the agreement upon a change of control, (i) the executive will receive a lump sum payment equal to 200% of his base salary for a period of one year, (ii) all of the executive's issued but unvested options which are not conditional options will vest immediately and may be exercised over a period equal to the lesser of the option expiration date or three years, and (iii) the period under which the executive is subject to a covenant not to compete with us will be reduced to one year.

     The employment agreements for each of Messrs. Hirschfield, Tessler and Imperiale provide for "gross-up" payments if any excise taxes are incurred by any of them pursuant to the "golden parachute" rules contained in the tax code.

     In connection with the merger, the employment of Messrs. Hirschfield, Tessler and Imperiale will terminate. See "Other Agreements; Termination of Employment Agreements" and "The Merger; Interests of Certain Persons in the Merger."

     We entered into an employment agreement with Mr. Kaplan, President of Capital Management Sciences, effective April 29, 1994. The agreement provided for a three-year term of employment and base salaries of $400,000, $425,000 and $450,000, respectively, in each of the years. The agreement was extended in April of 1997 for two years from its scheduled termination, but Mr. Kaplan was only required to be available 80% of his time and was granted options to purchase 100,000 shares of our common stock. His salary was increased to $475,000 for the extension years. Mr. Kaplan continued to work under the terms of his extension until his retirement on June 30, 1999. The agreement also provides for a subsequent three-year consultancy period during which Mr. Kaplan will be paid annual payments of $333,333 for part-time consulting services and non-compete restrictions. Mr. Kaplan is prohibited from competing with us during the entire term of the agreement. Mr. Kaplan's right to receive the compensation specified in the latter three-year period is subject only to his continuing compliance with the non-compete restrictions. The first of these payments was made on July 1, 1999.

     We entered into an employment agreement with Mr. Crane, our chief financial officer, on October 15, 1999. The term of his agreement commenced on November 29, 1999 and continues until June 30, 2002 unless automatically extended to June 30, 2003 if a change of control occurs prior to December 31, 2000. The agreement provides for a base salary of a minimum of $300,000 annually through June 30, 2001, and an increase thereafter to $325,000. Mr. Crane is also entitled to receive a performance based bonus of up to 100% of his base salary subject to the discretion of the compensation committee of our board of directors. For fiscal 2000 Mr. Crane is guaranteed a bonus of 50% of his base salary. In addition, Mr. Crane was granted an option to acquire 120,000 shares of common stock and an option to purchase an additional 60,000 shares on the first anniversary of the agreement, each vesting over a three-year period. Mr. Crane is prohibited from competing with us during the entire term of the agreement and for two years after its termination. In the event of certain involuntary terminations (i) Mr. Crane will receive a lump sum payment equal to 150% of his base salary for a period of the greater of one year or the balance of his employment term and (ii) the period under which Mr. Crane is subject to a covenant not to compete with us will be reduced to one year. In the event of a change of control and the termination of Mr. Crane, any of Mr. Crane's issued but unvested options will vest immediately.

     We currently have no other compensation plan or arrangement with respect to any of the executive officers named on the Summary Compensation Table, which results or will result from the resignation, retirement, or other termination of such individual's employment with us or from a change in our control or a change in the individual's responsibilities following a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until January 1999, Messrs. Hirschfield and Tessler served on the stock option committee, however, the actions with respect to executive officers were taken at the direction of the compensation committee.

     Mr. Markin, chairman of our compensation committee, was, during the fiscal year, President of Checker Holdings, an entity which does not have a compensation committee. Mr. Tessler, our co-chief executive officer, was a member and chairman of the board of directors of Checker Holdings.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the SEC and us, initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Based upon the information supplied it by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representations of officers and directors, all these filing requirements were satisfied by our directors and executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions regarding compensation of our executive officers are made by the compensation committee, except that decisions as to the granting of options under our stock option plan are made by the stock option committee of our board of directors. In making decisions on compensation, the compensation committee solicits and receives the recommendations of the co-chief executive officers, with recommendations relating to the grant of options being considered by the compensation committee prior to being referred to the stock option committee.

  Compensation Policies For Executive Officers

     The compensation committee desires to set compensation at levels and through arrangements that will attract and retain managerial talent desired by us, reward employees for past contributions and motivate managerial efforts consistent with corporate growth, strategic progress and the creation of stockholder value. The compensation committee believes that a mix of salary, incentive bonus and stock options will achieve those objectives.

  Relationship of Performance to Executive Compensation

     The base salaries of Messrs. Kaplan and Imperiale for the 1999 fiscal year were set by terms of their employment agreements which were negotiated to attract and retain them. The compensation committee believes these salaries are competitive and represent a fair estimate of the value of the services rendered by Messrs. Kaplan and Imperiale to us.

     The compensation committee awarded Mr. Imperiale a bonus of $175,000 for the 1999 fiscal year that was based upon our results of operations. He received a separate bonus of $200,000 related to the successful completion of the initial public offering of MarketWatch.com, which contributed significantly to our market value.

     Mr. Egan's base salary was set coincident with the acquisition of BII and a grant of options made at that time. His compensation package was structured to induce him to remain with us following the acquisition.

  Basis For the Compensation of the Co-Chief Executive Officers

     The base salaries of the co-chief executive officers for the 1999 fiscal year were set at a level consistent with other chief executives at comparable companies considering our financial performance. The co-chief executive officers received bonuses related to the successful completion of the initial public offering of MarketWatch.com, which contributed significantly to our market value.

Respectfully submitted,

COMPENSATION COMMITTEE

    David R. Markin, Chairman     Charles M. Diker     Herbert S. Schlosser

STOCK PERFORMANCE GRAPH

     The graph presented below compares our cumulative total return, the NASDAQ U.S. market index and the NASDAQ Non-Financial index from June 30, 1994 through June 30, 1999. Total return is based on an assumed investment of $100 on June 30, 1994 and reinvestment of dividends through June 30, 1999.

                             FIVE YEAR TOTAL RETURN

                                                           DBC                     NASDAQ U.S.            NASDAQ NON-FINANCIAL
                                                           ---                     -----------            --------------------
6/94                                                       100                         100                         100
6/95                                                       117                         134                         137
6/96                                                       188                         171                         174
6/97                                                        93                         208                         205
6/98                                                       124                         275                         269
6/99                                                       206                         394                         394

STOCKHOLDER NOMINATION OF DIRECTORS

     Nominations other than those made by our directors must be in writing and be delivered to our Secretary at our principal executive offices at 3490 Clubhouse Drive, Jackson, Wyoming 83014 not less than 10 days after the date on which notice of the annual or special meeting is first given to the stockholders, or more than 60 days prior to any annual or special meeting, whichever is later. Such nominations must include the information regarding the person advancing the nomination as well as information about the nominee as required by our bylaws. Nominations not made according to these procedures will be disregarded.

               PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION
                      TO INCREASE THE NUMBER OF AUTHORIZED
                   SHARES OF OUR COMMON STOCK TO 200,000,000

     Our board of directors has unanimously approved, and recommended to our stockholders that they approve, an amendment to our certificate of incorporation to increase our authorized number of shares of common stock to 200,000,000. A copy of the amendment to our certificate of incorporation is attached as Appendix F.

     Our certificate of incorporation authorizes us to issue 75,000,000 shares of common stock, $.01 par value per share, of which, as of January 10, 2000, 34,509,210 shares were issued and outstanding, 2,981,350 shares were held as treasury stock and 3,026,023 were reserved for issuance pursuant to outstanding options and warrants. Assuming the merger with Interactive is consummated, we must issue 56,423,949 shares of common stock. In the event that the merger is not approved, we will not amend our certificate of incorporation to increase the number of authorized shares of common stock.

     We do not have a sufficient number of shares of common stock available for issuance in the merger. Accordingly, our certificate of incorporation must be amended to provide for the necessary authorized stock to permit issuance of those shares. The issuance of additional shares of our common stock will be determined in the board of directors' sole discretion with no further authorization by security holders required for the creation and issuance thereof, subject to the requirements of The NASDAQ National Market System that stockholder approval be obtained for certain issuances of additional shares of our common stock.

     Our board of directors is required to make any determination to issue shares of common stock based on its judgment as to the best interests of the stockholders and us. The issuance of new shares will also have a dilutive effect on the voting power of existing holders of our common stock and on earnings per share and could be used to dilute the stock ownership of a person or entity seeking to obtain control of us should our board of directors consider the action of such entity or person not to be in the best interest of stockholders and us.

     OUR BOARD OF DIRECTORS UNANIMOUSLY (WITH ONE ABSTENTION) RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 200,000,000.

              PROPOSAL TO ADOPT OUR 2000 LONG-TERM INCENTIVE PLAN

     Our board of directors has adopted the 2000 long-term incentive plan. The 2000 long-term incentive plan is intended to replace our existing stock option plan. Under our existing plan, no further option grants may be made as the limit contained in that plan has been reached. Adoption of the 2000 long-term incentive plan will enable us to continue to use stock options (and other stock-based awards) as a means to attract, retain and motivate our key personnel. Our board's adoption of the 2000 long-term incentive plan and all awards granted under the 2000 long-term incentive plan is conditional upon stockholder approval. If the 2000 long-term incentive plan is approved, our existing stock option plan will terminate except that the terms of our existing plan will continue to govern options that remain outstanding under that plan. As of January 10, 2000, a total of 2,606,023 shares of our common stock were subject to options outstanding under our existing plan.

DESCRIPTION OF THE 2000 LONG-TERM INCENTIVE PLAN

     The 2000 long-term incentive plan is set forth as Appendix E to this Proxy Statement, and the description of the 2000 long-term incentive plan contained herein is qualified in its entirety by reference to Appendix E.

     The purpose of the 2000 long-term incentive plan is to provide a means to attract, retain, motivate and reward our directors, officers, employees and consultants by increasing their ownership interests in us. Awards under the 2000 long-term incentive plan may be granted by the stock option committee of our board of directors and may include: (i) options to purchase shares of our common stock, including incentive stock options ("ISOs"), non-qualified stock options or both; (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control or upon other events; (iii) restricted stock, consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future;
(v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the common stock. Awards granted under the 2000 long-term incentive plan are generally not assignable or transferable except by the laws of descent and distribution.

     The flexible terms of the 2000 long-term incentive plan are intended to, among other things, permit the stock option committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of any award if performance objectives are not met, or linking the time of exercisability or settlement of an award to the achievement of performance conditions. For awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, such performance objectives shall be based solely on (i) annual return on capital;
(ii) annual earnings or earnings per share; (iii) annual cash flow provided by operations; (iv) changes in annual revenues; (v) stock price and/or (v) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

     The stock option committee, which will administer the 2000 long-term incentive plan, will have the authority, among other things, to: (i) select the directors, officers and other employees and consultants entitled to receive awards under the 2000 long-term incentive plan; (ii) determine the form of awards, or combinations of awards, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of common stock or units or rights covered by an award; and (iv) determine the terms and conditions of any awards granted under the 2000 long-term incentive plan, including any restrictions or limitations on transfer, any vesting schedules or the acceleration of vesting schedules and any forfeiture provision or waiver of same. The exercise price at which shares of common stock may be purchased pursuant to the grant of stock options under the 2000 long-term incentive plan is to be determined by the option committee at the time of grant in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of common stock covered by such grant at the time of grant.

     The number of shares of our common stock that may be subject to outstanding awards granted under the 2000 long-term incentive plan (determined immediately after the grant of any award), when added to the number of shares subject to options then outstanding under our existing plan, may not exceed 20% of the aggregate number of shares of our common stock then outstanding. In addition, no individual may receive awards in any one calendar year relating to more than 1,000,000 shares of common stock.

     The 2000 long-term incentive plan may be amended, altered, suspended, discontinued, or terminated by our board of directors without stockholder approval unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.

     Pursuant to Mr. Imperiale's employment agreement, he was granted an option under the 2000 long-term incentive plan to purchase 300,000 shares of our common stock at a price per share of $7.91. This option may be terminated if the stockholders do not approve an increase in the number of shares allowed under our option plans by April 30, 2000. Mr. Imperiale's employment agreement provides that he will be entitled to receive, upon his exercise, a cash payment equal to the appreciation on 300,000 shares of our common stock. No other awards have been granted pursuant to the 2000 long-term incentive plan. Awards that may in the future be received by or allocated to the chief executive officer, the four other most highly compensated executive officers, or to such other groups of persons, cannot be determined at this time.

FEDERAL TAX CONSEQUENCES

     The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the 2000 long-term incentive plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the 2000 long-term incentive plan.

     The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the grantee or us. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and we will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock received. In each case, we will generally be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

     A participant's disposition of shares acquired upon the exercise of an option, SAR or other stock-based award in the nature of a purchase right generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to us in connection with a disposition of shares acquired upon exercise of an option or other award, except that we will generally be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the 2000 long-term incentive plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. We will generally be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. Such election must be made and filed with the Internal Revenue Service within thirty days of the receipt of the shares or other property.

     Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. Assuming the 2000 long-term incentive plan is approved at the annual meeting, we believe that options granted with an exercise price at least equal to 100% of the fair market value of the underlying stock at the date of grant, and other awards the settlement of which is conditioned upon achievement of performance goals (based on performance criteria described above), will qualify as such "performance-based compensation," although other awards under the 2000 long-term incentive plan may not so qualify.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE COMPANY'S 2000 LONG-TERM INCENTIVE PLAN.

                 PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITOR

     Our Audit Committee has recommended, and our Board of Directors has selected, the firm of PricewaterhouseCoopers LLP, independent public accountants, to audit our financial statements for the fiscal year ending June 30, 2000, subject to ratification by the stockholders. PricewaterhouseCoopers LLP has acted as our independent auditor since fiscal year 1995. Representatives of PricewaterhouseCoopers LLP, the auditors of our 1999 financial statements, are expected to be present at this annual meeting with the opportunity to make a statement, if they so desire, and they are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information presents our historical information incorporated by reference in this proxy statement and the historical information of Interactive Data included in this proxy statement, as adjusted to give effect to the events noted below. The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the assumed merger between us and Interactive Data, including a preliminary estimated purchase price allocation, as if the merger occurred on September 30, 1999. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 give effect to (a) the acquisition of Muller Data and the assets of Muniview and Valorinform by Interactive Data on July 29, 1999 and (b) the assumed merger between Data Broadcasting and Interactive Data, as if each had occurred on January 1, 1998.

     The following information is not necessarily indicative of the financial position or operating results that would have occurred had the events referred to above been consummated on the dates, or at the beginning of the periods, for which the consummation of such events is being given effect. Since Interactive Data's stockholder will own approximately 60% of the shares of the merged entity after closing of the assumed merger, the merger will be recorded as if Interactive Data had acquired our common stock on the closing date. For purposes of preparing consolidated financial statements of the merged entity, Interactive Data will establish a new accounting basis for our assets and liabilities based upon the fair values thereof and our purchase price, including the costs of the merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial information appearing in this proxy statement are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial information. Interactive Data will continue its study to determine the fair value of certain of our assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. Assuming the consummation of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in values and changes in operating results between the dates of the pro forma financial data and the date on which the merger is consummated.

                         DATA BROADCASTING CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                              (A)/(B)         (A)                         PRO FORMA
                                             HISTORICAL    HISTORICAL      MERGER          COMBINED
                                                IDC           DBC        ADJUSTMENTS       COMPANY
                                             ----------    ----------    -----------      ----------
Cash and cash equivalents..................   $ 44,432      $ 39,900      $    (250)(C)
                                                                            (43,656)(D)   $   40,426
Accounts receivable, net...................     45,820        10,914                          56,734
Income tax receivable......................                    6,173                           6,173
Related party receivables..................     19,224                                        19,224
Other current assets.......................      8,530         1,462                           9,992
                                              --------      --------      ---------       ----------
          Total current assets.............    118,006        58,449        (43,906)         132,549
Property and equipment, net................     20,369        16,121                          36,490
Goodwill, net..............................    235,584        44,800        (44,800)(F)
                                                                            190,562(F)       426,146
Investment in MarketWatch.com, Inc.........                   41,331        (41,331)(F)
                                                                            212,625(F)       212,625
Other intangibles..........................    126,037         3,355         (3,355)(F)
                                                                             84,700(F)       210,737
Other assets...............................      1,027         5,926                           6,953
                                              --------      --------      ---------       ----------
          Total assets.....................   $501,023      $169,982      $ 354,495       $1,025,500
                                              ========      ========      =========       ==========
Accounts payable and accrued liabilities...   $ 44,306      $ 13,724      $   3,500(E)
                                                                              4,950(F)
                                                                              1,500(F)    $   67,980
Deferred tax liabilities...................                    6,531                           6,531
Income tax payable.........................     12,769                      (12,769)(D)
Related party payable......................     20,000                                        20,000
Deferred revenue...........................     27,765         8,824                          36,589
Other current liabilities..................                    3,703           (250)(C)        3,453
                                              --------      --------      ---------       ----------
          Total current liabilities........    104,840        32,782         (3,069)         134,553
Deferred tax liabilities...................     18,202       (13,904)        67,747(F)
                                                                             (1,957)(F)
                                                                             (1,384)(E)
                                                                             32,172(F)       100,876
Other non-current liabilities..............                    1,709                           1,709
                                              --------      --------      ---------       ----------
          Total liabilities................    123,042        20,587         93,509          237,138
Stockholders' equity.......................    377,981       149,395       (147,279)(F)
                                                                            (30,887)(D)
                                                                             (3,500)(E)
                                                                              1,384(E)
                                                                              3,000(F)
                                                                            438,268(F)       788,362
                                              --------      --------      ---------       ----------
Total liabilities and stockholders'
  equity...................................   $501,023      $169,982      $ 354,495       $1,025,500
                                              ========      ========      =========       ==========

See accompanying notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

                         DATA BROADCASTING CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) The unaudited pro forma condensed combined balance sheet of the merged entity is based on our historical financial position and that of Interactive Data as of September 30, 1999. Since Interactive Data shareholders will own approximately 60% or 56,423,949 shares of the shares of the merged entity after closing of the assumed merger, the merger will be recorded, as described in the notes below, as if Interactive Data had acquired our common stock.

(B) Historical Interactive Data reflects the capitalization of Interactive Data inter-company indebtedness with non Interactive Data companies within the Pearson group, except for a $19,224 receivable from Rycade Capital Corp. and a $20,000 payable to Pearson, in accordance with the terms of the merger agreement.

(C) To record repayment of our outstanding bank debt prior to the closing date, as required by the merger agreement.

(D) To record a dividend payment to the Pearson group of Interactive Data's cash balance, except for $776, and capitalization of Interactive Data's income tax payable of $12,769 prior to the closing date.

(E) To record our estimated transaction costs of $3,500 as an expense, and the associated deferred tax asset at our statutory tax rate, prior to the closing date.

(F) To record the merger of Data Broadcasting and Interactive Data in exchange for the merger consideration described below:

Value of shares of Data Broadcasting common stock...........  $419,631(i)
Value of options to purchase Data Broadcasting common
stock.......................................................    18,637(i)
                                                              --------
Purchase price before transaction and severance costs.......   438,268
Severance costs.............................................     4,950
Estimated transaction costs of Interactive Data.............     4,500(ii)
                                                              --------
    Total estimated purchase price..........................   447,718
(Less): estimated fair value of tangible net assets of Data
  Broadcasting..............................................   (57,793)(iii)
                                                              --------
Excess of purchase price over estimated fair value of
  tangible net assets.......................................   389,925
Allocation of excess purchase price:
Estimated fair value of investment in MarketWatch.com.......  (212,625)(iv)
Identifiable intangible assets..............................   (84,700)(v)
Deferred tax adjustments:
  Severance costs...........................................    (1,957)
  MarketWatch.com...........................................    67,747(iv)
  Identifiable intangible assets............................    32,172(v)
                                                              --------
Goodwill....................................................  $190,562
                                                              ========

(i) The adjustments reflecting the consummation of the merger are based upon the purchase method of accounting and include the value of 34,509,210 shares of our common stock and 1,532,662 options to purchase our common stock. The estimated value associated with our shares of common stock is calculated using our market value of common stock of $12.16 per share, the average closing price of our common stock for the five-day period including the date of the announcement of the signing of the merger agreement and the two days preceding and succeeding such date. The value of the options to purchase our common stock is calculated using the treasury stock method based on an assumed market value of our common stock of $12.16, calculated as noted above.

(ii) To record $3,000 of the estimated transaction costs of Interactive Data as a capital contribution, as the Pearson group will pay such expenses, and $1,500 of the costs as accounts payable as Interactive Data will pay such expenses.

(iii) Estimated fair value of tangible net assets of Data Broadcasting is assumed to approximate historical net tangible assets as of September 30, 1999 which has been determined as follows:

Historical net tangible and intangible assets of Data
  Broadcasting..............................................  $149,395
(Less) transaction costs of Data Broadcasting...............    (3,500)
Plus deferred tax on Data Broadcasting transaction costs....     1,384
                                                              --------
Adjusted historical net tangible and intangible assets of
  Data Broadcasting.........................................   147,279
Less: Data Broadcasting goodwill............................    44,800
      Data Broadcasting carrying value of MarketWatch.com...    41,331
      Data Broadcasting carrying value of other
  intangibles...............................................     3,355
                                                              --------
Estimated fair value of tangible net assets of Data
  Broadcasting..............................................  $ 57,793
                                                              ========

     Interactive Data will continue its study to determine the fair value of our assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study.

(iv) The value assigned to our investment in MarketWatch.com is based on our holding of 4,500,000 shares of common stock at a price of $47.25, the closing price of MarketWatch.com common stock on September 30, 1999. This value exceeds our share of the underlying net assets of MarketWatch.com by $158,340.

     The value assigned to deferred tax liabilities is based on the incremental write-up of our investment in MarketWatch.com, from $41,331 to $212,625 tax-affected at our statutory tax rate.

(v) To record estimated fair value of identifiable intangible assets attributable to the assumed merger. Our identifiable intangible assets include estimates of fair value for the acquired customer lists, assembled workforce and core technology databases. Interactive Data will continue its study to determine the fair value of our identifiable intangibles and will make appropriate purchase accounting adjustments upon completion of that study.

     The value assigned to deferred tax liabilities is based on the incremental write-up of our identifiable intangible assets, from $3,355 to $84,700, tax-affected at our statutory tax rate.

                         DATA BROADCASTING CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   PRO FORMA                               PRO FORMA
                              (A)        (A)/(B)                    COMBINED     (A)/(C)                   COMBINED
                           HISTORICAL   HISTORICAL   ACQUISITION   IDC/MULLER   HISTORICAL     MERGER       IDC/DBC
                              IDC         MULLER     ADJUSTMENTS    COMPANY        DBC       ADJUSTMENTS    COMPANY
                           ----------   ----------   -----------   ----------   ----------   -----------   ---------
Revenues.................   $132,811     $28,756                    $161,567     $ 82,904                  $244,471
Costs and expenses
  Costs of services......     37,963       9,435                      47,398       43,612                    91,010
  Selling, general and
    administrative.......     52,263      17,206                      69,469       31,100                   100,569
  Amortization...........     20,135       1,812        (1,812)(D)                  4,507        (4,503)(I)
                                                        19,227(E)     39,362                     25,769(J)   65,135
  Depreciation...........      4,301       1,228          (614)(F)     4,915        5,685                    10,600
                            --------     -------      --------      --------     --------     ---------    --------
  Total costs and
    expenses.............    114,662      29,681        16,801       161,144       84,904        21,266     267,314
                            --------     -------      --------      --------     --------     ---------    --------
Income (loss) from
  operations.............     18,149        (925)      (16,801)          423       (2,000)      (21,266)    (22,843)
  Equity in losses of
    MarketWatch.com......                                                         (10,054)      (39,585)(K)  (49,639)
  Other income (expense),
    net..................        540        (591)          591(G)        540        1,103                     1,643
                            --------     -------      --------      --------     --------     ---------    --------
Income before income
  taxes..................     18,689      (1,516)      (16,210)          963      (10,951)      (60,851)    (70,839)
  Provision (benefit) for
    income taxes.........     10,379         118        (6,245)(H)     4,252       (3,810)      (19,820)(L)  (19,378)
                            --------     -------      --------      --------     --------     ---------    --------
Net income (loss)........   $  8,310     $(1,634)     $ (9,965)     $ (3,289)    $ (7,141)    $ (41,031)   $(51,461)
                            ========     =======      ========      ========     ========     =========    ========
EBITDA...................                                                        $  8,192(M)               $ 52,892(M)
Net income (loss) per
  share
  Basic..................                                                        $  (0.21)                 $  (0.56)
  Diluted................                                                        $  (0.21)                 $  (0.56)
Weighted average shares
  Basic..................                                                          34,822                    91,246(N)
  Diluted................                                                          34,822                    91,246(N)

 See accompanying notes to Unaudited Pro Forma Condensed Combined Statement of
                                  Operations.

                         DATA BROADCASTING CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA                                 PRO FORMA
                                  (A)          (A)                       COMBINED     (A)/(C)                     COMBINED
                               HISTORICAL   HISTORICAL   ACQUISITION    IDC/MULLER   HISTORICAL      MERGER        IDC/DBC
                                  IDC         MULLER     ADJUSTMENTS     COMPANY        DBC        ADJUSTMENTS     COMPANY
                               ----------   ----------   -----------    ----------   ----------    -----------    ---------
Revenues.....................   $156,437     $47,194                     $203,631     $103,247                    $306,878
Costs and expenses
  Costs of services..........     47,992      14,921                       62,913       49,815                     112,728
  Selling, general and
    administrative...........     68,421      23,612                       92,033       35,174                     127,207
  Restructuring expense......      3,647                                    3,647                                    3,647
  Amortization...............     31,114       3,240        (3,240)(D)                   6,262        (6,206)(I)
                                                            32,960(E)      64,074                     34,358(J)     98,488
  Depreciation...............      5,293       2,223        (1,112)(F)      6,404        9,836                      16,240
                                --------     -------      --------       --------     --------      --------      --------
      Total costs and
         expenses............    156,467      43,996        28,608        229,071      101,087        28,152       358,310
                                --------     -------      --------       --------     --------      --------      --------

Income (loss) from
  operations.................        (30)      3,198       (28,608)       (25,440)       2,160       (28,152)      (51,432)
  Equity in losses of
    MarketWatch.com..........                                                           (2,670)      (52,780)(K)   (55,450)
  Other income (expense),
    net......................        382      (3,205)        3,205(G)         382        1,014                       1,396
                                --------     -------      --------       --------     --------      --------      --------
Income before income taxes...        352          (7)      (25,403)       (25,058)         504       (80,932)     (105,486)
  Provision (benefit) for
    income taxes.............      3,567       1,293       (10,706)(H)     (5,846)         229       (26,301)(L)   (31,918)
                                --------     -------      --------       --------     --------      --------      --------
Net income (loss)............   $ (3,215)    $(1,300)     $(14,697)      $(19,212)    $    275      $(54,631)     $(73,568)
                                ========     =======      ========       ========     ========      ========      ========
EBITDA.......................                                                         $ 18,258(M)                 $ 63,296(M)
Net income (loss) per share
  Basic......................                                                         $   0.01                    $  (0.82)
  Diluted....................                                                         $   0.01                    $  (0.82)
Weighted average shares
  Basic......................                                                           32,895                      89,319(N)
  Diluted....................                                                           33,559                      89,319(N)

 See accompanying notes to Unaudited Pro Forma Condensed Combined Statements of
                                  Operations.

                         DATA BROADCASTING CORPORATION

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                      AND THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

(A) The unaudited pro forma condensed combined statements of operations are based on our historical results and those of Interactive Data and Muller Data and the assets of Muniview and Valorinform for the periods presented as further described in Note (B) and (C) below. As discussed in Note (A) to the unaudited pro forma condensed combined balance sheet, for accounting purposes, the merger of Interactive Data and Data Broadcasting will be treated as if Interactive Data had acquired our common stock. For pro forma purposes, both the acquisition of Muller Data and the assets of Muniview and Valorinform by Interactive Data and the merger of Interactive Data and Data Broadcasting are presented as if the events occurred on January 1, 1998.

(B) Historical Muller for the nine months ended September 30, 1999 includes the historical results of operations of Muller Data and the assets of Muniview and Valorinform for the seven months ended July 31, 1999, the closing date for Interactive Data's acquisition of Muller Data and the assets of Muniview and Valorinform. Thereafter such information is included in Historical Interactive Data.

(C) Historical DBC included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1999 has been derived by adding the quarter ended September 30, 1999 to fiscal year ended June 30, 1999 and deducting the quarters ended September 30 and December 31, 1998. Historical DBC included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 has been derived by adding the quarters ended September 30 and December 31, 1998 to the fiscal year ended June 30, 1998 and deducting the quarters ended September 30 and December 31, 1997.

(D) To reverse the historical amortization of Muller Data goodwill.

(E) To record the amortization of identifiable intangibles and goodwill attributable to the acquisition of Muller Data and the assets of Muniview and Valorinform by Interactive Data based on estimated useful lives of the identifiable intangibles ranging from 2 to 14 years and goodwill of 10 years.

(F) To record the pro forma adjustment for depreciation relating to a write down of fixed assets to estimated fair value at the time of the acquisition of Muller Data and the assets of Muniview and Valorinform by Interactive Data.

(G) To record the pro forma adjustment to eliminate interest expense that would not have been incurred had the acquisition occurred on January 1, 1998.

(H) To record the income tax effect, at the statutory rates during the periods presented, of book/tax basis differences that result from the pro forma adjustments.

(I)  To reverse the historical amortization of Data Broadcasting goodwill.

(J) To record the amortization of identifiable intangibles and goodwill attributable to the merger of Interactive Data and Data Broadcasting based on estimated useful lives of the identifiable intangibles ranging from 2 to 11 years and goodwill of 10 years. See Note (F) to the pro forma condensed combined balance sheet.

(K) To record the amortization of the value assigned to the merged entity's investment in MarketWatch.com in excess of its share of the underlying net equity of MarketWatch.com. The excess of $158,340 is being amortized over three years. See Note (F)(iii) to the unaudited proforma condensed combined balance sheet.

(L) To record the income tax effect, at the statutory rates during the periods presented, of book/tax basis differences that result from the pro forma adjustments. Such amounts represent the tax effect that results from amortizing (i) the excess of the merged entity's investment in MarketWatch.com compared to its share in the underlying net equity of MarketWatch.com. and (ii) the incremental write-up of Data Broadcasting's identifiable intangible assets.

    Goodwill amortization associated with the merger of Interactive Data and Data Broadcasting is assumed to be non-deductible for tax purposes.

(M) EBITDA represents earnings of the companies before interest, income taxes, depreciation, amortization expense and equity in losses of MarketWatch.com. We believe that EBITDA is a widely accepted financial indicator used by investors and analysis to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. You should not consider EBITDA in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We understand that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

(N) The number of shares used to compute both basic and diluted earnings per share is based upon the historical weighted average shares outstanding adjusted for the effect of the assumed issuance of 56,423,949 shares of our common stock. Historical DBC and Pro Forma Combined IDC/DBC Company and for the nine months ended September 30, 1999 and Pro Forma Combined IDC/DBC Company for the year ended December 31, 1998 are in a loss position for the periods then ended. Therefore basic and diluted earnings per share are identical since the securities which could have a dilutive effect on earnings per share are anti-dilutive.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

     Our authorized capital stock currently consists of 75,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

     It is anticipated that there will be approximately 91,500,000 shares of our common stock outstanding following completion of the merger. No shares of preferred stock have been issued, although our board is authorized to issue and designate the rights of such shares.

COMMON STOCK

     Each holder of common stock of record is entitled to one vote for each outstanding share owned by him on every matter properly submitted to the stockholders for their vote. The shares of common stock do not have cumulative voting rights in the election of directors, subject to the rights of any preferred stock that could be issued from time to time, holders of common stock are entitled to any dividends declared by our board of directors out of any legally available funds and are entitled to receive on a pro rata basis all of our assets available for distribution to the stockholders in the event of liquidation, dissolution, or the winding up of our business. Common stockholders do not have any pre-emptive right to become subscribers or purchasers of additional shares of any class of our capital stock in any subsequent offering.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company.

                            INDEPENDENT ACCOUNTANTS

     Our financial statements incorporated in this proxy statement by reference to our Annual Report on Form 10-K for the year ended June 30, 1999, and included in the proxy statement as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Interactive Data as of September 30, 1999 and December 31, 1998 and for the nine months ended September 30, 1999 and for each of the two years in the period ended December 31, 1998 included in this proxy statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Representatives of PricewaterhouseCoopers LLP will attend the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at our next annual meeting of stockholders must be received by us at our principal executive offices at 3490 Clubhouse Drive, Jackson, Wyoming 83014, Attn: Corporate Secretary not later than June 30, 2000 in order to be considered for inclusion in our next proxy statement. Pursuant to our by-laws, any record stockholder who desires to submit a proposal for the approval of our stockholders must deliver written notice to our Secretary no later than the close of business 60 days in advance of the annual meeting or 10 days after the date on which notice of the special meeting is given, whichever is later.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We incorporate herein by reference the following documents filed by us with the SEC (File No. 0-20311) pursuant to the Exchange Act:

     1. our Annual Report on Form 10-K for the year ended June 30, 1999;

     2. our Amended Annual Report on Form 10-K/A for the year ended June 30,
        1999;

     3. our Current Report on Form 8-K, dated November 14, 1999; and

     4. our Quarterly Report on Form 10-Q for the period ended September 30,
        1999.

     All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the annual meeting shall be deemed to be incorporated by reference in this proxy statement and to be part hereof from the date of filing of such documents. All information appearing in this proxy statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this proxy statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     This proxy statement incorporates documents by reference that are not presented herein or delivered herewith. We hereby undertake to provide, by first class mail or other equally prompt means within one business day of receipt of a request, without charge, to each person to whom a copy of this proxy statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above that have been or may be incorporated into this proxy statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Documents relating to us are available upon request from us at 7050 Union Park Center, Suite 600, Midvale, Utah 84047, attention: Joanne Douglas, telephone number (801) 562-2252. In order to ensure timely delivery of the documents, any request should be made by February 14, 2000.

                          INTERACTIVE DATA CORPORATION

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants...........................   F-2
Combined Balance Sheet......................................   F-3
Combined Statement of Operations and Comprehensive Income...   F-4
Combined Statement of Stockholder's Equity..................   F-5
Combined Statement of Cash Flows............................   F-6
Notes to Combined Financial Statements......................   F-7
Combined Statement of Operations and Comprehensive Income
  for the nine months ended September 30, 1998
  (unaudited)...............................................  F-18
Combined Statement of Cash Flows for the nine months ended
  September 30, 1998 (unaudited)............................  F-19
Notes to Unaudited Interim Financial Information............  F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Interactive Data Corporation

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations and comprehensive income, of stockholder's equity and of cash flows present fairly, in all material respects, the combined financial position of Interactive Data Corporation at September 30, 1999 and December 31, 1998, and the combined results of their operations and their cash flows for the nine months ended September 30, 1999 and each of the years ended December 31, 1998 and 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Boston, MA

December 10, 1999

                          INTERACTIVE DATA CORPORATION

                             COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 15,037        $ 44,432
  Accounts receivable, net of sales allowance of $1,587 and
     $3,134.................................................      23,577          45,820
  Receivable from affiliate.................................      19,224          19,224
  Prepaid expense and other assets..........................       3,927           2,251
  Deferred income taxes.....................................       5,554           6,279
                                                                --------        --------
          Total current assets..............................      67,319         118,006
                                                                --------        --------
Goodwill, net of accumulated amortization of $46,566 and
  $56,161...................................................     181,141         235,584
Other intangible assets, net................................      19,070         126,037
Fixed assets, net...........................................      17,927          20,369
Deferred income taxes.......................................       8,578              --
Other assets................................................       1,013           1,027
                                                                --------        --------
          Total assets......................................    $295,048        $501,023
                                                                ========        ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable, trade...................................    $  9,964        $  5,141
  Deferred revenue..........................................       6,772          27,765
  Accrued data charges......................................       4,393           4,467
  Promissory note payable to affiliate......................          --          20,000
  Income taxes payable......................................       9,614          12,769
  Other current liabilities and accrued expenses............      21,795          34,698
                                                                --------        --------
          Total current liabilities.........................      52,538         104,840
                                                                --------        --------
  Promissory note payable to affiliate......................      20,000              --
  Deferred tax liabilities..................................         774          18,202
                                                                --------        --------
          Total liabilities.................................      73,312         123,042
                                                                --------        --------
Commitments and contingencies (Note 10)
Stockholder's equity
  Parent's investment.......................................     244,609         392,306
  Accumulated other comprehensive income....................        (705)           (467)
  Accumulated deficit.......................................     (22,168)        (13,858)
                                                                --------        --------
          Total stockholder's equity........................     221,736         377,981
                                                                --------        --------
          Total liabilities and stockholder's equity........    $295,048        $501,023
                                                                ========        ========

    The accompanying notes are an integral part of these combined financial statements.

                          INTERACTIVE DATA CORPORATION

           COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                    NINE MONTHS
                                                                YEAR ENDED             ENDED
                                                               DECEMBER 31,        SEPTEMBER 30,
                                                           --------------------    -------------
                                                             1997        1998          1999
                                                           --------    --------    -------------
Revenue..................................................  $143,294    $156,437      $132,811
Costs and expenses:
  Cost of services.......................................    44,403      47,992        37,963
  Selling, general and administrative....................    63,705      68,421        52,263
  Amortization expense...................................    31,036      31,114        20,135
  Depreciation expense...................................     5,066       5,293         4,301
  Restructuring expense..................................     4,457       3,647            --
                                                           --------    --------      --------
          Total costs and expenses.......................   148,667     156,467       114,662
                                                           --------    --------      --------
Income (loss) from operations............................    (5,373)        (30)       18,149
Interest income, net.....................................       434         599           594
Other income (expense), net..............................        21        (217)          (54)
                                                           --------    --------      --------
Income (loss) before income taxes........................    (4,918)        352        18,689
Provision for income taxes...............................     2,026       3,567        10,379
                                                           --------    --------      --------
Net income (loss)........................................  $ (6,944)   $ (3,215)     $  8,310
                                                           --------    --------      --------
Other comprehensive income:
  Foreign currency translation adjustment................      (200)         19           238
                                                           --------    --------      --------
Comprehensive income (loss)..............................  $ (7,144)   $ (3,196)     $  8,548
                                                           ========    ========      ========

    The accompanying notes are an integral part of these combined financial statements.

                          INTERACTIVE DATA CORPORATION

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                              OTHER                           TOTAL
                                             PARENT'S     COMPREHENSIVE    ACCUMULATED    STOCKHOLDER'S
                                            INVESTMENT       INCOME          DEFICIT         EQUITY
                                            ----------    -------------    -----------    -------------
Balance, December 31, 1996................   $250,342         $(524)        $(12,009)       $237,809
Distribution to Parent....................    (15,970)                                       (15,970)
Other comprehensive income................                     (200)                            (200)
Net loss..................................                                    (6,944)         (6,944)
                                             --------         -----         --------        --------
Balance, December 31, 1997................    234,372          (724)         (18,953)        214,695
Investment by Parent......................     10,237                                         10,237
Other comprehensive income................                       19                               19
Net loss..................................                                    (3,215)         (3,215)
                                             --------         -----         --------        --------
Balance, December 31, 1998................    244,609          (705)         (22,168)        221,736
Investment by Parent......................    147,697                                        147,697
Other comprehensive income................                      238                              238
Net income................................                                     8,310           8,310
                                             --------         -----         --------        --------
Balance, September 30, 1999...............   $392,306         $(467)        $(13,858)       $377,981
                                             ========         =====         ========        ========

    The accompanying notes are an integral part of these combined financial statements.

                          INTERACTIVE DATA CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                    NINE MONTHS
                                                                YEAR ENDED             ENDED
                                                               DECEMBER 31,        SEPTEMBER 30,
                                                           --------------------    -------------
                                                             1997        1998          1999
                                                           --------    --------    -------------
Cash flows from operating activities:
Net income (loss)........................................  $ (6,944)   $ (3,215)     $   8,310
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.......................    36,102      36,407         24,436
     (Gain) on disposal of fixed assets..................      (641)        (15)            --
     Write-down of fixed assets..........................     1,591          --             --
     Deferred income taxes...............................    (7,065)     (6,878)        (1,552)
     Changes in assets and liabilities:
       Accounts receivable...............................     1,548         725        (11,551)
       Prepaid expenses and other current assets.........     6,083         912          2,604
       Accounts payable, trade...........................     7,235       2,072         (3,096)
       Other current liabilities and accrued expenses....   (13,082)      7,902          6,033
       Deferred revenue..................................      (675)         94          9,896
                                                           --------    --------      ---------
          Net cash provided by operating activities......    24,152      38,004         35,080
Cash flows from investing activities:
  Purchases of fixed assets..............................    (4,917)     (4,812)        (6,272)
  Acquisition of business................................        --          --       (147,500)
  Proceeds from sale of fixed assets.....................       734         431             --
                                                           --------    --------      ---------
          Net cash used in investing activities..........    (4,183)     (4,381)      (153,772)
Cash flows from financing activities
  Contribution (distribution) of capital from/to
     parent..............................................   (15,970)     10,237        147,697
  Advances to/from affiliate.............................       480     (35,438)            --
                                                           --------    --------      ---------
          Net cash (used) provided by financing
            activities...................................   (15,490)    (25,201)       147,697
                                                           --------    --------      ---------
Effect of exchange rate on cash..........................      (102)        (88)           390
                                                           --------    --------      ---------
Net increase in cash and cash equivalents................     4,377       8,334         29,395
Cash and cash equivalents, beginning of period...........     2,326       6,703         15,037
                                                           --------    --------      ---------
Cash and cash equivalents, end of period.................  $  6,703    $ 15,037      $  44,432
                                                           ========    ========      =========
Supplemental disclosure of cash flow information:
  Cash paid for taxes....................................  $   (431)   $  1,214      $  (4,611)
  Cash paid for interest.................................  $ (2,681)   $ (2,594)     $    (453)

    The accompanying notes are an integral part of these combined financial statements.

                          INTERACTIVE DATA CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Interactive Data Corporation is a wholly-owned subsidiary of Pearson Longman, Inc. Pearson Longman, Inc., through a series of other entities, is wholly-owned by Pearson plc (a U.K. Corporation). Interactive Data Corporation provides financial data, including securities, commodities, and derivatives information, to its customers in the United States, Europe and Asia. The data includes pricing, descriptive and related financial data and corporate action data. This information is used to support securities operations, fund pricing, research and portfolio management within banks, brokerage firms and investment managers.

     On November 14, 1999, Pearson Longman, Inc. and Interactive Data entered into an agreement and plan of merger, which was subsequently amended on January 10, 2000, with Data Broadcasting Corporation ("DBC"), a publicly traded corporation, whereby DBC will issue 56,424 shares of its stock to Pearson Longman, Inc. for all of the stock of Interactive Data Corporation. As a result of this transaction, Pearson Longman, Inc. will own approximately 60% of the then outstanding common stock of DBC. The transaction is subject to approval by a vote of the majority of the DBC common shares currently outstanding.

     The merger agreement with DBC provides that, prior to consummation of the transaction between Pearson Longman, Inc. and DBC, Pearson plc will undertake a reorganization which will result in the capital stock of certain other Pearson plc subsidiaries being transferred to Interactive Data Corporation. These subsidiaries are engaged in businesses similar to Interactive Data Corporation. In connection with this reorganization, certain inter-company balances with other Pearson plc entities are required to be contributed to capital or eliminated and certain assets and liabilities are required to be conveyed to other Pearson plc subsidiaries. The capital stock of the following Pearson plc entities will be reorganized into Interactive Data Corporation.

     - Interactive Data Canada Inc., a company organized under the laws of the Province of Ontario, Canada

     - Financial Times Information (H.K.) Limited, a company organized under the laws of Hong Kong

     - Financial Times Information (Australia) Pty Limited, a company organized under the laws of Victoria, Australia

     - Financial Times Information (Singapore) Pte Ltd., a company organized under the laws of Singapore

     - FT Information (Ireland) Ltd., a company organized under the laws of Ireland

     - Exshare Financial Limited, a company organized under the laws of England and Wales

     - Exshare Computing Ltd., a company organized under the laws of England and Wales

     - The Exchange Telegraph Company, a company organized under the laws of England and Wales

     - Exshare Financial (US) Ltd., a company organized under the laws of England and Wales

     - W&W Ltd, a company organized under the laws of England and Wales

     - Exshare Statistical Services Ltd., a company organized under the laws of England and Wales

     - Exshare Financial Inc., a Delaware corporation

     These combined financial statements include Interactive Data Corporation and the entities listed above (collectively "Interactive Data" or the "Company"). The combined financial statements of Interactive Data have been prepared assuming the reorganization described above. Deemed capital contributions/distributions arising from the assumed reorganization are reflected in the Combined Statement of Cash Flows and the Combined Statement of Changes in Stockholder's Equity.

                          INTERACTIVE DATA CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and cash equivalents

     Cash and cash equivalents include cash on hand and short-term investments with an original maturity of three months or less.

  Fair value of financial instruments

     The carrying amount of cash, cash equivalents, trade receivables and trade payables approximates their fair value because of the short maturity of these financial instruments.

  Intercompany Transactions

     All significant transactions and balances between the businesses listed in
Note 1 have been eliminated in combination.

  Revenue Recognition

     Revenues are recognized over contractual periods as services are performed. The Company accounts for subscription revenues received in advance by deferring such amounts until the related services are performed.

  Accounts Receivable, Concentration of Credit Risk and Uncertainties

     The Company is subject to credit risk through trade receivables. Credit risk with respect to trade receivables is mitigated by the diversification of the Company's operations, as well as its large client base and its geographical dispersion. No single customer accounts for more than 10% of revenues or more than 10% of accounts receivable for any period presented. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

  Income Taxes

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. The Company's practice is to provide currently for taxes that will be payable upon remittance of foreign earnings of subsidiaries and affiliates to the extent that such earnings are not considered to be reinvested indefinitely.

  Goodwill

     Goodwill of $63,276 and $228,469 at September 30, 1999 was recorded in connection with business acquisitions and is being amortized on a straight-line basis over ten or twenty years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets at the acquisition date. The Company reviews the recoverability of goodwill based on estimated undiscounted future cash flows from operating activities.

  Other Intangible Assets

     Other intangible assets include securities databases, computer software, covenants not to compete, customer lists and work forces arising principally from acquisitions. Such intangibles are valued on the acquisition dates based on a combination of replacement cost and comparable purchase methodologies by a third party appraiser and are amortized over periods ranging from two to fourteen years. The carrying amount

                          INTERACTIVE DATA CORPORATION
of these balances is evaluated periodically in relation to the operating performance and estimated undiscounted future cash flows of the underlying businesses. Adjustments are made if the sum of expected future net cash flows is less than book value.

  Fixed Assets

     Fixed assets are recorded at cost. Equipment is depreciated using the straight-line method over its estimated useful life of one and one-half to eight years. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or useful lives, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts.

  Translation of Foreign Currencies

     The functional currency of certain businesses within the combined financial statements is the local currency. Assets and liabilities of foreign companies are translated into U.S. dollars at exchange rates in effect at the balance sheet date; income and expense items and cash flows are translated at average exchange rates for the period. Cumulative net translation adjustments are included in stockholder's equity as other comprehensive income. Gains and losses resulting from foreign currency transactions, not significant in amount, are included in the results of operations as other income (expense).

  Use of Estimates

     The preparation of the Combined Financial Statements in conformity with generally accepted accounting principles requires the extensive use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the combined financial statements date. Actual results could differ from those estimates.

3. ACQUISITION

     On July 29, 1999, the Company acquired 100% of the outstanding capital stock of Muller Data Corporation ("Muller Data") and the assets of Muniview and Valorinform (collectively, the "Acquired Businesses"). The Acquired Businesses were under common control at the time of the acquisition, and primarily engaged in the business of the collection, analysis, marketing and distribution of financial information relating to certain securities. The price paid for the Acquired Businesses was $147.5 million and was funded via a capital contribution from Pearson Longman, Inc. In addition, the Company incurred acquisition costs of $2.5 million, including $1.1 million for the termination of certain employees.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired and liabilities assumed was based on the fair market value on the acquisition date. The excess of the consideration paid over the estimated fair value of net tangible assets acquired has been recorded as goodwill and intangibles. Goodwill is being amortized over a period of ten years and intangibles are being amortized over periods ranging from two to fourteen years. The Company's combined financial statements include the results of operations subsequent to the acquisition date.

                          INTERACTIVE DATA CORPORATION

     The purchase price allocation for the Acquired Businesses was as follows:

ASSETS
Accounts receivable, net....................................  $ 10,360
Fixed assets................................................     1,409
Other assets................................................     1,199
Goodwill....................................................    63,276
Intangibles:
  Non-compete agreement.....................................    37,500
  Customer lists............................................    68,200
  Workforce.................................................     4,600
  Municipal bond database...................................     7,500
                                                              --------
                                                              $194,044
LIABILITIES
Accounts payable and accrued expenses.......................     5,977
Deferred revenue............................................    10,864
Accrued acquisition costs...................................     2,500
Deferred tax liabilities....................................    27,203
                                                              --------
                                                                46,544
                                                              --------
Total Purchase Price........................................  $147,500
                                                              ========

     The following unaudited pro forma financial information reflects the transaction as if it occurred on January 1, 1998:

                                                                                  UNAUDITED
                                                               UNAUDITED          PRO FORMA
                                                               PRO FORMA       RESULTS FOR THE
                                                            RESULTS FOR THE      NINE MONTHS
                                                              YEAR ENDED            ENDED
                                                             DECEMBER 31,       SEPTEMBER 30,
                                                                 1998               1999
                                                            ---------------    ---------------
Revenue...................................................     $203,631            $161,567
Net income................................................     $(18,951)           $ (3,136)

4. FIXED ASSETS

     Fixed assets consist of the following:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1998            1999
                                                             ------------    -------------
Computer equipment.........................................    $ 39,147        $ 43,410
Leasehold improvements.....................................      12,965          13,025
Furniture and fixtures.....................................       5,906           7,537
                                                               --------        --------
                                                                 58,018          63,972
                                                               --------        --------
Less: accumulated depreciation.............................     (40,091)        (43,603)
                                                               --------        --------
                                                               $ 17,927        $ 20,369
                                                               ========        ========

                          INTERACTIVE DATA CORPORATION

5. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                 USEFUL      DECEMBER 31,    SEPTEMBER 30,
                                                  LIFE           1998            1999
                                               ----------    ------------    -------------
Non-compete agreements.......................     2-3 1/2      $ 50,000        $ 87,500
                                                    years
Securities databases.........................   3-5 years         2,656          10,156
Computer software............................     7 years        35,775          35,482
Workforce....................................     9 years            --           4,600
Customer lists...............................    14 years            --          68,200
                                               ----------      --------        --------
                                                                 88,431         205,938
Less: accumulated amortization...........................       (69,361)        (79,901)
                                                               --------        --------
                                                               $ 19,070        $126,037
                                                               ========        ========

6. ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1998            1999
                                                             ------------    -------------
Accrued bonus..............................................    $ 4,329          $ 3,866
Accrued payroll taxes......................................         70            1,721
Accrued employee related costs.............................      4,616            7,119
Accrued commissions........................................      1,040              768
Accrued professional services..............................      1,943            5,179
Accrued acquisition costs..................................         --            2,500
Accrued data center costs..................................      3,547            4,211
Accrued property costs.....................................        998            1,235
Accrued travel costs.......................................      1,331            1,718
Accrued royalties..........................................        582              659
Accrued sales taxes........................................      1,683            1,773
Accrued other..............................................      1,656            3,949
                                                               -------          -------
                                                               $21,795          $34,698
                                                               =======          =======

7. RESTRUCTURING

     During 1997 the Company commenced a restructuring of operations in the United Kingdom. The purpose of the restructuring was to reduce costs and streamline operations. The restructuring charge recorded in 1997 consisted of $2,866 of severance costs and $1,591 of asset writedowns. The 1998 restructuring charge consisted of severance costs of $3,647. All of the costs associated with each year's restructuring were paid prior to the end of the applicable year.

8. RELATED PARTY TRANSACTIONS

     Each of the combining companies has its own corporate management structure and does not incur significant intercompany costs from Pearson plc. Since the combined financial statements do not include allocations of expenses incurred by any Pearson plc companies for corporate management and administrative

                          INTERACTIVE DATA CORPORATION
functions pertaining to the combining companies, the combined financial statements may not be indicative of the financial results which would have been achieved if the Company were not a wholly-owned subsidiary.

     The Company has entered into a $75,000 revolving demand loan with Rycade Capital Corporation ("Rycade"), a Pearson plc. subsidiary, and a $20,000 promissory note with Pearson plc.

     The Company promises to pay Rycade, on demand, all of the unpaid principal amount of all revolving loans. The Company generally applies excess cash against this note. Interest accrues daily on any principal outstanding under this loan at an interest rate equal to either the three-month LIBOR plus 0.75% or, if less than this rate, the maximum legal rate of interest from August 31, 1995 through the date on which such principal becomes due. To the extent that cash is applied in excess of the outstanding borrowings, the Company earns interest at an equivalent rate. At December 31, 1998 and September 30, 1999, the Company had applied cash in excess of its outstanding borrowings, and, therefore, had a note receivable from affiliate of $19,224 with an interest rate of 5.81% and 6.10%, respectively.

     Related to the promissory note, the Company promises to pay Pearson plc $20,000 on demand on any day after August 31, 2000, and to pay interest at a rate of 9.20% through August 31, 2000 and, thereafter, at a rate equal to three-month LIBOR plus 3.00%. Such interest is payable semiannually in arrears beginning December 31, 1995 and quarterly beginning September 30, 2000.

     The Company and its businesses engage in various activities with other Pearson plc businesses. The related transactions are recorded at fair value. To the extent that payables or receivables with affiliates arising from such transactions have not been settled by period end, they have been accounted for as deemed capital contributions/distributions, unless there is a specific agreement that they will be settled in the future.

9. RETIREMENT PLANS

  Pearson, Inc. Savings and Investment Plan

     The Company's U.S employees are eligible to participate in a Pearson plc subsidiary's U.S. 401(k) Plan (the "401(k) Plan"). The 401(k) Plan allows all employees to make contributions of a specified percentage of their compensation which is subject to a 50% employer match. The 401(k) Plan additionally allows employees to contribute amounts above the specified percentage which are not subject to any employer match. Contributions made by the Company for the 401(k) Plan are determined as a percentage of covered salary and amounted to $588 for the nine months ended September 30, 1999, and $655 and $618 for the years ended December 31, 1998 and 1997, respectively.

  Pearson, Inc. Pension Plan

     Pearson, Inc., a Pearson plc U.S. subsidiary, sponsors a defined benefit plan (the "Plan") for Pearson's U.S. employees, including substantially all of the Company's U.S. employees. Pension costs are actuarially determined and Pearson, Inc.'s policy is to fund pension costs accrued to the extent allowable under IRS regulations.

                          INTERACTIVE DATA CORPORATION

     Presented below is certain financial information relating to the Company's U.S. retirement plan for the periods indicated:

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
Change in benefit obligation:
Benefit obligation at beginning of period...................    $ 2,050          $ 3,004
Service cost................................................        808              807
Interest cost...............................................        133              153
Amendments..................................................       (388)              --
Actuarial loss (gain).......................................        401             (132)
Benefits paid...............................................         --             (372)
                                                                -------          -------
Benefit obligation at end of period.........................    $ 3,004          $ 3,460
                                                                =======          =======
Change in plan assets:
Fair value of plan assets at beginning of period............    $   315          $ 1,264
Actual return on plan assets................................        104              206
Employer contribution.......................................        845               --
Benefits paid...............................................         --             (372)
                                                                -------          -------
Fair value of plan assets at end of period..................    $ 1,264          $ 1,098
                                                                =======          =======
Reconciliation of Funded Status:
Benefit obligation at end of year...........................    $ 3,004          $ 3,460
Fair value of plan assets at end of period..................      1,264            1,098
                                                                -------          -------
Funded status at end of period..............................     (1,740)          (2,362)
Unrecognized prior service cost.............................       (364)            (255)
Unrecognized net actuarial loss.............................      1,041              792
                                                                -------          -------
Accrued benefit cost........................................    $(1,063)         $(1,825)
                                                                =======          =======
Weighted Average Assumptions:
Discount rate...............................................       6.75%            7.25%
Expected return on plan assets..............................       9.00%            9.00%
Rate of compensation increase...............................       4.50%            4.50%
                                                                =======          =======

                                                               YEAR ENDED      NINE MONTHS
                                                              DECEMBER 31,        ENDED
                                                              ------------    SEPTEMBER 30,
                                                              1997    1998        1999
                                                              ----    ----    -------------
Components of Net Periodic Benefit Cost:
Service cost................................................  $725    $808        $807
Interest cost...............................................    70     133         153
Expected return on plan assets..............................   (10)    (48)        (60)
Amortization of prior service costs.........................    --     (24)        (18)
                                                              ----    ----        ----
Net periodic benefit cost...................................  $785    $869        $882
                                                              ====    ====        ====

                          INTERACTIVE DATA CORPORATION

  Foreign Pension Plans

     Pearson plc and its subsidiaries maintain certain pension plans for non-U.S. employees, including the non-U.S. employees of Interactive Data. Information relating to Interactive Data's portion of the actuarial value of plan benefits, asset values, and other pension disclosures pertaining to these other Pearson plc plans are not separately determinable. No pension expense was incurred by Interactive Data related to these plans in 1997, 1998 or 1999 due to their overfunded position.

10. COMMITMENTS AND CONTINGENCIES

     The Company has obligations under noncancelable operating leases for real estate and equipment which include renewal options and escalation clauses. Real estate leases are for the Company's corporate headquarters, sales offices, and data center. Approximate annual future commitments under noncancelable operating leases with lease terms in excess of one year are as follows (in thousands):

1999........................................................  $ 2,458
2000........................................................    5,677
2001........................................................    5,733
2002........................................................    5,724
Thereafter..................................................   31,350
                                                              -------
Total minimum lease payments................................  $50,942
                                                              =======

     In 1989, the Company acquired certain assets under a ten-year royalty agreement. Under the agreement, royalty payments are calculated as a percentage of earnings generated by the acquired assets. Royalty payments are contingent upon the future earnings of those assets. The Company's policy is to expense royalty obligations as incurred. Total payments under the agreement cannot exceed $7,000 over the ten years. They have aggregated $3,560 through September 30, 1999.

     Various claims, generally incidental to the conduct of normal business, are pending or threatened against the Company. The Company intends to vigorously defend against these claims. While ultimate liability, if any, arising from any such claims is presently undeterminable, it is management's opinion that the ultimate resolution of these claims will not have a material adverse effect on the financial condition or results of operations of the Company.

11. INCOME TAXES

     The U.S operations of Interactive Data are included in the Pearson, Inc. consolidated U.S. federal income tax return and certain state income tax returns. However, the Company calculates federal and state income taxes as if it files its income tax returns on a stand-alone basis and remits such amounts to Pearson, Inc. Similarly, the Company's foreign operations are responsible for their income taxes computed on a stand-alone basis.

     The components of (loss) income before income taxes are as follows:

                                                         YEAR ENDED         NINE MONTHS
                                                        DECEMBER 31,           ENDED
                                                     ------------------    SEPTEMBER 30,
                                                      1997       1998          1999
                                                     -------    -------    -------------
Domestic...........................................  $(5,113)   $(3,517)      $ 8,062
Foreign............................................      195      3,869        10,627
                                                     -------    -------       -------
Total..............................................  $(4,918)   $   352       $18,689
                                                     =======    =======       =======

                          INTERACTIVE DATA CORPORATION

     The provision for income taxes consists of the following:

                                                         YEAR ENDED         NINE MONTHS
                                                        DECEMBER 31,           ENDED
                                                     ------------------    SEPTEMBER 30,
                                                      1997       1998          1999
                                                     -------    -------    -------------
Current:
Federal............................................  $ 4,018    $ 7,327       $ 6,817
  State............................................      580      1,407         1,340
  Foreign..........................................    4,794      3,148         4,158
                                                     -------    -------       -------
                                                       9,392     11,882        12,315
                                                     -------    -------       -------
Deferred:
  Federal..........................................   (3,571)    (7,327)       (2,309)
  State............................................     (531)    (1,089)         (208)
  Foreign..........................................   (3,264)       101           581
                                                     -------    -------       -------
                                                      (7,366)    (8,315)       (1,936)
                                                     -------    -------       -------
                                                     $ 2,026    $ 3,567       $10,379
                                                     =======    =======       =======

     Deferred taxes are recorded for differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The components of the Company's deferred income taxes recognized in the Combined Financial Statements at September 30, 1999 are as follows:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1998            1999
                                                             ------------    -------------
Deferred tax assets:
Accrued expenses...........................................    $ 2,804         $  5,126
  Covenant not to compete..................................     14,676           15,716
  Other....................................................      3,072            1,238
                                                               -------         --------
          Gross deferred tax assets........................     20,552           22,080
                                                               -------         --------
Deferred tax liabilities:
  Customer lists...........................................         --           27,090
  Other intangible assets..................................      7,183            6,572
  Depreciation.............................................         11              341
                                                               -------         --------
          Gross deferred tax liabilities...................      7,194           34,003
                                                               -------         --------
  Net deferred tax assets (liabilities)....................    $13,358         $(11,923)
                                                               =======         ========

     It is expected that the Company's deferred tax assets will be realized from future taxable income.

                          INTERACTIVE DATA CORPORATION

     Income taxes computed using the federal statutory income tax rate differ from the Company's effective tax rate primarily due to the following:

                                                          YEAR ENDED        NINE MONTHS
                                                         DECEMBER 31,          ENDED
                                                       ----------------    SEPTEMBER 30,
                                                       1997      1998          1999
                                                       -----    -------    -------------
Statutory U.S. federal tax rate......................  (35.0%)     35.0%       35.0%
State taxes, net of federal tax benefit..............    1.0      260.6         4.5
Foreign income taxed at different statutory rates....   11.0      324.0         8.6
Nondeductible goodwill...............................   47.6      668.2         9.7
Other, net...........................................   16.6     (274.5)       (2.3)
                                                       -----    -------        ----
Effective tax rate...................................   41.2%   1,013.3%       55.5%
                                                       =====    =======        ====

12. SEGMENT REPORTING

     Interactive Data operates in one industry segment; providing financial data, including securities, commodities, and derivatives information to customers. The data includes pricing, descriptive and related financial data and corporate action data. This information is used to support securities operations, fund pricing, research and portfolio management within banks, brokerage firms and investment managers.

     Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Interactive Data's chief operating decision maker and decision making group is primarily comprised of the President and Chief Financial Officer of the Company along with executives from Pearson plc.

     The Company's business units have been aggregated into three reportable segments: North America, UK/Europe and Asia/Pacific. Each of these segments have separate management teams and infrastructures. The lead executive for each business segment manages the profitability and cash flow of each respective segment. Interactive Data has a diversified customer base with no individual customer accounting for greater than 10% of the Company's sales in any period presented.

     The accounting policies of the reportable segments are the same as those described in Note 2 except the disaggregated financial results for Interactive Data's business segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. The Company evaluates the performance of its business segments based on sales, operating income and total assets.

                          INTERACTIVE DATA CORPORATION

     Summarized financial information concerning the Company's reportable business segments is shown in the following table.

                                                       YEARS ENDED          NINE MONTHS
                                                       DECEMBER 31,            ENDED
                                                   --------------------    SEPTEMBER 30,
                                                     1997        1998          1999
                                                   --------    --------    -------------
Revenues:
North America....................................  $ 89,024    $ 98,338      $ 86,768
  UK/Europe......................................    51,090      53,978        42,755
  Asia/Pacific...................................     3,180       4,121         3,288
                                                   --------    --------      --------
                                                   $143,294    $156,437      $132,811
                                                   ========    ========      ========
Income (loss) from operations:
  North America..................................  $ (2,373)   $ (1,260)     $  9,180
  UK/Europe......................................    (2,400)      1,120         8,383
  Asia/Pacific...................................      (600)        110           586
                                                   --------    --------      --------
                                                   $ (5,373)   $    (30)     $ 18,149
                                                   ========    ========      ========
Total assets:
  North America..................................              $190,407      $335,996
  UK/Europe......................................                99,355       158,899
  Asia/Pacific...................................                 5,286         6,128
                                                               --------      --------
                                                               $295,048      $501,023
                                                               ========      ========

                          INTERACTIVE DATA CORPORATION

   CONDENSED COMBINED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (UNAUDITED)
Revenue.....................................................       $113,471
Costs and expenses:
  Cost of services..........................................         34,917
  Selling, general and administrative.......................         50,493
  Depreciation expense......................................          4,033
  Amortization expense......................................         23,453
  Restructuring expense.....................................          2,753
                                                                   --------
          Total Costs and expenses..........................        115,649
                                                                   --------
(Loss) from operations......................................         (2,178)
Interest income, net........................................            270
Other expense, net..........................................            (90)
                                                                   --------
(Loss) before income taxes..................................         (1,998)
Provision for income taxes..................................          2,954
                                                                   --------
Net (Loss)..................................................       $ (4,952)
                                                                   --------
Other comprehensive income
  Foreign currency translation adjustment...................             --
                                                                   --------
Comprehensive income........................................       $ (4,952)
                                                                   --------

                          INTERACTIVE DATA CORPORATION

                   CONDENSED COMBINED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                    1998
                                                              -----------------
                                                                 (UNAUDITED)
Cash flows from operating activities:
Net (loss)..................................................      $ (4,952)
  Depreciation and amortization.............................        27,486
  Changes in operating assets and liabilities...............        28,224
                                                                  --------
     Net cash provided by operating activities..............        50,758
Cash flows from investing activities:
  Purchases of fixed assets.................................        (3,360)
                                                                  --------
     Net cash used in investing activities..................        (3,360)
Cash flows from financing activities:
Contribution of capital from parent.........................         3,261
Dividend to parent..........................................       (34,523)
                                                                  --------
     Net cash used in financing activities..................       (31,262)
                                                                  --------
Net increase in cash and cash equivalents...................        16,136
Cash and cash equivalents, beginning of period..............         6,703
                                                                  --------
Cash and cash equivalents, end of period....................      $ 22,839
                                                                  ========

                          INTERACTIVE DATA CORPORATION

                     NINE MONTHS ENDING SEPTEMBER 30, 1998
          NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL INFORMATION

1. INTERIM FINANCIAL INFORMATION

     The Combined Statement of Operations and Comprehensive Income and Statement of Cash Flows presented for the nine months ended September 30, 1998 are unaudited and, in the opinion of management, include all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in the Company's annual combined financial statements have been condensed or omitted. The results of operations for the interim period ended September 30, 1998 are not necessarily indicative of the results to be expected for future periods or the entire year and have been derived from Interactive Data's audited historical financial statements. This interim financial information should be read in conjunction with the historical financial statements and notes thereto contained elsewhere in this document.

2. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Interactive Data is a wholly-owned subsidiary of Pearson Longman, Inc. Pearson Longman, Inc., through a series of other entities, is wholly-owned by Pearson plc (a U.K. Corporation). Interactive Data Corporation provides financial data, including securities, commodities, and derivatives information, to its customers in the United States, Europe and Asia. The data includes pricing, descriptive and related financial data and corporate action data. This information is used to support securities operations, fund pricing, research and portfolio management within banks, brokerage firms and investment managers.

     On November 14, 1999, Pearson Longman, Inc. and Interactive Data entered into an agreement and plan of merger, which was subsequently amended on January 10, 2000, with Data Broadcasting Corporation ("DBC"), a publicly traded corporation, whereby DBC will issue 56,424 shares of its stock to Pearson Longman, Inc. for all of the stock of Interactive Data. As a result of this transaction, Pearson Longman, Inc. will own approximately 60% of the then outstanding common stock of DBC. The transaction is subject to approval by a vote of the majority of the DBC common shares currently outstanding.

     The merger agreement with DBC provides that, prior to consummation of the transaction between Pearson Longman, Inc. and DBC, Pearson plc will undertake a reorganization which will result in the capital stock of certain other Pearson plc subsidiaries being transferred to Interactive Data. These subsidiaries are engaged in businesses similar to Interactive Data. In connection with this reorganization, certain inter-company balances with other Pearson plc entities are required to be contributed to capital or eliminated and certain assets and liabilities are required to be conveyed to other Pearson plc subsidiaries. The capital stock of the following Pearson plc entities will be reorganized into Interactive Data.

     - Interactive Data Canada Inc., a company organized under the laws of the Province of Ontario, Canada

     - Financial Times Information (H.K.) Limited, a company organized under the laws of Hong Kong

     - Financial Times Information (Australia) Pty Limited, a company organized under the laws of Victoria, Australia

     - Financial Times Information (Singapore) Pte Ltd., a company organized under the laws of Singapore

     - FT Information (Ireland) Ltd., a company organized under the laws of Ireland

     - Exshare Financial Limited, a company organized under the laws of England and Wales

     - Exshare Computing Ltd., a company organized under the laws of England and Wales

     - The Exchange Telegraph Company, a company organized under the laws of England and Wales

     - Exshare Financial (US) Ltd., a company organized under the laws of England and Wales

     - W&W Ltd, a company organized under the laws of England and Wales

     - Exshare Statistical Services Ltd., a company organized under the laws of England and Wales

     - Exshare Financial Inc., a Delaware corporation

                          INTERACTIVE DATA CORPORATION

                     NINE MONTHS ENDING SEPTEMBER 30, 1998
   NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL INFORMATION -- (CONTINUED)

     These combined financial statements include Interactive Data Corporation and the entities listed above (collectively "Interactive Data" or the "Company"). The combined financial statements of Interactive Data have been prepared assuming the reorganization described above. Deemed capital contributions/distributions arising from the assumed reorganization are reflected in the Combined Statement of Cash Flows.

3. RESTRUCTURING AND OTHER ASSET WRITE-DOWNS

     During 1998 the Company commenced the second phase of a restructuring of operations in the United Kingdom. The purpose of the restructuring was to reduce costs and streamline operations. For the nine months ended September 1998 restructuring charges, consisting of severance costs, which were incurred were $2,753.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K
FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
   OF 1934
   FOR THE FISCAL YEAR ENDED JUNE 30, 1999

[ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

                         COMMISSION FILE NUMBER 0-20311

                         DATA BROADCASTING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                      13-3668779
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)
           7050 UNION PARK CENTER                        3490 CLUBHOUSE DRIVE, I-2
                  SUITE 600                               JACKSON, WYOMING 83014
             MIDVALE, UTAH 84047                 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
(ADDRESS OF PRINCIPAL ADMINISTRATIVE OFFICES)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

               (801) 562-2252                                 (307) 733-9742

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: COMMON STOCK, $.01
                                                            PAR VALUE

                                                      (TITLE OF CLASS)

     Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     As of September 22, 1999, the aggregate market value of the Common Stock of the Registrant (based upon the closing transaction price) on such date held by nonaffiliates of the Registrant was approximately $241,022,000.

     As of September 22, 1999, there were 34,393,397 shares of Common Stock of the Registrant outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Annual Meeting of Stockholders expected to be held in December 1999 are incorporated by reference into Part III hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

     Data Broadcasting Corporation ("DBC", the "Registrant" or the "Company"), directly and through its subsidiaries, distributes real-time financial and business information on a subscription basis to a broad range of individual and professional investors and businesses. The Company operates in two business segments: (1) Market Information ("MI") and (2) BondEdge. The principal services of MI are eSignal, Signal, BMI MarketCenter, Quotrek, InSite, BondVu, Global Treasury Information Services ("GTIS"), Federal News Service ("FNS") and various sports services. Historically, this segment included the agribusiness service of AgCast, which was sold on May 20, 1999. The BondEdge product, delivered by the Company's Capital Management Sciences division ("CMS"), is classified in its own segment. In addition to these two segments, the Company owns approximately 33 percent of the outstanding common stock of MarketWatch.Com, Inc., which provides an Internet business information site for individual investors, business professionals and the general public.

     MI sells access to its networks which provide real-time financial market and sports information, primarily to individual investors. This includes stock and commodity market quotes, equity analytics, financial and sports news and information, access to historical databases, customizable portfolio tracking, exclusive news coverage and commentary and historical and technical charting. MI also provides government transcripts and foreign exchange data. BondEdge distributes fixed income portfolio analytics to a broad base of institutional investment managers including banks, insurance companies, brokerage firms and investment management companies for valuation and risk management purposes. The Company distributes its services via the Internet or communication devices that rely on FM subcarriers, satellite transmission, cable television systems or telephone lines. For its broadcast services, the Company provides subscribers with proprietary equipment and software needed to access its networks and databases. Subscribers to Internet-delivered services download the software directly to their computers without the need for proprietary equipment.

     For the last three fiscal years, the percentage of total revenue contributed by the Company's operating segments was as follows (see Note 16 to the financial statements):

                                                      1999    1998    1997
                                                      ----    ----    ----
Market Information..................................   78%     80%     82%
BondEdge............................................   22%     20%     18%
                                                      ----    ----    ----
Total...............................................  100%    100%    100%
                                                      ====    ====    ====

INFORMATION TRANSMISSION TECHNOLOGY

     The Company's data feeds are created by gathering ticker and news feeds from stock exchanges and other sources and processing them into consolidated data feeds. The Company has two such information processing and ticker plants: one in California and one in Utah. The data feeds are transmitted from ticker plants to multiple satellite transponders which broadcast the feed to FM radio stations, cable television networks and directly to individual satellite subscribers, using multiple satellite systems, including Echostar's Dish Network. The data feeds are also provided to local servers which support the Company's Internet-based services. In addition to the ticker plants and Internet-hosting facilities in California and Utah, the Company has co-located Web servers at facilities operated by UUNET in Virginia and AboveNet in California.

     The trend in the retail MI business is the transition from broadcast-delivered subscriptions to Internet-delivered subscriptions. The Company expects its Internet subscriber base to continue to grow quickly while its broadcast subscriber base declines.

     Internet subscribers receive their data through their standard Internet access and can download the necessary software from the Company's World Wide Web ("Web") sites (www.dbc.com, www.esignal.com and www.insite.dbc.com). In addition, DBC is able to deliver its data to eSignal and InSite customers via wireless Internet service providers with a wireless CDPD modem. This results in substantial flexibility for mobile traders.

     DBC utilizes a proprietary technology to access unoccupied portions of cable television broadcast signals (vertical blanking interval ("VBI")) to transmit the Company's data feed along with the cable providers' broadcasts. The Company has insertion agreements with several national cable programmers which reach virtually every U.S. cable subscriber. The television signals of these programmers are carried by various cable systems throughout the country. DBC is presently in the second year of a three-year agreement with one of the multiple-system operators offering carriage in these systems.

     DBC's FM broadcast network consists of long-term agreements with radio stations throughout the United States and Canada which are contracted to broadcast the Company's data feed on their FM side-bands. This extensive network provides coverage in most major North American cities and reaches over 75 percent of the U.S. population. Subscribers receive this one-way transmission through a proprietary FM receiver. In fiscal 2000, certain of these FM radio agreements are due for renewal. The Company believes it will be able to renew these contracts on commercially reasonable terms but will evaluate each agreement relative to the number of subscribers being served.

     DBC offers subscribers optional software to display and analyze the data. In addition, there are over 20 major third-party software packages, including Omega Research's TradeStation, Metastock, Ensign and Option Vue Plus, that are compatible with the Company's data feeds and range in features from simple quote displays to sophisticated charting, stock modeling and analysis.

     DBC's broadcast subscribers are provided certain hardware that enables them to receive the Company's data feeds. The Company is responsible for repairs and maintenance of such equipment through limited warranty periods. Customers must pay for repair costs subsequent to the expiration of the warranty period. After a customer cancels, the equipment is refurbished, if necessary, before it is provided to new customers.

     The BondEdge database is updated daily and accessed by clients via the Internet or the CMS Bulletin Board System. BondVu subscribers have access to pricing updates through its Web site (www.bondvu.com). FNS transmits its services via satellite, FM side-band, telephone, cable and the Internet.

     Data feeds for GTIS are created by gathering data from banks and brokers around the world and consolidating it in one of its ticker plants located in California, London or Tokyo. The content is then delivered to end users via the Internet, various packet-switching networks, via other RMI products and networks of other data providers.

     InSite combines the Company's various data feeds and BondVu pricing information to provide complete market coverage.

PRINCIPAL SERVICES

     The Company generates revenue primarily through subscriptions to its principal services. In addition, broadcast subscribers are charged certain installation and service initiation fees, depending upon the service and broadcast delivery method.

                               MARKET INFORMATION

     DBC's data feed contains real-time securities prices for over 300,000 securities from all major domestic markets and several international exchanges including equities, mutual funds, options, bonds, futures, commodities, indices and foreign exchange rates. The data feed also contains news headlines from Dow Jones, Options News Exchange and Futures World News, headlines and research reports such as Hightower and sports information including news, scores and betting odds from six major Las Vegas casinos.

     The capacity of the data feed during hours in which the stock market is closed is an additional resource of the Company. This capacity is currently being used to broadcast sports information, as sporting events typically occur during these off-hours.

     The principal Market Information services are discussed below.

  eSignal

     eSignal delivers continuously updating real-time securities prices from the DBC data feed using "active push" technology on the Internet. In addition, eSignal provides portfolio features, charting and news and news retrieval capabilities which were developed jointly by DBC and Dow Jones. News related to specific securities pre-selected by a customer is provided via "News Alerts" and "News Headlines" from Dow Jones and other sources. The Company also offers access to Dow Jones News Retrieval databases and proprietary DBC news via modem, news from MarketWatch.Com and links to the Signal Private Network Internet site, which contains information on Nasdaq Bulletin Board stocks, a large database of historical and fundamental data, charts, commentary, comprehensive research and business descriptions of thousands of public and private companies. eSignal also includes Nasdaq Level II Market Maker information, over-the-counter bulletin board stock quotes and access to online trading. eSignal is also available in an "equities-only" version at a reduced price.

  Broadcast

     Signal FM/Cable/Satellite(TM) is a real-time service offering many of the same features as eSignal in a broadcast environment. Signal also offers a delayed service and an end-of-day data service, which provides each day's market settlement prices. Signal is also available in an "equities-only" version at a reduced price.

     BMI MarketCenter(R) provides continuously updating real-time and delayed access to pricing and fundamental information. The system also features charting, technical analysis and a portfolio feature that subscribers use to obtain real-time valuation of their portfolios The service is delivered via cable or satellite.

     QuoTrek(TM) is a hand-held wireless quotation monitor which receives the DBC data feed via FM broadcast signals and displays continuously updating real-time market quotes on up to 127 securities, as selected by the subscriber from a universe of over 50,000 securities. The service offers full portability to users as they travel to any city covered by the Company's extensive FM broadcast network.

     DBC provides a variety of sports services (www.dbcsports.com), including real-time sports scores and news, live odds feeds from Las Vegas casinos, opening-line odds and historical databases of sports statistics. The Company has executed a letter of intent to sell its sports operations for $10,000,000.

  Institutional

     InSite (www.insite.dbc.com) is an Internet delivered real-time market information service for the institutional investment community. InSite provides access to equities, fixed income, foreign exchange, commodities, news and commentary, research, fundamental information and charting. Analytics and portfolio valuation designed by CMS complete the comprehensive service.

     Content, reliability, flexibility and portability are InSite's strengths. These features as well as cost effectiveness make it the choice over traditional market data providers. InSite provides continuous real-time quotes from all major U.S. equities, futures and options exchanges, real-time foreign exchange rates, European futures exchanges, treasury and other fixed income pricing, over 200 live indices and includes mutual fund market information. Windows-based technology lets users have flexibility to personalize pricing information, analytics, news and charts in a format that suits their needs. Push delivery technology combines with DBC's high-speed network to use the Internet as both a delivery tool and product platform. This fast and reliable technology makes InSite completely portable for convenient use anywhere, anytime.

     BondVu (www.bondvu.com) is a cost-effective service which combines real-time fixed income prices with accurate security descriptions and superior fixed income analytics. Delivered via the Internet directly to a client's personal computer, BondVu provides access to real-time market pages, historical prices/yields, bond swap, horizon return, and a portfolio valuation feature which calculates portfolios in real-time.

     FNS (www.fnsg.com) is a subscription service providing verbatim transcripts of hearings, briefings, press conferences and interviews by U.S. government officials, including the White House, Congress and its committees, the State and Defense Departments, the U.S. Supreme Court, the Federal Reserve Bank, the United Nations and many other governmental agencies. FNS also provides Commerce Department statistics and covers other politically-related activities, such as speeches at the International Trade Representative's office, the National Press Club, the Brookings Institute, the Atlantic Council and many others. Similarly, FNS covers the major events of the Russian government and its agencies, embassies and consulates.

     GTIS (www.gtiscorp.com), acquired August 31, 1998, has been a leading supplier of information on non-exchange-traded instruments used by traders, corporations and financial institutions for over 15 years. GTIS provides real-time domestic and international fixed income, foreign exchange, money market and precious metal information to institutional, corporate and consumer clients worldwide.

                                  BONDEDGE(TM)

     BondEdge is a Windows-based fixed income portfolio analytic system which provides risk management, regulatory reporting, and compliance tools. BondEdge portfolio applications include daily market valuations, effective duration and convexity, standard and custom appraisals, what-if analysis, bond index comparisons, cash flow and book value simulations, performance measurement, performance attribution, and total return optimization.

     BondEdge is provided to institutional fixed income managers on both the buy-side and sell-side. The securities covered by this product include over 1,000,000 government, agency, and corporate debt instruments, asset-backed securities, fixed and adjustable rate pass-throughs, collateralized mortgage obligations, private placements, commercial mortgage-backed securities, money markets and futures/options. For tax-exempt managers, automated access is provided to municipal databases.

     The open architecture of BondEdge allows for the import and export of calculated and descriptive data. BondEdge interfaces with all of the major third-party accounting and asset/liability software packages to eliminate duplicate data entry and to improve accuracy and efficiency within an organization.

                      INVESTMENT IN MARKETWATCH.COM, INC.

     MarketWatch.Com, Inc. ("MarketWatch") is a venture formed in October 1997 with CBS Broadcasting, Inc. It has an Internet web site (cbs.marketwatch.com) that delivers a broad range of financial market information to individual investors, business professionals and the general public. In January 1999, MarketWatch completed an initial public offering of its common stock, reducing DBC's ownership interest from 50 percent to 37 percent. DBC's investment has been further diluted to 33 percent, due to MarketWatch's issuance of stock for an acquisition. MarketWatch derives its revenues from four sources: advertising, transaction fees, the sale of news to DBC and subscriptions.

                               OTHER INVESTMENTS

     The Company owns two other investments in privately-held companies: 8 percent of the outstanding common stock of Internet Financial Network, Inc. ("IFN") and convertible preferred stock in Farm Journal Corporation ("FJ"). IFN is a financial information company, providing over 200 sources of third-party news and data sources and real-time SEC filings. FJ is an agribusiness information company, providing magazines and database marketing. DBC received this investment through the sale of its AgCast business to FJ.

CUSTOMERS AND COMPETITION

     MI competes in the retail and institutional sectors of the securities industry information market, including individual and professional investors. These clients seek either real-time, delayed or end-of-day quotations, analytical and portfolio tracking services or some combination thereof. The target market for the real-time retail services of MI consists primarily of individuals who make their own investment decisions, trade frequently and earn a substantial portion of their income from trading.

     The Company believes its retail Internet-based MI products have set the standard for delivery of real-time market data to the non-professional trader. Its primary competitors are services from Data Transmission Network, PCQuote.com, Inc. and Track Data Corporation. In the delayed segment, the Company's competition consists of numerous suppliers and the Company competes mainly in the high quality, higher price segment of this market. The Company believes the principal competitive factors in the industry include data availability and reliability, ease of use, compatibility with third-party software packages and price.

     While DBC's broadcast network has long been a competitive advantage, the broadcast business is declining in favor of Internet-based services. The Company believes its open architecture, compatibility with over 20 third-party software packages and its network reliability are competitive advantages.

     InSite and BondVu are targeted at the investment management institutions and professional brokers requiring comprehensive equity and/or fixed income information and analytics. InSite has advantages when compared to the competition, both high-end products (i.e. Bloomberg, Bridge/Telerate, and Reuters) and the lower tier products (i.e. AT Financial, ILX and Quotron). Against the high-end products InSite has the edge with Internet delivery, ease and timeliness of installation, quick set-up and portability. It is also cost effective in competition with these systems. Compared with the lower tier products InSite has superior market coverage, proprietary fixed income analytics and a sophisticated look and feel. BondVu is primarily marketed to community banks, credit unions, municipalities and pension funds. Due to the high price of other real-time services, this market segment has previously been unable to acquire real-time fixed income information. Within the larger institutions, BondVu supplements and occasionally replaces more expensive services provided by Bloomberg, Reuters, and Bridge Telerate.

     BondEdge competes with other vendors of fixed income portfolio analytics, primarily Salomon Smith Barney's Yield Book service. The target market for BondEdge is the institutional fixed income managers (managing in excess of $300 million in bonds) who invest in a broad range of security types that require specialized modeling. Users in an organization are typically portfolio managers, quantitative research analysts, and institutional brokers. BondEdge targets the premium end of the market where clients, on average, spend $50,000 annually for advanced analytics packages. The Company believes it dominates the North American market, with an estimated 50% of the market.

     MarketWatch markets its RT subscription services and its free information to the casual investor. In this arena, it competes with many Web sites that provide financial information, much of it for free. The more sophisticated Live subscription service competes with other Internet and broadcast-based providers of financial information. Because MarketWatch derives the majority of its revenues from advertising and transaction fees, it also competes with many other Web sites, financially oriented or not, in trying to attract visitors.

MARKETING STRATEGY

     MI services are marketed aggressively through several channels: advertising, marketing alliances, third party developer relationships, seminars, trade shows, direct mail and referrals. Advertising is used to generate telephone calls to sales representatives. Television advertising is placed on CNBC, CNNfn and Bloomberg and print advertising is placed in Investors Business Daily, Barron's, Stocks and Commodities and other business and investment publications. DBC also uses web advertising, including CBS MarketWatch, TheStreet.com and Yahoo. The Company has developed marketing alliances with online brokers (e.g. Ameritrade, Dreyfus, Charles Schwab and Lind Waldock) whereby those firms will market DBC's Internet-delivered products to their customers. DBC has long encouraged third-party software developers to write trading system software that is integrated with the Company's systems. This has resulted in numerous sales leads amongst the developers' customers. Beginning with the launch of eSignal, DBC conducted product seminars for the first time. The Company believes this to be a very effective marketing method and will continue to hold them. DBC has used direct mail campaigns on a limited basis, focusing on prospects obtained from purchased mailing lists and former customers. The Company also provides incentives to existing subscribers for referrals.

     InSite also has a dedicated sales force. It is directed at the institutional investment community with the main efforts on direct sales to buy-side and brokerage marketplaces. Alliances with brokers for wholesale sales opportunities are also in place. These are augmented by print advertising, target mailings and selective trade show presence.

     BondEdge is marketed through a dedicated sales force, product demonstrations and sponsorship of seminars and workshops on fixed income analysis. Users typically sign monthly contracts which are automatically renewed unless canceled.

     MarketWatch markets to potential users by advertising on CBS television and radio and on other Web sites. MarketWatch employs a direct sales force to reach advertisers and transaction partners.

BUSINESS EXPANSION AND PRODUCT DEVELOPMENT

     In fiscal 1999, the Company experienced a net increase in its overall retail subscriber base despite declines in its broadcast subscriber base. The broadcast declines have been more than offset by new Internet-based subscribers. The Company believes it has become the dominant Internet-based provider of real-time financial market information.

     The Company's acquisitions of GTIS and FNS, and the development of InSite, have helped to expand its presence in the institutional market.

     BondEdge's growth has been positively impacted by increased regulation in the financial marketplace, the issuance of increasingly complex securities, volatility in the bond market and the industry's growing awareness of the risks associated with fixed income securities and derivatives. BondEdge's ability to help subscribers manage those risks keeps the Company well-positioned to take advantage of these trends. However, BondEdge has lost certain customers due to consolidation in the banking, insurance and investment management industries.

     During the fiscal years ended June 30, 1999, 1998 and 1997, the Company expensed approximately $6.3 million, $8.4 million and $7.1 million, respectively, for research and development, including development of new products, maintenance and upgrading of existing products and development of internal systems.

     DBC plans to continue to expand its businesses, both domestically and internationally through:

     - expansion into the institutional market of users of real-time and other financial information;

     - selling continuously updating products, such as eSignal, directly over the Internet to a broader customer base;

     - alliances and joint ventures with complementary businesses in order to expand the scope of products offered and geographic reach of the business; and

     - business and content acquisitions.

     - incubation of other Internet ventures.

SEASONALITY

     The Company has not experienced any material seasonal fluctuations in its business. However, financial information market demand is largely dependent upon activity levels in the securities markets. In the event that the U.S. financial markets were to suffer a prolonged period of investor inactivity in trading securities, the Company's business could be adversely affected. The degree of such consequences is uncertain.

BACKLOG

     Given the nature of the Company's businesses, DBC has no material backlog orders.

EMPLOYEES

     The Company employed 580 people as of August 31, 1999, none of whom are represented by a collective bargaining unit. The Company believes that its relationship with employees is satisfactory.

REGULATION

     The Federal Communications Commission ("FCC") regulates the broadcasting of satellite, FM-SCA and other airwave transmissions in the United States. The FCC has licensed BMI to transmit data from their uplink facilities in Salt Lake City, Utah. Monitoring and compliance are carried out through the space segment suppliers. Although the Company uses its FCC license to transmit data to third-party satellites for further transmission, the loss of such license would not be expected to have a long-term material adverse effect on the Company because of other transmission alternatives.

EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table contains information as of August 31, 1999 as to the executive officers of the Company:

NAME                                     AGE    OFFICE HELD WITH COMPANY
----                                     ---    ------------------------
Alan J. Hirschfield....................  63     Co-Chief Executive Officer
Allan R. Tessler.......................  62     Co-Chief Executive Officer
Mark F. Imperiale......................  48     President
Dwight H. Egan.........................  46     Executive Vice President - Marketing
James A. Kaplan........................  56     Vice Chairman

     ALAN J. HIRSCHFIELD and ALLAN R. TESSLER serve as Co-Chairmen of the Board and Co-Chief Executive Officers of the Company.

     Prior to joining DBC, Mr. Hirschfield served as Managing Director of Schroder Wertheim & Co. and as a consultant to the entertainment and media industry. He formerly served as Chief Executive Officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the boards of MarketWatch.com, Inc. ("MarketWatch"), Cantel Industries, Inc., a manufacturer of infection control equipment and distributor of diagnostic services, and Chyron Corporation, a manufacturer of equipment used to enhance video and audio production.

     Mr. Tessler has been Chairman of the Board and CEO of International Financial Group, Inc. an international merchant banking firm, since 1987. He is also Chairman of the Board of Enhance Financial Services Group Inc., a provider of financial guaranty insurance and reinsurance, and Jackpot Enterprises, Inc. a gaming machine operator. Since January 1997, Mr. Tessler has also served as Chairman of Checker Holdings Corp. IV, a private holding company. From December 1991 through September 1993 Mr. Tessler was Chairman and CEO of Ameriscribe Inc. ("Ameriscribe"), a national provider of facilities management services. Mr. Tessler also serves on the boards of MarketWatch, The Limited, Inc., a speciality retailer, and Allis-Chalmers Corporation, a machine repair business.

     MARK F. IMPERIALE was named as President, Chief Operating Officer and Chief Financial Officer in September 1996, having served as Executive Vice President and Chief Financial Officer since July 1994. Mr. Imperiale was formerly Executive Vice President and Chief Financial Officer of Ameriscribe from May 1992 through October 1993, when Ameriscribe was acquired by Pitney Bowes Inc., and where he continued as a consultant through December 1993. Mr. Imperiale spent the prior 10 years in the securities industry, with Prudential Securities, Merrill Lynch, and First Boston Corporation. Mr. Imperiale, a certified public accountant, started his career with Arthur Young & Company. Mr. Imperiale also serves on the boards of MarketWatch and Sorbent Products Corporation, a privately-held manufacturer and distributor of oil absorption products.

     DWIGHT H. EGAN was appointed Executive Vice President of Marketing for DBC in June 1998. He co-founded Broadcast International, Inc. ("BII"), a former subsidiary of the Company which was acquired by DBC in 1995. Mr. Egan also serves on the board of Gentner Communications, Inc., a provider of audio communication equipment and services.

     JAMES A. KAPLAN served as President of CMS during the last five years and is currently President of Commontech, LLC. He retired as President of CMS as of June 30, 1999 but remains Vice Chairman of the Board.

ITEM 2.  PROPERTIES

     The Company owns no real estate but leases the following principal facilities:

                                                          SQUARE      CURRENT
LOCATION                                OPERATING UNIT     FEET     ANNUAL RATE     EXPIRATION
--------                                --------------    ------    -----------     ----------
Hayward, CA...........................  DBC West(1)       60,158     $942,000      June 2013
New York, NY..........................  Various           27,386     $398,000      November 2009
Los Angeles, CA.......................  CMS(3)            25,498     $704,000      October 2002
Salt Lake City, UT....................  BMI(1)            17,196     $304,000      December 2003
Midvale, UT...........................  ISN(2)            15,193     $101,000      November 2002
Midvale, UT...........................  ISN(2)            13,881     $257,000      October 2001
Washington, DC........................  FNS                6,688     $235,000      July 2001
Las Vegas, NV.........................  Sports             5,969     $102,000      February 2002
London, England.......................  DBC West           5,940     $ 94,000      November 2008
New York, NY..........................  CMS(3)             5,737     $ 64,000      October 2000
West Orange, NJ.......................  Corporate          1,482     $ 33,000      December 2000
Jackson, WY...........................  Corporate(1)       2,030     $ 39,000      June 2001
Paris, France.........................  GTIS                 861     $ 17,000      February 2002
Tokyo, Japan..........................  GTIS                 108     $ 34,000      March 2000

---------------
(1) Certain of this space has been sublet under agreements of various terms.

(2) Discontinued operation.

(3) These properties are used by the BondEdge segment. All other properties are used by the Market Information segment, except those noted as Corporate.

     The Company also has approximately 2,300 square feet of property under lease that was previously used by a former operation. This lease expires in March 2000. In addition to the above facilities, the Company maintains several other offices and facilities throughout the United States, all of which are leased.

ITEM 3.  LEGAL PROCEEDINGS

     Newman v. CheckRite of California, Inc., et al, CIV-S-93-1557-LKK/PAN. On September 28, 1993, plaintiffs filed a complaint in the United States District Court for the Eastern District of California, alleging violations of the Federal Fair Debt Practices Act and the California Unfair Business Practices Act. The allegations include charging check writers unauthorized fees for returned checks and threatening litigation against check writers where none was actually contemplated. The case was certified as a class action on August 2, 1996. The Company has negotiated a settlement and has fully funded the settlement by posting a letter of credit. The settlement has not had a material effect on the financial condition or results of operations of the Company.

     There are no other material pending legal proceedings to which the Registrant is a party, other than ordinary routine litigation incidental to the business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

                                    PART II

ITEM 5. PRINCIPAL MARKET AND PRICES FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRINCIPAL MARKET AND PRICES

     The Company has two classes of authorized stock: 75 million shares of common stock, $0.01 par value, of which 34,393,397 were outstanding as of September 22, 1999, and 5 million shares of preferred stock, $0.01 par value, none of which has been issued.

     The Company's common stock trades on The Nasdaq Stock Market ("Nasdaq") under the symbol DBCC. The Company began trading under this symbol on June 29, 1992. As of September 22, 1999, there were 1,825 holders of record of the Company's common stock, and the Company believes it had in excess of 10,000 beneficial owners of its common stock. The Company has paid no dividends, and under the terms of certain indebtedness the Company is restricted from paying dividends on its common stock (see Liquidity and Capital Resources under Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations).

     The range of high and low bid quotations for the common stock of DBC as reported by Nasdaq for each quarterly period during the fiscal years ended June 30, 1999 and June 30, 1998 is shown below.

                                                              HIGH        LOW
                                                              ----        ---
FISCAL YEAR 1999:
First Quarter (07/01/98 to 09/30/98)........................    7 1/2        4
     Second Quarter (10/01/98 to 12/31/98)..................   18 9/16       2 9/16
     Third Quarter (01/01/99 to 03/31/99)...................   46 1/8       12 7/8
     Fourth Quarter (04/01/99 to 06/30/99)..................   22 3/8        8 3/4

FISCAL YEAR 1998:
     First Quarter (07/01/97 TO 09/30/97)...................    7 1/4        4 3/4
     Second Quarter (10/01/97 TO 12/31/97)..................    8 5/16       4 7/8
     Third Quarter (01/01/98 TO 3/31/98)....................    6 5/8        4 1/4
     Fourth Quarter (04/01/98 TO 06/30/98)..................    9 1/8        5

ITEM 6.  SELECTED FINANCIAL DATA

                                                        YEAR ENDED JUNE 30,
                                      --------------------------------------------------------
                                        1999        1998        1997        1996        1995
                                      --------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................  $108,294    $102,613    $105,702    $ 81,664    $ 74,243
Income (loss) from operations.......    (1,016)      5,434       9,174      12,432       8,245
Income (loss) from continuing
  operations........................    (4,189)      2,993       5,396       9,088      16,365
Net income (loss)...................    (4,189)     (4,763)    (18,279)      8,871      16,365
Basic income (loss) per share
  Income (loss) from continuing
     operations.....................  $   (.12)   $    .09    $    .17    $    .30    $    .73
  Net income (loss).................  $   (.12)   $   (.15)   $   (.56)   $    .29    $    .73
Diluted income (loss) per share
  Income (loss) from continuing
     operations.....................  $   (.12)   $    .09    $    .16    $    .28    $    .67
  Net income (loss).................  $   (.12)   $   (.14)   $   (.54)   $    .27    $    .67
Weighted average shares
  Basic.............................    33,902      32,841      32,526      30,599      22,497
  Diluted...........................    34,760      33,447      33,676      32,734      24,350
Total assets........................  $188,492    $126,464    $134,183    $153,967    $163,020
Long-term debt, less current
  portion...........................        --         500       1,500       2,558       8,903
Stockholders' equity................   154,158     102,525     105,853     116,097      96,715

     - Operating results reflect the sale of the assets of Shark Information Services Corp. effective May 1, 1995, the acquisition of BMI on June 30, 1995 and the acquisition of GTIS on August 31, 1998.

     - Net loss in 1998 includes a loss of $6.1 million on the disposal of discontinued operations, primarily due to the non-cash write-off of the net assets of the business, net of a tax benefit.

     - Net loss in 1997 includes a loss of $21.3 million on the disposal of discontinued operations, primarily due to the non-cash write-off of the net assets of the businesses and the related tax expense.

     - Income from operations in 1996 includes a charge of $1.9 million related to merger and consolidation costs. Net income also includes a non-recurring, pre-tax benefit of $3.3 million attributable to proceeds received from Consumer News and Business Channel ("CNBC") under a previous agreement and an extraordinary loss of $0.2 million on the prepayment of debt.

     - Income from operations in 1995 includes a charge of $0.9 million related to merger and consolidation costs. Net income also includes a non-recurring, pre-tax benefit of $14.1 million attributable to proceeds received from CNBC under a previous agreement and a non-recurring, pre-tax gain of $5.4 million from the sale of the assets of Shark.

     - Exchange fees have been reclassified as revenues and expenses, amounting to $13.6 million, $12.7 million and $13.2 million in 1999, 1998 and 1997, respectively. No such reclassification was made for 1996 and 1995.

     - During the five-year period ended June 30, 1999, the Company paid no cash dividends.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company delivers a wide range of information and analytical tools used primarily by investors to make investment decisions. The Company will primarily deliver these services over the Internet as a result of its decision to transition away from the Company's historical broadcast platforms. These services include the following:

     - Real-time financial market prices -- equities, mutual funds, options, bonds, indices, futures, commodities and foreign exchange rates.

     - News -- proprietary business articles, news headlines, press releases, wire services, and transcripts from U.S. and Russian government activities.

     - Access to historical financial databases -- stock prices, technical charts, research reports and SEC filings.

     - Analytical tools -- Technical stock charting and detailed fixed income portfolio analysis.

     These services are delivered on a subscription basis via the Internet or communication devices that rely on FM subcarriers, satellite, cable television or telephone lines. While the majority of customers receive services via a broadcast technology, most of the Company's new customers are choosing Internet-delivered services. The Company expects the trend toward Internet services to continue to grow and the number of broadcast customers to decline. The Company also plans to use broadband, multi-cast technology to deliver its information and services in a multimedia format.

     With the exception of certain fixed income services, which are targeted toward fixed income portfolio managers, most of the Company's customers have historically been individual investors. However, the Company expects the number of its institutional customers will increase as a result of growth in BondEdge and InSite.

     The Company operates in two business segments:

     - Market Information -- including financial and sports information services targeted toward individual and institutional investors.

     - BondEdge -- fixed-income analytical software marketed to fixed-income portfolio managers.

     In May 1999, the Company sold its AgCast business to Farm Journal Corporation ("FJ"), in exchange for $3,100,000 of convertible preferred stock in FJ, a privately-held agribusiness information company.

     MarketWatch.Com, Inc. ("MarketWatch") is a venture formed in October 1997 with CBS Broadcasting, Inc. It operates Internet web sites that deliver a broad range of financial market information. The Company believes that most of the visitors to this site are individual investors. Although much of the information on MarketWatch is free to visitors, it does offer paid subscriptions to certain of its data. MarketWatch currently derives the bulk of its revenue from advertising. In January 1999, MarketWatch completed an initial public offering of its common stock, reducing DBC's ownership interest from 50 percent to 37 percent. The Company's ownership interest has been further diluted to 33 percent, due to MarketWatch's issuance of stock for the acquisition of BigCharts Inc., a leading provider of securities charts on the Web.

     DBC purchased substantially all of the assets of GTIS on August 31, 1998. GTIS provides real-time domestic and international fixed income, foreign exchange, money market and precious metal information to institutional, corporate and consumer clients worldwide. This acquisition expands the Company's reach to institutional customers.

     DBC owns two businesses which have been classified as discontinued operations for accounting purposes. Instore Satellite Network ("ISN") installs and operates point to multipoint satellite services for retail merchants. Lawyers Communications Network ("LCN") is a limited liability company formed with the American Bar Association which provides continuing legal education and news via the Internet or satellite to legal professionals. Subsequent to year-end, the Company sold ISN and closed LCN. DBC will continue to operate a business video operation, formerly part of ISN, through the end of its existing contracts, in accordance with the agreement to sell ISN.

                             RESULTS OF OPERATIONS

                            SELECTED FINANCIAL DATA

                                                                   YEAR ENDED JUNE 30,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
                                                                      ($ THOUSANDS)
Revenues
Market Information:
     Broadcast.............................................  $ 54,566    $ 72,069    $ 81,654
     eSignal...............................................    16,107       3,256         570
     Institutional.........................................    14,127       7,138       4,559
  BondEdge.................................................    23,494      20,150      18,919
                                                             --------    --------    --------
                                                              108,294     102,613     105,702
Cost of services...........................................    55,219      47,955      45,627
Selling, general and administrative:
  Sales and marketing......................................    21,849      18,221      19,799
  General and administrative...............................    17,137      15,407      16,691
Depreciation and amortization:
  Equipment and leasehold improvements.....................     8,749       9,622       8,581
  Goodwill.................................................     3,989       3,728       3,548
  Software development and other...........................     2,367       2,246       2,282
                                                             --------    --------    --------
Income (loss) from operations..............................  $ (1,016)   $  5,434    $  9,174
                                                             ========    ========    ========
Income (loss) from operations by unit
  Market Information.......................................  $ (3,678)   $  3,685    $  7,318
  BondEdge.................................................     8,595       6,094       5,288
  Corporate and unallocated................................    (5,933)     (4,345)     (3,432)
                                                             --------    --------    --------
                                                             $ (1,016)   $  5,434    $  9,174
                                                             ========    ========    ========

     In the third quarter of 1997 the Company adopted a plan to dispose of its CheckRite ("CRI") and ISN businesses. In the second quarter of 1998 DBC adopted a plan to dispose of its interest in LCN due to the disappointing pace of subscriber additions. The results of operations for these businesses have been reported as discontinued operations. The loss from discontinued operations was $23,675,000 ($0.73 per share) for 1997 and $7,756,000 ($0.24 per share) for
1998. These losses were primarily due to the non-cash write-off of the net assets of the businesses and the related tax expense. Prior to the initial write-off, the net assets included $34,239,000 of unamortized goodwill. CRI was sold in 1998. Subsequent to year-end, DBC sold ISN and closed LCN.

  1999 versus 1998

     Overall, revenues from continuing operations increased by six percent. eSignal revenues increased dramatically, from $3,256,000 to $16,107,000, while Broadcast revenues declined from $72,069,000 to $54,566,000. This change in the mix of customers, which is expected to continue, resulted in a decrease in revenues, despite an overall increase in subscribers, due to lower average revenues for eSignal subscribers. Institutional revenues grew from $7,138,000 to $14,127,000, due to the August 1998 acquisition of GTIS and the initial market acceptance of InSite. BondEdge revenues increased by 17 percent due to price increases, growth in the subscriber base and the sale of additional analytical modules to existing customers.

     The Company recorded an operating loss of $1,016,000, down from operating income of $5,434,000 a year ago. This decline is largely attributable to the decline in Broadcast revenues with little reduction in Broadcast's fixed distribution expense, substantial increases in sales and marketing expenses for eSignal and Insite, offset by significant growth in the operating income of BondEdge.

     The Company's share of MarketWatch's losses grew from $576,000 in 1998 to $6,500,000 in 1999. This venture was formed during 1998 and DBC's results for 1998 included only eight months results versus a full year in 1999. MarketWatch's losses increased significantly with the June 1999 acquisition of BigCharts, Inc., which will result in significant non-cash charges over the next three years for the amortization of goodwill. As a result, the Company's share of MarketWatch's losses in fiscal 2000 is expected to increase.

     In January 1999, MarketWatch completed an initial public offering ("IPO"). As a result of the IPO and MarketWatch's issuance of shares for the BigCharts acquisition, DBC was required to increase the carrying value of its investment in MarketWatch by $52,631,000, less deferred income taxes of $21,134,000. The net adjustment was recorded as an increase to additional paid-in capital.

     Interest income (expense), net, increased by $820,000. This increase was mainly caused by higher interest income of $681,000 which resulted from higher cash balances during the period. Interest expense decreased by $139,000 due to lower levels of debt and other credit facilities.

     Loss from continuing operations and net loss in 1999 amounted to $4,189,000 or $0.12 per share, including losses of $0.13 related to MarketWatch. Income from continuing operations in 1998 was $2,993,000 or $0.09 per share, including a charge of $0.01 for MarketWatch losses. Basic weighted average shares outstanding increased by three percent due to the issuance of shares associated with the exercise of stock options and warrants. The increases were partially offset by the Company's purchases of treasury shares.

  1998 versus 1997

     Overall revenues from continuing operations decreased by 3 percent. Broadcast revenues decreased by $9,585,000 (12 percent), while the Company recorded an increase in revenues for eSignal of $2,686,000. While there was a slight overall decrease in subscribers for these two businesses, revenues dropped more sharply as the eSignal services are priced lower. BondEdge revenues increased by seven percent due to subscriber increases and sales of additional analytical modules to existing customers. Institutional revenues increased by 57 percent. This was due to strong increases in InSite and the European subscriber base, and the inclusion of a full year of revenues from the October 1996 acquisition of Federal News Service.

     Overall operating income decreased by $3,740,000. Market Information's operating income declined by $3,633,000 due to the revenue losses described above and the development and initial marketing for InSite. BondEdge's operating income increased by 15 percent due to the revenue growth. Also included in 1998 operating income were $1,040,000 of other charges, including professional fees related to potential acquisitions and the organization of MarketWatch, moving certain operations in California and the settlement of a sales tax audit.

     Included in 1998 were losses from MarketWatch of $576,000. There were no comparable losses in the prior year as the venture was not formed until October 1997.

     In 1997, other expense included a $700,000 charge associated with the settlement of class action litigation. In 1998, the Company recorded a benefit of $177,000, due to the positive resolution of certain contingencies included in the 1997 charge and the 1998 settlement of other litigation in the Company's favor.

     Also included in 1997 was $952,000 in non-recurring gains associated with previous transactions involving Shark Information Services Corp. and the Consumer News and Business Channel. These gains resulted from the resolution of certain contingencies and the revision of certain estimates associated with these transactions.

     Interest income (expense), net increased by $339,000 due to lower levels of bank debt and higher cash balances, attributable to overall positive cash flow and the receipt of $15,500,000 in May 1998 from the sale of CRI.

     The effective tax rate for 1998 was approximately 45 percent. This was significantly higher than 1997 due to the impact of nondeductible goodwill amortization on a lower level of pretax income from continuing operations.

     Net income from continuing operations in 1998 was $2,993,000, equal to $0.09 per share. Net income from continuing operations in 1997 was $5,396,000, equal to $0.17 per share. Basic weighted average shares were flat as shares issued for acquisitions and the exercise of stock options were offset by the Company's stock buyback program.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities was $21,404,000, $15,941,000 and $20,421,000 in 1999, 1998 and 1997, respectively. The increase from 1998 to 1999 resulted from favorable swings in income tax payments and accounts payable and an increase in deferred revenue, offset by operating losses and an increase in accounts receivable. The decrease from 1997 to 1998 was mainly due to lower operating earnings and the payment of income taxes on the gain on the sale of CRI.

     The Company's capital expenditures have continued to decline due in part to the shift to Internet-delivered services which require less Company-owned equipment. However, DBC has entered into a new lease for office space in New York, which will be used to consolidate its existing operations in New York and provide space for their growth. In connection with this transaction, the Company expects to incur expenditures for leasehold improvements during 2000.

     Capitalized software development costs totaled $1,385,000 in 1999, mainly for the development of updated versions of InSite and eSignal and enhancements to BondEdge. Such costs in 1998 and 1997 amounted to $2,052,000 and $2,158,000, respectively, and were primarily related to the development of InSite, AgCast and BondEdge.

     In 1999, DBC used $3,926,000 for acquisitions, primarily for the purchase of GTIS, including $135,000 of transaction expenses. DBC received $15,500,000 in 1998 from the sale of substantially all of the assets of CRI. The Company invested $3,168,000 in its MarketWatch and Internet Financial Network ("IFN") joint ventures. In 1997, the Company used $6,155,000 for acquisitions, including contingent earnout payments associated with the CMS acquisition and the purchase of Instant Odds Network. The joint venture investments of $1,818,000 related to DBC's activities in Hong Kong and IFN.

     In 1999, DBC received $16,045,000 from the exercise of 3,073,000 stock options and warrants. The Company purchased 1,321,313 shares of treasury stock for $8,000,000. The Company also paid down $1,008,000 of debt in 1999.

     In 1998, the Company paid down $1,053,000 of long-term debt and purchased 179,000 shares of treasury stock for $908,000. Only 180,000 stock options were exercised, generating $714,000.

     In 1997, the Company used $3,807,000 to pay down long-term debt, of which $2,700,000 was associated with the acquisition of CMS. The exercise of 1,525,000 stock options generated $4,896,000 and $8,835,000 was used to purchase treasury shares in a repurchase program that began in November 1996.

     Subsequent to year end, the Company has continued to buyback its own shares. The Company is currently authorized to buy up to 4,000,000 shares, of which 3,160,000 had been purchased through September 22, 1999. In August 1999, DBC received $3,995,000 for the sale of ISN. Due to significant tax losses generated in 1999 by the exercise of stock options, the Company expects to receive tax refunds of $5,800,000 in 2000.

     DBC's debt agreement with Key Corporate Capital, Inc. requires the Company to maintain certain financial ratios with respect to operations and financial position. This agreement also restricts the payment of dividends to DBC's stockholders and limits the purchase of treasury stock. At June 30, 1999, the Company was in compliance with these covenants.

     Management believes that the cash generated by operating activities, together with its existing cash and financing facilities, are sufficient to meet the short- and long-term needs of the current operations of the Company.

BUSINESS DEVELOPMENT AND OUTLOOK

     During 1999, the Company's main development efforts were to increase the markets for eSignal and Insite. The purchase of the GTIS business helped to expand the Company's institutional market presence.

     Demand for financial market information is largely dependent upon activity levels in the securities markets. In the event that the U.S. financial markets were to experience a prolonged period of investor inactivity in trading securities, the Company's business could be adversely affected. The degree of such consequences is uncertain.

INCOME TAXES

     Under current accounting requirements, the Company recognizes future tax benefits or expenses attributable to its temporary differences, net operating loss carryforwards and tax credit carryforwards. Recognition of deferred tax assets is subject to the Company's determination that realization is more likely than not. As of June 30, 1999, the Company has recorded $5,386,000 of net deferred tax assets, net of a valuation allowance of $2,601,000 and deferred tax liabilities of $19,247,000. Based on taxable income projections, management believes that the recorded net deferred tax assets will be realized.

INFLATION

     Although management believes that inflation has not had a material effect on the results of its operations during the past three years, there can be no assurance that the Company's results of operations will not be affected by inflation in the future.

YEAR 2000

     The Company has substantially completed a comprehensive review of its products, information systems and critical suppliers to identify those that may be affected by the year 2000 ("Y2K") issue. The Company's Y2K status is as follows:

     - Most of the Company's products and networks are substantially Y2K compliant already. However, there is one older product with a small number of subscribers that is not Y2K compliant and will not be supported beyond December 31, 1999. The Company has informed those customers affected and will try to meet the customers needs with another DBC product.

     - The Company has sought compliance statements from each of its significant suppliers, most of which have provided positive assurances regarding their compliance. DBC will continue to work with those who are not yet Y2K compliant.

     - In the normal course of business, the Company is replacing its administrative systems for accounting, billing and customer management. The new systems will be fully Y2K compliant and will cost approximately $3,200,000, most of which will be capitalized as fixed assets. At June 30, 1999, approximately $2,500,000 has been capitalized. These costs were capitalized because they related to the implementation of new systems which include substantial new functionality in addition to being Y2K compliant.

     All historical and future costs have been and will continue to be funded out of existing cash and cash flows from operations.

     The Company has developed certain contingency options that are available in the event of a Y2K failure. For example, if any of the satellites that are used by DBC's financial network were to fail, it is possible that the Company could shift all of its satellite customers to its Internet-based products. In another example, if one data provider fails, it is possible that there is another data provider that provides substantially similar information that could be integrated into DBC's data feed. There are certainly no foolproof contingency plans that cover every possible failure. However, the Company will continue to develop potential solutions so that it is as prepared as possible in the event of a failure. In addition, the Company will continue to work with its insurers so that it effectively manages its financial risk in the event of a business interruption.

     Based upon currently available information, management has no reason to believe that the Company will not meet its compliance goals and does not anticipate that the cost of effecting Y2K compliance will have a material impact on the Company's financial condition, results of operations or liquidity. Nevertheless, achieving Y2K compliance is dependent upon many factors, some of which are not completely within the Company's control. Should either the Company's internal systems or the internal systems of one or more of its critical vendors fail to achieve Y2K compliance, the Company's business and its results of operations could be adversely affected.

FORWARD-LOOKING STATEMENTS

     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may effect the operations, performance, development and results of the Company's business include the following:

     - The presence of competitors with greater financial resources and their strategic response to the Company's new services.

     - The acceptance of the Internet as a reliable real-time distribution platform by institutional customers.

     - The ability of the Company to broaden its subscriber base by adding more individual investors outside of the Company's traditional "active-trader" market.

     - The Company's failure, or the failure of material third parties, to complete their year 2000 compliance plan on a timely basis.

     - The potential obsolescence of the Company's services due to the introduction of new technologies.

     - Activity levels in the securities markets.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                              PAGE
                                                              ----
Financial Statements:
Report of Independent Accountants...........................  A-19
  Consolidated Statements of Operations and Comprehensive
     Loss...................................................  A-20
  Consolidated Balance Sheets...............................  A-21
  Consolidated Statements of Cash Flows.....................  A-22
  Consolidated Statements of Stockholders' Equity...........  A-23
  Notes to Consolidated Financial Statements................  A-24
Quarterly Financial Information (Unaudited).................  A-36
Supplemental Schedule:
  Report of Independent Accountants.........................  A-37
  Financial Statement Schedule..............................  A-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Data Broadcasting Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Data Broadcasting Corporation and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah
August 18, 1999, except as to Note 17 which is as of August 31, 1999

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS

                                                                      YEAR ENDED JUNE 30,
                                                             --------------------------------------
                                                                1999          1998          1997
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES...................................................   $108,294      $102,613      $105,702
COSTS AND EXPENSES
  Cost of services.........................................     55,219        47,955        45,627
  Selling, general and administrative......................     38,986        33,628        36,490
  Depreciation and amortization............................     15,105        15,596        14,411
                                                              --------      --------      --------
  Total costs and expenses.................................    109,310        97,179        96,528
                                                              --------      --------      --------
INCOME (LOSS) FROM OPERATIONS..............................     (1,016)        5,434         9,174
Equity in loss of MarketWatch.com, Inc.....................     (6,500)         (576)           --
Gain on sale of Shark......................................         --            --           703
Equity in loss of Hong Kong joint venture..................         --           (43)         (828)
Interest income, net.......................................      1,472           652           313
Other expense, net.........................................       (169)           (7)         (702)
                                                              --------      --------      --------
INCOME (LOSS) BEFORE REORGANIZATION ITEMS..................     (6,213)        5,460         8,660
CNBC proceeds, net of obligations..........................         --            --           249
                                                              --------      --------      --------
INCOME (LOSS) BEFORE INCOME TAXES..........................     (6,213)        5,460         8,909
Provision (benefit) for income taxes.......................     (2,024)        2,467         3,513
                                                              --------      --------      --------
INCOME (LOSS) FROM CONTINUING OPERATIONS...................     (4,189)        2,993         5,396
Loss from discontinued operations, including taxes.........         --        (7,756)      (23,675)
                                                              --------      --------      --------
NET LOSS...................................................     (4,189)       (4,763)      (18,279)
  Other comprehensive income
  Foreign currency translation adjustment..................        (74)           --            --
                                                              --------      --------      --------
COMPREHENSIVE LOSS.........................................   $ (4,263)     $ (4,763)     $(18,279)
                                                              ========      ========      ========
INCOME (LOSS) PER SHARE:
  Basic
     Income (loss) from continuing operations..............   $  (0.12)     $   0.09      $   0.17
     Loss from discontinued operations.....................         --         (0.24)        (0.73)
                                                              --------      --------      --------
       Net loss............................................   $  (0.12)     $  (0.15)     $  (0.56)
                                                              ========      ========      ========
  Diluted
     Income (loss) from continuing operations..............   $  (0.12)     $   0.09      $   0.16
     Loss from discontinued operations.....................         --         (0.23)        (0.70)
                                                              --------      --------      --------
       Net loss............................................   $  (0.12)     $  (0.14)     $  (0.54)
                                                              ========      ========      ========

          See accompanying notes to consolidated financial statements.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                  NUMBER OF SHARES)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $ 41,507       $ 26,256
  Accounts receivable, net of allowance for doubtful
     accounts of $2,034 and $1,366..........................      8,782          7,478
  Income taxes receivable...................................      6,141          1,161
  Net assets of discontinued operations.....................      1,373          1,180
  Prepaid expenses and other current assets.................      1,187            885
                                                               --------       --------
     Total Current Assets...................................     58,990         36,960
Property and equipment, net.................................     14,853         17,369
Software development costs, net of accumulated amortization
  of $8,159
  and $6,037................................................      3,460          4,794
Goodwill, net of accumulated amortization of $15,914 and
  $11,957...................................................     45,784         45,669
Investment in MarketWatch.com, Inc..........................     47,554            424
Deferred tax assets, net....................................     11,917         13,658
Other non-current assets....................................      5,934          7,590
                                                               --------       --------
     TOTAL ASSETS...........................................   $188,492       $126,464
                                                               ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $  7,655       $  6,798
  Accrued liabilities.......................................      8,541          5,462
  Deferred tax liabilities..................................      6,531            538
  Current maturities of long-term debt......................        500          1,000
  Other current liabilities.................................        545            733
                                                               --------       --------
                                                                 23,772         14,531
  Deferred revenue..........................................      9,077          7,545
                                                               --------       --------
     Total Current Liabilities..............................     32,849         22,076
Long-term debt..............................................         --            500
Other non-current liabilities...............................      1,485          1,363
                                                               --------       --------
     TOTAL LIABILITIES......................................     34,334         23,939
                                                               ========       ========
Commitments and contingencies
Stockholders' Equity:
  Common stock, $0.01 par value:
     Authorized: 75,000,000 shares; Issued and Outstanding:
     34,741,640 Shares in 1999 and 32,989,923 Shares in
      1998..................................................        375            345
  Additional paid-in capital................................    164,795        101,241
  Retained earnings.........................................      5,860         10,049
  Accumulated other comprehensive income....................        (74)            --
  Treasury stock............................................    (16,798)        (9,110)
                                                               --------       --------
     TOTAL STOCKHOLDERS' EQUITY.............................    154,158        102,525
                                                               --------       --------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............   $188,492       $126,464
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------    -------    --------
                                                                      (IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss....................................................  $ (4,189)   $(4,763)   $(18,279)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................    17,871     20,067      19,845
  Write-down of net assets of discontinued operations,
     including taxes........................................        --      6,109      21,264
  Equity in loss of MarketWatch.com, Inc....................     6,500        576          --
  Deferred tax provision (benefit)..........................    (4,102)    (2,971)         81
  Provision for losses on accounts receivable...............     1,820      2,359       2,333
  Equity in loss of Hong Kong joint venture.................        --         43         828
  Gain on sale of Shark.....................................        --         --        (703)
  Other non-cash items, net.................................       569        516         291
Changes in operating assets and liabilities, net:
  Accounts receivable.......................................    (3,590)    (1,352)     (4,257)
  Income taxes payable......................................     2,574     (1,957)      1,000
  Accounts payable and accrued liabilities..................     2,833     (1,824)       (399)
  Deferred revenue..........................................     1,605        562         367
  Other assets and liabilities, net.........................      (487)    (1,424)     (1,950)
                                                              --------    -------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    21,404     15,941      20,421
                                                              --------    -------    --------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (8,751)    (9,122)    (11,693)
  Cash received from joint ventures.........................     4,503         --          --
  Investment in and advances to joint ventures..............    (3,592)    (3,168)     (1,818)
  Cash paid for acquisitions, net of cash acquired..........    (3,985)      (198)     (6,155)
  Capitalized software development costs....................    (1,385)    (2,052)     (2,158)
  Proceeds from the sales of businesses.....................        --     15,500          --
  Other, net................................................        20         98          34
                                                              --------    -------    --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........   (13,190)     1,058     (21,790)
                                                              --------    -------    --------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Exercise of stock options and warrants....................    16,045        714       4,896
  Purchase of treasury stock................................    (8,000)      (908)     (8,835)
  Payments of long-term debt and capital lease
     obligations............................................    (1,008)    (1,053)     (3,807)
  Other, net................................................        --        (20)        (28)
                                                              --------    -------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     7,037     (1,267)     (7,774)
                                                              --------    -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    15,251     15,732      (9,143)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    26,256     10,524      19,667
                                                              --------    -------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 41,507    $26,256    $ 10,524
                                                              ========    =======    ========

          See accompanying notes to consolidated financial statements.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK
                                --------------------   ADDITIONAL              OTHER                   TOTAL
                                  SHARES                PAID-IN     RETAINED   COMP.    TREASURY   STOCKHOLDERS'
                                OUTSTANDING   AMOUNT    CAPITAL     EARNINGS   INCOME    STOCK        EQUITY
                                -----------   ------   ----------   --------   ------   --------   -------------
                                                  (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)
BALANCE AT JUNE 30, 1996......  31,337,984     $313     $ 82,693    $ 33,091                         $116,097
Issuance of stock for
acquisitions..................   1,263,747       14       10,772          --                           10,786
  Exercise of stock options
    and warrants..............   1,525,347       14        4,882          --                            4,896
  Tax benefit from exercise of
    stock options.............          --       --        1,188          --                            1,188
  Purchase/retirement of
    treasury stock............  (1,417,916)      --         (210)         --            $ (8,625)      (8,835)
  Net loss....................          --       --           --     (18,279)                 --      (18,279)
                                ----------     ----     --------    --------            --------     --------
BALANCE AT JUNE 30, 1997......  32,709,162      341       99,325      14,812              (8,625)     105,853
  Issuance of stock for
    acquisitions..............     280,291        3        1,363          --                  --        1,366
  Exercise of stock options
    and warrants..............     179,745        2          712          --                  --          714
  Tax benefit from exercise of
    stock options.............          --       --          263          --                  --          263
  Purchase/retirement of
    treasury stock............    (179,275)      (1)        (422)         --                (485)        (908)
  Net loss....................          --       --           --      (4,763)                 --       (4,763)
                                ----------     ----     --------    --------            --------     --------
BALANCE AT JUNE 30, 1998......  32,989,923      345      101,241      10,049              (9,110)     102,525
  Exercise of stock options
    and warrants..............   3,073,030       30       16,015          --                  --       16,045
  Tax benefit from exercise of
    stock options.............          --       --       16,354          --                  --       16,354
  Purchase/retirement of
    treasury stock............  (1,321,313)      --         (312)         --              (7,688)      (8,000)
  Write-up of investment in
    MarketWatch.com...........          --       --       31,497          --                  --       31,497
  Accumulated other
    comprehensive income......          --       --           --          --    $(74)         --          (74)
  Net loss....................          --       --           --      (4,189)                 --       (4,189)
                                ----------     ----     --------    --------    ----    --------     --------
BALANCE AT JUNE 30, 1999......  34,741,640     $375     $164,795    $  5,860    $(74)   $(16,798)    $154,158
                                ==========     ====     ========    ========    ====    ========     ========

          See accompanying notes to consolidated financial statements.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business -- Data Broadcasting Corporation and subsidiaries (the "Company" or "DBC") operates in two business segments, providing a variety of actionable market data and news to its subscribers. This data consists of real-time stock market quotes, equity and fixed income analytics, financial market and governmental information and news and access to historical financial databases and sports information.

     DBC's customer base consists mainly of individual investors, traders and institutional portfolio managers. Customers are located principally in North America, with additional customers in Europe and Asia.

     Demand for financial market information is largely dependent upon activity levels in the securities markets. In the event that the U.S. financial markets were to experience a prolonged period of investor inactivity in trading securities, the Company's business could be adversely affected. The degree of such consequences is uncertain.

     Principles of Consolidation -- The consolidated financial statements include the results of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Cash and Cash Equivalents -- The Company considers all highly liquid temporary cash investments with original maturities of three months or less to be cash equivalents.

     Property and Equipment -- Fixed assets are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from three to ten years. Leasehold improvements are recorded at cost and are depreciated using the straight-line method over the shorter of their useful lives or the remaining lease term. During fiscal 1998, the Company adopted Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". This pronouncement requires the capitalization of internal use software under certain circumstances. The Company capitalized approximately $2,113,000 and $1,201,000 during the years ended June 30, 1999 and 1998, respectively, primarily related to the purchase and development of new computer systems.

     Software Development Costs -- The Company capitalizes certain costs incurred to produce certain software used by subscribers to access, manage and analyze information in the Company's databases. Such costs, including coding, testing and product quality assurance, are capitalized once technological feasibility has been established. Amortization is computed on a case-by-case basis over the estimated economic life of the software, which ranges from three to five years. In fiscal 1999, 1998 and 1997, such amortization amounted to approximately $2,348,000, $2,176,000 and $2,023,000 respectively.

     Goodwill -- Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired and is being amortized on a straight-line basis over 5 to 25 years. At each balance sheet date management assesses whether there has been a permanent impairment in the value of these assets. If the carrying value of goodwill exceeds the undiscounted future cash flows from operating activities of the related businesses, a permanent impairment is deemed to have occurred. In this event, the assets would be written down to an amount equivalent to the discounted future cash flows from operating activities of the related businesses.

     Revenue Recognition -- Prepaid subscription revenue is deferred and recorded as revenue on a straight-line basis over the term of the subscription agreement. One-time service initiation fees are recognized as revenue when billed to the extent that no future performance obligations exist and such fees do not exceed direct selling costs, which are expensed as incurred. In fiscal 1999, 1998 and 1997 such fees aggregated approximately $2,347,000, $4,793,000 and $5,300,000 respectively, and did not exceed direct selling costs.

     Research and Development Costs -- Expenditures for research and development are expensed as incurred. The Company expensed approximately $6,348,000, $8,400,000 and $7,100,000 in research and

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES development costs during the years ended June 30, 1999, 1998 and 1997, respectively, including maintenance and upgrading of existing products and development of new products.

     Stock-Based Compensation -- The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for its employee stock options, rather than the fair value method of accounting provided under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, the Company does not recognize compensation expense on stock options granted to employees because the exercise price of each option is equal to the market price of the underlying stock on the date of the grant.

     Income Taxes -- Should there be a need to increase the deferred tax valuation allowance in the future, a charge to income tax expense will be required. However, in the event there is a need to decrease the valuation allowance, Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") requires a direct addition to stockholders' equity. This treatment only applies to the deferred tax assets and related valuation allowance applicable to items that arose prior to June 26, 1992, the effective date of the reorganization plan of the Company's predecessor. As of June 30, 1999, the entire valuation allowance is related to such items.

     Earnings per Share -- In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share". Earnings per share presented for 1997 have been restated to conform to the new presentation. Below is a reconciliation of shares outstanding (in thousands) between the basic and diluted calculations for each period.

                                                            1999      1998      1997
                                                           ------    ------    ------
Basic shares.............................................  33,902    32,841    32,526
Stock options and warrants...............................     858       606     1,150
                                                           ------    ------    ------
Diluted shares...........................................  34,760    33,447    33,676
                                                           ======    ======    ======

     Issuance of Stock by Investees -- When an investee sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that investee increases. This increase is typically recorded as a gain in the Company's statement of operations. However, in instances where realization of such gain is not assured, the gain would be recorded as an increase to additional paid-in capital.

     Long-lived Assets -- The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

     Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year's presentation. This included the reclassification of exchange fees as revenues and expenses in all periods, which amounted to $13,581,000, $12,721,000 and $13,224,000 in fiscal 1999, 1998 and 1997, respectively.

     Segment Information -- In fiscal 1999, DBC adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information". FASB No. 131 establishes standards for the disclosure using the management approach which designates the internal organization used by management for performance assessment to be the source of the Company's reportable segments.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

2. INVESTMENT IN MARKETWATCH.COM, INC.

     On January 15, 1999, MarketWatch.com, Inc. ("MW"), originally Marketwatch.com LLC, the Company's 50-50 joint venture with CBS Broadcasting, Inc. ("CBS"), completed an initial public offering of its common stock (the "Offering"). In connection with the Offering, MW sold 3,162,500 shares for $17 per share, resulting in a reduction in the Company's ownership interest from 50% to 37%. The selling price per share in the Offering was greater than the Company's average carrying amount per share. As a result, the Company recognized an increase in the carrying value of the investment of $18,045,000. This increase in carrying value, net of deferred tax liabilities of $7,300,000 was recorded as an increase to additional paid-in capital. Subsequent to the Offering, MW issued stock for an acquisition, reducing DBC's investment to approximately 33 percent. The value of the shares issued for the acquisition was greater than the Company's average carrying amount per share. As a result, the Company recognized an increase in the carrying value of the investment of $34,586,000. This increase in carrying value, net of deferred tax liabilities of $13,834,000, was recorded as an increase to additional paid-in capital.

     In fiscal 1999 and 1998, the Company recognized equity in losses of MW of $6,500,000 and $576,000, respectively. Upon the formation of the joint venture, the Company's 50% interest in the net equity of the joint venture exceeded the Company's $2 million cash contribution primarily due to the contribution to the joint venture by CBS of advertising with a fair value of $30 million. This excess is being amortized as the related advertising is utilized. The Company's equity in losses of MW noted above are net of amortization of this excess of $5,225,000 for the fiscal year ended June 30, 1999. The remaining amount of this excess at June 30, 1999 is $4,835,000, which is included in "Investment in MarketWatch.com, Inc." in the accompanying balance sheet.

     There are several other agreements between the Company, Marketwatch and CBS, including an agreement for CBS to license its name and logo to Marketwatch. Additionally, DBC is required to lend Marketwatch up to $5,000,000 under a revolving credit agreement expiring October 29, 2000. As of June 30, 1998, $1,543,000 had been advanced under this provision. This advance was repaid in January 1999 with proceeds from the Offering.

     Additionally, DBC purchased news from MW in the amount of $1,421,000 for the year ended June 30, 1999. DBC is required to pay a minimum of $100,000 per month for this news through the month ending October 29, 2002. DBC also purchased web advertising of $483,000 from MW for the year ended June 30, 1999.

     DBC also provides services to MW including accounting, network operations, web hosting and data feeds. DBC charged MW $1,039,000 for such services for the year ended June 30, 1999, which amounts were recorded as reductions of the gross expenses incurred by DBC.

     As of June 30, 1999, MW's assets and liabilities, derived from the unaudited quarterly data, were as follows: current assets, $33,033,000; total assets, $187,673,000; current and total liabilities, $5,079,000. MW's unaudited revenue and net loss for the six months ended June 30, 1999 were $7,965,000 and $18,882,000, respectively.

3. ACQUISITIONS

     On August 31, 1998, the Company completed its acquisition of substantially all of the assets of the Global Treasury Information Services ("GTIS") division of Automatic Data Processing, Inc. for $3,921,000 in cash, including $135,000 in transaction expenses. GTIS provides real-time domestic and international fixed income, foreign exchange, money market and precious metal information to institutional, corporate and consumer clients worldwide. The transaction has been accounted for as a purchase and goodwill is being amortized over 15 years.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

     Effective July 1, 1996, the Company acquired by merger all of the outstanding common stock of Las Vegas Sports Consultants, Inc. ("LVSC") in exchange for 330,206 shares of the Company's common stock, valued at $3,100,000. LVSC is the leading "opening line" odds maker in Las Vegas.

     Effective July 1, 1996, the Company acquired all of the outstanding common stock of Instant Odds Network, Inc. ("ION") for $2,600,000 in cash. ION has the rights to transmit electronically real-time betting odds from six major casinos in Las Vegas. The agreement contains a contingent earnout provision, payable in the Company's common stock, based upon the results of operations of ION for the three-year period ending June 30, 1999. This provision is expected to result in the issuance of approximately 1,300 shares of DBC common stock in fiscal 2000.

     Effective October 31, 1996, the Company acquired substantially all of the assets of Federal News Service Group, Inc. ("FNS"), subject to certain liabilities, for 804,841 shares of the Company's common stock, valued at $6,650,000. FNS provides verbatim transcripts of major federal government hearings to news organizations, political associations and corporations around the world. The agreement also provided for a contingent earnout, based upon FNS' results of operations for the year ended October 31, 1997. In March 1998, the Company made a contingent earnout payment of $1,499,000, comprising $133,000 in cash and approximately 280,000 shares of DBC common stock, valued at $1,366,000. In conjunction with this acquisition, the Company extended an interest-bearing loan to an executive of FNS. In January 1999, payment in full was received on this loan.

     Effective September 16, 1996, the Company acquired all of the outstanding common stock of Dajoy Enterprises, Inc., dba Check Network ("CN"), in exchange for 128,700 shares of the Company's common stock, valued at $1,000,000. CN, which was merged into CheckRite International ("CRI"), provides check recovery services. Effective January 1, 1996, CRI acquired all of the outstanding stock of Northwest CheckRite, Inc., ("NCI") a former franchisee of CRI, for $1,200,000. As noted below, substantially all of the assets of CRI were sold during fiscal 1998, including the CN and NCI operations.

     The above transactions have been accounted for as purchases and goodwill is being amortized over 5 to 25 years using the straight-line method. The acquisitions of GTIS, LVSC, ION, FNS, CN and NCI did not have a material effect on the results of operations in the year of acquisition. Accordingly, no pro forma results have been presented.

     In connection with the acquisition of Broadcast International, Inc. ("BII") on June 30, 1995, management developed and implemented certain restructuring plans. The estimated cost of these actions as of June 30, 1995 was approximately $1,874,000 and was accrued in purchase accounting. During fiscal 1999, 1998, and 1997 the Company charged approximately $8,000, $224,000 and $400,000, respectively, of severance and lease costs against this accrual.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at June 30, (in thousands):

                                                               1999       1998
                                                              -------    -------
Receiver equipment held by subscribers......................  $28,177    $28,377
Computer and communication equipment........................   23,249     21,792
Furniture and fixtures......................................    2,804      2,512
Leasehold improvements......................................    3,071      2,259
                                                              -------    -------
                                                               57,301     54,940
Less accumulated depreciation...............................   42,448     37,571
                                                              -------    -------
                                                              $14,853    $17,369
                                                              =======    =======

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

     Depreciation expense was $8,749,000, $9,622,000 and $8,581,000 for fiscal years 1999, 1998, and 1997, respectively.

5. CREDIT ARRANGEMENTS

     Long-term debt consisted of the following at June 30, (in thousands):

                                                              1999     1998
                                                              ----    ------
Key Corporate Capital term loan.............................  $500    $1,500
Less current maturities.....................................   500     1,000
                                                              ----    ------
Long-term debt..............................................  $  0    $  500
                                                              ====    ======

     In March 1996, the Company entered into a $36,500,000 loan agreement with Key Corporate Capital, Inc. ("Key"). The agreement provided for an acquisition line of credit of $30,000,000, a revolving line of credit of $3,000,000 and a term loan of $3,500,000. The lines of credit are available until December 31, 2000, with the amount available under the acquisition line of credit decreasing each quarter. As of June 30, 1999, the total amount available under the acquisition line of credit had been reduced to $8,150,000. The term loan matures on December 31, 1999 with principal payments of $250,000 due quarterly. Under this agreement substantially all of the assets of the Company and its subsidiaries are collateralized. All facilities accrue interest at variable rates with the interest rate on the term loan being 7.58 percent as of June 30, 1999. To date, DBC has not drawn on the line of credit facilities. Unused commitment fees of 0.25 percent and 0.325 percent are charged to DBC based on the average daily balance of the unused portion of the acquisition line of credit and revolving line of credit, respectively. This agreement includes various restrictive covenants, including a restriction on the payment of dividends, and requires the Company to maintain certain financial ratios. At June 30, 1999, the Company was in compliance with these covenants. At June 30, 1999 and 1998, $750,000 was included in Other Non-Current Assets, representing a cash balance in an interest-bearing account, required to be maintained as long as any amounts are available under this agreement.

     The Company paid approximately $140,000, $285,000 and $591,000 of interest on long-term debt during the fiscal years ended June 30, 1999, 1998 and 1997, respectively. Interest expense for the fiscal years ended June 30, 1999, 1998 and 1997, was $234,000, $373,000 and $616,000, respectively.

     In April 1999, DBC established a $3,100,000 letter of credit, expiring December 31, 1999, related to the settlement of the previously-disclosed class action suit against CheckRite of California, a discontinued operation of the Company. This letter of credit reduces, by its face value, the amounts available for borrowing under the Company's debt agreement with Key. Management does not expect any claims to be made against this letter of credit. Consequently, it is the Company's opinion that the fair value of this instrument is zero.

6. SALE OF BUSINESSES

     On May 20, 1999, DBC sold substantially all of the assets of its AgCast business to Farm Journal Corporation, a privately-held company, in exchange for 3,100 shares of convertible preferred stock with a face value of $3,100,000 and a put of $1,700,000 exerciseable at the end of two years. Based upon the put, the gain on the sale is $650,000, which has been deferred pending future realization.

     In fiscal 1997, the Company increased its pre-tax gain on the fiscal 1995 sale of substantially all of the assets of Shark Information Services Corp. by $703,000 due to the reduction of certain reserves recorded at the time of the sale. Management determined that these reserves were no longer necessary due to the resolution of certain contingencies and the revision of certain estimates.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

7. OTHER NON-CURRENT ASSETS

     Other non-current assets primarily consists of the Company's investments in Internet Financial Network ("IFN") of $2,607,000 and Farm Journal Corporation (Note 6) and the compensating balance requirement further described in Note 5. As a result of a recapitalization of the business of IFN, DBC converted its advances to IFN to an investment in April 1999.

     In fiscal 1998 and 1997, the Company recorded pre-tax charges of $43,000 and $606,000, respectively, to write-off its investment in a joint venture in Hong Kong and an additional $222,000 of equity losses in fiscal 1997 from this investment. The Company and its joint venture partner concluded that its core product should be discontinued, given the lack of market acceptance.

8. STOCK BASED COMPENSATION

     In connection with the Data Broadcasting Corporation Stock Option Plan (the "Option Plan"), the Company has reserved 7,250,000 shares of DBC common stock. The Option Plan provides for the discretionary issuance of stock options to employees. The exercise price of options granted equals the market price at the date of grant. Options expire five to ten years from the date of grant and generally vest ratably over three years. In certain cases options have been granted with no vesting requirements. In the past, the Company has also issued stock options and warrants as partial consideration for the acquisition of businesses and other transactions. These securities are not part of the Option Plan but are included in the activity below.

                                                                       WEIGHTED AVERAGE
                                                              SHARES    EXERCISE PRICE
                                                              ------   ----------------
OUTSTANDING, JUNE 30, 1996..................................   5,572         4.78
Granted.....................................................     663         7.01
Exercised...................................................  (1,525)        3.21
Canceled....................................................    (251)        4.44
                                                              ------
OUTSTANDING, JUNE 30, 1997..................................   4,459         5.67
Granted.....................................................     841         5.16
Exercised...................................................    (180)        3.97
Canceled....................................................    (118)        7.51
                                                              ------
OUTSTANDING, JUNE 30, 1998..................................   5,002         5.13
Granted.....................................................     331         7.38
Exercised...................................................  (3,073)        5.22
Canceled....................................................    (164)        5.48
                                                              ------         ----
OUTSTANDING, JUNE 30, 1999..................................   2,096         5.08
                                                              ======         ====
Exercisable, June 30, 1999..................................   1,293         4.37
                                                              ======         ====

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                                                         OUTSTANDING                 EXERCISABLE
                                                   ------------------------    ------------------------
                                                                WEIGHTED                    WEIGHTED
                                                                AVERAGE                     AVERAGE
                                                   SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
                                                   ------    --------------    ------    --------------
Range of option exercise prices:
$1.22 to $2.44 (Avg. life: 3.47 years)...........    450          2.03           450          2.03
  $2.96 to $5.38 (Avg. life: 7.42 years).........    988          4.90           468          4.87
  $5.50 to $9.79 (Avg. life: 7.37 years).........    601          6.72           375          6.56
  $12.62 to $18.55 (Avg. life: 9.75 years).......     57         16.63            --            --
                                                   -----                       -----
                                                   2,096                       1,293
                                                   =====                       =====

     On June 22, 1998, the Board of Directors ratified the Stock Option Committee's recommendation to re-price all stock options with an exercise price of $6.81 or higher held by active directors and employees. This re-pricing reduced the exercise price of 882,833 stock options to $5.19 and excluded options issued to executive officers under contractual agreements.

     The weighted average fair value per share of options granted was $3.36, $2.21 and $2.53 for the years ended June 30, 1999, 1998 and 1997, respectively.

     The following pro forma information presents DBC's net income (loss) and basic and diluted earnings per share for the years ended June 30, 1999, 1998 and 1997 as if compensation cost had been measured under the fair value method of SFAS No. 123.

                                                        1999       1998        1997
                                                       -------    -------    --------
Net loss.............................................  $(5,034)   $(5,631)   $(18,965)
Basic loss per share.................................  $ (0.15)   $ (0.17)   $  (0.58)

     The fair value of these options was estimated as of the date of grant using a Black-Scholes option pricing model with the following assumptions:

                                                              1999     1998     1997
                                                              -----    -----    -----
Risk free interest rate.....................................   5.80%    5.75%       6.05%
Expected life (in years)....................................   3.80     4.00        3.50
Volatility..................................................  76.00%   62.00%      50.00%
Expected dividend yield.....................................   0.00%    0.00%       0.00%

     Because the Company's stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, management's opinion is that the existing valuation models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The impact on pro forma net income and net income per share in current years may not be representative of pro forma compensation expense in future years, depending upon the amount of stock options awarded in the future and their related vesting periods.

9. STOCKHOLDERS' EQUITY

     In addition to the Company's common stock, the Company is authorized to issue 5,000,000 preferred shares, $0.01 par value, none of which have been issued.

     The Board of Directors previously authorized the repurchase of up to 4,000,000 shares of common stock. This plan will continue to be implemented from time to time in either open market or private transactions. As of June 30, 1999, the Company had repurchased approximately 2,919,000 shares at a cost of $17,743,000.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

10. DISCONTINUED OPERATIONS

     Effective March 31, 1997, the Company adopted a plan to sell its CRI and Instore Satellite Network ("ISN") businesses which had historically made up the Company's Business Services segment. Accordingly, these businesses have been accounted for as discontinued operations in the accompanying financial statements. On May 1, 1998, the Company consummated the sale of substantially all of the assets of CRI for $15,500,000 in cash.

     The initial estimated loss on the disposal of CRI and ISN was $21,264,000 (including taxes of $8,231,000), consisting of an estimated loss on disposal of the business of $20,653,000 and a provision of $611,000 for anticipated operating losses until disposal. This loss resulted primarily from the non-cash write-off of the net assets of the businesses. Prior to the write-off, the net assets included $34,239,000 of unamortized goodwill. The ISN operations have continued to generate positive operating cash flows. Estimated costs associated with these disposals, including taxes, have been recorded as accrued liabilities.

     Although DBC held discussions with potential buyers of ISN, there was no assurance that a transaction would be completed. Therefore, in the second quarter of fiscal 1998, the Company recorded a second charge for ISN. The additional charge amounted to $5,202,000, including a net tax benefit of $3,006,000. This additional loss was primarily a non-cash writedown of net assets to adjust the carrying value of ISN to the net present value of the expected cash flow from its current customer contracts, net of related service costs.

     In February 1998, the Company adopted a plan to dispose of its interest in the Lawyers Communications Network due to the disappointing pace of subscriber additions to date. Accordingly, this business has also been accounted for as discontinued operations in the accompanying financial statements. The estimated loss on disposal, including remaining contractual obligations and other exit costs, was $907,000, net of a tax benefit of $593,000, and was recorded in the second quarter of fiscal 1998.

     Revenues for these operations were as follows:

                                                 1999           1998           1997
                                              -----------    -----------    -----------
ISN.........................................  $12,118,000    $12,651,000    $14,468,000
LCN.........................................  $   194,000    $    46,000             --
CRI.........................................           --    $16,366,000    $17,710,000

     Net assets of the discontinued operations consisted of the following as of June 30, 1999 (in thousands):

Property and equipment......................................  $1,838
Accounts receivable.........................................   1,418
Prepaid expenses............................................     297
Accrued liabilities.........................................  (2,584)
Other net assets............................................     404
                                                              ------
                                                              $1,373
                                                              ======

11. COMMITMENTS AND CONTINGENCIES

     The Company leases communication and test equipment, office facilities and equipment, and has distribution agreements for satellite and cable space and FM radio channels, generally under noncancellable lease arrangements that expire on various dates through fiscal 2013. Certain of the lease agreements for premises require the Company to pay operating costs, including property taxes and maintenance costs, and include rent adjustment clauses.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

     Rent expense approximated $8,359,000, $8,219,000 and $7,750,000 in fiscal 1999, 1998 and 1997, respectively, net of sublease income. At June 30, 1999, future minimum operating lease payments, including approximately $418,000 recorded as a liability in connection with the sale of the assets of Shark and the acquisition of BII, are as follows (in thousands):

                                                              REAL ESTATE     DISTRIBUTION
                                                             AND EQUIPMENT     AGREEMENTS
                                                             -------------    ------------
2000.......................................................     $ 3,139          $3,614
2001.......................................................       3,403           2,677
2002.......................................................       3,112           1,697
2003.......................................................       2,270             892
2004.......................................................       2,138             330
Thereafter.................................................      14,392              --
                                                                -------          ------
Total minimum lease payments...............................      28,454          $9,209
                                                                                 ======
Less amounts accrued.......................................         418
                                                                -------
                                                                $28,036
                                                                =======

     These minimum lease payments have not been reduced by minimum future sublease rentals of $898,000.

     DBC is also committed to approximately $3,335,000 associated with the build-out of new office space in New York and related equipment and furniture purchases.

     Certain subscribers previously brought a class action litigation against the Company related to its performance under certain subscriber contracts. In July 1997, the Company commenced a mailing to current and former subscribers to certain of its services, which contained an offer to upgrade their service to take advantage of new products and technologies the Company is introducing. This settlement was approved by the court in October 1997. The Company accrued $700,000 in fiscal 1997 to cover the estimated costs of this settlement, principally legal fees and expenses. In fiscal 1998, this accrual was reduced by $103,000 due to the revision of certain estimates. As of June 30, 1999 all obligations relative to the settlement have been paid.

     Certain check writers have brought a class action suit against CheckRite of California, a subsidiary of the Company, alleging violations of the federal Fair Debt Practices Act and the California Unfair Business Practices Act. The Company has denied the allegations but has negotiated a settlement which required the posting of a letter of credit (Note 5). The settlement of this case has not had a material effect on the financial condition or results of operations of the Company.

     The Company is a party to various other legal proceedings incidental to its business operations, none of which is expected to have a material effect on the financial condition or results of operations of the Company.

12. CNBC PROCEEDS AND OBLIGATIONS

     In fiscal 1996, DBC received a final payment from the Consumer News and Business Channel as the result of arbitration of certain matters related to a previous transaction. In fiscal 1997, the Company increased its pre-tax gain from this transaction by $249,000 due to the reduction of certain reserves recorded at the time of the initial transaction. Management determined that these reserves were no longer necessary due to the resolution of certain contingencies and the revision of certain estimates.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

13. INCOME TAXES

     The components of net deferred tax assets as of June 30, 1999 and 1998 are as follows (in thousands):

                                                               1999       1998
                                                              -------    -------
Deferred tax assets
Federal net operating loss carryforwards....................  $16,885    $ 8,132
  State net operating loss carryforwards....................    2,780      1,046
  Property and equipment....................................    2,605      1,458
  Amortization of goodwill and capitalized software.........    2,371      2,428
  Accrued compensation......................................    1,209        958
  Sale of AgCast............................................      811         --
  Lease obligations.........................................      698         42
  Expenses -- sale of Shark.................................      161        245
  Sale of discontinued operations...........................       --      1,281
  Purchase accounting liabilities...........................       --        699
  Other.....................................................      250        172
                                                              -------    -------
  Gross deferred tax assets.................................   27,770     16,461
  Valuation allowance.......................................    2,601      2,601
                                                              -------    -------
  Total deferred tax assets.................................   25,169     13,860
                                                              -------    -------
Deferred tax liabilities
  Investment in MarketWatch.com.............................   18,030         --
  Sale/leaseback obligations................................    1,128        522
  Subscriber contracts......................................       --        195
  Other.....................................................      625         23
                                                              -------    -------
  Total deferred tax liabilities............................   19,783        740
                                                              -------    -------
Net deferred tax assets.....................................  $ 5,386    $13,120
                                                              =======    =======

     The Company has net operating loss carryforwards ("NOLs") of $22,334,000, the use of which is limited by the Internal Revenue Code due to prior ownership changes. These NOLs expire through 2007 and are subject to an annual limitation of approximately $2,200,000. The Company has additional NOLs of $36,271,000, which have no annual limitation and expire in 2014.

     The (benefit)/provision for taxes are as follows for the years ended June 30, (in thousands):

                                                         1999       1998       1997
                                                        -------    -------    -------
Federal:
Current...............................................  $ 1,839    $ 2,503    $ 2,344
  Deferred............................................   (3,630)      (415)       564
State:
  Current.............................................      239        617        673
  Deferred............................................     (472)      (238)       (68)
                                                        -------    -------    -------
Tax (benefit) on continuing operations................   (2,024)     2,467      3,513
Tax (benefit) on discontinued operations..............       --     (4,662)     7,897
                                                        -------    -------    -------
                                                        $(2,024)   $(2,195)   $11,410
                                                        =======    =======    =======

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

     The consolidated (benefit)/provision for taxes for consolidated operations are as follows (in thousands):

                                                         1999       1998       1997
                                                        -------    -------    -------
Federal:
Current...............................................  $ 1,839    $ 4,104    $ 2,344
  Deferred............................................   (3,630)    (5,908)     6,844
State:
  Current.............................................      239      1,264        802
  Deferred............................................     (472)    (1,655)     1,420
                                                        -------    -------    -------
                                                        $(2,024)   $(2,195)   $11,410
                                                        =======    =======    =======

     The Company's effective tax rate for continuing operations differs from the federal statutory rate, as shown in the following reconciliation for the three years ended June 30, 1999:

                                                              1999     1998    1997
                                                              -----    ----    ----
Income tax expense at federal statutory rate................  (35.0)%  35.0%   35.0%
State income tax expense, net of federal benefit............   (3.6)    4.5     4.9
Amortization of goodwill....................................    5.0     5.5     2.9
Other, net..................................................    1.0     0.2    (3.4)
                                                              -----    ----    ----
Effective income tax rate...................................  (32.6)%  45.2%   39.4%
                                                              =====    ====    ====

     For the year ended June 30, 1999, the Company received $305,000 of income tax refunds, net of income taxes paid. The Company paid approximately $4,439,000 and $881,000 in federal and state income taxes during the years ended June 30, 1998 and 1997, respectively.

14. 401(k) PLAN

     The Company has a 401(k) plan covering substantially all full-time employees of the Company. Employer contributions to the plan are determined annually by the Company and are made on behalf of participants who have elected to defer receipt of a portion of their compensation otherwise payable in a plan year. Such Company contributions totaled approximately $645,000, $516,000, and $470,000 in fiscal years 1999, 1998, 1997, respectively.

15. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company has deposited its temporary cash investments with eleven banks and two financial institutions of high credit quality. At June 30, 1999, approximately $39,596,000 of cash and cash equivalents was deposited in four money market accounts. These accounts are largely invested in U.S. Government obligations and investment grade commercial paper, thereby limiting credit risk. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographical regions of North America. At June 30, 1999, the Company believes that it had no significant concentrations of credit risk.

16. SEGMENT INFORMATION

     DBC's reportable segments are as follows:

     - Market Information -- delivery of real-time financial market information to retail and institutional customers.

     - BondEdge -- fixed income portfolio analytics.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". The company evaluates the segments on the basis of operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA") and capital expenditures. Segment financial information is as follows (in thousands):

                                                       1999        1998        1997
                                                     --------    --------    --------
Revenues
  Market Information...............................  $ 84,800    $ 82,463    $ 86,783
  BondEdge.........................................    23,494      20,150      18,919
                                                     --------    --------    --------
  Total............................................  $108,294    $102,613    $105,702
                                                     ========    ========    ========
Income (loss) from operations
  Market Information...............................  $ (3,678)   $  3,685    $  7,318
  BondEdge.........................................     8,595       6,094       5,288
  Corporate and unallocated........................    (5,933)     (4,345)     (3,432)
                                                     --------    --------    --------
  Total............................................  $ (1,016)   $  5,434    $  9,174
                                                     ========    ========    ========
EBITDA
  Market information...............................  $  7,658    $ 15,400    $ 17,687
  BondEdge.........................................    12,339       9,941       9,277
  Corporate and unallocated........................    (5,908)     (4,311)     (3,379)
                                                     --------    --------    --------
  Total............................................  $ 14,089    $ 21,030    $ 23,585
                                                     ========    ========    ========
Identifiable assets
  Market Information...............................  $ 98,639    $ 50,064
  BondEdge.........................................    27,815      30,993
  Corporate and unallocated........................    62,038      45,407
                                                     --------    --------
  Total............................................  $188,492    $126,464
                                                     ========    ========

     The Company's geographic distribution is as follows (in thousands):

                                                       1999        1998        1997
                                                     --------    --------    --------
Revenues
United States......................................  $100,993    $ 98,308    $102,109
  Foreign..........................................     7,301       4,305       3,593
                                                     --------    --------    --------
  Total............................................  $108,294    $102,613    $105,702
                                                     ========    ========    ========
Identifiable assets
  United States....................................  $186,454    $126,290
  Foreign..........................................     2,038         174
                                                     --------    --------
  Total............................................  $188,492    $126,464
                                                     ========    ========

17. SUBSEQUENT EVENTS

     In August 1999, the Company sold its music and ad business know as InStore Satellite Network, to Muzak LLC for $4,700,000. DBC received $3,995,000 in August, with the remaining $705,000 held in escrow pending performance of the business over a six-month period. This business was previously classified as a discontinued operation. In August 1999, the Company closed Lawyers Communication Network. These transactions had no material impact on the results of operations of the Company.

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                        QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                        QUARTER
                                        ----------------------------------------     YEAR ENDED
                                         FIRST     SECOND      THIRD     FOURTH     JUNE 30, 1999
                                        -------    -------    -------    -------    -------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................  $25,670    $27,458    $27,652    $27,514      $108,294
Total costs and expenses..............   24,907     26,797     29,213     28,393       109,310
Income (loss) from operations.........      763        661     (1,561)      (879)       (1,016)
Equity in losses of MarketWatch.com...     (923)    (1,166)    (1,223)    (3,188)       (6,500)
Provision (benefit) for income
  taxes...............................      112       (140)      (456)    (1,540)       (2,024)
Income (loss) from continuing
  operations..........................       71        (88)    (1,921)    (2,251)       (4,189)
Net income (loss).....................       71        (88)    (1,921)    (2,251)       (4,189)
Earnings (loss) per
  share -- continuing operations
  Basic & Diluted.....................  $  0.00    $  0.00    $ (0.06)   $ (0.06)     $  (0.12)
Earnings (loss) per share -- net
  Basic & Diluted.....................  $  0.00    $  0.00    $ (0.06)   $ (0.06)     $  (0.12)

                                                        QUARTER
                                        ----------------------------------------     YEAR ENDED
                                         FIRST     SECOND      THIRD     FOURTH     JUNE 30, 1998
                                        -------    -------    -------    -------    -------------
Revenues..............................  $26,367    $26,127    $25,390    $24,729      $102,613
Total costs and expenses..............   23,547     24,249     24,197     25,186        97,179
Income from operations................    2,820      1,878      1,193       (457)        5,434
Provision for income taxes............    1,250        960        563       (306)        2,467
Income from continuing operations.....    1,692      1,009        688       (396)        2,993
Loss from discontinued operations.....     (767)    (6,989)        --         --        (7,756)
Net income (loss).....................      925     (5,980)       688       (396)       (4,763)
Earnings per share -- continuing
  operations
  Basic & Diluted.....................  $  0.05    $  0.03    $  0.02    $ (0.01)     $   0.09
Earnings (loss) per share -- net
  Basic & Diluted.....................  $  0.03    $ (0.18)   $  0.02    $ (0.01)     $  (0.15)

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Data Broadcasting Corporation:

     Our audits of the consolidated financial statements referred to in our report dated August 18, 1999, except as to Note 17 which is as of August 31, 1999, appearing in this Annual Report to stockholders of Data Broadcasting Corporation also included an audit of the Financial Statement Schedule listed in
Item 14(a)(2) of this Form 10-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          /S/ PRICEWATERHOUSECOOPERS LLP

                                          Salt Lake City, Utah
                                          August 18, 1999

                 DATA BROADCASTING CORPORATION AND SUBSIDIARIES

                FOR THE YEARS ENDED JUNE 30, 1999, 1998 AND 1997

SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                         -------------------
                                                         CHARGED
                                            BALANCE AT   TO COSTS   CHARGED       WRITE        BALANCE
                                            BEGINNING      AND      TO OTHER      OFFS/        AT END
DESCRIPTION                                 OF PERIOD    EXPENSES   ACCOUNTS    RECOVERIES    OF PERIOD
-----------                                 ----------   --------   --------    ----------    ---------
                                                                  (IN THOUSANDS)
Allowance for doubtful accounts:
Year Ended June 30, 1997..................    $1,321      $1,954      $ 62(A)     $1,355(B)    $1,982
  Year Ended June 30, 1998................     1,982       2,177                   2,793        1,366
  Year Ended June 30, 1999................     1,366       1,512       679         1,523        2,034
Deferred income tax valuation allowance:
  Year Ended June 30, 1997................     2,601                                            2,601
  Year Ended June 30, 1998................     2,601                                            2,601
  Year Ended June 30, 1999................     2,601                                            2,601

---------------
(A) Allowance for doubtful accounts recorded through acquisitions.

(B) Includes $430 reclassified to discontinued operations.

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 14, 1999

                                     AMONG

                          INTERACTIVE DATA CORPORATION

                             PEARSON LONGMAN, INC.

                         DATA BROADCASTING CORPORATION

                                      AND

                           DETECTIVE MERGER-SUB, INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I
  DEFINITIONS...............................................   B-1
  Section 1.01 Certain Defined Terms........................   B-1
  Section 1.02 Other Defined Terms..........................   B-6
  Section 1.03 Terms Generally..............................   B-7

ARTICLE II
  THE MERGER................................................   B-7
  Section 2.01 The Merger...................................   B-7
  Section 2.02 Closing......................................   B-7
  Section 2.03 Effective Time...............................   B-7
  Section 2.04 Effects of the Merger........................   B-7
  Section 2.05 Certificate of Incorporation; By-laws........   B-7
  Section 2.06 Directors and Officers.......................   B-7
  Section 2.07 Conversion of Securities.....................   B-7
  Section 2.08 Closing Deliveries by Lynx...................   B-8
  Section 2.09 Closing Deliveries by Detective and
     Acquisition Sub........................................   B-8
  Section 2.10 Adjustments..................................   B-9

ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF LYNX AND LYNX PARENT....   B-9
  Section 3.01 Authority of Lynx............................   B-9
  Section 3.02 Incorporation and Capital Stock of the Lynx
     Companies..............................................  B-10
  Section 3.03 No Conflict..................................  B-10
  Section 3.04 Consents and Approvals.......................  B-10
  Section 3.05 Financial Information........................  B-11
  Section 3.06 Absence of Certain Changes or Events.........  B-11
  Section 3.07 Absence of Litigation........................  B-12
  Section 3.08 Compliance with Laws.........................  B-12
  Section 3.09 Governmental Licenses and Permits............  B-12
  Section 3.10 Tangible Personal Property...................  B-12
  Section 3.11 Real Property................................  B-13
  Section 3.12 Intellectual Property........................  B-13
  Section 3.13 Employee Benefits Matters....................  B-14
  Section 3.14 Taxes........................................  B-14
  Section 3.15 Environmental Matters........................  B-15
  Section 3.16 Material Contracts...........................  B-15
  Section 3.17 Brokers......................................  B-16
  Section 3.18 Questionable Payments........................  B-16
  Section 3.19 Nondistributive Intent.......................  B-16
  Section 3.20 Exclusivity of Representations...............  B-16

ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF DETECTIVE AND
     ACQUISITION SUB........................................  B-17
  Section 4.01 Incorporation and Authority of Detective and
     Acquisition Sub........................................  B-17
  Section 4.02 Capital Stock of Detective; Detective's
     Subsidiaries...........................................  B-17
  Section 4.03 No Conflict..................................  B-18
  Section 4.04 Consents and Approvals.......................  B-19

                                                              PAGE
                                                              ----
Section 4.05 SEC Documents; Financial Information...........  B-19
  Section 4.06 Absence of Certain Changes or Events.........  B-19
  Section 4.07 Absence of Litigation........................  B-21
  Section 4.08 Compliance with Laws.........................  B-21
  Section 4.09 Governmental Licenses and Permits............  B-21
  Section 4.10 Tangible Personal Property...................  B-21
  Section 4.11 Real Property................................  B-21
  Section 4.12 Intellectual Property........................  B-21
  Section 4.13 Employee Benefits Matters....................  B-22
  Section 4.14 Taxes........................................  B-23
  Section 4.15 Environmental Matters........................  B-23
  Section 4.16 Material Contracts...........................  B-23
  Section 4.17 Brokers......................................  B-24
  Section 4.18 Insurance....................................  B-24
  Section 4.19 Registration Rights..........................  B-25
  Section 4.20 NASD Matters.................................  B-25
  Section 4.21 State Anti-Takeover Statutes; Anti-Takeover
     Defenses...............................................  B-25
  Section 4.22 Vote Required................................  B-25
  Section 4.23 Opinion of Financial Advisers................  B-25
  Section 4.24 Questionable Payments........................  B-25
  Section 4.25 Representations Relating to Marksman.........  B-25
  Section 4.26 Exclusivity of Representations...............  B-25

ARTICLE V
  ADDITIONAL AGREEMENTS.....................................  B-26
  Section 5.01 Access to Information........................  B-26
  Section 5.02 Confidentiality..............................  B-26
  Section 5.03 Regulatory and Other Authorizations;
     Consents...............................................  B-26
  Section 5.04 Further Action...............................  B-27
  Section 5.05 Ancillary Agreements.........................  B-27
  Section 5.06 Stockholders' Meeting........................  B-27
  Section 5.07 NASDAQ National Market.......................  B-28
  Section 5.08 Fees and Expenses............................  B-28
  Section 5.09 Public Announcements.........................  B-28
  Section 5.10 Tax Treatment................................  B-29
  Section 5.11 Reorganization; Intercompany Transactions....  B-29
  Section 5.12 Advice of Changes............................  B-29
  Section 5.13 Board of Directors...........................  B-29
  Section 5.14 Indemnification, Exculpation and Insurance...  B-29
  Section 5.15 Repayment of Indebtedness....................  B-30
  Section 5.16 Letter Agreements............................  B-30

ARTICLE VI
  CONDUCT OF BUSINESS PENDING CLOSING.......................  B-30
  Section 6.01 Conduct of Business of Detective and its
     Subsidiaries Prior to the Closing......................  B-30
  Section 6.02 Conduct of Business of the Lynx Companies
     Prior to the Closing...................................  B-32
  Section 6.03 No Solicitation by Detective.................  B-34

                                                              PAGE
                                                              ----
ARTICLE VII
  CONDITIONS TO CLOSING.....................................  B-35
     Section 7.01 Conditions to Each Party's Obligations....  B-35
     Section 7.02 Conditions to Obligations of Lynx.........  B-36
     Section 7.03 Conditions to Obligations of Detective and
      Acquisition Sub.......................................  B-37
     Section 7.04 Frustration of Closing Conditions.........  B-37

ARTICLE VIII
  TERMINATION, AMENDMENT AND WAIVER.........................  B-37
  Section 8.01 Termination..................................  B-37
  Section 8.02 Effect of Termination........................  B-38
  Section 8.03 Amendment....................................  B-38
  Section 8.04 Extension; Waiver............................  B-38

ARTICLE IX
  GENERAL PROVISIONS........................................  B-38
  Section 9.01 Nonsurvival of Representations and
     Warranties.............................................  B-38
  Section 9.02 Notices......................................  B-39
  Section 9.03 Headings.....................................  B-39
  Section 9.04 Severability.................................  B-39
  Section 9.05 Entire Agreement.............................  B-39
  Section 9.06 Assignment...................................  B-39
  Section 9.07 No Third-Party Beneficiaries.................  B-40
  Section 9.08 Sections and Schedules.......................  B-40
  Section 9.09 Governing Law................................  B-40
  Section 9.10 Counterparts.................................  B-40
  Section 9.11 No Presumption...............................  B-40

SCHEDULES
  Schedule I  Lynx Companies
  Schedule II  Detective Disclosure Schedule
  Schedule III  Lynx Disclosure Schedule
  Schedule IV  Parties to Voting and Standstill Agreements

EXHIBITS
  Exhibit A  Form of Lynx Option Agreement
  Exhibit B  Form of Registration Rights Agreement
  Exhibit C  Form of Tax Cooperation Agreement
  Exhibit D  Form of Voting and Standstill Agreement
  Exhibit E  Form of Letter Agreements

     AGREEMENT AND PLAN OF MERGER, dated as of November 14, 1999, among Data Broadcasting Corporation, a Delaware corporation ("Detective"), Pearson Longman, Inc. a Delaware corporation and the sole shareholder of Lynx ("Lynx Parent"), Detective Merger-Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Detective ("Acquisition Sub"), and Interactive Data Corporation, a Delaware corporation ("Lynx").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Detective, Acquisition Sub and Lynx have approved and declared advisable this Agreement and the merger of Acquisition Sub with and into Lynx (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby (a) Lynx will survive the Merger as a wholly-owned subsidiary of Detective and (b) Lynx Parent will receive 56,453,800 newly issued shares of Detective Common Stock (the "Detective Shares"); and

     WHEREAS, the parties hereto intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code; and

     WHEREAS, Lynx owns, or prior to, or contemporaneously with, the Effective Time shall own, either directly or indirectly, 100% of the issued and outstanding shares of stock (the "Lynx Company Shares") of each of the companies set forth in Schedule I hereto (such companies, together with Lynx, the "Lynx Companies").

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that in the case of Detective the persons on
     Schedule IV shall also constitute Affiliates.

          "Agreement" means this Agreement, including all Schedules and exhibits hereto and all amendments hereto made in accordance with Section 8.03.

          "Ancillary Agreements" means the Registration Rights Agreement, the Voting and Standstill Agreements, the Tax Cooperation Agreement, the Certificate of Merger, the Letter Agreements and the Lynx Option Agreement.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

          "Closing Date" means the date on which the Closing actually occurs which date shall be (a) the third Business Day after the date on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Article VII have been obtained, made or given or have expired, as applicable, or (b) such other date as Lynx, Acquisition Sub and Detective may mutually agree upon in writing.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Contract" means any agreement, arrangement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, deed of trust or other contract, commitment or obligation (whether written or oral).

          "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term "Controlled" shall have a correlative meaning.

          "Detective Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement or other Contract related to any Detective Takeover Proposal.

          "Detective Disclosure Schedule" means the Disclosure Schedule delivered by Detective and Acquisition Sub to Lynx on the date hereof and attached hereto as Schedule II.

          "Detective Stockholder Approval" shall mean the affirmative vote at the Detective stockholder's meeting convened pursuant to Section 5.06 of the holders of a majority of the outstanding shares of Detective Common Stock to approve this Agreement, the Amended Charter, the election of the Post-Closing Directors to the Board of Directors of Detective and all other matters required to be approved by the stockholders of Detective pursuant to this Agreement and the Ancillary Agreements.

          "Environmental Law" means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Liability" means any claim or demand, order, suit, obligation, Action, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), Loss or expense (including reasonable attorneys' and consultants' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the businesses of Detective, Acquisition Sub or the Lynx Companies, the ownership of the Detective Shares or to this Agreement or its subject matter.

          "Environmental Permit" means any permit, approval, identification number, License and other authorization required under or issued pursuant to any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Fully Diluted Basis" means, with respect to the calculation of the number of shares of Detective Common Stock, as of each date of determination thereof, the sum of (i) all shares of Detective Common Stock outstanding at the time of determination and (ii) all shares of Detective Common Stock issuable upon the exchange, exercise or conversion of all Options (other than the Lynx Option) then outstanding (including those Options Detective has agreed to issue subject to receipt of shareholder approval) (whether or not such Options are then exercisable or subject to contingencies).

          "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or any arbitrator (including any private arbitrator) or any self-regulatory authority.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Hazardous Materials" means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" means United States and international: (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions,
     (iv) confidential and proprietary information, including methodologies for generating evaluated prices and other trade secrets, (v) Software and Third Party Software, (vi) coded values, formats, data, historical or current databases, whether or not copyrightable and (vii) URLs, domain names, Internet web sites or identities used or held for use exclusively by the Lynx Companies or Detective or its Subsidiaries.

          "knowledge of a given Person" or "knowledge" or words of similar import means (i) with respect to Detective and Acquisition Sub, the actual knowledge of the individuals listed in Section 1.01 of the Detective Disclosure Schedule and (ii) with respect to any of the Lynx Companies and Lynx Parent, the actual knowledge of the individuals listed in Section 1.01 of the Lynx Disclosure Schedule, in each case without specific investigation or inquiry by such persons.

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, interpretation, code, common law, order, other requirement or rule of law of any Governmental Authority applicable in the relevant jurisdiction.

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any Contract, License, agreement, arrangement, commitment or undertaking or otherwise.

          "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

          "Lynx Disclosure Schedule" means the Disclosure Schedule delivered by Lynx and Lynx Parent to Detective and Acquisition Sub on the date hereof and attached hereto as Schedule III.

          "Lynx Option" means the Option granted by Detective to Lynx to purchase Detective Common Stock pursuant to the Lynx Option Agreement.

          "Lynx Option Agreement" means the Option Agreement, dated the date hereof, among Detective and Lynx in the form of Exhibit A, as such agreement may be amended, modified or restated from time to time.

          "Marksman" shall mean MarketWatch.com, Inc. (including its Subsidiaries), a Delaware company.

          "Material Adverse Effect" means any occurrence, circumstance, change in, or effect on the Lynx Companies or Detective and its Subsidiaries (taken as a whole) or Marksman (including any Subsidiaries) (taken as a whole), as applicable, that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the businesses, results of operations or the financial condition or prospects of the Lynx Companies or Detective and its Subsidiaries (taken as a whole) or Marksman (including any Subsidiaries) (taken as a whole), as applicable, taken as a whole.

          "NASD" means the National Association of Securities Dealers, Inc.

          "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or share capital of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or share capital of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or share capital of such Person, including without limitation any rights to participate in the equity, income or election of directors or officers of such Person.

          "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Lynx Companies, or Detective, its Subsidiaries or the Detective Shares, as applicable, or interfering with the ordinary conduct of businesses of the Lynx Companies or Detective or its Subsidiaries, as applicable; and (e) Liens not created by the Lynx Companies or Detective or its Subsidiaries, as applicable, which affect the underlying fee interest of any Detective Leased Real Property or Lynx Company Leased Real Property, as applicable.

          "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

          "Registration Rights Agreement" means the Registration Rights Agreement among Detective and Lynx Parent, substantially in the form and to the effect of Exhibit B, as such agreement may be amended, modified or restated from time to time.

          "Reorganization" means the transaction or series of transactions as more fully described in Section 5.11 (which shall be in form and substance reasonably satisfactory to Detective) pursuant to which Lynx shall acquire prior to the Effective Time, either directly or indirectly, 100% of the capital stock or issued share capital of each of the Lynx Companies (other than any such stock that Lynx owns as of the date of this Agreement and other than the stock of Lynx which is owned by Lynx Parent), it being understood, however, that prior to, or simultaneously with, the consummation of the Reorganization (i) certain assets and properties will be conveyed by the Lynx Companies to non-Lynx Company Affiliates of the Lynx Companies, (ii) certain assets and properties will be conveyed to the Lynx Companies by non-Lynx Company Affiliates of the Lynx Companies, and
     (iii) the Lynx Companies shall enter into certain Contracts to specify operating procedures and/or trade practices among the Lynx Companies and certain non-Lynx Company Affiliates of the Lynx Companies, which Contracts shall provide for charges to the Lynx Companies for goods and services which are no higher than the rates being charged on the date hereof (other than pricing changes in the ordinary course of business consistent with past practice and other than with regard to tax, treasury, human resources, legal and accounting arrangements, the terms of which shall be agreed upon by the parties) and which shall otherwise be in form and substance reasonably satisfactory to Detective.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Software" means all computer software developed or currently being developed by or on behalf of the Lynx Companies or Detective or its Subsidiaries, as applicable, for use exclusively by the Lynx

     Companies or Detective or its Subsidiaries, as applicable, including source code, object code, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, but excluding Third Party Software.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or the issued share capital having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock or share capital of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that (i) in the case of Lynx, the other Lynx Companies shall each be deemed a Subsidiary of Lynx for the purposes of the representations and warranties hereunder and the defined terms used therein and (ii) all Subsidiaries of a Person shall also be Affiliates of that Person.

          "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

          "Tax Cooperation Agreement" means the Tax Cooperation Agreement between Detective and Lynx Parent in the form of Exhibit C, as such agreement may be amended, modified or restated from time to time.

          "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, statements, and information returns) required to be supplied to a Tax authority relating to Taxes.

          "Third Party Software" means all computer software used by or on behalf of the Lynx Companies or Detective or its Subsidiaries, as applicable, developed by a third party that was not developed by or on behalf of the Lynx Companies or Detective or its Subsidiaries, as applicable, (including source code, object code, comments, user interfaces, menus, buttons and icons and all files, data, manuals, design notes and other items and documentation related thereto), but excluding commercially available shrink-wrapped software.

          "Voting and Standstill Agreements" means the Voting and Standstill Agreements, dated the date hereof, among Lynx and each of the Persons listed in Schedule IV hereto, each in the form of Exhibit D, as such agreements may be amended, modified or restated from time to time.

          "Year 2000 Compliant" means, with respect to any of the services, operations or businesses of the Lynx Companies or Detective or its Subsidiaries, as applicable, as demonstrated through appropriate testing of the same, design and performance capabilities (including, without limitation, the ability of services and products distributed by Detective or its Subsidiaries or the Lynx Companies, as applicable, to recognize the century and to manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing any abnormal endings) such that prior to, during, and after the calendar year 2000, none of the assets, services or operations of Detective or its Subsidiaries, or the Lynx Companies, as applicable, will malfunction, produce errors, cause or suffer premature cancellation or expiration of contractual rights, cause or suffer deletion of data or invalid or incorrect results, or abnormally cease to function or exhibit any other problems in connection with (i) the year 2000 (and all subsequent years) as distinct from 1900s years, (ii) the date February 29, 2000, and all subsequent leap years, (iii) the date September 9, 1999, or (iv) any other calendar date (such failures and other problems, the "Year 2000 Problem").

     SECTION 1.02 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

                            TERM                              SECTION
                            ----                              --------
Acquisition Sub                                               Preamble
Amended Charter                                               5.06
Certificate of Merger                                         2.03
Closing                                                       2.02
Confidentiality Agreement                                     5.02
Detective                                                     Preamble
Detective Common Stock                                        4.02
Detective Leased Real Property                                4.11
Detective Licensed Intellectual Property                      4.12(a)
Detective Loan Agreements                                     5.15
Detective Material Contracts                                  4.16(a)
Detective Owned Intellectual Property                         4.12(a)
Detective Plans                                               4.13(a)
Detective Shares                                              Recitals
Detective Shrink-Wrapped Software                             4.12(a)
Detective Superior Proposal                                   6.03(a)
Detective Takeover Proposal                                   6.03(a)
Detective Year 2000 Plan                                      4.12(f)
DGCL                                                          2.01
Effective Time                                                2.03
FTAM                                                          3.05(a)
FTRP                                                          3.05(a)
Interim FTAM Financial Statements                             3.05(a)
Letter Agreements                                             5.16
Lynx                                                          Preamble
Lynx Companies                                                Recitals
Lynx Company Audited Financial Statements                     3.05(a)
Lynx Company Leased Real Property                             3.11
Lynx Company Licensed Intellectual Property                   3.12(a)
Lynx Company Material Contracts                               3.16(a)
Lynx Company Owned Intellectual Property                      3.12(a)
Lynx Company Plans                                            3.13(a)
Lynx Company Shares                                           Recitals
Lynx Company Shrink-Wrapped Software                          3.12(a)
Lynx Company Year 2000 Plan                                   3.12(f)
Lynx Parent                                                   Preamble
Merger                                                        Recitals
1998 Financial Statements                                     3.05(a)
Other Filings                                                 5.06
Pearson                                                       3.05(b)
Post-Closing Directors                                        5.13
Proxy Material                                                5.06
Reference Balance Sheet                                       3.05(a)
Restraints                                                    7.01(e)
SEC Documents                                                 4.05
Section 1018 Approval                                         5.03(b)
Surviving Corporation                                         2.01
Termination Fee                                               5.08(b)
Year 2000 Problem                                             1.01

     SECTION 1.03 Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the term "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (d) provisions shall apply, when appropriate, to successive events and transactions, and (e) references to amounts stated in dollars shall mean U.S. dollars and shall include reference to amounts in other denominations of equal value based upon prevailing exchange rates.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition Sub shall be merged with and into Lynx at the Effective Time. Following the Effective Time, Lynx shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with the DGCL.

     SECTION 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York City time, on the Closing Date, concurrently with the Effective Time at the offices of Morgan, Lewis & Bockius LLP, New York, New York, or at such other place as Lynx, Detective and Acquisition Sub may mutually agree upon in writing.

     SECTION 2.03 Effective Time. Subject to the provisions of this Agreement, on or prior to the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall at such time or thereafter, as appropriate, make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Lynx and Acquisition Sub shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 2.04 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.05 Certificate of Incorporation; By-laws. The Certificate of Incorporation and by-laws of Lynx, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and by-laws of the Surviving Corporation, in each case until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.06 Directors and Officers. The directors of Lynx immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and the officers of Lynx immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 2.07 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Detective, Acquisition Sub, Lynx, Lynx Parent or the holders of any of the following securities:

          (a) Capital Stock of Acquisition Sub. Each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Conversion of Lynx Shares. The issued and outstanding shares of capital stock of Lynx shall be converted into the right to receive the Detective Shares. As of the Effective Time, all such Lynx shares shall automatically be canceled and shall cease to be outstanding, and each holder of a certificate that immediately prior to the Effective Time represented any such Lynx shares shall cease to have any rights with respect thereto, except the right to receive the Detective Shares.

     SECTION 2.08 Closing Deliveries by Lynx. At the Closing, Lynx shall deliver or cause to be delivered to Detective and Acquisition Sub:

          (a) executed copies of the Certificate of Merger and the Registration Rights Agreement;

          (b) the minute books, stock books and stock ledgers (to the extent such exist) of the Lynx Companies;

          (c) a certificate of the Secretary or an Assistant Secretary of Lynx certifying the names and signatures of the officers of Lynx or an Affiliate of Lynx authorized to sign this Agreement, the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder with a true and complete copy of the by-laws of each Lynx Company in full force and effect on the Closing Date, attached thereto;

          (d) a certificate of an officer of Lynx and Lynx Parent as reasonably requested by Detective certifying that (i) the representations and warranties of Lynx and Lynx Parent contained in Article III are true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties that address matters only as of a particular date remain true and correct in all material respects as of such date (provided, however, that any representation or warranty that is qualified by materiality or by reference to a Material Adverse Effect shall be true and correct in all respects as of the Closing Date or as of such earlier date, as the case may be); and
     (ii) the covenants contained in this Agreement to be complied with by Lynx and Lynx Parent on or before the Closing Date shall have been complied with in all material respects;

          (e) a true and complete copy, certified by the Secretary or an Assistant Secretary of Lynx, of the resolutions duly and validly adopted by the Board of Directors of Lynx evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby as well as a true and complete copy, certified by the Secretary or an Assistant Secretary of Lynx Parent, of its consent to the Merger in its capacity as the sole shareholder of Lynx;

          (f) Lynx Parent's receipt for the Detective Shares;

          (g) copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of each of the Lynx Companies, certified by the Secretary of State or other appropriate official of the applicable jurisdictions of incorporation; and

          (h) such other documents and instruments as Detective, Acquisition Sub and Lynx mutually agree to be reasonably necessary to consummate the transactions described herein.

     SECTION 2.09 Closing Deliveries by Detective and Acquisition Sub. At the Closing, Detective and Acquisition Sub shall deliver or cause to be delivered to Lynx (or Lynx Parent, where specified):

          (a) stock certificates evidencing all of the Detective Shares issued in the name of Lynx Parent or its designees and delivered to Lynx Parent or its designees as specified by Lynx Parent;

          (b) executed copies of the Registration Rights Agreement;

          (c) certificates of the Secretary or an Assistant Secretary of Detective and Acquisition Sub, as applicable, certifying the names and signatures of the officers of Detective and Acquisition Sub or their Affiliates authorized to sign this Agreement, the Ancillary Agreements to which either is a party and the other documents to be delivered hereunder with a true and complete copy of the by-laws of Detective and each of its Subsidiaries, as in full force and effect on the Closing Date, attached thereto;

          (d) certificates of officers of Detective and Acquisition Sub, as applicable, certifying that (i) the representations and warranties of Detective and Acquisition Sub contained in Article IV are true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties that address matters only as of a particular date remain true and correct in all material respects as of such date (provided, however, that any representation or warranty that is qualified by materiality or by reference to a Material Adverse Effect shall be true and correct in all respects as of the Closing Date or as of such earlier date, as the case may be); and
     (ii) the covenants contained in this Agreement to be complied with by Detective and Acquisition Sub on or before the Closing Date have been complied with in all material respects, except that Detective and Acquisition Sub shall have complied in all respects with their obligations regarding the delivery of the Detective Shares;

          (e) true and complete copies, certified by the Secretary or an Assistant Secretary of Detective and Acquisition Sub, as applicable, of the resolutions duly and validly adopted by the Board of Directors of Detective and Acquisition Sub, evidencing the authorization of the execution and delivery of this Agreement, the Amended Charter and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby;

          (f) copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto (as well as the Amended Charter), of Detective and each of its Subsidiaries, certified by the Secretary of State or other appropriate officials of the applicable jurisdictions of incorporation;

          (g) a copy of the listing application prepared by Detective, and approved by the NASD, pursuant to Section 5.07 of this Agreement;

          (h) the resignations from Detective's and Marksman's (if so requested by Lynx) Boards of Directors contemplated pursuant to Section 5.13; and

          (i) such other documents and instruments as Detective, Acquisition Sub and Lynx mutually agree to be reasonably necessary to consummate the transactions described herein.

     SECTION 2.10 Adjustments. If at any time during the period between November 10, 1999 and the Closing, any change in the number of shares of capital stock of Detective (on a Fully Diluted Basis) shall occur by reason of any reclassification, recapitalization, stock split or combination, issuance, exchange or readjustment of shares or Options, or any similar transaction, or any stock dividend thereon with a record date during such period, the number of shares of Detective Common Stock (or Options to acquire such shares) issuable pursuant to this Agreement or the Lynx Option Agreement shall be appropriately adjusted to provide Lynx and Lynx Parent the same economic effect as contemplated by this Agreement or the Lynx Option Agreement prior to such event.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF LYNX AND LYNX PARENT

     Lynx Parent and Lynx each represent and warrant to Detective and Acquisition Sub as follows:

     SECTION 3.01 Authority of Lynx and Lynx Parent. Each of Lynx and Lynx Parent has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements by Lynx and Lynx Parent, the performance by Lynx and Lynx Parent of their respective obligations hereunder and thereunder and the consummation by Lynx and Lynx Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Lynx and Lynx Parent. This

Agreement has been, and upon execution such Ancillary Agreements will be, duly executed and delivered by Lynx and Lynx Parent, and (assuming due authorization, execution and delivery by Detective and each Affiliate of Detective executing this Agreement or one or more of such Ancillary Agreements) this Agreement constitutes, and upon execution such Ancillary Agreements will constitute, legal, valid and binding obligations of Lynx and Lynx Parent enforceable against Lynx and Lynx Parent in accordance with their terms.

     SECTION 3.02 Incorporation and Capital Stock of the Lynx Companies. (a) Each Lynx Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted, and to own, use and lease its assets and properties. Except as set forth on Section 3.02 of the Lynx Disclosure Schedule, each Lynx Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of such Lynx Company's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect.
Section 3.02 of the Lynx Disclosure Schedule lists for each Lynx Company the amount of its authorized and outstanding capital stock or issued share capital. The Lynx Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, or prior to the Effective Time will be owned, beneficially and of record, in the case of Lynx by Lynx Parent, and in the case of the other Lynx Companies by Lynx or another Lynx Company, free and clear of all Liens. Except as set forth on Section 3.02 of the Lynx Disclosure Schedule, there are no outstanding Options with respect to any such Lynx Company and no agreements, arrangements or understandings to issue Options with respect to any such Lynx Company and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to any such Lynx Company. Other than as listed in Section 3.02 of the Lynx Disclosure Schedule, and except for the capital stock or issued share capital of such other Lynx Companies, neither Lynx nor such Subsidiaries hold any equity, partnership, joint venture or other interest in any Person.

     SECTION 3.03 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained, and except as may result from any facts or circumstances relating solely to Detective, Acquisition Sub or any of their Affiliates or as described in Section 3.03 of the Lynx Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Lynx and Lynx Parent does not and will not (a) violate or conflict with the Certificate of Incorporation, other constitutive documents or by-laws of Lynx and Lynx Parent,
(b) conflict with or violate any Law or Governmental Order applicable to Lynx Parent or any Lynx Company, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any Lynx Company pursuant to, any Contract, License or other material instrument to which any Lynx Company is a party or by which any such company or its assets is bound or affected, except, in the case of clauses (b) and (c) above, (i) for conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration or cancellation, or Liens as would not, individually or in the aggregate, (A) have a Material Adverse Effect, (B) impair the ability of any Lynx Company or Lynx Parent to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) for Liens created by or through Detective, Acquisition Sub or any of their Affiliates.

     SECTION 3.04 Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Lynx and Lynx Parent does not, and the performance of this Agreement and each such Ancillary Agreement by Lynx and Lynx Parent will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in Section 3.04 of the Lynx Disclosure Schedule, (b) the notification requirements of the HSR Act and applicable filings, notifications or receipts of any required clearances under foreign antitrust and competition Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, (A) have a Material Adverse Effect, (B) impair the ability of Lynx or Lynx Parent to perform its obligations under this Agreement or any of the

Ancillary Agreements to which it is a party or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (d) as may be necessary as a result of any facts or circumstances relating solely to Detective, Acquisition Sub or any of their Affiliates.

     SECTION 3.05 Financial Information. (a) Set forth in Section 3.05(a) of the Lynx Disclosure Schedule are (i) the unaudited consolidated balance sheet as of December 31, 1998 and the unaudited consolidated income statement for the fiscal year then ended for Financial Times Asset Management Group ("FTAM") and Financial Times Research Products ("FTRP"), FTRP having been sold on February 19, 1999 (the "1998 Financial Statements"), (ii) the unaudited consolidated balance sheet as of September 30, 1999 (the "Reference Balance Sheet") and the unaudited consolidated profit and loss statement for the nine-month period then ended for FTAM (the "Interim FTAM Financial Statements") and (iii) the audited statutory balance sheet as of December 31, 1998 and the audited statutory profit and loss statements for the fiscal year then ended for each of ExShare Financial Limited (including FTRP), Financial Times Information (H.K.) Limited, Financial Times Information Australia Pty Limited and Financial Times Information (Singapore) PTE Limited, and the audited balance sheet as of December 31, 1998 for Interactive Data Corporation (the "Lynx Company Audited Financial Statements").

     (b) The 1998 Financial Statements constitute the year-end consolidating financial statements for FTAM and FTRP provided to Pearson plc, a company organized under the laws of England and Wales ("Pearson") by the management of FTAM and FTRP and incorporated by Pearson in its consolidated audited financial statements as of December 31, 1998 and for the fiscal year then ended.

     (c) The Interim FTAM Financial Statements have been extracted from the books and records of FTAM and have been prepared by the management of FTAM in the ordinary course of business for incorporation into the management accounts of Pearson as of September 30, 1999 and for the nine-month period then ended.

     (d) The Lynx Company Financial Statements were prepared in accordance with the generally accepted accounting principles stated to be applicable thereto and fairly present for each Lynx Company covered thereby the consolidated financial position as of December 31, 1998 and the results of operations for the fiscal year then ended.

     SECTION 3.06 Absence of Certain Changes or Events. Since September 30, 1999, except (i) as disclosed in Section 3.06 of the Lynx Disclosure Schedule, or (ii) as contemplated by this Agreement (including, without limitation, the Reorganization), the businesses of the Lynx Companies have been conducted in the ordinary course and there has not been any Material Adverse Effect. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the foregoing, except (i) as disclosed in Section 3.06 of the Lynx Disclosure Schedule, or (ii) as contemplated by this Agreement (including, without limitation, the Reorganization) there has not occurred since September 30, 1999:

          (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock or share capital of the Lynx Companies, or any direct or indirect redemption, purchase or other acquisition by any of the Lynx Companies of any such capital stock or share capital of, or any Option with respect to, the Lynx Companies;

          (b) except for the execution, delivery and performance by Lynx or Lynx Parent of this Agreement and the transactions contemplated hereby, any authorization, issuance, sale or other disposition by the Lynx Companies of any shares of capital stock or share capital of, or any Option with respect to, the Lynx Companies, or any modification or amendment of any right of any holder of any outstanding shares of capital stock or share capital of, or any Option with respect to, the Lynx Companies;

          (c) incurrences by the Lynx Companies of indebtedness or any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Lynx Companies under, any indebtedness of or owing to the Lynx Companies (in either case other than in the ordinary course of business or any indebtedness of the Lynx Companies owing to the Lynx Companies or any Affiliate of the Lynx Companies);

          (d) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Lynx Companies in an aggregate amount exceeding $100,000;

          (e) any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Lynx Companies in an aggregate amount exceeding $100,000;

          (f) any acquisition of any assets and properties of any Person or license or disposition of, or incurrence of a Lien (other than a Permitted Lien or any Lien in aggregate amount less than $100,000) on, any assets and properties of the Lynx Companies, in each case, other than acquisitions, licenses or dispositions of products and services in the ordinary course of business of such Lynx Company consistent with past practice or any Lien in aggregate amount less than $100,000);

          (g) any commencement, termination or change by any Lynx Company of any line of business;

          (h) any transaction by any Lynx Company with any officer, director, stockholder, Affiliate or associate of any Lynx Company, other than pursuant to any Contract in effect on September 30, 1999 and disclosed to Detective and Acquisition Sub pursuant to Section 3.16(a) other than pursuant to any arrangement with regard to intercompany indebtedness between the Lynx Companies and any non-Lynx Company Affiliate of the Lynx Companies, or other than pursuant to any contract of employment listed pursuant to Section 3.16(a) of the Lynx Disclosure Schedule or other than in the ordinary course of business consistent with past practice;

          (i) any change in accounting or Tax principles, methods or practices;
     or

          (j) (i) any granting by any of the Lynx Companies to any current or former director, executive officer or other employee of the Lynx Companies of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the Reference Balance Sheet, (ii) any granting by any of the Lynx Companies to any such current or former director, executive officer or employee of any increase in severance or termination pay, (iii) any entry by any of the Lynx Companies into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee or (iv) any amendment to, or modification of, any Option, or the benefits under any Lynx Company Plan.

     SECTION 3.07 Absence of Litigation. As of the date hereof, except as set forth in Section 3.07 of the Lynx Disclosure Schedule, there are no Actions pending or, to the knowledge of the Lynx Companies or Lynx Parent threatened, against Lynx Parent or any Lynx Company, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially impair Lynx's ability to consummate the Merger.

     SECTION 3.08 Compliance with Laws. Neither Lynx Parent nor any of the Lynx Companies is in violation of any Laws (including, without limitation, the Advisers Act) or any Governmental Orders applicable to the Lynx Companies, or by which any of them is bound, except (i) as set forth in Section 3.08 of the Lynx Disclosure Schedule and (ii) for violations the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.09 Governmental Licenses and Permits. The Lynx Companies hold all Licenses necessary to the operation of their businesses as currently operated and are in compliance with the terms of such Licenses, except (a) as set forth in Section 3.09 of the Lynx Disclosure Schedule or (b) for violations, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.10 Tangible Personal Property.  Except as disclosed in Section
3.10 of the Lynx Disclosure Schedule, the Lynx Companies are in possession of and have good and marketable title to, or have valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of their businesses, including all tangible personal property reflected on the Reference Balance Sheets and tangible personal property acquired since September 30, 1999 other than property disposed of since such date in the ordinary course of business consistent with past practice and the terms of this Agreement. Except as disclosed in Section 3.10 of the Lynx Disclosure Schedule, all such tangible personal property is free and clear of all Liens, other than Permitted Liens or Liens created by or through Detective, Acquisition Sub or any of their Affiliates, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws and, to the knowledge of Lynx, is adequate and suitable for the conduct by the Lynx Companies of the businesses presently conducted by them.

     SECTION 3.11 Real Property. None of the Lynx Companies owns any real property. Each parcel of real property leased by the Lynx Companies and used exclusively in the business of such Lynx Company, including, without limitation, those properties set forth in Section 3.11 of the Lynx Disclosure Schedule (the "Lynx Company Leased Real Property"), is leased, free and clear of all Liens, except (i) as disclosed in Section 3.11 of the Lynx Disclosure Schedule, (ii) Permitted Liens and (iii) Liens created by or through Detective, Acquisition Sub or any of their Affiliates.

     SECTION 3.12 Intellectual Property. (a) The Lynx Companies own exclusively or have the right to use all Intellectual Property and commercially available shrink-wrapped software that is material to the operation of the Lynx Companies ("Lynx Company Owned Intellectual Property", "Lynx Company Licensed Intellectual Property" or "Lynx Company Shrink-Wrapped Software", as applicable). Section 3.12(a) of the Lynx Disclosure Schedule sets forth a true and complete list of all material registered patents and patent applications, common law trademarks, registered trademarks and trademark applications, copyright registrations, domain name registrations and Software owned by the Lynx Companies. Except as would not have a Material Adverse Effect, the Lynx Company Owned Intellectual Property, the Lynx Company Licensed Intellectual Property and Lynx Company Shrink-Wrapped Software collectively constitute all of the Intellectual Property necessary for the continued operation of the businesses of the Lynx Companies.

        (b) Except for such infringements as would not, individually or in the aggregate, have a Material Adverse Effect (i) the Lynx Company Owned Intellectual Property does not infringe upon the Intellectual Property rights of any third party, and (ii) no written claim has been asserted to the Lynx Companies which is currently pending or, to the knowledge of Lynx or Lynx Parent threatened that the use of such Lynx Company Owned Intellectual Property or Lynx Company Licensed Intellectual Property in a manner consistent with past practice does or may infringe upon the Intellectual Property rights of any third party.

        (c) To the knowledge of Lynx and Lynx Parent, the Lynx Companies are the exclusive owners of the entire right, title and interest in and to all Lynx Company Owned Intellectual Property and are entitled to use all Lynx Company Owned Intellectual Property, Lynx Company Licensed Intellectual Property and Lynx Company Shrink-Wrapped Software in the continued operation of their businesses in a manner consistent in all material respects with past practice.

     (d) To the knowledge of Lynx and Lynx Parent, except as set forth in
Section 3.12(d) of the Lynx Disclosure Schedule, no Person is engaging in any activity that infringes upon the Lynx Company Owned Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Lynx Company Owned Intellectual Property, Lynx Company Licensed Intellectual Property or Lynx Company Shrink-Wrapped Software, or any license relating thereto.

     (e) None of the Lynx Companies is in breach of, or default under, any material term of any license or sublicense of the Lynx Company Owned Intellectual Property, Lynx Company Licensed Intellectual Property or Lynx Company Shrink-Wrapped Software, and, to the knowledge of Lynx and Lynx Parent, no other party to such license or sublicense is in breach thereof or default thereunder, except in any such case as would not, individually or in the aggregate, have a Material Adverse Effect.

     (f) Except as set forth in Section 3.12(f) of the Lynx Disclosure Schedule, the Lynx Companies have (i) initiated a review and assessment of the business operations of the Lynx Companies (including those areas affected by suppliers and vendors) that could reasonably be affected by the Year 2000 Problem, (ii) developed a comprehensive plan, which has been delivered to Detective on or before the date hereof (the "Lynx Company Year 2000 Plan"), to address the Lynx Company Year 2000 Problem, and (iii) implemented and complied with (including dates by which steps and actions are to be taken and performed by) the Lynx Company Year 2000 Plan in accordance with the terms thereof. Except as set forth in Section 3.12(f) of the Lynx Disclosure Schedule, the Lynx Company Year 2000 Plan includes all appropriate, necessary and timely steps, actions and plans to make the Lynx Companies Year 2000 Compliant in accordance with the methods and the time frames set forth therein. Except as set forth in Section 3.12(f) of the Lynx Disclosure Schedule, as of the date hereof, there are no issues or events that prevent the Lynx Companies from fully addressing the Year 2000 Problem consistent with the terms of the Lynx Company Year 2000 Plan. Except as set forth in Section 3.12(f) of the Lynx Disclosure Schedule, all Third Party Software and all hardware used by the Lynx Companies has been certified by the providers thereof to be Year 2000 Compliant for the intended uses and purposes of such Third Party Software and such hardware.

     (g) To the knowledge of Lynx and Lynx Parent, except as set forth in
Section 3.12(g) of the Lynx Disclosure Schedule, there are no Contracts of any of the Lynx Companies under which such Lynx Companies make a Year 2000 warranty that do not limit or cap the Liability of such Lynx Companies with respect to any Year 2000 Problem.

     SECTION 3.13 Employee Benefits Matters. (a) Section 3.13(a) of the Lynx Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts or agreements with respect to which any Lynx Company or any of its Affiliates has any obligation and which are maintained, contributed to or sponsored by any Lynx Company or any of its Affiliates for the benefit of any current or former employee of any Lynx Company (collectively, the "Lynx Company Plans").

     (b) Except as otherwise disclosed in Section 3.13(b) of the Lynx Disclosure Schedule, none of the Lynx Company Plans (i) is a "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, or (ii) provides or promises to provide retiree medical or life insurance benefits.

     (c) None of the Lynx Companies or any of their Affiliates has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). None of the assets of the Lynx Companies or any of their Affiliates is the subject of any lien arising under Section 302(f) of ERISA or
Section 412(n) of the Code; none of the Lynx Companies or any of their Affiliates has been required to post any security under Section 307 of ERISA or
Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (d) Except as set forth in Section 3.13(d) of the Lynx Disclosure Schedule,
(i) no benefit or any right to a benefit under any Lynx Company Plan will become payable, accelerated or be enhanced in any way solely by reason of the consummation of the transactions contemplated by this Agreement or by reason of the consummation of the transactions contemplated by this Agreement coupled with another event (e.g., termination of employment), and (ii) any tax deduction otherwise allowable in respect of remuneration to current or former Lynx Company employees or Affiliates payable upon or after the Closing will not be disallowed by operation of Section 280G of the Code in respect of the consummation of the transactions contemplated by this Agreement.

     (e) Except as disclosed in Section 3.13(e) of the Lynx Disclosure Schedule, none of the Lynx Companies is a party to any collective bargaining or other labor union Contract applicable to any Lynx Company employees. As of the date hereof, there is, to the knowledge of Lynx, no material labor strike, slowdown or work stoppage pending or, to the knowledge of Lynx, threatened in writing, which may interfere in any material respect with the business activities of any of the Lynx Companies.

     SECTION 3.14 Taxes. Each of the Lynx Companies has timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the Closing Date and such Tax Returns are or will be, as the case may be, accurate, complete and correct in all material respects. All Taxes shown to be payable on such material Tax Returns have been paid or will be paid except to the extent the same are being contested in good faith and have been adequately reserved for. As of the date hereof, there are no pending or threatened actions or proceedings for the proposed assessment or assessment or collection of Taxes against any of the Lynx Companies. There are no material Liens or other encumbrances for Taxes (other than for Taxes not yet due and payable) upon the assets of the Lynx Companies.

     SECTION 3.15 Environmental Matters. Except as disclosed in Section 3.15 of the Lynx Disclosure Schedule, to the knowledge of Lynx and Lynx Parent, the Lynx Companies are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits other than any non-compliance that would not have a Material Adverse Effect.

     SECTION 3.16 Material Contracts. (a) Section 3.16(a) of the Lynx Disclosure Schedule lists and briefly describes (including the parties to and the date and subject matter of) as of the date hereof each of the following Contracts of any of the Lynx Companies (such Contracts being "Lynx Company Material Contracts"):

             (i) each Contract for the purchase of materials or real or personal property with any supplier or for the furnishing of services to the Lynx Companies under the terms of which any of the Lynx Companies: (I) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) is likely to pay or otherwise give consideration of more than $300,000 in the aggregate over the remaining term of such Contract;

             (ii) each Contract for the sale of personal property or for the furnishing of services by any of the Lynx Companies which: (I) is likely to involve consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 1999 or (II) is likely to involve consideration of more than $750,000 in the aggregate over the remaining term of the Contract;

             (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts requiring payments in excess of $250,000, to which any Lynx Company is a party;

             (iv) all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which any Lynx Company is a party requiring payments in excess of $250,000 and which are not cancelable without penalty or further payment and without more than 30 days' notice;

             (v) all Contracts relating to indebtedness of any Lynx Company which individually are in excess of $250,000;

             (vi) all Contracts with any Governmental Authority to which any Lynx Company is a party;

             (vii) all Contracts that limit or purport to limit the ability of any Lynx Company or any Person to compete in any line of business or with any other Person or in any geographic area or during any period of time;

             (viii) all Contracts between or among any Lynx Company and any Affiliate of any Lynx Company;

             (ix) all Contracts relating in whole or in part to Intellectual Property pursuant to which any Lynx Company obtains from a third party the right to sell, distribute, display or otherwise use data or works owned or controlled by such third party and that is (I) likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) that does not involve any cash consideration but is otherwise material to any Lynx Company;

             (x) all Contracts relating in whole or in part to Intellectual Property pursuant to which any Lynx Company grants to a third party the right to sell, distribute, display or otherwise use data or works owned or controlled by such Lynx Company and that is (I) likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) that does not involve any cash consideration but is otherwise material to any Lynx Company;

             (xi) all Contracts relating to employment of any Person by any of the Lynx Companies; and

             (xii) all other Contracts whether or not made in the ordinary course of business, which are material to the conduct of the businesses of the Lynx Companies taken as a whole or the absence of which would have a Material Adverse Effect.

          (b) Except as disclosed in Section 3.16(b) of the Lynx Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, each such Lynx Company Material Contract is valid and binding on the Lynx Companies and is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Lynx Company, or to the knowledge of Lynx or Lynx Parent, any other party thereto, is in breach of, or in default under, any such Lynx Company Material Contract.

          (c) Except as disclosed in Section 3.16(c) of the Lynx Disclosure Schedule, there is no Contract granting any Person any preferential right to purchase any of the properties or assets of any Lynx Company.

     SECTION 3.17 Brokers. Other than Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Lynx Companies or their Affiliates.

     SECTION 3.18 Questionable Payments. None of the Lynx Companies nor, to the knowledge of Lynx or Lynx Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Lynx Companies has, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Lynx Companies; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any Person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     SECTION 3.19 Nondistributive Intent. Lynx Parent is acquiring the Detective Shares to be issued pursuant to Section 2.07 hereof for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. Lynx Parent acknowledges that the Detective Shares are being issued to it pursuant to an exemption from registration under the Securities Act and, accordingly, are restricted (as defined by the Securities
Act) and may not be resold without either subsequent registration under the Securities Act or an appropriate exemption therefrom.

     SECTION 3.20 EXCLUSIVITY OF REPRESENTATIONS. (a) THE REPRESENTATIONS AND WARRANTIES MADE BY LYNX AND LYNX PARENT IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. LYNX AND LYNX PARENT HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO DETECTIVE, ACQUISITION SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

     (b) Detective and Acquisition Sub acknowledge that (i) the representations and warranties contained in Sections 3.05(b), 3.06, 3.07, 3.12, 3.13, 3.14, 3.15
and 3.16 are the only representations and warranties being made with respect to (A) Intellectual Property, (B) compliance with or liability under ERISA, (C) Taxes and (D) compliance with or liability under Environmental Laws, respectively, or with respect to any Intellectual Property, employee benefit, Tax or environmental, health or safety matter related in any way to the Lynx Companies and their Affiliates or to this Agreement or its subject matter, and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                         DETECTIVE AND ACQUISITION SUB

     Detective and Acquisition Sub jointly and severally represent and warrant to Lynx as follows:

     SECTION 4.01 Incorporation and Authority of Detective and Acquisition
Sub. Detective and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements by Detective and Acquisition Sub, the performance by Detective and Acquisition Sub of their obligations hereunder and thereunder and the consummation by Detective and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Detective and Acquisition Sub. This Agreement has been, and upon execution such Ancillary Agreements will be, duly executed and delivered by Detective and Acquisition Sub, and (assuming due authorization, execution and delivery by Lynx and each Affiliate of Lynx executing this Agreement or one or more of such Ancillary Agreements) this Agreement constitutes, and upon execution such Ancillary Agreements will constitute, legal, valid and binding obligations of Detective and Acquisition Sub enforceable against Detective and Acquisition Sub in accordance with their terms.

     SECTION 4.02 Capital Stock of Detective; Detective's Subsidiaries. (a) As of the date hereof, the authorized capital stock of Detective consists of 75,000,000 shares of common stock, par value $.01 per share (the "Detective Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of November 10, 1999, 34,463,700 shares of Detective Common Stock are validly issued, outstanding, fully paid and nonassessable, and have been issued in compliance with all applicable federal and, to the knowledge of Detective, state securities laws. 2,981,350 shares of Detective Common Stock are held as treasury stock. No other shares of capital stock of Detective have been issued or are outstanding. Section 4.02 of the Detective Disclosure Schedule describes the nature, holder, exercise price and other material terms of each outstanding Option of Detective, in each case, as of the date hereof. Except as disclosed in
Section 4.02 of the Detective Disclosure Schedule, there are no outstanding Options or agreements, arrangements or understandings to issue Options with respect to Detective and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Detective's capital stock. On the Closing Date, the delivery to Lynx Parent of the certificate or certificates representing the Detective Shares will vest in Lynx Parent good and valid title to such Detective Shares, free and clear of all Liens, and such Detective Shares will have been duly authorized, validly issued, fully paid and nonassessable. Detective has taken all necessary corporate actions to reserve the full number of shares of Detective Common Stock issuable upon exercise of the Lynx Option. The Detective Common Stock issuable upon exercise of the Lynx Option, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth herein or in Section 4.02 of the Detective Disclosure Schedule, neither the execution, delivery or performance by Detective or Acquisition Sub of this Agreement or the Ancillary Agreements, the issuance of the Detective Shares or the Lynx Option as contemplated hereby, the issuance of shares of Detective Common Stock upon conversion of the Lynx Option, the performance by Detective or Acquisition Sub of its respective obligations under the Ancillary Agreements nor the exercise by any holder of the Detective Shares of the rights granted to such holder under the Ancillary Agreements, will give rise to or result in (with or without notice, lapse of time or both) any antidilution adjustment (other than as disclosed in Section 4.02 of the Detective Disclosure

Schedule), acceleration of vesting or other change under or to any Option. Neither Detective nor Acquisition Sub is a party or subject to any agreement or understanding and, to the knowledge of Detective, there is no agreement or understanding between or among Persons which relates to the voting or giving of written consents or nominating directors, with respect to Detective, any of its Subsidiaries or any of their respective securities.

     (b) Each Subsidiary of Detective is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted, to own, use and lease its assets and properties and to enter into this Agreement and/or the Ancillary Agreements to which it is a party. Section 4.02(b) of the Detective Disclosure Schedule lists each Detective Subsidiary. Except as set forth in Section 4.02(b) of the Detective Disclosure Schedule, each such Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of such Subsidiary's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect. Section 4.02(b) of the Detective Disclosure Schedule lists for each Detective Subsidiary and, to Detective's knowledge for Marksman, the amount of its authorized and outstanding capital stock or issued share capital. All of the outstanding shares of capital stock or issued share capital, of each Detective Subsidiary, and those shares of the capital stock of Marksman owned by Detective, have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth in
Section 4.02(b) of the Detective Disclosure Schedule, are wholly owned, beneficially and of record, by Detective or its Subsidiaries free and clear of all Liens. Except as set forth in Section 4.02(b) of the Detective Disclosure Schedule, there are no outstanding Options with respect to any Detective Subsidiary and no agreements, arrangements or understandings to issue Options with respect to any Detective Subsidiary and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to any Detective Subsidiary. Other than as listed in Section 4.02(b) of the Detective Disclosure Schedule, and except for the capital stock of the Detective Subsidiaries and Marksman, neither Detective nor the Detective Subsidiaries hold any equity, partnership, joint venture or other interest in any Person. There are no Liens on any shares of capital stock of any of the Detective Subsidiaries or on those shares of the capital stock of Marksman owned by Detective other than Permitted Liens or Liens created by Lynx or its Affiliates, except as set forth as Section 4.02(b) of the Detective Disclosure Schedule.

     (c) Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Acquisition Sub has not conducted any business, has not owned, leased or operated any real property or other assets and has not incurred and is not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

     SECTION 4.03 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained, and except as may result from any facts or circumstances relating solely to the Lynx Companies or any of their Affiliates or as described in Section 4.03 of the Detective Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which either is a party by Detective or Acquisition Sub does not and will not (a) violate or conflict with the Certificate of Incorporation, other constitutive documents or by-laws of Detective or Acquisition Sub, (b) conflict with or violate any Law or Governmental Order applicable to Detective or any of its Subsidiaries, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on Detective or any of its Subsidiaries pursuant to, any Contract, License or other material instrument to which Detective or any of its Subsidiaries is a party or by which Detective, any of its Subsidiaries or any of their assets are bound or affected, except, in the case of clauses (b) and (c) above, (i) for conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration or cancellation, or Liens as would not, individually or in the aggregate, (A) have a Material Adverse Effect, (B) impair the ability of Detective or Acquisition Sub to perform their respective obligations under this Agreement or any of the Ancillary Agreements to which either is a party or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) for Liens created by or through Lynx or any of its Affiliates.

     SECTION 4.04 Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Agreement to which either is a party by Detective or Acquisition Sub, does not, and the performance of this Agreement and each such Ancillary Agreement by Detective or Acquisition Sub will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in Section
4.04 of the Detective Disclosure Schedule, (b) the notification requirements of the HSR Act and applicable filings, notifications or receipts of any required clearances under foreign antitrust and competition Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, (A) have a Material Adverse Effect, (B) impair the ability of Detective or Acquisition Sub to perform their respective obligations under this Agreement or any of the Ancillary Agreements to which either is a party or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (d) as may be necessary as a result of any facts or circumstances relating solely to Lynx or any of its Affiliates.

     SECTION 4.05 SEC Documents; Financial Information. (a) Each report, schedule, form, statement and other document required to be filed by Detective with the SEC (each an "SEC Document", and collectively, the "SEC Documents") has been so filed. As of its filing date, each SEC Document, and any SEC Documents that will be filed prior to or after the Closing, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the SEC Documents, except to the extent that information contained therein has been revised or superseded by an SEC Document subsequently filed with the SEC, contains or will contain any untrue statement of a material fact or omits, omitted or will omit to state a material fact (x) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) required to be stated therein or necessary to make the statements therein not misleading. The financial statements of Detective and the Subsidiaries included in the SEC Documents comply in all material respects with applicable requirements under the Securities Act and the Exchange Act and any other published rules and regulations of the SEC with respect to accounting requirements, have been prepared in accordance with U.S. generally accepted accounting principles (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Detective and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not have or reflect a Material Adverse Effect).

     (b) Except as set forth in Section 4.05(b) of the Detective Disclosure Schedule and except for Liabilities incurred in the ordinary course of business since June 30, 1999, there are no material Liabilities of Detective or any of its Subsidiaries which are not reflected or disclosed in the SEC Documents.

     (c) To the knowledge of Detective, each report, schedule, form and other document filed by Marksman with the SEC complies in all material respects with the applicable requirements of the Securities Act and the Exchange Act. To the knowledge of Detective, none of such documents, except to the extent information contained therein has been revised or superseded by another such document subsequently filed with the SEC, contains or will contain any untrue statement of a material fact or omits, omitted or will omit to state a material fact (x) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) required to be stated therein to make the statements therein not misleading. To the knowledge of Detective, except as set forth in Section 4.05(c) of the Detective Disclosure Schedule and except for liabilities incurred in the ordinary course of business since June 30, 1999, there are no material liabilities of Marksman which are not reflected or disclosed in such documents.

     SECTION 4.06 Absence of Certain Changes or Events. Since June 30, 1999, except (i) as disclosed in Section 4.06 of the Detective Disclosure Schedule, or
(ii) as contemplated by this Agreement, the businesses of Detective and its Subsidiaries have been conducted in the ordinary course and there has not been any Material Adverse Effect. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the foregoing, except (i) as disclosed in Section 4.06 of the Detective Disclosure Schedule, or
(ii) as contemplated by this Agreement there has not occurred since June 30, 1999:

          (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock or share capital of Detective or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Detective or any of its Subsidiaries of any such capital stock or share capital of, or any Option with respect to, Detective or any of its Subsidiaries;

          (b) except for the execution, delivery and performance by Detective and Acquisition Sub of this Agreement and the transactions contemplated hereby, any authorization, issuance, sale or other disposition by Detective or any of its Subsidiaries of any shares of capital stock or issued shares of, or any Option with respect to, Detective or any of its Subsidiaries, or any modification or amendment of any right of any holder of any outstanding shares of capital stock or issued shares of, or any Option with respect to, Detective or any of its Subsidiaries;

          (c) incurrences by Detective or any of its Subsidiaries of indebtedness or any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Detective or any of its Subsidiaries under, any indebtedness of or owing to Detective or any of its Subsidiaries (in either case other than any indebtedness of Detective or any of its Subsidiaries owing to Detective or any of its Subsidiaries);

          (d) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of Detective or any of its Subsidiaries in an aggregate amount exceeding $100,000;

          (e) any write-off or write-down of or any determination to write off or write down any of the assets and properties of Detective or any of its Subsidiaries in an aggregate amount exceeding $100,000;

          (f) any acquisition of any assets and properties of any Person or license or disposition of, or incurrence of a Lien (other than a Permitted Lien or any Lien in aggregate amount less than $100,000) on, any assets and properties of Detective or any of its Subsidiaries, in each case, other than acquisitions, licenses or dispositions of products and services in the ordinary course of business of Detective or any of its Subsidiaries consistent with past practice or any Lien in aggregate amount less than $100,000);

          (g) any commencement, termination or change by Detective or any of its Subsidiaries of any line of business;

          (h) any transaction by Detective or any of its Subsidiaries with any officer, director, stockholder, Affiliate or associate of Detective or any of its Subsidiaries, other than pursuant to any Contract in effect on June 30, 1999 and disclosed to Lynx pursuant to Section 4.16(a) of the Detective Disclosure Schedule or other than pursuant to any contract of employment listed pursuant to Section 4.16(a) of the Detective Disclosure Schedule;

          (i) any change in accounting or Tax principles, methods or practices;
     or

          (j) (i) any granting by Detective or any of its Subsidiaries to any current or former director, executive officer or other employee of Detective or any of its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent financial statements included in the SEC Documents, (ii) any granting by Detective or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, (iii) any entry by Detective or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee or (iv) any amendment to, or modification of, any Option or the benefits under any Detective Plan.

     SECTION 4.07 Absence of Litigation. As of the date hereof, except as set forth in Section 4.07 of the Detective Disclosure Schedule, there are no Actions pending or, to the knowledge of Detective threatened, against Detective or any of its Subsidiaries, or to which any of the Detective Shares are subject, that
(a) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially impair Detective's or Acquisition Sub's ability to consummate the Merger or (b) are required under the Exchange Act to be described in any SEC Documents.

     SECTION 4.08 Compliance with Laws. Neither Detective nor any of its Subsidiaries is in violation of any Laws (including, without limitation, the Advisers Act, the Exchange Act and the rules of the NASD) or any Governmental Orders applicable to Detective or any of its Subsidiaries, the Detective Shares or by which any of them is bound, except (i) as set forth in Section 4.08 of the Detective Disclosure Schedule and (ii) for violations the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.09 Governmental Licenses and Permits. Detective or its Subsidiaries hold all Licenses necessary to the operation of their businesses as currently operated and are in compliance with the terms of such Licenses, except
(a) as set forth in Section 4.09 of the Detective Disclosure Schedule or (b) for violations, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.10 Tangible Personal Property.  Except as disclosed in Section
4.10 of the Detective Disclosure Schedule, Detective or its Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of their businesses, including all tangible personal property reflected on the financial statements contained in the SEC Documents and tangible personal property acquired since June 30, 1999 other than property disposed of since such date in the ordinary course of business consistent with past practice and the terms of this Agreement. Except as disclosed in Section 4.10 of the Detective Disclosure Schedule, all such tangible personal property is free and clear of all Liens, other than Permitted Liens or Liens created by or through Lynx or any of its Affiliates, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws and, to the knowledge of Detective, is adequate and suitable for the conduct by Detective and its Subsidiaries of the businesses presently conducted by them.

     SECTION 4.11 Real Property. Neither Detective nor any of its Subsidiaries owns any real property. Each parcel of real property leased by Detective or any of its Subsidiaries including, without limitation, those properties set forth in
Section 4.11 of the Detective Disclosure Schedule (the "Detective Leased Real Property"), is leased, free and clear of all Liens, except (i) as disclosed in
Section 4.11 of the Detective Disclosure Schedule, (ii) Permitted Liens and
(iii) Liens created by or through Lynx or any of its Affiliates.

     SECTION 4.12 Intellectual Property. (a) Detective or its Subsidiaries own exclusively or have the right to use all Intellectual Property and commercially available shrink-wrapped software that is material to the operation of Detective or any of its Subsidiaries ("Detective Owned Intellectual Property", "Detective Licensed Intellectual Property" or "Detective Shrink-Wrapped Software", as applicable). Section 4.12(a) of the Detective Disclosure Schedule sets forth a true and complete list of all material registered patents and patent applications, common law trademarks, registered trademarks and trademark applications, copyright registrations, domain name registrations and Software owned by Detective or any of its Subsidiaries. Except as would not have a Material Adverse Effect, the Detective Owned Intellectual Property, the Detective Licensed Intellectual Property and the Detective Shrink-Wrapped Software collectively constitute all of the Intellectual Property necessary for the continued operation of the businesses of Detective or any of its Subsidiaries.

     (b) Except for such infringements as would not, individually or in the aggregate, have a Material Adverse Effect (i) the Detective Owned Intellectual Property does not infringe upon the Intellectual Property rights of any third party, and (ii) no written claim has been asserted to Detective or any of its Subsidiaries which is currently pending or, to the knowledge of Detective, threatened that the use of such Detective Owned Intellectual Property or Detective Licensed Intellectual Property in a manner consistent with past practice does or may infringe upon the Intellectual Property rights of any third party.

     (c) To the knowledge of Detective, Detective or its Subsidiaries are the exclusive owners of the entire right, title and interest in and to all Detective Owned Intellectual Property and are entitled to use all Detective Owned Intellectual Property, Detective Licensed Intellectual Property and Detective Shrink-Wrapped Software in the continued operation of its businesses in a manner consistent in all material respects with past practice.

     (d) To the knowledge of Detective, except as set forth in Section 4.12(d) of the Detective Disclosure Schedule, no Person is engaging in any activity that infringes upon the Detective Owned Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Detective Owned Intellectual Property, Detective Licensed Intellectual Property or Detective Shrink-Wrapped Software, or any license relating thereto.

     (e) Neither Detective nor any of its Subsidiaries is in breach of, or default under, any material term of any license or sublicense of the Detective Owned Intellectual Property, Detective Licensed Intellectual Property or Detective Shrink-Wrapped Software, and, to the knowledge of Detective, no other party to such license or sublicense is in breach thereof or default thereunder, except in any such case as would not, individually or in the aggregate, have a Material Adverse Effect.

     (f) Detective or its Subsidiaries have (i) initiated a review and assessment of the business operations of Detective and its Subsidiaries (including those areas affected by suppliers and vendors) that could reasonably be affected by the Year 2000 Problem, (ii) developed a comprehensive plan, which has been delivered to Lynx on or before the date hereof (the "Detective Year 2000 Plan"), to address the Year 2000 Problem, and (iii) implemented and complied with (including dates by which steps and actions are to be taken and performed by) the Detective Year 2000 Plan in accordance with the terms thereof. The Detective Year 2000 Plan includes all appropriate, necessary and timely steps, actions and plans to make Detective and its Subsidiaries Year 2000 Compliant in accordance with the methods and the time frames set forth therein. As of the date hereof, there are no issues or events that prevent Detective and its Subsidiaries from fully addressing the Year 2000 Problem consistent with the terms of the Detective Year 2000 Plan. All Third Party Software and all hardware used by Detective or its Subsidiaries has been certified by the providers thereof to be Year 2000 Compliant for the intended uses and purposes of such Third Party Software and such hardware.

     (g) To the knowledge of Detective, except as set forth in Section 4.12(g) of the Detective Disclosure Schedule, there are no Contracts of Detective or any of its Subsidiaries under which such company makes a Year 2000 warranty that do not limit or cap the Liability of Detective or any of its Subsidiaries with respect to any Year 2000 Problem.

     SECTION 4.13 Employee Benefits Matters. (a) Section 4.13(a) of the Detective Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts or agreements with respect to which Detective or any of its Subsidiaries has any obligation and which are maintained, contributed to or sponsored by Detective or any of its Subsidiaries for the benefit of any current or former employee of Detective or any of its Subsidiaries (collectively, the "Detective Plans").

     (b) Except as otherwise disclosed in Section 4.13(b) of the Detective Disclosure Schedule, none of the Detective Plans (i) is a "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, or
(ii) provides or promises to provide retiree medical or life insurance benefits.

     (c) Neither Detective nor any of its Affiliates has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). None of the assets of Detective or any of its Affiliates is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither Detective nor any of its Affiliates has been required to post any security under Section 307 of ERISA or Sec-tion 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (d) Except as set forth in Section 4.13(d) of the Detective Disclosure Schedule, (i) no benefit or any right to a benefit under any Detective Plan will become payable, accelerated or be enhanced in any way solely by reason of the consummation of the transactions contemplated by this Agreement or by reason of the consummation of the transactions contemplated by this Agreement coupled with another event (e.g., termination of employment), and (ii) any tax deduction otherwise allowable in respect of remuneration to current or former Detective employees or Affiliates payable upon or after the Closing will not be disallowed by operation of Section 280G of the Code in respect of the consummation of the transactions contemplated by this Agreement.

     (e) Except as disclosed in Section 4.13(e) of the Detective Disclosure Schedule, neither Detective nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contract applicable to any employees of Detective or any of its Subsidiaries. As of the date hereof, there is, to the knowledge of Detective, no material labor strike, slowdown or work stoppage pending or, to the knowledge of Detective, threatened in writing, which may interfere in any material respect with the business activities of Detective or any of its Subsidiaries.

     SECTION 4.14 Taxes. Detective and its Subsidiaries have timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by them or in which they are to be included with respect to Taxes for any period ending on or before the Closing Date and such Tax Returns are or will be, as the case may be, accurate, complete and correct in all material respects. All Taxes shown to be payable on such material Tax Returns have been paid or will be paid except to the extent the same are being contested in good faith and have been adequately reserved for. As of the date hereof, there are no pending or threatened actions or proceedings for the proposed assessment or assessment or collection of Taxes against Detective or any of its Subsidiaries. There are no material Liens or other encumbrances for Taxes (other than for Taxes not yet due and payable) upon the assets of Detective or any of its Subsidiaries.

     SECTION 4.15 Environmental Matters. Except as disclosed in Section 4.15 of the Detective Disclosure Schedule, to Detective's knowledge, Detective and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits other than any non-compliance that would not have a Material Adverse Effect.

     SECTION 4.16 Material Contracts. (a) Section 4.16(a) of the Detective Disclosure Schedule lists and briefly describes (including the parties to and the date and subject matter of) as of the date hereof each of the following Contracts of Detective or its Subsidiaries (such Contracts being "Detective Material Contracts"):

             (i) each Contract for the purchase of materials or real or personal property with any supplier or for the furnishing of services to Detective or any of its Subsidiaries under the terms of which Detective or any of its Subsidiaries: (I) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) is likely to pay or otherwise give consideration of more than $300,000 in the aggregate over the remaining term of such Contract;

             (ii) each Contract for the sale of personal property or for the furnishing of services by Detective or any of its Subsidiaries which:
        (I) is likely to involve consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 1999 or (II) is likely to involve consideration of more than $750,000 in the aggregate over the remaining term of the Contract;

             (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts requiring payments in excess of $250,000, to which Detective or any of its Subsidiaries is a party;

             (iv) all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which Detective or any of its Subsidiaries is a party requiring payments in excess of $250,000 and which are not cancelable without penalty or further payment and without more than 30 days' notice;

             (v) all Contracts relating to indebtedness of Detective or any of its Subsidiaries which individually are in excess of $250,000;

             (vi) all Contracts with any Governmental Authority to which Detective or any of its Subsidiaries is a party;

             (vii) all Contracts that limit or purport to limit the ability of Detective or any of its Subsidiaries or any Person to compete in any line of business or with any other Person or in any geographic area or during any period of time;

             (viii) all Contracts between or among Detective or any of its Subsidiaries and any Affiliate of Detective;

             (ix) all Contracts relating in whole or in part to Intellectual Property pursuant to which Detective or any of its Subsidiaries obtains from a third party the right to sell, distribute, display or otherwise use data or works owned or controlled by such third party and that is
        (I) likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) that does not involve any cash consideration but is otherwise material to Detective or any of its Subsidiaries;

             (x) all Contracts relating in whole or in part to Intellectual Property pursuant to which Detective or any of its Subsidiaries grants to a third party the right to sell, distribute, display or otherwise use data or works owned or controlled by Detective or any of its Subsidiaries and that is (I) likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1999 or (II) that does not involve any cash consideration but is otherwise material to Detective or any of its Subsidiaries;

             (xi) all Contracts relating to employment of any Person by Detective or its Subsidiaries; or

             (xii) all other Contracts whether or not made in the ordinary course of business, which are material to the conduct of the businesses of Detective or any of its Subsidiaries taken as a whole or the absence of which would have a Material Adverse Effect.

     (b) Except as disclosed in Section 4.16(b) of the Detective Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, each such Detective Material Contract is valid and binding on Detective or its Subsidiaries and is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither Detective nor any of its Subsidiaries, nor to the knowledge of Detective any other party thereto, is in breach of, or in default under, any such Detective Material Contract.

     (c) There is no Contract granting any Person any preferential right to purchase any of the properties or assets of Detective or any of its Subsidiaries.

     SECTION 4.17 Brokers. Other than Hambrecht and Quist LLC, and as described in Section 6.01 of the Detective Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Detective or its Affiliates.

     SECTION 4.18 Insurance. Detective and its Subsidiaries carry all liability, property, workers' compensation, directors' and officers' liability and other insurance policies in amounts and have coverages that are reasonable and customary for Persons engaged in the businesses and operations of Detective and its Subsidiaries.

     SECTION 4.19 Registration Rights. Except as disclosed in Section 4.19 of the Detective Disclosure Schedule and for the rights granted pursuant to the Registration Rights Agreement, Detective has not granted registration rights to any holder of any of the securities of Detective.

     SECTION 4.20 NASD Matters. The Detective Common Stock is listed on the NASDAQ National Market, and the listing agreement between the NASD and Detective with respect thereto is in full force and effect. The Detective Shares and the maximum number of shares of Detective Common Stock issuable upon exercise of the Lynx Option will be approved for listing on the NASDAQ National Market upon the approval by the NASD of the Company's listing application for additional shares filed pursuant to the terms of Section 5.07.

     SECTION 4.21 State Anti-Takeover Statutes; Anti-Takeover Defenses. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including the restrictions contained in
Section 203 of the DGCL, or any anti-takeover provision in Detective's Certificate of Incorporation or by-laws is, or at or after the Effective Time will be, applicable to Lynx, Lynx Parent, any of the Lynx Companies, the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements (or the exercise of any rights hereunder or thereunder). The Board of Directors of Detective has approved the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements for all purposes of the DGCL. Neither Detective nor any of its Subsidiaries has adopted a stockholder rights plan, poison pill or other anti-takeover measure.

     SECTION 4.22 Vote Required. The only vote of the holders of any class or series of capital stock necessary to approve this Agreement and the transactions contemplated hereby (including, without limitation, the Amended Charter) on behalf of Detective and Acquisition Sub is the affirmative vote of the holders of a majority of the outstanding shares of Detective Common Stock and the affirmative vote of the holders of a majority of the common stock of Acquisition Sub.

     SECTION 4.23 Opinion of Financial Advisers. Detective has received the opinion of its financial advisers, dated the date of this Agreement, to the effect that, as of such date, the transactions contemplated by this Agreement and the Ancillary Agreements are fair, from a financial point of view, to the stockholders of Detective, a signed copy of which has been delivered to Lynx.

     SECTION 4.24 Questionable Payments. Neither Detective, any of its Subsidiaries, nor, to the knowledge of Detective, any director, officer, agent, employee or other Person associated with or acting on behalf of Detective or any of its Subsidiaries has, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of Detective or any of its Subsidiaries; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any Person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     SECTION 4.25 Representations Relating to Marksman.  Except as set forth in
Section 4.25 of the Detective Disclosure Schedule, to the knowledge of Detective, the representations and warranties contained in Sections 4.03, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12 (except with regard to the second and third sentences of Section 4.12(a)), 4.13(e), 4.14, 4.15, 4.16(c), 4.18 and 4.24,
insofar as they relate to Subsidiaries of Detective, are true and correct with regard to Marksman (assuming Marksman is a Subsidiary of Detective for purposes of such representations and warranties).

     SECTION 4.26 EXCLUSIVITY OF REPRESENTATIONS. (a) THE REPRESENTATIONS AND WARRANTIES MADE BY DETECTIVE AND ACQUISITION SUB IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. DETECTIVE AND ACQUISITION SUB HEREBY DISCLAIM ANY SUCH OTHER OR

IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO LYNX OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

     (b) Lynx and Lynx Parent acknowledge that (i) the representations and warranties contained in Sections 4.05(b) and (c), 4.06, 4.07, 4.12, 4.13, 4.14,
4.15 and 4.16 are the only representations and warranties being made with respect to (A) Intellectual Property, (B) compliance with or liability under ERISA, (C) Taxes and (D) compliance with or liability under Environmental Laws, respectively, or with respect to any Intellectual Property, employee benefit, Tax or environmental, health or safety matter related in any way to Detective and its Affiliates or to this Agreement or its subject matter, and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01 Access to Information. From the date hereof until the Closing (upon reasonable notice to Detective or Lynx, as applicable) during normal business hours, Detective shall, and shall cause the officers, directors, employees, auditors and agents of Detective and its Subsidiaries to; and Lynx shall and shall cause the officers, directors, employees, auditors and agents of the Lynx Companies to (i) afford the officers, employees and authorized agents and representatives of Detective and its Subsidiaries (where the undertaking is given by Lynx) and of the Lynx Companies (where the undertaking is given by Detective) reasonable access to the offices, properties, books and records of Detective and its Subsidiaries (where the undertaking is given by Detective) and of the Lynx Companies (where the undertaking is given by Lynx) and (ii) furnish to the officers, employees and authorized agents and representatives of Detective and its Subsidiaries (where the undertaking is given by Lynx) and of the Lynx Companies (where the undertaking is given by Detective) such additional financial and operating data and other information regarding Detective, its Subsidiaries and Marksman (where the undertaking is given by Detective) and regarding the Lynx Companies (where the undertaking is given by Lynx) as Detective and its Subsidiaries (where the undertaking is given by Lynx) and as Lynx (where the undertaking is given by Detective) may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Detective or its Subsidiaries (where the undertaking is given by Detective) and of the Lynx Companies (where the undertaking is given by Lynx); and provided further that Detective or its Subsidiaries (where the undertaking is given by Detective) and the Lynx Companies (where the undertaking is given by Lynx) shall not be required to provide any such information or access to the extent that such information or access would cause Detective or its Subsidiaries (where the undertaking is given by Detective) and the Lynx Companies (where the undertaking is given by Lynx) to be in breach of any confidentiality restrictions applicable to them.

     SECTION 5.02 Confidentiality. The terms of the letter agreement (the "Confidentiality Agreement") between Detective and The Financial Times Group are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations of the parties under this Section 5.02 and the Confidentiality Agreement shall terminate but only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to Detective, its Subsidiaries and the Lynx Companies. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

     SECTION 5.03 Regulatory and Other Authorizations; Consents. (a) Detective shall use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, and Lynx will cooperate with Detective in promptly seeking to obtain all such authorizations, consents, orders and approvals, including providing any required information; it being understood that, except as set forth in Section 5.03(c), Lynx shall not be required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval. Detective will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

     (b) Detective agrees, if necessary, to promptly make an appropriate Section 1018 filing (the "Section 1018 Approval") with the NASD with respect to the change of control of DBC Securities, Inc. and to respond promptly to any request for any additional information and documentary material that may be requested by the NASD. Detective further agrees to file any required notices with, and obtain any required approvals from, state securities regulators in connection with the change of control of DBC Securities, Inc. Detective shall bear the filing fees in connection with such filings. Detective will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

     (c) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 25 Business Days after the date hereof and to respond promptly to any request for any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to promptly make any other filing that may be required under any antitrust Law or by any antitrust authority. Each party shall bear its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

     (d) Each party hereto shall use its commercially reasonable efforts to obtain all other consents, novations and approvals that may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 5.04 Further Action. From and after the Closing Date, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby.

     SECTION 5.05 Ancillary Agreements. On the Closing Date, Lynx and Detective shall execute and deliver (or shall cause one or more of their Affiliates to execute and deliver) the Certificate of Merger and the Registration Rights Agreement, as applicable.

     SECTION 5.06 Stockholders' Meeting. Detective shall as promptly as practicable following the date of this Agreement call and cause to be held a stockholders meeting for the purpose of approving the Merger and the issuance of the Detective Shares and the Lynx Option and the other matters contemplated by this Agreement including, without limitation, the Amended and Restated Certificate of Incorporation of Detective, which shall be in form and substance reasonably satisfactory to Detective and Lynx (the "Amended Charter"), and the election of the Post-Closing Directors. In connection therewith, subject to
Section 6.03(b), the Board of Directors of Detective shall declare advisable and recommend the approval of the Merger, the Amended Charter, the election of the Post-Closing Directors to Detective's Board of Directors and such other matters necessary in connection with the consummation of the transactions contemplated herein, and shall prepare and file with the SEC under the Exchange Act, and shall use all reasonable efforts to have promptly cleared by the SEC, and promptly thereafter shall mail to its stockholders, the proxy materials, as they may be amended and supplemented, to be used in connection with such stockholder meeting (the "Proxy Material"). Detective shall provide Lynx with a reasonable opportunity to review and comment upon the Proxy Material prior to its filing with the SEC and distribution to Detective's stockholders. Detective shall promptly and properly prepare and file any other filings required under the Exchange Act or any other Federal or state laws relating to the transactions contemplated herein (collectively, the "Other Filings"). Detective shall notify Lynx promptly of the receipt of any comments of the SEC and of any request by the SEC for amendments or supplements to the Proxy Material or by any other governmental official with respect to any Other Filings or for additional information and will supply Lynx with copies of all correspondence between Detective and its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate government official, on the other hand, with respect to the Proxy Material and any Other Filings. Detective shall obtain and furnish the information required to be included in the Proxy Material and any Other Filings; and Detective, after consultation with Lynx, shall (and Lynx agrees to reasonably cooperate with Detective in connection therewith) respond promptly to any comments made by the SEC with respect to the Proxy Material and any Other Filings and any preliminary version thereof and cause the Proxy Material and related form of proxy to be mailed to its stockholders at the earliest practicable time. Detective shall notify Lynx of its intention to mail the Proxy Material to the stockholders of Detective at least 48 hours prior to the intended time of such mailing. Detective represents and warrants that the information (other than information with respect to the Lynx Companies which is supplied by Lynx in writing to Detective specifically for use in the Proxy Material) contained in the Proxy Material will not, at the date of mailing to Detective's stockholders or at the date of such stockholder meeting, contain any statement which, at the time and in light of the circumstances under which it is made, be false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholder meeting. Detective represents and warrants that the Proxy Material will comply as to form in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder. Lynx and Lynx Parent represent and warrant that the information supplied by Lynx or Lynx Parent in writing to Detective and Acquisition Sub specifically for use in the Proxy Material will not, at the date of mailing to Detective's stockholders or at the date of s uch stockholder meeting, contain any statement which, at the time and in light of the circumstances under which it is made, be false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholder meeting.

     SECTION 5.07 NASDAQ National Market. Prior to the Closing, Detective shall cause the Detective Shares to be approved for listing on the NASDAQ National Market.

     SECTION 5.08 Fees and Expenses. (a) Except as provided in this Section 5.08, all fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Closing occurs.

     (b) In the event that (1) a Detective Takeover Proposal shall have been made to Detective or any of its Subsidiaries or shall have been made directly to the stockholders of Detective generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Detective Takeover Proposal and thereafter this Agreement is terminated by either Detective or Lynx pursuant to Section 8.01(b)(i) or (ii) or this Agreement is terminated by Lynx pursuant to Section 8.01(c), or (2) this Agreement is terminated by Lynx pursuant to Section 8.01(e), then Detective shall promptly, but in no event later than the date of such termination, pay Lynx Parent or its designee a fee equal to $25,500,000 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Lynx Parent or its designee pursuant to clause (1) of this paragraph (b) unless and until within 12 months of such termination Detective or any of its Subsidiaries enters into any Detective Acquisition Agreement with respect to, or consummates, any Detective Takeover Proposal, in which event the Termination Fee shall be payable upon the first to occur of such events. Detective acknowledges that the agreements contained in this Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Lynx and Lynx Parent would not enter into this Agreement; accordingly, if Detective fails promptly to pay the amount due pursuant to this Section 5.08(b), and, in order to obtain such payment, Lynx and Lynx Parent commence a suit which results in a judgment against Detective for the fee set forth in this Section 5.08(b), Detective shall pay to Lynx and Lynx Parent their reasonable costs and expenses (including reasonable attorneys' fees of one counsel (as well as local counsel) and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     SECTION 5.09 Public Announcements. Promptly after the date hereof, Detective, Acquisition Sub and Lynx will develop a joint communications plan and each party hereto shall use all reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall be consistent with such joint communications plan. Detective, Acquisition Sub and Lynx will consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall be in the form theretofore agreed to by the parties.

     SECTION 5.10 Tax Treatment. Each of Detective, Acquisition Sub and Lynx shall use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 5.11 Reorganization; Intercompany Transactions. On or prior to the Effective Time, Lynx shall cause the Reorganization to be effected. Except as set forth in Section 5.11 of the Lynx Company Disclosure Schedule, the assets and properties of the Lynx Companies following the consummation of the Reorganization shall be all of those assets and properties necessary for the conduct in all material respects of the businesses of FTAM as conducted on the date hereof. Prior to the Effective Time, the Lynx Companies shall be rendered cash-free and any inter-company indebtedness between any of the Lynx Companies, on the one hand, and any non-Lynx Company Affiliates of the Lynx Companies, on the other, shall be contributed to capital or otherwise eliminated (except for the $19,224,000 intercompany receivable from Rycade Capital Corporation to Interactive Data Corporation and the $20,000,000 intercompany payable from Interactive Data Corporation to Pearson).

     SECTION 5.12 Advice of Changes. Detective, Acquisition Sub and Lynx shall promptly advise the other parties orally and in writing to the extent they have knowledge of (i) any representation or warranty made by them or their Affiliates contained in this Agreement or any of the Ancillary Agreements that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) their failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such parties (or such parties' Affiliates) under this Agreement or any of the Ancillary Agreements and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such parties (or such parties' Affiliates) or on the truth of their respective representations and warranties or the ability of the conditions contained in this Agreement or any of the Ancillary Agreements to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or their Affiliates (or remedies with respect thereto) or the conditions to the obligations of the parties or their Affiliates under this Agreement or any of the Ancillary Agreements.

     SECTION 5.13 Board of Directors. Detective shall employ its best efforts to ensure that the Board of Directors of Detective is comprised of ten members following the shareholders meeting convened pursuant to Section 5.06, it being understood that such membership will include (i) Allan R. Tessler, Alan J. Hirschfield and Carl Spielvogel; (ii) 1 (one) other independent director designated by Lynx, who shall be reasonably acceptable to Detective, prior to the mailing of the Proxy Materials; and (iii) 6 (six) persons designated by Lynx prior to the mailing of the Proxy Materials (the persons described in clauses
(i), (ii) and (iii) being, collectively, the "Post-Closing Directors"). Detective shall also obtain, at the request of Lynx, the resignations, effective at any time as of or after the Effective Time (as requested by Lynx), of those persons designated by Detective as its representatives on Marksman's Board of Directors.

     SECTION 5.14 Indemnification, Exculpation and Insurance. (a) The parties hereto agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of Detective or its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of Detective as in effect on the date hereof shall be maintained by Detective after the Merger, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) In the event that Detective or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Detective shall cause proper provision to be made so that the successors and assigns of Detective assume the obligations set forth in this Section 5.14.

     (c) For six years from and after the Effective Time, Detective shall maintain in effect Detective's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by Detective's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided that Detective may substitute therefor policies of Lynx Parent or its Affiliates or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, however, that in no event shall Detective be required to pay aggregate premiums for insurance under this
Section 5.14(c) in excess of 200% of the amount of the aggregate premiums paid by Detective in 1999 on an annualized basis for such purpose; provided that Detective shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

     (d) The provisions of this Section 5.14 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.15 Repayment of Indebtedness. Prior to the Effective Time, Detective shall repay each of its outstanding obligations pursuant to its loan with Society National Bank and any other similar agreement required to be disclosed pursuant to Section 4.16(a)(v) (collectively, the "Detective Loan Agreements").

     SECTION 5.16 Letter Agreements. Contemporaneously with the execution of this Agreement, Detective shall enter into and shall cause each of Mark F. Imperiale, Allan R. Tessler and Alan J. Hirschfield to enter into Letter Agreements, substantially in the form and to the effect of Exhibit E (the "Letter Agreements").

                                   ARTICLE VI

                      CONDUCT OF BUSINESS PENDING CLOSING

     SECTION 6.01 Conduct of Business of Detective and its Subsidiaries Prior to the Closing. (a) Unless Lynx otherwise agrees in writing and except as otherwise set forth in Section 6.01 or any other Section of the Detective Disclosure Schedule or as contemplated by this Agreement, between the date of this Agreement and the Closing Date, Detective will, and will cause each of its Subsidiaries to (i) operate only in the ordinary course, (ii) use commercially reasonable efforts to keep available the services of the key employees of Detective and such Subsidiaries, (iii) operate in compliance in all material respects with all Laws and (iv) continue to pay their bills in the ordinary course of business consistent with past practice.

     (b) By way of amplification and not limitation, except as disclosed in
Section 6.01 of the Detective Disclosure Schedule or as contemplated by this Agreement (including repayment of the Detective Loan Agreements) or as required by Law, between the date of this Agreement and Closing Date, Detective will not, and shall cause its Subsidiaries to not, do any of the following without the prior written consent of Lynx (which consent shall not be unreasonably withheld or delayed):

             (i) grant any Liens (other than Permitted Liens);

             (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees of Detective or any of its Affiliates, except, in the case of salary, in the ordinary course of business or in any other case described above as may be required by Law or applicable employment agreement or collective bargaining agreement;

             (iii) enter into any employment agreement with any Person whose annual compensation exceeds $75,000 or any severance agreement outside of the ordinary course of business consistent with past practice;

             (iv) except in the ordinary course of business sell, assign, transfer, lease or otherwise dispose of any of the assets of Detective or any of its Subsidiaries;

             (v) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or distributions of cash;

             (vi) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

             (vii) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as required by this Agreement or the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements referred to in Section 4.05 or subsequently incurred in the ordinary course of business and consistent with past practice;

             (viii) make any material state, local or foreign Tax election or settle or compromise any material state, local or foreign Tax liability;

             (ix) issue or sell any additional shares of the capital stock or share capital of, or other equity interests in, Detective or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any Options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock or share capital, such other equity interests, or such securities (other than issuances of Detective Common Stock pursuant to the exercise of Options outstanding as of the date hereof);

             (x) other than as required by this Agreement, amend the Certificate of Incorporation, other constitutive documents or by-laws of Detective or any of its Subsidiaries;

             (xi) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of Detective and dividends and distributions declared, set aside or paid by Detective as required by and in accordance with the respective terms of its capital stock or share capital as of the date hereof, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or share capital, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or share capital of Detective or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than issuances of Detective Common Stock pursuant to the exercise of Options outstanding as of the date hereof);

             (xii) make or agree to make any new capital expenditure or expenditures except in the ordinary cause of business consistent with past practice;

             (xiii) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Detective Plan, collective bargaining agreement, employment agreement, deferred compensation agreement, consulting agreement, severance agreement, termination agreement, indemnification agreement or any other agreement, plan or policy involving Detective or any of its Subsidiaries, and one or more of its current or former directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

             (xiv) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Detective Owned Intellectual Property, the Detective Licensed Intellectual Property or the Detective Shrink-Wrapped Software other than in the ordinary course of business consistent with past practice or on a non-exclusive basis not materially different from past practice;

             (xv) call or hold any meeting of stockholders of Detective other than in connection with the election of members of the Board of Directors of Detective or other routine matters in the ordinary course of business consistent with past practice;

             (xvi) enter into any contract, agreement, obligation, commitment, arrangement or understanding with any Affiliate of Detective that would have been required to be filed as an exhibit to Detective's annual report on form 10-K for the fiscal year ended June 30, 1999 had Detective or any of its Affiliates been a party thereto as of June 30, 1999;

             (xvii) with respect to any Option or other award the value of which is based in whole or in part upon the performance of Detective Common Stock that is outstanding as of the date hereof, take any action that would cause any condition relating to the exercisability or full enjoyment of any such Option or other award to lapse in whole or in part;

             (xviii) (I) take or agree or commit to take or agree or commit to omit any action that would make any representation or warranty of Detective or Acquisition Sub under this Agreement or the Ancillary Agreements inaccurate in any material respect (if not qualified by materiality) and in any respect (if qualified by materiality); or (II) take any action or course of action inconsistent with compliance with the covenants or agreements of Detective or Acquisition Sub under this Agreement or the Ancillary Agreements; or

             (xix) authorize, or commit or agree to take, any of the foregoing actions.

     (c) Detective shall (and shall cause its Affiliates to) implement and remain in compliance with the Detective Year 2000 Plan in accordance with the terms thereof. Detective shall not amend or modify (or cause or permit to be amended or modified) the Detective Year 2000 Plan without the prior written consent of Lynx (which shall not be unreasonably withheld or delayed). Detective shall provide Lynx with written progress reports as reasonably requested by Lynx, but no more frequently than monthly, describing in reasonable detail the steps and measures taken to the date of the report to implement the Detective Year 2000 Plan, and the status of and the progress made in connection with the implementation of the Detective Year 2000 Plan. Detective shall afford Lynx and its agents, representatives and advisors reasonable access, upon reasonable notice to Detective, to those Persons involved with the implementation of the Detective Year 2000 Plan in order to monitor the status of the implementation of the Year 2000 Plan and the progress made in addressing the Year 2000 Problem.

     SECTION 6.02 Conduct of Business of the Lynx Companies Prior to the Closing. (a) Unless Detective otherwise agrees in writing and except as otherwise set forth in Section 6.02 or any other Section of the Lynx Disclosure Schedule, or as contemplated by this Agreement (including, without limitation, effecting the Reorganization) between the date of this Agreement and the Closing Date, Lynx and Lynx Parent will cause the Lynx Companies to (i) operate only in the ordinary course, (ii) use commercially reasonable efforts to keep available the services of the key employees of the Lynx Companies, (iii) operate in compliance in all material respects with all Laws and (iv) continue to pay their bills in the ordinary course of business consistent with past practice.

     (b) By way of amplification and not limitation, except as disclosed in
Section 6.02 of the Lynx Disclosure Schedule or as contemplated by this Agreement (including effecting the Reorganization) or as required by Law, between the date of this Agreement and the Closing Date, Lynx and Lynx Parent will cause the Lynx Companies not to do any of the following without the prior written consent of Detective (which consent shall not be unreasonably withheld or delayed):

          (i) grant any Liens (other than Permitted Liens);

          (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees of the Lynx Companies, except, in the case of salary, in the ordinary course of business or in any other case described above as may be required by Law or applicable employment agreement or collective bargaining agreement;

          (iii) enter into any employment agreement with any Person whose annual compensation exceeds $75,000 or any severance agreement outside of the ordinary course of business consistent with past practice;

          (iv) except in the ordinary course of business sell, assign, transfer, lease or otherwise dispose of any of the assets of the Lynx Companies;

          (v) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or (B) incur any indebtedness (other than indebtedness owing to any Affiliate of the Lynx Companies) for borrowed money or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or distributions of cash;

          (vi) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

          (vii) other than with respect to transactions between the Lynx Companies and any of their Affiliates, pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Reference Balance Sheet referred to in Section 3.05(a) or subsequently incurred in the ordinary course of business and consistent with past practice;

          (viii) make any material state, local or foreign Tax election or settle or compromise any material state, local or foreign Tax liability;

          (ix) issue or sell any additional shares of the capital stock or share capital of, or other equity interests in, the Lynx Companies or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any Options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock or share capital, such other equity interests, or such securities.

          (x) amend the Certificate of Incorporation, other constitutive documents or by-laws of any Lynx Company;

          (xi) other than with respect to any dividends or distributions to any Affiliate of any Lynx Company, and other than for dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of any Lynx Company to its parent and dividends and distributions declared, set aside or paid by any Lynx Company as required by and in accordance with the respective terms of its capital stock or share capital as of the date hereof, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or share capital, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock, or (z) purchase, redeem or otherwise acquire, directly and/or indirectly, any shares of capital stock or share capital of any Lynx Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (xii) make or agree to make any new capital expenditure or expenditures except in the ordinary course of business consistent with past practice;

          (xiii) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Lynx Company Plan, collective bargaining agreement, employment agreement, deferred compensation agreement, consulting agreement, severance agreement, termination agreement, indemnification agreement or any other agreement, plan or policy involving any Lynx Company and one or more of its current or former directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (xiv) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Lynx Company Owned Intellectual Property, Lynx Company Licensed Intellectual Property or Lynx Company Shrink-Wrapped Software other than in the ordinary course of business consistent with past practice or on a non-exclusive basis not materially different from past practice;

          (xv) with respect to any Option or other award the value of which is based in whole or in part upon the performance of Lynx shares that are outstanding as of the date hereof, take any action that would cause any condition relating to the exercisability or full enjoyment of any such Option or other award to lapse in whole or in part;

          (xvi) enter into any material contract, obligation, commitment, arrangement or understanding with any Affiliate of any Lynx Company not in the ordinary course of business;

          (xvii) (I) take or agree or commit to take or agree or commit to omit any action that would make any representation or warranty of Lynx Parent or any of the Lynx Companies under this Agreement or the Ancillary Agreements inaccurate in any material respect (if not qualified by materiality) and in any respect (if qualified by materiality); or (II) take any action or course of action inconsistent with compliance with the covenants or agreements of Lynx Parent or any of the Lynx Companies under this Agreement or the Ancillary Agreements; or

          (xviii) authorize, or commit or agree to take, any of the foregoing actions;

     (c) Lynx shall implement and remain in compliance with the Lynx Company Year 2000 Plan in accordance with the terms thereof. Lynx shall not amend or modify (or cause or permit to be amended or modified) the Lynx Company Year 2000 Plan without the prior written consent of Detective (which shall not be unreasonably withheld or delayed). Lynx shall provide Detective with written progress reports as reasonably requested by Detective, but no more frequently than monthly describing in reasonable detail the steps and measures taken to the date of the report to implement the Lynx Company Year 2000 Plan, and the status of and the progress made in connection with the implementation of the Lynx Company Year 2000 Plan. Lynx shall afford Detective and its agents, representatives and advisors reasonable access, upon reasonable notice to Lynx, to those Persons involved with the implementation of the Lynx Company Year 2000 Plan in order to monitor the status of the implementation of the Lynx Company Year 2000 Plan and the progress made in addressing the Year 2000 Problem.

     SECTION 6.03 No Solicitation by Detective. (a) From and after the date of this Agreement, Detective shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, a Detective Takeover Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Detective Takeover Proposal. Notwithstanding the foregoing, in the event that Detective receives a Detective Superior Proposal, Detective may participate in discussions regarding any Detective Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to
Section 6.03(b)(i). In such event, Detective shall, no less than 48 hours prior to participating in any such discussions, (i) inform Lynx of the material terms and conditions of such Detective Superior Proposal, including the identity of the person making such Detective Superior Proposal, (ii) inform Lynx of the substance of any discussions relating to such Detective Superior Proposal and
(iii) keep Lynx fully informed of the status, including any change to the material terms and conditions of, any such Detective Superior Proposal. For purposes of this Agreement, "Detective Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of Detective and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Detective or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Detective or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Detective or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Detective Superior Proposal" means any offer not solicited by Detective made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of the Detective Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Detective and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of Detective determines in good faith to be reasonably likely to obtain the Detective Stockholder Approval and to provide consideration to the holders of the Detective Common Stock with a greater value than the consideration to be exchanged at the Closing.

     (b) Neither the Board of Directors of Detective nor any committee thereof shall (i) except as required by law as advised in writing by outside counsel, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lynx, the approval or recommendation by such Board of Directors or such committee of the transactions contemplated by this Agreement or the Ancillary Agreements, provided, however, the Board of Directors, or such committee, may, if it believes it is in the best interest of its shareholders to do so, withdraw or modify such recommendation or (ii) cause Detective to enter into any Detective Acquisition Agreement.

     (c) In addition to the obligations of Detective set forth in paragraphs (a) and (b) of this Section 6.03, Detective shall immediately advise Lynx orally and in writing of any request for information or of any Detective Takeover Proposal, the material terms and conditions of such request or Detective Takeover Proposal and the identity of the person making such request or Detective Takeover Proposal. Detective will keep Lynx informed of the status and details (including amendments or proposed amendments) of any such request or Detective Takeover Proposal.

     (d) Nothing contained in this Section 6.03 shall prohibit Detective from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Detective's stockholders if, in the good faith judgment of the Board of Directors of Detective, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as permitted pursuant to Section 6.03(b)(i), neither Detective nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     SECTION 7.01 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Detective Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting periods (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act and any applicable foreign antitrust and competition Laws shall have been terminated or shall have expired, and any necessary consents or approvals with respect to such transactions under any applicable foreign antitrust and competition Laws shall have been obtained.

          (c) SEC or NASD Consents; Approvals. All consents, approvals or orders of authorization of, or actions by, the SEC or NASD shall have been obtained including, without limitation, the Section 1018 Approval if necessary.

          (d) Other Consents. The consents or approvals set forth on Section 7.01(d) of the Lynx Company Disclosure Schedule shall have been obtained.

          (e) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Authority,
     (i) preventing the consummation of the transactions contemplated hereby or by the Ancillary Agreements or (ii) which otherwise is reasonably likely to have a Material Adverse Effect; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (f) The Reorganization. The Reorganization shall have been effected (and Lynx or any of its Affiliates shall have received any tax clearances or consents (including any UK Treasury consent) deemed necessary or desirable by Lynx or any of its Affiliates in connection therewith).

     SECTION 7.02 Conditions to Obligations of Lynx. The obligation of Lynx to consummate the transactions contemplated hereby and the Ancillary Agreements is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Detective and Acquisition Sub set forth herein that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that Section 4.25 need only be true and correct in all material respects as of the date of this Agreement, except to the extent expressly made as of an earlier date, which need only be true as of such date. Lynx shall have received a certificate signed on behalf of Detective and Acquisition Sub by the chief executive officer of Detective to such effect.

          (b) Performance of Obligations of Detective and Acquisition
     Sub. Detective and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Ancillary Agreements at or prior to the Closing Date. Lynx shall have received a certificate signed on behalf of Detective and Acquisition Sub by the chief executive officer of Detective to such effect.

          (c) NASD Listing. The Detective Shares shall have been approved for listing, subject to notice of issuance, on the NASDAQ National Market.

          (d) Detective Common Stock Price. For the 10-trading-day period preceding the Closing Date, the average daily closing price per share of Detective Common Stock as reported on the NASDAQ National Market (or if not listed on the NASDAQ National Market, as reported on any national securities exchange or national securities quotation system on which the Detective Common Stock is listed or quoted), as reported in the Wall Street Journal (Northeast edition) shall be equal to or greater than $6.50.

          (e) Detective Loan Agreements. Lynx shall have received evidence, in form and substance reasonably satisfactory to Lynx, of the repayment of the Detective Loan Agreements and the release of all Liens in connection therewith.

          (f) Tax Treatment. Lynx and Lynx Parent shall have received an opinion from tax counsel, reasonably acceptable in form and substance to them, that the Merger will be treated as a "reorganization" under Section 368(a) of the Code.

          (g) The seven day revocation period under each of the Letter Agreements shall have expired and the Letter Agreements shall not have been revoked.

          (h) Matters Relating to Marksman. There shall not have occurred without Lynx's prior consent (i) any change in the authorized or outstanding capital stock of Marksman (or any Board authorization of any such change) from June 30, 1999 other than pursuant to common stock options, bonuses or awards to employees, consultants or directors in the ordinary course of business consistent with past practice in an amount not exceeding 3 (three) percent of the outstanding common stock of Marksman as of such date, (ii) any Material Adverse Effect with respect to Marksman since June 30, 1999, (iii) any entry by Marksman into any new line of business (or Board approval of such entry) or (iv) the consummation of any acquisition of any company or business (whether by merger, purchase of stock or assets or otherwise) by Marksman or the entry by Marksman into any partnership or joint venture (regardless of legal form) with any other party, or the entry by Marksman into any Contract to effect any such transaction (or Board approval of such), in each case involving payments or contributions by Marksman in excess of $5 million (whether in cash, property or services).

     SECTION 7.03 Conditions to Obligations of Detective and Acquisition Sub. The obligation of Detective and Acquisition Sub to consummate the transactions, contemplated hereby and by the Ancillary Agreements is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Lynx set forth herein that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Detective shall have received a certificate signed on behalf of Lynx by its chief executive officer to such effect.

          (b) Performance of Obligations of Lynx. Lynx shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Detective shall have received a certificate signed on behalf of Lynx by its chief executive officer to such effect.

     SECTION 7.04 Frustration of Closing Conditions. None of Lynx, Detective or Acquisition Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the transactions contemplated by this Agreement, and the Ancillary Agreements, as required by and subject to Section 5.04.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

          (a) by mutual written consent of Lynx and Detective;

          (b) by either Lynx or Detective:

             (i) if the Closing shall not have occurred prior to May 31, 2000; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to occur by such time; or

             (ii) if the Detective Stockholder Approval shall not have been obtained at a Detective Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iii) if any Restraint having any of the effects set forth in
        Section 7.01(e) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this

        Agreement pursuant to this Section 8.01(b)(iii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint.

          (c) by Lynx, if Detective or any of its Affiliates shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Ancillary Agreements, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and
     (B) has not been or is incapable of being cured by Detective or any of its Affiliates within 30 calendar days after its receipt of written notice from Lynx;

          (d) by Detective, if Lynx or any of its Affiliates shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Ancillary Agreements, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and
     (B) has not been or is incapable of being cured by Lynx or any of its Affiliates within 30 calendar days after its receipt of written notice from or Detective; or

          (e) by Lynx, if there is any material breach of the obligations set forth in Section 6.03 or if Detective withdraws its recommendation of the Merger or the transactions contemplated by this Agreement or the Ancillary Agreements.

     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either Detective or Lynx as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Detective, Acquisition Sub or Lynx, other than the provisions of Section 3.17, Section 4.17, Section 5.02, Section 5.08, this
Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. If this Agreement is terminated under circumstances in which Lynx is entitled to receive the Termination Fee, the payment of such Termination Fee shall be the sole and exclusive remedy (other than as provided for in the Lynx Option Agreement) available to Lynx, except if there shall have been a wilful breach by Detective of Section 6.03.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after the Detective Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Detective without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04 Extension; Waiver. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          (a) if to Detective or Acquisition Sub:

          Data Broadcasting Corporation
          3490 Clubhouse Drive
          Jackson, WY 83001
          Attention: President
          Telecopier: (307) 733-4935

          with a copy to:

          Camhy Karlinsky & Stein LLP
          1740 Broadway, 16th Floor
          New York, NY 10019
          Attention: Alan I. Annex, Esq.
          Telecopier: (212) 977-8389

          (b) if to Lynx or Lynx Parent:

           c/o Pearson Inc.
           1330 Avenue of the Americas, 7th Floor
           New York, NY 10019
           Attention: President
           Telecopier: (212) 641-2500

           with a copy to:

           Morgan, Lewis & Bockius LLP
           101 Park Avenue
           New York, New York 10178
           Attention: Anne E. Gold, Esq.
           Telecopier: (212) 309-6273

     SECTION 9.03 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 9.05 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, with respect to the subject matter hereof and thereof and except as otherwise expressly provided herein and therein.

     SECTION 9.06 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that each of Lynx and Lynx Parent may assign all or any of its respective rights and obligations hereunder to any of its Affiliates, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 9.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein (other than as set forth in Section 5.14), express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.08 Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

     SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or federal court sitting in the State of Delaware, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

     SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                           [signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          INTERACTIVE DATA CORPORATION

                                          By: /s/ PHILIP J. HOFFMAN
                                            ------------------------------------
                                            Name: Philip J. Hoffman
                                            Title: Authorized Person

                                          PEARSON LONGMAN, INC.

                                          By: /s/ PHILIP J. HOFFMAN
                                            ------------------------------------
                                            Name: Philip J. Hoffman
                                            Title: Authorized Person

                                          DATA BROADCASTING CORPORATION

                                          By: /s/ MARK F. IMPERIALE
                                            ------------------------------------
                                            Name: Mark F. Imperiale
                                            Title: President

                                          and

                                          DETECTIVE MERGER-SUB, INC.

                                          By: /s/ MARK F. IMPERIALE
                                            ------------------------------------
                                            Name: Mark F. Imperiale
                                            Title: President

                      [Signature page to Merger Agreement]

                                   SCHEDULE I

                                 LYNX COMPANIES

1.  Muller Data Corporation, a New York corporation
2. Interactive Data Canada Inc., an company organized under the laws of the Province of Ontario, Canada
3. Financial Times Information (H.K.) Limited, a company organized under the laws of Hong Kong
4. Financial Times Information (Australia) Pty Limited, a company organized under the laws of Victoria, Australia
5. Financial Times Information (Singapore) Pte Ltd., a company organized under the laws of Singapore
6. Financial Times Information (Ireland) Ltd., a company organized under the laws of Ireland
7. Exshare Financial Limited, a company organized under the laws of England and Wales
8. Exshare Computing Ltd., a company organized under the laws of England and Wales
9. The Exchange Telegraph Co. Ltd., a company organized under the laws of England and Wales
10. Exshare Financial (US) Ltd., a company organized under the laws of England and Wales
11. W&W Ltd, a company organized under the laws of England and Wales
12. Extel Statistical Services Ltd., a company organized under the laws of England and Wales
13. Exshare Financial Inc., a Delaware corporation

                                  SCHEDULE IV

                  PARTIES TO VOTING AND STANDSTILL AGREEMENTS

Alan Hirschfield

Allan Tessler

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     Amendment No. 1 to Agreement and Plan of Merger, dated as of January 10, 2000 (this "Amendment"), to the Agreement and Plan of Merger, dated as of November 14, 1999 (the "Merger Agreement"), among Data Broadcasting Corporation, a Delaware corporation, Pearson Longman, Inc. a Delaware corporation and the sole shareholder of Lynx, Detective Merger-Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Detective, and Interactive Data Corporation, a Delaware corporation.

     WHEREAS, the parties desire to amend the Merger Agreement and Exhibit B thereto in certain respects.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1. Amendments to Merger Agreement.

     (a) The number "56,453,800" appearing in the first WHEREAS clause of the Merger Agreement is hereby deleted and replaced with "56,423,949".

     (b) The number "56,453,800" appearing in the third WHEREAS clause of Exhibit "B" to the Merger Agreement is hereby deleted and replaced with "56,423,949".

     SECTION 2. Miscellaneous. Except as and to the extent expressly modified by this Amendment, the Merger Agreement (including all exhibits thereto) shall remain in full force and effect in all respects. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          INTERACTIVE DATA CORPORATION

                                          By:     /s/ PHILIP J. HOFFMAN
                                            ------------------------------------
                                            Name: Philip J. Hoffman
                                            Title: Authorized Person

                                          PEARSON LONGMAN, INC.

                                          By:     /s/ PHILIP J. HOFFMAN
                                            ------------------------------------
                                            Name: Philip J. Hoffman
                                            Title: Authorized Person

                                          DATA BROADCASTING CORPORATION

                                          By:     /s/ MARK F. IMPERIALE
                                            ------------------------------------
                                            Name: Mark F. Imperiale
                                            Title: President

                                          and

                                          DETECTIVE MERGER-SUB, INC.

                                          By:      /s/ MARK F. IMPERIALE
                                              ----------------------------------
                                            Name: Mark F. Imperiale
                                            Title: President

                                                                      APPENDIX C

     OPTION AGREEMENT, dated as of November 14, 1999 (the "Agreement"), by and between DATA BROADCASTING CORPORATION, a Delaware corporation ("Issuer"), and INTERACTIVE DATA CORPORATION, a Delaware corporation ("Grantee").

                                    RECITALS

     WHEREAS, Issuer, Detective Merger-Sub, Inc., a Delaware corporation, Pearson Longman, Inc., a Delaware corporation and Grantee have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Acquisition Subsidiary, Inc. with and into Grantee which shall become a wholly-owned subsidiary of Issuer as a result thereof; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 6,889,293.63 (as adjusted as set forth herein) shares (the "Option Shares") of Detective Common Stock at a purchase price of $7.65 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

          2. Exercise of Option. (a) Grantee may, at any time or times, exercise the Option, in whole or in part, subject to the provisions of
     Section 2(c), after the occurrence of any event as a result of which the Grantee is entitled to receive the Termination Fee pursuant to Section 5.08 of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 12 months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the Grantee has such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and any applicable foreign antitrust and competition Laws, and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would violate any law, regulation or agreement to which Issuer is subject (the "Regulatory Approvals"). Notwithstanding the foregoing, (A) if all necessary Regulatory Approvals have not been obtained prior to the termination of the Option, such termination shall be extended to the date that is the fifth Business Day after receipt of such Regulatory Approvals, and (B) notwithstanding the termination of the Option, if Grantee has exercised the Option in accordance with the terms hereof prior to the termination of the Option, Grantee will be entitled to purchase the Option Shares and the termination of the Option will not affect any rights hereunder.

          (b) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), subject to the following sentence, not earlier than three Business Days nor later than 20 Business Days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of the first sentence of Section 2(a).

          (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in seeking the Regulatory Approvals. In the event (i) Grantee receives notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

          3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing plus the amount of any transfer, stamp or other similar taxes or charges imposed in connection therewith.

          (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all Liens, claims, charges and encumbrances of any kind whatsoever, except pursuant to applicable federal and state securities laws. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a stockholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such stockholder rights plan then in effect.

          (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

          4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Incorporation and Authority of Issuer. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Issuer, the performance by Issuer of its obligations hereunder and the consummation by Issuer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer, and (assuming due authorization, execution and delivery by Grantee) this Agreement constitutes legal, valid and binding obligations of Issuer enforceable against Issuer in accordance with their terms.

          (b) Capital Stock of Issuer. As of the date hereof, the authorized capital stock of Issuer consists of 75,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of November 10, 1999, 34,463,700 shares of Detective Common Stock are validly issued, outstanding, fully paid and nonassessable, and have been issued in compliance with all applicable federal and, to the knowledge of Issuer, state securities laws. 2,981,350 shares of Detective Common Stock are held as treasury stock. No other shares of capital stock of Issuer have been issued or are outstanding. Section 4.02 of the Detective Disclosure Schedule describes the nature, holder, exercise price and other material terms of each outstanding Option of Detective, in each case, as of the date hereof and as of the Closing Date. Except as disclosed in Section 4.02 of the Detective Disclosure Schedule, there are no outstanding Options or agreements, arrangements or understandings to issue Options with respect to Detective and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Detective's capital stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act and other Regulatory Approvals that are required, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Detective Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Detective Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Detective Common Stock to be issued upon due exercise of the Option, including all additional shares of Detective Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer, but will be subject to applicable securities laws.

          (c) No Conflict. The execution, delivery and performance of this Agreement by Issuer does not and will not (a) violate or conflict with the Certificate of Incorporation, other constitutive documents or by-laws of Issuer or any of its Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to Issuer or any of its Subsidiaries, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on Issuer pursuant to, any Contract, License or other material instrument to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound or affected, except, in the case of clauses (b) and
     (c) above, (i) for conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration or cancellation, or Liens as would not, individually or in the aggregate, have a Material Adverse Effect on Issuer or (ii) for Liens created by or through Grantee or any of its Affiliates.

          5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

             Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

          6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Detective Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Detective Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable, provided that no such adjustment shall be required in connection with the exercise of options or similar rights under any stock option plan or benefit arrangement in effect on the date hereof or in connection with the conversion of any convertible or exchangeable securities outstanding on the date hereof.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Detective Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Detective Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or cash or other property that Grantee would have received in respect of Detective Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

          (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the date of delivery of such Exercise Notice, per share of Detective Common Stock as reported on The NASDAQ National Market (or, if not listed on The NASDAQ National Market, as reported on any other national securities exchange or national securities quotation system on which the Detective Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and
     (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

          7. Profit Limitations. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as defined herein) exceed in the aggregate $3,600,000 million (such amount, the "Profit Limit") and, if any payment to be made to Grantee otherwise would cause such aggregate amount to be exceeded, the Grantee, at its sole election, shall either (i) reduce the number of shares of Detective Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or
     (iv) any combination thereof, so that the Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares of Detective Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which would exceed in the aggregate the Profit Limit and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall on or prior to the date of exercise either (i) reduce the number of shares of Detective Common Stock subject to such exercise,
     (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or (iv) any combination thereof, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions, provided that this paragraph (b) shall not be construed as to terminate the Option in whole or in part or to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

          (c) As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right, (ii)(x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Exercise Price and any cash paid by Grantee to Issuer pursuant to Section 7(a)(iii) or Section 7(b)(iii) and (iii) the net cash amounts received by Grantee on the transfer (in accordance with Section 12(g)) of the Option (or any portion thereof) to any unaffiliated party.

          (d) As used herein, the term "Notional Total Option Profit" with respect to any number of shares of Option Shares as to which Grantee may propose to exercise the Option shall be the aggregate of (i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises and (ii) Total Option Profit with respect to such number of shares of Detective Common Stock as to which Grantee proposes to exercise and all other Option Shares held by Grantee and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for Detective Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

          (e) As used herein, the "fair market value" of any non-cash consideration consisting of:

             (i) securities listed on a national securities exchange or traded on The NASDAQ National Market shall be equal to the average closing price per share of such security as reported on such exchange or The NASDAQ National Market for the five trading days after the date of determination; and

             (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

          8. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to

     Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its reasonable efforts to qualify such shares or other securities under any applicable state securities laws, provided that Issuer shall not be required to effect such registration if less than 10% of the Option Shares subject to the Option will be offered for sale pursuant thereto. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, Issuer effects a registration under the Securities Act of Detective Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Detective Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer or any other stockholders who may have priority as to the Issuer. In connection with any registration pursuant to this Section 8, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          9. Quotation. If Detective Common Stock or any other securities to be acquired upon exercise of the Option are then approved for quotation on The NASDAQ National Market (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to have approved for quotation the shares of Detective Common Stock or other securities to be acquired upon exercise of the Option on The NASDAQ National Market (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such quotation as promptly as practicable.

          10. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          11. Miscellaneous. (a) Expenses. Each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

          (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith), the Registration Rights Agreement, the Voting and Standstill Agreements, the Tax Cooperation Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties (and their Affiliates) with respect to the subject matter hereof and thereof.

          (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be sent in the manner, with the effect and to the addresses set forth in the Merger Agreement.

          (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other; provided, however, that Grantee may assign all or any of its rights and obligations hereunder to any Affiliate or Affiliates of Grantee, provided, further, however, that no such assignment shall relieve Grantee of its obligations hereunder. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this
     Section 11(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (i) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

          (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                           [Signature Page to follow]

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          DATA BROADCASTING CORPORATION

                                          By:     /s/ MARK F. IMPERIALE
                                            ------------------------------------
                                            Name: Mark F. Imperiale
                                            Title: President

                                          INTERACTIVE DATA CORPORATION

                                          By:     /s/ PHILIP J. HOFFMAN
                                            ------------------------------------
                                            Name: Philip J. Hoffman
                                            Title: Authorized Person

                      [Signature Page to Option Agreement]

                                                                      APPENDIX D

November 14, 1999

Confidential
The Board of Directors
Data Broadcasting Corporation
3940 Clubhouse Drive
Jackson, WY 83001

Gentlemen:

     You have requested our opinion to the effect that the Proposed Transaction (as described below) is fair, from a financial point of view, to the stockholders of Data Broadcasting Corporation ("DBC" or the "Company"). Pursuant to the Agreement and Plan of Merger, dated November 14, among Interactive Data Corporation ("IDC"), Pearson Longman, Inc., DBC and Detective Merger-Sub, Inc. (the "Agreement") (i) Detective Merger-Sub, Inc., a wholly-owned subsidiary of DBC, will merge with and into Interactive Data Corporation (the "Merger"); (ii) Interactive Data Corporation will survive the Merger as a wholly-owned subsidiary of DBC; and (iii) Pearson Longman, Inc., the sole shareholder of Interactive Data Corporation, will receive 56,453,800 newly issued shares of DBC Common Stock (together the "Proposed Transaction").

     For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code and that the Proposed Transaction will be accounted for as a purchase.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as a part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of DBC in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the ordinary course of business, Hambrecht & Quist may actively trade in the equity and derivative securities of DBC and/or Pearson plc for its own account and/or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to DBC or Pearson plc.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

          (i) reviewed the financial statements of DBC and IDC for recent years and interim periods to date and certain other relevant financial and operating data of DBC and IDC made available to us from the internal records of DBC and IDC;

          (ii) reviewed certain internal financial and operating information, including certain projections, relating to DBC and IDC prepared by the management of DBC and IDC;

          (iii) discussed the business, financial condition and prospects of DBC and IDC with certain members of senior management of DBC and IDC;

          (iv) reviewed the publicly available consolidated financial statements of DBC for recent years and interim periods to date and certain other relevant financial and operating data of DBC and IDC made available to us from published sources and from the internal records of DBC and IDC;

          (v) reviewed certain internal and financial operating information, including certain projections, relating to DBC and IDC prepared by the management of DBC and IDC;

          (vi) discussed the business, financial condition and prospects of DBC and IDC with certain members of senior management;

          (vii) reviewed the recent reported prices and trading activity for the common stock of DBC and compared such information and certain financial information for DBC and IDC with similar information for certain other companies engaged in businesses with characteristics we considered comparable;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          (ix) reviewed the Agreement; and

          (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning DBC and IDC considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of DBC or IDC, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgements of the expected future financial performance of DBC and IDC. For purposes of this opinion, we have assumed that neither DBC nor IDC is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which DBC common stock will trade subsequent to the rendering of this opinion. In rendering this opinion, we have assumed that the Proposed Transaction will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

     It is understood that this letter is for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement to be filed in connection with the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the Proposed Transaction is fair, from a financial point of view, to the stockholders of DBC.

Very Truly Yours,

HAMBRECHT & QUIST LLC

By: /s/ PAUL B. CLEVELAND
    ----------------------------------
    Paul B. Cleveland
    Managing Director

                                                                      APPENDIX E

                         DATA BROADCASTING CORPORATION

                         2000 LONG-TERM INCENTIVE PLAN

     1. Purpose. The purpose of this 2000 Long-Term Incentive Plan (the "Plan") of Data Broadcasting Corporation, a Delaware corporation (the "Company"), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, motivate and reward directors, officers, employees and consultants of and service providers to the Company and its affiliates and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders.

     2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents and Other Stock-Based Awards as are set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed "Awards." For purposes of the Plan, the following additional terms shall be defined as set forth below:

          (a) "Award Agreement" means any written agreement, contract, notice or other instrument or document evidencing an Award.

          (b) "Beneficiary" shall mean the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

          (e) "Committee" means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

          (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

          (g) "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee, provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Fair Market Value of such Stock on a given date shall be based upon the last sales price at the end of regular trading or, if unavailable, the average of the closing bid and asked prices per share of the Stock at the end of regular trading on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

          (h) "ISO" means any Option that is designated as an incentive stock option within the meaning of Section 422 of the Code, and qualifies as such.

          (i) "Parent" means any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that controls the Company, either directly or indirectly through one or more intermediaries.

          (j) "Participant" means a person who, at a time when eligible under
     Section 5 hereof, has been granted an Award under the Plan.

          (k) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (l) "Stock" means the Company's Common Stock, and such other securities as may be substituted for Stock pursuant to Section 4.

          (m) "Subsidiary" means each entity that is controlled by the Company or a Parent, either directly or indirectly through one or more intermediaries.

     3. Administration.

     (a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i) to select persons to whom Awards may be granted;

          (ii) to determine the type or types of Awards to be granted to each such person;

          (iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award, and waivers or accelerations thereof, performance conditions relating to an Award (including performance conditions relating to Awards not intended to be governed by Section 7(f) and waivers and modifications thereof), based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

          (iv) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (v) to determine whether, to what extent and under what circumstances cash, Stock, other Awards or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee or at the election of the Participant;

          (vi) to determine the restrictions, if any, to which Stock received upon exercise or settlement of an Award shall be subject (including lock-ups and other transfer restrictions), may condition the delivery of such Stock upon the execution by the Participant of any agreement providing for such restrictions;

          (vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (viii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

          (x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting awards to directors who serve on the Committee, and the Board may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

     (b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Parent and Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 8(e)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Except as provided under Section 7(f), the Committee may delegate to officers or managers of the Company, its Parent or Subsidiaries the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

     (c) Limitation of Liability; Indemnification. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company , its Parent or Subsidiaries, the Company's independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

     4. Stock Subject to Plan.

     (a) Amount of Stock Reserved. The total number of shares of Stock that may be subject to outstanding Awards, determined immediately after the grant of any Award, shall not exceed 20% of the total number of shares of all classes of the Company's common stock outstanding at the effective time of such grant. For purposes of the foregoing limitation, shares of Stock subject to options outstanding under the Stock Option Plan of Data Broadcasting Corporation (as amended through September 13, 1994) shall be treated as shares subject to outstanding Awards. In no event shall the number of shares of Stock delivered upon the exercise of ISOs exceed 20% of the total number of shares of all classes of the Company's common stock outstanding determined (i) at the time the Plan is approved by the Company's stockholders, or (ii) if at the time of such approval, the shareholders also ratify the Agreement and Plan of Merger, (the "Merger Agreement") dated as of November 14, 1999, among the Company, Interactive Data Corporation, Detective Merger-Sub, Inc. and Pearson Longman, Inc. immediately after the effective time of the merger contemplated by such agreement; provided, however, that shares subject to ISOs shall not be deemed delivered if such ISOs are forfeited, expire or otherwise terminate without delivery of shares to the Participant. If an Award valued by reference to Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such Award for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market on a Participant's behalf.

     (b) Annual Per-Participant Limitations. During any calendar year, no Participant may be granted Awards that may be settled by delivery of more than 1,000,000 shares of Stock, subject to adjustment as provided in Section 4(c). In addition, with respect to Awards that may be settled in cash (in whole or in part), no Participant may be paid during any calendar year cash amounts relating to such Awards that exceed the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of the Award. This provision sets forth two separate limitations, so that Awards that may be settled solely by delivery of Stock will not operate to reduce the amount of cash-only Awards, and vice versa; nevertheless, Awards that may be settled in Stock or cash must not exceed either limitation.

     (c) Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, Stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and kind of shares of Stock reserved and available for Awards under Sections 4(a) and 4(b), including shares reserved for ISOs, (ii) the number and kind of shares of outstanding Restricted Stock or other outstanding Awards in connection with which shares have been issued, (iii) the number and kind of shares that may be issued in respect of other outstanding Awards and
(iv) the exercise price, grant price or purchase price relating to any Award. (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of unexercised or outstanding Awards, or substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company, its Parent or any Subsidiary or the financial statements of the Company, its Parent or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

     5. Eligibility. Directors, officers and employees of the Company or its Parent or any Subsidiary, and persons who provide consulting or other services to the Company, its Parent or any Subsidiary deemed by the Committee to be of substantial value to the Company or its Parent and Subsidiaries, are eligible to be granted Awards under the Plan. In addition, persons who have been offered employment by, or agreed to become a director of, the Company, its Parent or any Subsidiary, and persons employed by an entity that the Committee reasonably expects to become a Subsidiary of the Company, are eligible to be granted an Award under the Plan.

     6. Specific Terms of Awards.

     (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant. Except as expressly provided by the Committee (including for purposes of complying with the requirements of the Delaware General Corporation Law relating to lawful consideration for the issuance of shares), no consideration other than services will be required as consideration for the grant (but not the exercise) of any Award.

     (b) Options. The Committee is authorized to grant options to purchase Stock on the following terms and conditions ("Options"):

          (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other Company plans or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

          (iii) Termination of Employment. The Committee shall determine the period, if any, during which Options shall be exercisable following a Participant's termination of his employment relationship with the Company , its Parent or any Subsidiary. For this purpose, unless otherwise determined by the Committee, any sale of a Subsidiary of the Company pursuant to which it ceases to be a Subsidiary of the

     Company shall be deemed to be a termination of employment by any Participant employed by such Subsidiary. Unless otherwise determined by the Committee, (x) during any period that an Option is exercisable following termination of employment, it shall be exercisable only to the extent it was exercisable upon such termination of employment, and (y) if such termination of employment is for cause, as determined in the discretion of the Committee, all Options held by the Participant shall immediately terminate.

          (iv) Sale of the Company. Upon the consummation of any transaction other than any transaction contemplated by the Merger Agreement whereby the Company (or any successor to the Company or substantially all of its business) becomes a wholly-owned Subsidiary of any corporation, all Options outstanding under the Plan shall terminate, unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case such other corporation shall be treated as the Company for all purposes hereunder, and, pursuant to Section 4(c), the Committee of such other corporation shall make appropriate adjustment in the number and kind of shares of Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Company shall notify the Participant of consummation of such transaction at least ten days in advance thereof.

          (v) Options Providing Favorable Tax Treatment. The Committee may grant Options that may afford a Participant with favorable treatment under the tax laws applicable to such Participant, including, but not limited to ISOs. If Stock acquired by exercise of an ISO is sold or otherwise disposed of within two years after the date of grant of the ISO or within one year after the transfer of such Stock to the Participant, the holder of the Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company's or any other corporation's taxable income. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made. Each Option granted as an ISO shall be designated as such in the Award Agreement relating to such Option.

     (c) Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights on the following terms and conditions ("SARs"):

          (i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7(a), shall be not less than the Fair Market Value of one share of Stock on the date of grant.

          (ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised upon the occurrence of a change in control of the Company may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

     (d) Restricted Stock. The Committee is authorized to grant Stock that is subject to restrictions based on continued employment on the following terms and conditions ("Restricted Stock"):

          (i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes.

          (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company may retain physical possession of the certificate, in which case the Participant shall be required to have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

          (iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee.

     (e) Deferred Stock. The Committee is authorized to grant units representing the right to receive Stock at a future date subject to the following terms and conditions ("Deferred Stock"):

          (i) Award and Restrictions. Delivery of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination resulting from specified causes.

     (f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

     (g) Dividend Equivalents. The Committee is authorized to grant awards entitling the Participant to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock ("Dividend Equivalents"). Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

     (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries ("Other Stock Based Awards"). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this
Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6(h).

     7. Certain Provisions Applicable to Awards.

     (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, its Parent or Subsidiaries or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company its Parent or Subsidiaries. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

     (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that (i) in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code), and (ii) the term of any Option granted to a resident of the United Kingdom shall not exceed a period of ten years from the date of its grant.

     (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, its Parent or Subsidiaries upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

     (d) Rule 16b-3 Compliance.

          (i) Six-Month Holding Period. Unless a Participant could otherwise dispose of equity securities, including derivative securities, acquired under the Plan without incurring liability under Section 16(b) of the Exchange Act, equity securities acquired under the Plan must be held for a period of six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

          (ii) Other Compliance Provisions. With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities, including derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

     (e) Loan Provisions. With the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under and in accordance with, laws and regulations and other binding obligations or provisions applicable to the Company, the Company may make, guarantee or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven.

     (f) Performance-Based Awards. The Committee may, in its discretion, designate any Award the exercisability or settlement of which is subject to the achievement of performance conditions as a performance-based Award subject to this Section 7(f), in order to qualify such Award as "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. The performance objectives for an Award subject to this
Section 7(f) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 7(f). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for Awards subject to this Section 7(f) shall be selected from among the following:

          (1) Annual return on capital;

          (2) Annual earnings or earnings per share;

          (3) Annual cash flow provided by operations;

          (4) Increase in stock price;

          (5) Changes in annual revenues; and/or

          (6) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(f), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of performance objectives shall be in writing. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(f).

     8. General Provisions.

     (a) Compliance With Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

     (b) Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant's death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms as then may be permitted by the Committee.

     (c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company, its Parent or any Subsidiary, nor shall it interfere in any way with the right of the Company, its Parent or any Subsidiary to terminate any employee's employment or other person's service at any time or with the right of the Board or stockholders to remove any director.

     (d) Taxes. The Company, its Parent and Subsidiaries are authorized to withhold from any Award granted or to be settled, any delivery of Stock in connection with an Award, any other payment relating to an Award or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Parent and Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

     (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him (as such rights are set forth in the Plan and the Award Agreement). The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award (as such rights are set forth in the Plan and the Award Agreement). Notwithstanding the foregoing, the Board or the Committee may take any action (including actions affecting or terminating outstanding Awards) to the extent necessary for a business combination in which the Company is a party to be accounted for under the pooling-of-interests method of accounting under Accounting Principles Board Opinion No. 16 (or any successor thereto). The Board or the Committee shall also have the authority to establish separate sub-plans under the Plan with respect to Participants resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or desirable to comply with the applicable laws of such jurisdiction.

     (f) No Rights to Awards; No Stockholder Rights. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

     (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

     (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     (i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

     (k) Effective Date; Plan Termination. The Plan shall become effective as of the date of its adoption by the Board, and shall continue in effect until terminated by the Board; provided, however, that if approval of such adoption by the Company's shareholders is not obtained within 12 months of the date of such adoption, the Plan shall terminate ab initio, and any Awards then outstanding shall be canceled.

                                                                      APPENDIX F

                           PROPOSED AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                         DATA BROADCASTING CORPORATION

     Article FOURTH of the Amended and Restated Certificate of Incorporation shall be amended in its entirety to read as follows:

     "FOURTH: The total number of shares which the Corporation shall have authority to issue is 205,000,000, of which 200,000,000 shall be Common Stock, with a par value of $.01 per share and 5,000,000 shall be Preferred Stock, with a par value of $.01 per share."

                        ANNUAL MEETING OF STOCKHOLDERS OF

                          DATA BROADCASTING CORPORATION

                          WEDNESDAY, FEBRUARY 23, 2000

                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS __________________

                Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------
[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE



                         FOR ALL
                     NOMINEES AT RIGHT           NOMINEES:
3. Elect                                              Robert Berkley
   the following                                      Stuart Clark
   nominees as set       [ ]                          John Fallon
   forth in the                                       Donald P. Greenberg
   proxy statement:                                   Stephen Hill
                                                      Alan J. Hirschfield
                                                      Philip J. Hoffman
                                                      John Makinson
                                                      Carl Spielvogel
                                                      Allan R. Tessler

                         WITHHOLD
                     AUTHORITY TO VOTE


                         [ ]



         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

____________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:


                                                    FOR       AGAINST    ABSTAIN
1. Approve the Agreement and Plan of
   Merger, dated November 14, 1999,
   and amended as of January 10, 2000,
   among Data Broadcasting Corporation,
   Interactive Data Corporation, Pearson            [ ]         [ ]        [ ]
   Longman Inc. and Detective Merger-Sub and
   the related issuance of 56,423,949 shares
   of Data Broadcasting's common stock to
   Pearson Longman.


2. Approve the amendment to our Certificate
   of Incorporation to increase the number          [ ]         [ ]        [ ]
   of authorized shares to 200,000,000.


4. Grant our Board of Directors discretion
   to postpone or adjourn the meeting to            [ ]         [ ]        [ ]
   solicit additional votes to approve
   proposals (1), (2) and (3).


5. Adopt the 2000 Long Term Incentive               [ ]         [ ]        [ ]
   Plan.


6. Ratify the appointment of
   PricewaterhouseCoopers LLP as our                [ ]         [ ]        [ ]
   independent auditor for the fiscal year
   ending June 30, 2000.


7. Approve such other business as may
   properly come before the meeting or any          [ ]         [ ]        [ ]
   adjournment thereof.


Signatures ____________ Signature if held jointly ___________ Dated: _____, 2000


Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                         DATA BROADCASTING CORPORATION

                            PROXY FOR ANNUAL MEETING
                               FEBRUARY 23, 2000

The undersigned hereby appoints Steven Crane and Susan Mulligan, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as proxy all the stock of the undersigned in Data Broadcasting Corporation, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on February 23, 2000 and any adjournments or postponements thereof.

The shares represented hereby shall be voted by proxies, and each of them, as specified and, in their discretion, upon such other matters as may properly come before the meeting. Stockholders may withhold the vote for one or more nominee(s) for director(s) by writing the nominee(s) for director(s) name(s) in the blank provided on the reverse hereof. If no specification is made, the shares represented hereby will be voted FOR the proposals set forth on the reverse hereof.

                (Continued and to be signed on the reverse side)